As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333-159167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

THE GC NET LEASE REIT, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

(310) 606-5900

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Kevin A. Shields

President

The GC Net Lease REIT, Inc.

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

(310) 606-5900

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Michael K. Rafter, Esq.

Howard S. Hirsch, Esq.

Baker, Donelson, Bearman, Caldwell and Berkowitz, PC

3414 Peachtree Road

Suite 1600

Atlanta, Georgia 30326

(404) 577-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value	75,000,000	$10.00	$750,000,000	$41,850
Common Stock, $0.001 par value(3)	7,500,000	$9.50	$71,250,000	$3,976

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457.
(2)	Previously paid.
(3)	Represents shares issuable pursuant to the Registrant’s distribution reinvestment plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED OCTOBER 29, 2009

THE GC NET LEASE REIT, INC.

Maximum Offering of 82,500,000 Shares of Common Stock

The GC Net Lease REIT, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust, or “REIT,” for federal income tax purposes not later than our taxable year ending December 31, 2009. We are offering up to a maximum of 75,000,000 shares of our common stock in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers as described in “Plan of Distribution.” We are also offering up to 7,500,000 shares pursuant to our distribution reinvestment plan at a purchase price during this offering of $9.50 per share. No person may own (actually or constructively) more than 9.8% of our outstanding common stock unless our board of directors waives this restriction. We will offer these shares until                     , 2011, which is two years after the effective date of this offering, unless extended by our board of directors for an additional year as permitted under applicable law, or extended with respect to shares offered pursuant to our distribution reinvestment plan. We reserve the right to reallocate shares between our primary offering and our distribution reinvestment plan. We also reserve the right to terminate this offering in our sole discretion.

On June 18, 2009, certain affiliates of our sponsor, Griffin Capital Corporation, including our President and Chairman, Kevin A. Shields, and our Vice President — Acquisitions, Don Pescara, contributed to The GC Net Lease REIT Operating Partnership, L.P., our operating partnership, two single tenant net lease properties containing an aggregate of 743,000 gross rentable square feet having a $54.36 million total valuation with approximately $20.2 million of equity in exchange for 2.02 million units of limited partnership interest in our operating partnership.

We expect to use a substantial amount of the net proceeds from this offering to primarily invest in single tenant net lease properties diversified by corporate credit, physical geography, product type and lease duration. We are externally managed by The GC Net Lease REIT Advisor, LLC, our advisor, which is an affiliate of our sponsor. This is the first REIT sponsored by our advisor or any of its affiliates.

See “Risk Factors” beginning on page 17 for a discussion of certain factors that should be carefully considered by prospective investors before making an investment in the shares offered hereby. These risks include but are not limited to the following:

•	We have limited operating history and currently own only two properties. We are a “blind pool” because we have not identified any additional investments we will make with proceeds from this offering.

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This is a “best efforts” offering and some or all of our shares may not be sold. There is no minimum offering amount, and our ability to diversify our portfolio will depend on our ability to raise funds in this offering.

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No public market currently exists for shares of our common stock and we may not list our shares on a national exchange during the next eight to 11 years, if at all. It may be difficult to sell your shares. If you sell your shares, it will likely be at a substantial discount.

•	We have no employees and must depend on our advisor to conduct our operations, and there is no guarantee that our advisor will devote adequate time or resources to us.

•	We will pay substantial fees and expenses to our advisor in connection with our acquisition of properties which will reduce cash available for investment and distribution.

•	There are substantial conflicts among us and our sponsor, advisor, dealer manager and property manager.

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We may borrow funds, issue new securities or sell assets to make distributions, some of which may constitute a return of capital, and there are no current limits on the amount of distributions to be paid from such funds.

•	We may fail to qualify as a REIT which could adversely affect our operations and our ability to make distributions.

•

We may use substantial debt to acquire our properties, especially in the early years, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our shares of common stock is prohibited.

	Price to Public	Sales Commissions*	Dealer Manager Fee*	Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.30	$9.00
Total Maximum	$750,000,000	$52,500,000	$22,500,000	$675,000,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$71,250,000	$—	$—	$71,250,000

*The maximum amount of sales commissions we will pay is 7% of the gross offering proceeds in our primary offering. The maximum amount of dealer manager fees we will pay is 3% of the gross offering proceeds in our primary offering. The sales commissions and, in some cases, the dealer manager fee will not be charged or may be reduced with regard to shares sold to or for the account of certain categories of purchasers. The reduction in these fees will be accompanied by a reduction in the per share purchase price, except that shares sold under the distribution reinvestment plan will be at $9.50 per share. See “Plan of Distribution.”

The dealer manager of this offering, Griffin Capital Securities, Inc., a member firm of the Financial Industry Regulatory Authority, is our affiliate and will offer the shares on a best efforts basis. The minimum permitted purchase is generally $1,000.

                                , 2009

SUITABILITY STANDARDS

An investment in our shares of common stock involves significant risks and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and will not need immediate liquidity from their investment. Initially, there will be no public market for our shares and we cannot assure you that one will develop, which means that it may be difficult for you to sell your shares. This investment is not suitable for persons who seek liquidity or guaranteed income, or who seek a short-term investment.

In consideration of these factors, we have established suitability standards for an initial purchaser or subsequent transferee of our shares. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

Several states have established suitability requirements that are more stringent than our standards described above. In all states, net worth is to be determined excluding the value of a purchaser’s home, furnishings and automobiles. Shares will be sold only to investors in these states who meet our suitability standards set forth above along with the special suitability standards set forth below:

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For Kansas Residents – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

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For Alabama Residents – Shares will only be sold to residents of the State of Alabama representing that they have a liquid net worth of at least ten times their investment in us and affiliates of us and our sponsor and that they meet one of our suitability standards.

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For Kentucky, Massachusetts, Michigan, Missouri, Nebraska, Ohio, Oklahoma, Oregon and Pennsylvania Residents – Shares will only be sold to residents of the States of Kentucky, Massachusetts, Michigan, Missouri, Nebraska, Ohio, Oklahoma, Oregon and Pennsylvania representing that they have a liquid net worth of at least ten times their investment in our shares and that they meet one of our suitability standards.

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For Iowa Residents – Shares will only be sold to residents of the State of Iowa representing that they have a liquid net worth of at least ten times their investment in our shares and have a minimum net worth of $100,000 and annual income of $70,000, or, in the alternative, a net worth of $350,000.

•	For Tennessee Residents – Investment by Tennessee residents must not exceed 10% of their liquid net worth.

The minimum purchase is 100 shares ($1,000), except in certain states as described below. You may not transfer less shares than the minimum purchase requirement. In addition, you may not transfer or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate individual retirement accounts (IRAs), provided that each such contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code (Code).

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The minimum purchase for New York residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000). The minimum purchase for Tennessee residents is 250 shares ($2,500). After you have purchased the minimum investment, any additional purchases must be in increments of at least $500, except for purchases of shares pursuant to our distribution reinvestment plan or our automatic investment plan, which may be in lesser amounts.

Because the minimum offering of our shares is less than $82.1 million, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds.

Our sponsor and each participating broker-dealer, authorized representative or any other person selling shares on our behalf are required to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by the investor regarding the investor’s financial situation and investment objectives.

Our sponsor or the participating broker-dealer, authorized representative or any other person selling shares on our behalf will make this determination based on information provided by such investor to our sponsor or the participating broker-dealer, authorized representative or any other person selling shares on our behalf, including such investor’s age, investment objectives, investment experience, income, net worth, financial situation and other investments held by such investor, as well as any other pertinent factors.

Our sponsor or the participating broker-dealer, authorized representative or any other person selling shares on our behalf will maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

In making this determination, our sponsor or the participating broker-dealer, authorized representative or other person selling shares on our behalf will, based on a review of the information provided by you, consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor and its affiliates; and

•	the tax consequences of an investment in our common stock.

In the case of sales to fiduciary accounts, the suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares or by the beneficiary of the account. Given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, our suitability standards are intended to help ensure that shares of our common stock are an appropriate investment for those of you who become investors.

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QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. Please see “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	What is a real estate investment trust?

A:	In general, a real estate investment trust, or REIT, is a company that:

•	combines the capital of many investors to acquire or provide financing for commercial real estate;

•	allows individual investors the opportunity to invest in a diversified portfolio of real estate under professional management;

•	pays distributions to investors of at least 90% of its taxable income; and

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avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied.

In order to qualify as a REIT, an otherwise taxable domestic corporation must:

•	be managed by an independent board of directors or trustees;

•	be jointly owned by 100 or more stockholders without five or fewer investors owning in total more than 50% of the REIT;

•	have 95% of its income derived from dividends, interest and property income;

•	invest at least 75% of its assets in real estate; and

•	derive at least 75% of its gross income from rents or mortgage interest.

There are three basic types of REITs, which are as follows:

•	equity REITs that invest in or own real estate and earn income through collecting rent;

•	mortgage REITs that lend money to owners and developers or invest in financial instruments; and

•	hybrid REITs that are a combination of equity and mortgage REITs.

We intend to operate primarily as an equity REIT, although our charter does not prohibit us from investing in mortgages as well.

Q:	What is The GC Net Lease REIT, Inc.?

A:	The GC Net Lease REIT, Inc. is a recently organized Maryland corporation that intends to qualify as a REIT for federal income tax purposes not later than the taxable year ending December 31, 2009. We do not have any employees and are externally managed by our advisor, The GC Net Lease REIT Advisor, LLC.

Q:	Do you currently own any properties?

A:	Yes. On June 18, 2009, certain Griffin affiliates contributed the Griffin properties to our operating partnership in exchange for 2.02 million units of limited partnership interest in our operating partnership pursuant to contribution agreements. The Griffin properties contain a total of approximately 743,000 gross rentable square feet and currently generate approximately $4.2 million in annual base rental revenues, on a cash basis.

The Griffin properties consist of the following:

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Renfro - The Renfro property is a single-story warehouse/distribution property containing approximately 565,000 rentable square feet located in Clinton, South Carolina. The Renfro property is leased in its entirety under a triple-net lease to Renfro Corporation, a privately-held corporation that manufactures socks under the Fruit of the Loom, Nike, Ralph Lauren, Dr. Scholl’s and Starter brands, among others. The Renfro lease commenced on July 24, 1998 and terminates on January 31, 2021.

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Chicago Bridge & Iron - The Chicago Bridge & Iron property is an office/laboratory property containing a total of approximately 176,000 rentable square feet located in Plainfield, Illinois. The Chicago Bridge & Iron property is leased in its entirety under a triple-net lease to Chicago Bridge & Iron Company (Delaware), a subsidiary of Chicago Bridge & Iron Company N.V., a publicly-traded corporation that is one of the world’s largest engineering, procurement and construction companies. The Chicago Bridge & Iron lease commenced on June 5, 2001 and terminates on October 31, 2022.

In connection with the contribution of the Griffin properties, we assumed approximately $34.16 million of mortgage debt. Our advisor received approximately $1.36 million in acquisition fees, plus reimbursement of $272,000 in acquisition expenses in connection with the acquisition of the Griffin properties. Please see “Our Real Estate Investments – The Griffin Properties” for more detailed information about the Griffin properties.

Q:	Do you currently have any shares outstanding?

A:	Yes. As of September 30, 2009, we have approximately 207,800 shares of common stock issued and outstanding. On February 20, 2009, we commenced a private offering of up to 10 million shares of our common stock for $10.00 per share (subject to discounts for certain categories of purchasers) to accredited investors only pursuant to a confidential private placement memorandum. We will terminate this private offering upon commencement of this offering. As of September 30, 2009, we had received aggregate gross offering proceeds, net of certain discounts, of approximately $2.0 million from the sale of approximately 207,700 shares in our private offering (including shares sold pursuant to our distribution reinvestment plan).

Q:	What will you do with the money raised in this offering?

A:	If we sell the maximum offering, we estimate that approximately 88.25% of the money you invest will be used to primarily invest in single tenant net lease properties in accordance with our investment objectives and to pay real estate related acquisition fees and expenses. We may also use net offering proceeds to pay down debt or make distributions if our cash flows from operations are insufficient. The remaining 11.75% will be used to pay sales commissions, dealer manager fees and other organization and offering expenses. We expect our acquisition fees and actual acquisition expenses to constitute approximately 2.57% of our gross offering proceeds, which will allow us to invest approximately 85.68% in real estate investments. Until we invest the proceeds of this offering as described in this prospectus, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot guarantee how long it will take to use the proceeds. See “Estimated Use of Proceeds.”

Q:	What is your primary investment strategy?

A:	We will seek to acquire a portfolio of single tenant net lease properties throughout the United States diversified by corporate credit, physical geography, product type and lease duration. We intend to acquire assets consistent with our single tenant net lease acquisition philosophy by focusing primarily on properties:

•	mission critical to the business operations of the tenant;

•	located in primary, secondary and certain select tertiary markets;

•	leased to tenants with stable and/or improving credit quality; and

•	subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent.

See “Investment Objectives and Related Policies.”

Q:	What is “Mission Critical”?

A:	We will acquire assets critical to the business operations of each tenant. Real estate assets, including key distribution and/or manufacturing facilities or key office properties, are deemed ‘mission critical’ if the occupancy of those assets by the corporate tenant is important to its ongoing business operations such that its failure to continue to occupy the property would cause the corporate tenant substantial operational disruption.

Q:	How will you own the properties?

A:	The GC Net Lease REIT Operating Partnership, L.P., our operating partnership, will own, directly or indirectly through one or more special purpose entities, all of our properties. We are the sole general partner of our operating partnership, and therefore, we completely control the operating partnership. This structure is commonly known as an UPREIT. Due to the contribution of the Griffin properties, as of September 30, 2009, we own 9.2% of the limited partnership units of our operating partnership and the Griffin affiliates own 90.8% of the units of our operating partnership. As we raise additional offering proceeds, our ownership interest in the operating partnership will increase proportionately.

Q:	What is an UPREIT?

A:	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its properties through an operating partnership in which the REIT holds a controlling interest. Using an UPREIT structure may give us an advantage in acquiring properties from persons who might not otherwise sell their properties because of unfavorable tax results. Generally, a sale of property directly to a REIT, or a contribution in exchange for REIT shares, is a taxable transaction to the selling property owner. However, in an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT’s operating partnership without recognizing gain for tax purposes.

Q:	What are the terms of your leases?

A:	We seek to secure leases with creditworthy tenants prior to or at the time of the acquisition of a property. Our leases are generally economically “triple-net” leases, which means that the tenant is responsible for the cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. In certain of our leases, we may be responsible for replacement of specific structural components of a property such as the roof of the building or the parking lot. Our leases will generally have terms of seven to 15 years, many of which will have tenant renewal options for additional five-year terms.

Q:	Why are you using the single tenant net lease investment strategy?

A:	Our sponsor has been acquiring single tenant net lease properties for well over a decade. Our sponsor’s positive acquisition and ownership experience with single tenant net lease properties of the type we intend to acquire stems from the following:

•	the credit quality of the lease payment is determinable and equivalent to the senior unsecured credit rating of the tenant;

•	the critical nature of the asset to the tenant’s business provides greater default protection relative to the tenant’s balance sheet debt;

•	the percentage recovery in the event of a tenant default is empirically greater than that of an unsecured lender; and

•	long-term leases provide a consistent and predictable income stream across market cycles and shorter-term leases offer income appreciation upon renewal and reset.

See “Investment Objectives and Related Policies.”

Q:	What is a taxable REIT subsidiary?

A:	Our company is allowed to own up to 100% of the stock of taxable REIT subsidiaries that can perform activities unrelated to our leasing of space to tenants, such as third-party management, development and other independent business activities. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants and customers, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties. The GC Net Lease REIT TRS, Inc., a wholly-owned subsidiary of our operating partnership, filed an election to be treated as a taxable REIT subsidiary. The GC Net Lease REIT TRS, Inc. will conduct certain activities that, if conducted by us, could cause us to receive non-qualifying income under the REIT gross income tests.

Q:	If I buy shares will I receive distributions, and how often?

A:	Yes. We commenced paying distributions on June 15, 2009, and expect to continue to pay distributions on a monthly basis to our stockholders. See “Description of Shares — Distribution Policy and Distributions.”

Q:	Will the distributions I receive be taxable as ordinary income?

A:

Yes and no. Generally, distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. We expect that some portion of your distributions may not be subject to tax in the year received because depreciation expense reduces taxable income but does not reduce cash available for distribution. In addition, we may make distributions using offering proceeds. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. This, in effect, defers a portion of your tax until your investment is sold or we are liquidated, at which time you would be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor. You also should review the section of this prospectus entitled “Federal Income Tax Considerations.”

Q:	What kind of offering is this?

A:	Through our dealer manager, we are offering a maximum of 75,000,000 shares of our common stock at $10.00 per share in our primary offering on a “best efforts” basis. We are also offering 7,500,000 shares of our common stock at $9.50 per share pursuant to our distribution reinvestment plan to those stockholders who elect to participate in such plan as described in this prospectus. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and our distribution reinvestment plan.

Q:	How does a “best efforts” offering work?

A:	When shares are offered on a “best efforts” basis, the participating broker-dealers are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all or any of the shares that we are offering.

Q:	How long will this offering last?

A:	The offering will not last beyond , 2011 (two years after the effective date of this offering); provided, however, that the amount of shares of our common stock registered pursuant to this offering is the amount that we reasonably expect to be offered and sold within two years from the initial effective date of this offering and, to the extent permitted by applicable law, we may extend this offering for an additional year. We reserve the right to terminate this offering earlier at any time.

Q:	Who can buy shares?

A:	Generally, you may buy shares pursuant to this prospectus provided that you have either (1) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (2) a net worth of at least $250,000. For this purpose, net worth does not include your home, furnishings and automobiles. Some states have higher suitability requirements. You should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	For whom is an investment in our shares recommended?

A:	An investment in our shares may be appropriate if you (1) meet the suitability standards as set forth above, (2) seek to diversify your personal portfolio with a finite-life, real estate-based investment, (3) seek to receive current income, (4) seek to preserve capital, (5) wish to obtain the benefits of potential long-term capital appreciation, and (6) are able to hold your investment for a long period of time. On the other hand, we caution persons who require liquidity or guaranteed income, or who seek a short-term investment.

Q:	May I make an investment through my IRA, SEP or other tax-favored account?

A:	Yes. You may make an investment through your IRA, a simplified employee pension (SEP) plan or other tax-favored account. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (3) whether the investment will generate unrelated business taxable income (UBTI) to your IRA, plan or other account, (4) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (5) the need to value the assets of your IRA, plan or other account annually or more frequently, and (6) whether the investment would constitute a prohibited transaction under applicable law.

Q:	Is there any minimum investment required?

A:	Yes. Generally, you must invest at least $1,000. Investors who already own our shares can make additional purchases for less than the minimum investment. Some states require a higher minimum investment. You should carefully read the more detailed description of the minimum investment requirements appearing under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	How do I subscribe for shares?

A:	If you meet the suitability standards described herein and choose to purchase shares in this offering, you must complete a subscription agreement, like the one contained in this prospectus as Appendix B, for a specific number of shares and pay for the shares at the time you subscribe.

Q:	May I reinvest my distributions?

A:	Yes. Under our distribution reinvestment plan, you may reinvest the distributions you receive. The purchase price per share under our distribution reinvestment plan will be $9.50 per share during this offering. No sales commissions or dealer manager fees will be paid on shares sold under the distribution reinvestment plan. Please see “Description of Shares — Distribution Reinvestment Plan” for more information regarding our distribution reinvestment plan.

Q:	If I buy shares in this offering, how may I later sell them?

A:	At the time you purchase the shares, they will not be listed for trading on any national securities exchange. As a result, if you wish to sell your shares, you may not be able to do so promptly or at all, or you may only be able to sell them at a substantial discount from the price you paid. Subject to applicable law, however, you may sell your shares to any buyer that meets the applicable suitability standards and is willing to make representations similar to the ones contained in our subscription agreement, unless such sale would cause the buyer to own more than 9.8% of the value of our then outstanding capital stock (which includes common stock and any preferred stock we may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock. See “Who May Invest” and “Description of Shares — Restrictions on Ownership and Transfer.” We intend to offer a share redemption program, as discussed under “Description of Shares — Share Redemption Program,” which may provide limited liquidity for some of our stockholders; however, we may suspend or terminate our share redemption program if our board of directors determines that such program is not in the best interests of our stockholders.

Q:	What are some of the more significant risks involved in an investment in your shares?

A:	An investment in our shares is subject to significant risks. You should carefully consider the information set forth under “Risk Factors” beginning on page 17 for a discussion of the material risk factors relevant to an investment in our shares. Some of the more significant risks include the following:

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We have limited prior operating history or established financing sources, this is the first REIT sponsored by affiliates of our advisor, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

•	Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative.

•	There is currently no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

•	If we pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced.

•	Our ability to operate profitably will depend upon the ability of our advisor to efficiently manage our day-to-day operations.

•

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment will fluctuate with the performance of the specific properties we acquire.

•	Our advisor and its officers and certain of our key personnel will face competing demands relating to their time, and this may cause our operating results to suffer.

•

Our advisor will face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

•	You are bound by the majority vote on matters on which our stockholders are entitled to vote and, therefore, your vote on a particular matter may be superseded by the vote of other stockholders.

•	Because our dealer manager is one of our affiliates, you will not have the benefit of an independent review of the prospectus or us as is customarily performed in underwritten offerings.

•	Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution.

•

Many of our properties will depend upon a single tenant for all or a majority of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant, including those caused by the current economic downturn.

•	Adverse economic conditions may negatively affect our property values, returns and profitability.

•	Disruptions in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

•	We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such properties, which may lead to a decrease in the value of our assets.

•	Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to you.

•	Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions as we will incur additional tax liabilities.

•	You may have tax liability on distributions you elect to reinvest in our common stock.

•

There are special considerations that apply to employee benefit plans, IRAs, or other tax-favored benefit accounts investing in our shares which could cause an investment in our shares to be a prohibited transaction which could result in additional tax consequences.

Q:	Will I be notified of how my investment is doing?

A:	Yes. We will provide you with periodic updates on the performance of your investment with us, including:

•	supplements to the prospectus during the offering period;

•	an annual report; and

•	an annual IRS Form 1099.

We intend to provide annually the estimated value of our shares and to include this information in our annual report. Until 18 months after we have completed our last offering (excluding offerings under our distribution reinvestment plan), we intend to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as our estimated per share value of our shares. This estimated per share value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. See the “Risk Factors — Risks Related to this Offering and Our Corporate Structure” and the “Considerations for Investment by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts — Annual Valuation Requirement” sections of this prospectus. We will also be filing quarterly reports with the SEC, which are available to investors.

Q:	When will I get my detailed tax information?

A:	Your IRS Form 1099 will be placed in the mail by January 31 of each year.

Q:	Who can help answer my questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Griffin Capital Securities, Inc.

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

Telephone: (310) 606-5900

Email: dford@griffincapital.com

Attention: David W. Ford

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Questions and Answers About this Offering” and “Risk Factors” sections, before making a decision to invest in our shares.

The GC Net Lease REIT, Inc.

The GC Net Lease REIT, Inc. is a Maryland corporation incorporated on August 28, 2008 that intends to qualify as a REIT for federal income tax purposes not later than the taxable year ending December 31, 2009. We expect to use a substantial amount of the net proceeds from this offering to primarily invest in single tenant net lease properties. Because we have not identified any additional investments we will make with proceeds from this offering, we are considered to be a blind pool.

On February 20, 2009, we commenced a private offering of up to 10,000,000 shares of our common stock for $10.00 per share (subject to discounts for certain categories of purchasers) to accredited investors only pursuant to a confidential private placement memorandum. As of September 30, 2009, we had received aggregate gross offering proceeds, net of certain discounts, of approximately $2.0 million from the sale of approximately 207,700 shares in our private offering (including shares sold pursuant to our distribution reinvestment plan). The private offering will terminate upon commencement of this offering.

Our office is located at 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245. Our telephone number is (310) 606-5900 and our fax number is (310) 606-5910.

Our Advisor

The GC Net Lease REIT Advisor, LLC is our advisor and will be responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions on our behalf, subject to oversight by our board of directors. Our advisor was formed in Delaware on August 27, 2008 and is owned by our sponsor. See the “Management — Our Advisor” section of this prospectus.

Our Sponsor

Our advisor is managed by our sponsor, Griffin Capital Corporation. Our sponsor, formed as a California corporation in 1995, is a privately-owned real estate investment company specializing in the acquisition, financing and management of institutional-quality property in the U.S. Led by senior executives some of which have more than two decades of real estate experience, collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, our sponsor has acquired or constructed more than 11 million square feet of space since 1996. As principal, our sponsor has engaged in a full spectrum of transaction risk and complexity, ranging from ground-up development, opportunistic acquisitions requiring significant re-tenanting or asset re-positioning to structured single tenant acquisitions. Our sponsor currently owns and/or manages a portfolio consisting of 39 assets with 8.2 million square feet of space, located in 12 states, with an aggregate asset value of approximately $907 million. Our sponsor’s current portfolio of properties consists of approximately 72% office, 13% industrial, 9% retail and 6% hospitality. Approximately 39% of our sponsor’s portfolio consists of single tenant net lease assets. See the “Prior Performance Summary” section of this prospectus.

Our Property Manager

The GC Net Lease REIT Property Management, LLC, formed on August 28, 2008, is our property manager and will initially manage and lease our properties. Griffin Capital Property Management, LLC is the sole owner of the property manager. Our sponsor, Griffin Capital Corporation, is the sole owner of Griffin Capital Property Management, LLC. See “Management — Affiliated Companies — Our Property Manager.”

Our property manager was organized to manage the properties that we acquire. Our property manager will derive substantially all of its income from the property management services it performs for us. See “Management — Affiliated Companies — Property Management Agreement” below and “Management Compensation.”

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have three directors, Kevin A. Shields, our President, and two independent directors, Timothy J. Rohner and Gregory M. Cazel. All of our executive officers and one of our directors are affiliated with our advisor. Our charter, which requires that a majority of our directors be independent of our advisor, requires that our independent directors will be responsible for reviewing the performance of our advisor and must approve other matters set forth in our charter. See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus. Our directors will be elected annually by our stockholders.

Conflicts of Interest

Our advisor will experience conflicts of interest in connection with the management of our business affairs, including the following:

•

The management personnel of our advisor and its affiliates, each of whom also makes investment decisions for 18 other affiliated programs and five other properties, must determine which investment opportunities to recommend to us or an affiliated program or joint venture and must determine how to allocate resources among us and the other affiliated programs;

•	Our advisor may receive higher fees by providing an investment opportunity to an entity other than us;

•

We may engage in transactions with other programs sponsored by affiliates of our advisor which may entitle such affiliates to fees in connection with its services, as well as entitle our advisor and its affiliates to fees on both sides of the transaction;

•

Our advisor will have to determine when or if to sell the Griffin properties contributed by affiliates of our sponsor including Kevin A. Shields, our President and our Chairman, which will entail certain tax implications;

•	We may structure the terms of joint ventures between us and other programs sponsored by our advisor and its affiliates;

•

Our advisor and its affiliates, including The GC Net Lease REIT Property Management, LLC, our property manager, will have to allocate their time between us and other real estate programs and activities in which they are involved;

•

Our advisor and its affiliates will receive substantial fees in connection with transactions involving the purchase, management and sale of our properties regardless of the quality of the property acquired or the services provided to us; and

•	Our advisor may receive substantial compensation in connection with a potential listing or other liquidity event.

These conflicts of interest could result in decisions that are not in our best interests. See the “Conflicts of Interest” and the “Risk Factors — Risks Related to Conflicts of Interest” sections of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

Our Structure

Below is a chart showing our ownership structure and the entities that are affiliated with our advisor and sponsor.

*	The address of all of these entities is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.
**	Griffin Capital Corporation is owned by Kevin A. Shields, our President and Chairman.

Compensation to Our Advisor and its Affiliates

Our advisor and its affiliates will receive compensation and reimbursements for services relating to this offering and the investment and management of our assets. The most significant items of compensation are summarized in the table below. Please see the “Management Compensation” section for a complete discussion of the compensation payable to our advisor and its affiliates. The sales commissions and dealer manager fees may vary for different categories of purchasers as described in the “Plan of Distribution” section of this prospectus. The table below assumes that the maximum amount of shares will be sold through distribution channels associated with the highest possible sales commissions and dealer manager fees and accounts for the fact that shares will be sold through our distribution reinvestment plan at $9.50 per share with no sales commissions and no dealer manager fees.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (82,500,000 shares)
	Offering Stage

Sales Commissions (Participating Dealers)	7.0% of gross proceeds of our primary offering; we will not pay any sales commissions on sales of shares under our distribution reinvestment plan; the dealer manager will reallow all sales commissions to participating broker-dealers.	$52,500,000

Dealer Manager Fee (Dealer Manager)	3.0% of gross proceeds of our primary offering; we will not pay a dealer manager fee on sales of shares under our distribution reinvestment plan.	$22,500,000

Other Organization and Offering Expenses (Advisor)	Estimated to be 1.75% of gross offering proceeds from our primary offering for organization and offering expenses in the event we raise the maximum offering.	$13,125,000

	Operational Stage

Acquisition Fees (Advisor)	Up to 2.5% of the contract purchase price of each property or other real estate investments we acquire.	$16,065,000 (estimate without leverage) $40,160,000 (estimate assuming 60% leverage) $64,260,000 (estimate assuming 75% leverage)

Acquisition Expenses (Advisor)	Actual expenses incurred by our advisor in connection with an acquisition, which we estimate to be approximately 0.5% of the contract purchase price of each property. In no event will the total of all acquisition fees and acquisition expenses payable with respect to a particular investment exceed 6.0% of the contract purchase price.	$3,213,000 (estimate without leverage) $8,032,000 (estimate assuming 60% leverage) $12,852,000 (estimate assuming 75% leverage)

Asset Management Fees (Advisor)	A monthly fee up to 0.0625%, which is one-twelfth of 0.75%, of our average invested assets.	Not determinable at this time.

Property Management Fees (Property Manager)	Aggregate property management fees of up to 3.0% of gross revenues received for management of our properties. These property management fees may be paid or re-allowed to third party property managers. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our properties, as well as certain allocations of office, administrative, and supply costs. In the event that we contract directly with a non-affiliated third-party property manager with respect to a particular property, we will pay our property manager an oversight fee equal to 1% of the gross revenues of the property managed.	Not determinable at this time.

Operating Expenses (Advisor and Property Manager)	We will reimburse the expenses incurred by our advisor in connection with its provision of administrative services, including related personnel costs.	Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering (82,500,000 shares)

Incentive Plan Compensation (Independent Directors)	We may issue stock based awards to our independent directors and to employees and affiliates of our advisor. The total number of shares of common stock we have reserved for issuance under our Employee and Director Long-Term Incentive Plan may not exceed 10% of our outstanding shares at any time.	Not determinable at this time.

Liquidation/ Listing Stage

Disposition Fee (Advisor)	Up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3% of the contract price for property sold.	Not determinable at this time.

Subordinated Share of Net Sale Proceeds (payable only if we are not listed on a national securities exchange) (Advisor)

We will pay the advisor a share of net sale proceeds equal to:

•     5% if stockholders paid return of capital plus between 6% and 8% annual cumulative, non-compounded return;

•     10% if stockholders paid return of capital plus between 8% and 10% annual cumulative, non-compounded return;

•     15% if stockholders paid return of capital plus a 10% or more annual cumulative, non-compounded return.

Not determinable at this time.

Subordinated Performance Fee Due Upon Termination of Advisory Agreement (payable only if we are not listed on a national securities exchange) (Advisor)

We will pay the advisor a termination fee based on the appraised value of the assets minus liabilities (less any payments made to advisor for subordinated share of net sale proceeds) equal to:

•     5% if stockholders paid return of capital plus between 6% and 8% annual cumulative, non-compounded return;

•     10% if stockholders paid return of capital plus between 8% and 10% annual cumulative, non-compounded return; or

•     15% if stockholders paid return of capital plus a 10% or more annual cumulative, non-compounded return.

Not determinable at this time.

Subordinated Incentive Listing Fee (payable only if we are listed on a national securities exchange) (Advisor)

In the event we list our stock we must pay a listing fee equal to the following percentages of the amount by which the market value of our stock plus all prior distributions exceeds invested capital plus the below preferred returns:

•     5% if stockholders paid return of capital plus between 6% and 8% annual cumulative, non-compounded return;

•     10% if stockholders paid return of capital plus between 8% and 10% annual cumulative, non-compounded return; or

•     15% if stockholders paid return of capital plus a 10% or more annual cumulative, non-compounded return.

Not determinable at this time.

See “Management Compensation” for a detailed explanation of these fees and various limitations related to these fees.

Our REIT Status

If we qualify as a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code (Code), a REIT is subject to numerous organizational and operational requirements, including a requirement that it distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Estimated Use of Proceeds

If we sell the maximum offering, we estimate that approximately 88.25% of the money you invest will be used to primarily invest in single tenant net lease properties in accordance with our investment objectives and to pay real estate related acquisition fees and expenses. We may also use net offering proceeds to pay down debt or to fund distributions if our cash flows from operations are insufficient. The remaining 11.75% will be used to pay sales commissions, dealer manager fees and other organization and offering expenses. We expect our acquisition fees and actual acquisition expenses to be approximately 2.57% of gross offering proceeds, which will allow us to invest approximately 85.68% in real estate investments. We will not pay sales commissions or a dealer manager fee on shares sold under our distribution reinvestment plan. Please see the “Estimated Use of Proceeds” section of this prospectus.

Primary Investment Objectives

Our primary investment objectives are to:

•	invest in income-producing real property in a manner that allows us to qualify as a REIT for federal income tax purposes;

•	provide regular cash distributions to our stockholders;

•	preserve and protect your invested capital; and

•	achieve appreciation in the value of our properties over the long term.

See the “Investment Objectives and Related Policies” section of this prospectus for a more complete description of our investment policies and restrictions.

Liquidity Events

Subject to then existing market conditions and the sole discretion of our board of directors, we intend to achieve one or more of the following liquidity events within eight to 11 years after completion of this offering:

•	list our shares on a national securities exchange;

•	merge, reorganize or otherwise transfer our company or its assets to another entity that has listed securities;

•	commence selling our properties and liquidate our company; or

•	otherwise create a liquidity event for our stockholders.

However, we cannot assure you that we will achieve one or more of these liquidity events within the time frame contemplated or at all. This time frame represents our best faith estimate of the time necessary to build a portfolio sufficient enough to effectuate one of the liquidity events listed above. Our board of directors has the sole discretion to continue operations beyond 11 years after completion of the offering if it deems such continuation is in the best interests of our stockholders.

Our Borrowing Strategy and Policies

We may incur our indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately-placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of our shares or to provide working capital.

There is no limitation on the amount we can borrow for the purchase of any property. We anticipate that we will utilize approximately 60% leverage in connection with our acquisition strategy. However, our charter limits our borrowing to 300% of our net assets (equivalent to 75% of the cost of our assets) unless otherwise approved by a majority of our independent directors and disclosed to our stockholders. Except as set forth in our charter regarding debt limits, we may re-evaluate and change our debt strategy and policies in the future without a stockholder vote.

Distribution Policy

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our annual taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles in the United States). Our board of directors may authorize distributions in excess of those required for us to maintain our REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. We calculate our monthly distributions based upon daily record and distribution declaration dates so investors may be entitled to distributions immediately upon purchasing our shares. We commenced paying distributions on June 15, 2009 and expect to continue to pay distributions on a monthly basis to our stockholders. To the extent we pay distributions in excess of our operating cash flow, we may pay such excess distributions from the proceeds of this offering or by borrowing funds from third parties on a short-term basis, issuing new securities or selling assets. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and there are no current limits on the amount of distributions to be paid from such funds. See the “Description of Shares — Distribution Policy and Distributions” section of this prospectus for a more complete description of our stockholder distribution policy.

Distribution Reinvestment Plan

Under our distribution reinvestment plan, you may reinvest the distributions you receive in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be $9.50 per share during this offering. No sales commissions or dealer manager fees will be paid on shares sold under the distribution reinvestment plan. If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days prior written notice to you. See the “Description of Shares — Distribution Reinvestment Plan” section of this prospectus.

Share Redemption Program

Our board of directors has adopted a share redemption program that enables our stockholders to sell their shares back to us in limited circumstances. Our share redemption program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

There are several restrictions on your ability to sell your shares to us under our share redemption program. You generally have to hold your shares for one year before selling your shares to us under the program; however, we may waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder. In addition, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 5.0% of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will be limited to the amount of net proceeds we receive from the sale of shares under our distribution reinvestment plan. These limits may prevent us from accommodating all requests made in any year.

During the term of this offering, and subject to certain provisions described in “Description of Shares — Share Redemption Program,” the redemption price per share, or Redemption Amount will depend on the length of time you have held such shares as follows: 92.5% of the Redemption Amount after one year from the purchase date; 95.0% of the Redemption Amount after two years from the purchase date; 97.5% of the Redemption Amount after three years from the purchase date; and 100% of the Redemption Amount after four years from the purchase date. The Redemption Amount shall equal the amount you paid for your shares until the offering price changes or net asset value is calculated, as described in more detail in “Description of Shares — Share Redemption Program.”

ERISA Considerations

The section of this prospectus entitled “Considerations for Investment by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts” describes some of the effects the purchase of shares may have on IRAs, retirement plans subject to ERISA and/or the Code, or similar entities. ERISA is a federal law that regulates the operation of certain tax-favored retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan, an IRA, or similar entities should read the “Considerations for Investment by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts” section of this prospectus very carefully.

Description of Shares

Uncertificated Shares

Our board of directors has authorized the issuance of our shares without certificates. We expect that, unless and until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Our transfer agent will maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner deliver a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors. We will provide the required form to you upon request.

Stockholder Voting Rights

We intend to hold annual meetings of our stockholders for the purpose of electing our directors and conducting other business matters that may be presented at such meetings. We may also call special meetings of stockholders from time to time. You are entitled to one vote for each share of common stock you own at any of these meetings.

Restrictions on Share Ownership

Our charter contains restrictions on ownership of the shares that prevent any one person from owning more than 9.8% in value of our outstanding shares and more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares of stock unless waived by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Code. For a more complete description of the shares, including restrictions on the ownership of shares, please see the “Description of Shares” section of this prospectus. Our charter also limits your ability to transfer your shares to prospective stockholders unless (1) they meet the minimum suitability standards regarding income or net worth, and (2) the transfer complies with the minimum purchase requirements, which are both described in the “Suitability Standards” section immediately following the cover page of this prospectus.

RISK FACTORS

An investment in our shares involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our shares. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. These risks could cause the value of our shares to decline and could cause you to lose all or part of your investment.

Risks Related to an Investment in The GC Net Lease REIT, Inc.

We have limited prior operating history or established financing sources, this is the first REIT sponsored by affiliates of our advisor, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

We have a limited operating history, and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results. We were incorporated in August 2008. As of September 30, 2009, we own two properties. Although members of our advisor’s management team have significant experience in the acquisition, finance, management and development of commercial real estate, this is the first REIT sponsored by affiliates of our advisor. Accordingly, the prior performance of real estate investment programs sponsored by our advisor and its affiliates may not be indicative of our future results.

You should consider this prospectus in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment objectives;

•	increase awareness of the “The GC Net Lease REIT, Inc.” name within the investment products market;

•	expand and maintain our network of participating broker-dealers;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and

•	continue to build and expand our operational structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Because this is a blind pool offering, you will not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative.

As of September 30, 2009, we own two properties. Additionally, we will not provide you with information to evaluate our investments prior to our acquisition of properties, other than through our disclosures required by the rules of the SEC. We will seek to make a substantial portion of our investments in single tenant net lease properties. We may also, in the discretion of our advisor, invest in other types of real estate or in entities that invest in real estate. For a more detailed discussion of our investment policies, see the “Investment Objectives and Related Policies” section of this prospectus.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a best efforts basis, whereby the participating broker-dealers are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. In addition, there is no minimum offering amount and, therefore, we may immediately use your funds as described in the prospectus. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. If we are unable to raise a substantial amount of funds, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the types of investments that we make, and the geographic regions in which our investments are located. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

There is currently no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

There is currently no public market for our shares and there may never be one. You may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless waived by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that would limit your ability to sell your shares to us. Our board of directors could choose to amend, suspend or terminate our share redemption program upon 30 days’ notice. We describe these restrictions in more detail under the “Description of Shares — Share Redemption Program” section of this prospectus. Therefore, it may be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to the price you paid for the shares. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of the illiquid nature of the shares.

You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.

Our board of directors has adopted a share redemption program, but there are significant conditions and limitations that limit your ability to sell your shares under the program. In addition, our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice and without stockholder approval.

You would have to hold your shares for at least one year in order to participate in our share redemption program, except that we may waive this one-year holding period requirement in the event of the death, disability or bankruptcy of a stockholder. The share redemption program limits the number of shares that we may redeem under the program to 5% of the weighted-average number of shares outstanding during the prior calendar year and the cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan. If the share redemption program is oversubscribed, requesting stockholders will be redeemed on a pro rata basis.

During the term of this offering, and subject to certain provisions described in “Description of Shares — Share Redemption Program,” the redemption price per share, or Redemption Amount, will depend on the length of time you have held such shares as follows: 92.5% of the Redemption Amount after one year from the purchase date; 95.0% of the Redemption Amount after two years from the purchase date; 97.5% of the Redemption Amount after three years from the purchase date; and 100% of the Redemption Amount after four years from the purchase date. The Redemption Amount shall equal the amount you paid for your shares until the offering price changes or net asset value is calculated, as described in more detail in “Description of Shares — Share Redemption Program.”

These restrictions would severely limit your ability to sell your shares should you require liquidity and would limit your ability to recover the value you invested. See “Description of Shares — Share Redemption Program” for additional restrictions contained in and more information about the share redemption program.

If we, through our advisor, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor in selecting our investments and arranging financing. As of September 30, 2009, we own two properties. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments, other than through our disclosures required by the rules of the SEC. Therefore, you will have to rely entirely on the management ability of our advisor and the oversight of our board of directors. We cannot be sure that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if it makes investments on our behalf, our objectives will be achieved. If we are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. In such an event, our ability to pay distributions to our stockholders would be adversely affected.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and development of income-producing properties likely would adversely affect our ability to make distributions and the value of your investment. In such event, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and there are no current limits on the amount of distributions to be paid from such funds. See “Description of Shares — Distribution Policy and Distributions” for further information on our distribution policy and procedures. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties. This, in turn, would reduce the value of your investment. In particular, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties.

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and there are no current limits on the amount of distributions to be paid from such funds. If we pay distributions from sources other than cash flow from operations, we will have less funds available for acquiring properties, which may reduce your overall return. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

If our advisor loses or is unable to obtain key personnel, our ability to implement our investment objectives could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor and sponsor, including Kevin A. Shields, Michael J. Escalante, Joseph E. Miller, Mary P. Higgins, Don Pescara, Julie A. Treinen and David W. Ford, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. Further, we do not intend to separately maintain key person life insurance on any of these individuals. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel or does not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline. See “Management — Our Advisor” for more information on our advisor and its officers and key personnel.

Our ability to operate profitably will depend upon the ability of our advisor to efficiently manage our day-to-day operations.

We will rely on our advisor to manage our business and assets. Our advisor will make all decisions with respect to our day-to-day operations. Thus, the success of our business will depend in large part on the ability of our advisor to manage our operations. Any adversity experienced by our advisor or problems in our relationship with our advisor could adversely impact the operation of our properties and, consequently, our cash flow and ability to make distributions to our stockholders.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of our directors, officers, employees and agents, and the advisory agreement, in the case of our advisor, require us to indemnify our directors, officers, employees and agents and our advisor and its affiliates for actions taken by them in good faith. Additionally, our charter limits the liability of our directors and officers for monetary damages to the maximum extent permitted under Maryland law. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases which would decrease the cash otherwise available for distribution to you. See the “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” section of this prospectus.

Risks Related to Conflicts of Interest

Our advisor and its officers and certain of our key personnel will face competing demands relating to their time, and this may cause our operating results to suffer.

Our advisor and its officers and certain of our key personnel and their respective affiliates serve as key personnel, advisors, managers and sponsors of 18 other real estate programs, including nine programs having investment objectives and legal and financial obligations similar to ours, and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than is necessary or appropriate. If this occurs, the returns on your investment may suffer.

Our officers and one of our directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our investment objectives and to generate returns to you.

Our executive officers and one of our directors are also officers of our sponsor, our advisor, our property manager, our dealer manager and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to our stockholders and us. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our investment objectives. Conflicts with our business and interests are most likely to arise from involvement in activities related to (1) allocation of new investments and management time and services between us and the other entities, (2) our purchase of properties from, or sale of properties to, affiliated entities, (3) the timing and terms of the investment in or sale of an asset, (4) development of our properties by affiliates, (5) investments with affiliates of our advisor, (6) compensation to our advisor, and (7) our relationship with our dealer manager and property manager. If we do not successfully implement our investment objectives, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets.

Our advisor will face conflicts of interest relating to the purchase of properties, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

We may be buying properties at the same time as one or more of the other programs managed by officers and key personnel of our advisor. Our advisor and its affiliates are actively involved in 18 other real estate programs and five other properties, including tenant in common programs and other real estate programs that may compete with us or otherwise have similar business interests. Our advisor and our property manager will have conflicts of interest in allocating potential properties, acquisition expenses, management time, services and other functions between various existing enterprises or future enterprises with which they may be or become involved. There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another program sponsored by our sponsor. We cannot be sure that officers and key personnel acting on behalf of our advisor and on behalf of these other programs will act in our best interests when deciding whether to allocate any particular property to us. Such conflicts that are not resolved in our favor could result in a reduced level of distributions we may be able to pay to you and the value of your investment. If our advisor or its affiliates breach their legal or other obligations or duties to us, or do not resolve conflicts of interest in the manner described in this prospectus, we may not meet our investment objectives, which could reduce our expected cash available for distribution to you and the value of your investment.

We may face a conflict of interest when purchasing properties from affiliates of our advisor.

On June 18, 2009, we acquired the two Griffin properties from certain affiliates of our sponsor, including our Chairman and President, Kevin A. Shields, and our Vice President – Acquisitions, Don Pescara. We may purchase properties from one or more affiliates of our advisor in the future. A conflict of interest may exist in such an acquisition and affiliates of our advisor may be entitled to fees on both sides of such a related party transaction. The business interests of our advisor and its affiliates may be adverse to, or to the detriment of, our interests. Additionally, the prices we pay to affiliates of our advisor for our properties may be equal to, or in excess of, the prices paid by them, plus the costs incurred by them relating to the acquisition and financing of the properties. These prices will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we will use an independent third-party appraiser to determine fair market value when acquiring properties from our advisor and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for investment in other properties or distribution to our stockholders. Furthermore, because any agreement that we enter into with affiliates of our advisor will not be negotiated in an arm’s-length transaction, and as a result of the affiliation between our advisor and its affiliates, our advisor may be reluctant to enforce the agreements against such entities. Our nominating and corporate governance committee of our board of directors will approve all transactions between us and our advisor and its affiliates. Please see “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Our advisor will face conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Our advisor and its affiliates will perform services for us in connection with the offer and sale of our shares and the selection, acquisition and management of our properties pursuant to our advisory agreement. In addition, our advisor will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. The amount of such compensation has not been determined as a result of arm’s-length negotiations, and such amounts may be greater than otherwise would be payable to independent third parties. While affiliates of our sponsor, including our President, will have a significant equity interest in our operating partnership through the contribution of the Griffin properties, the advisor is entitled to receive substantial minimum compensation regardless of performance. Therefore, our advisor’s interests may not be wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle our advisor to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest.

Our advisory agreement will require us to pay a performance-based termination fee to our advisor in the event that we terminate our advisor prior to the listing of our shares for trading on a national securities exchange or, absent such listing, in respect of its participation in net sale proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to our advisor at termination could cause us to make different investment or disposition decisions than we would otherwise make in order to satisfy our obligation to pay the fee to the terminated advisor.

At the time it becomes necessary for our board of directors to determine which liquidity event, if any, is in the best interests of us and our stockholders, our advisor may not agree with the decision of our board as to which liquidity event, if any, we should pursue if there is a substantial difference in the amount of subordinated fees the advisor may receive for each liquidity event. Our advisor may prefer a liquidity event with higher subordinated fees. If our board of directors decides to list our shares for trading on a national securities exchange, our board may also decide to merge us with our advisor in anticipation of the listing process. Such merger may result in substantial compensation to the advisor which may create certain conflicts of interest. Please see “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Our advisor will face conflicts of interest relating to joint ventures that we may form with affiliates of our advisor, which conflicts could result in a disproportionate benefit to other joint venture partners at our expense.

We may enter into joint ventures with other Griffin Capital-sponsored programs, including other REITs, for the acquisition, development or improvement of properties. Our advisor may have conflicts of interest in determining which Griffin Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture, and this could reduce the returns on your investment.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC acts as legal counsel to us and also represents our sponsor, advisor, our dealer manager and some of their affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the code of professional responsibility of the legal profession, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.

Risks Related to this Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

In order for us to qualify as a REIT, no more than 50% of our outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that we do not fail to qualify as a REIT under this test, our charter restricts ownership by one person or entity to no more than 9.8% in value or number, whichever is more restrictive, of any class of our outstanding stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Restrictions on Ownership and Transfer” section of this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 900,000,000 shares of capital stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Preferred Stock” section of this prospectus.

We will not be afforded the protection of Maryland law relating to business combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of our board of directors. Since our articles of incorporation contain limitations on ownership of 9.8% or more of our common stock, we opted out of the business combinations statute in our charter. Therefore, we will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in our articles of incorporation would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder. See “Description of Shares — Business Combinations.”

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940; if we become an unregistered investment company, we will not be able to continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940 (1940 Act). As of September 30, 2009, we own two properties, and our intended investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the 1940 Act. In order to maintain an exemption from regulation under the 1940 Act, we must engage primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for distribution to investors and possibly lower your returns.

To maintain compliance with our 1940 Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. If we are required to register as an investment company but fail to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You are bound by the majority vote on matters on which our stockholders are entitled to vote and, therefore, your vote on a particular matter may be superseded by the vote of other stockholders.

You may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, you will be bound by the majority vote on matters requiring approval of a majority of the stockholders even if you do not vote with the majority on any such matter. See the “Description of Shares — Meetings and Special Voting Requirements” section of this prospectus.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change such policies and operations, except as provided for in our charter and under applicable law.

Our board of directors determines our major policies, including our policies regarding investments, operations, capitalization, financing, growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;

•

any amendment of our charter, except that our board of directors may amend our charter without stockholder approval, to increase or decrease the aggregate number of our shares, to increase or decrease the number of our shares of any class or series that we have the authority to issue, or to classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	our liquidation or dissolution; and

•	any merger, consolidation or sale or other disposition of substantially all of our assets.

All other matters are subject to the discretion of our board of directors. Therefore, you are limited in your ability to change our policies and operations.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

Our board of directors has arbitrarily determined the selling price of the shares and such price bears no relationship to our book or asset values, our projections of book or asset values or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation.

We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering, therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering and for a substantial period of time thereafter.

We do not intend to calculate the net asset value per share for our shares until 18 months after the completion of our last offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our dividend reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole. We will disclose this net asset value to stockholders in our filings with the SEC. Therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering. See “Considerations for Investment by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts — Annual Valuation Requirement.”

Because our dealer manager is one of our affiliates, you will not have the benefit of an independent review of the prospectus or us as is customarily performed in underwritten offerings.

Our dealer manager, Griffin Capital Securities, Inc., is one of our affiliates and will not make an independent review of us or the offering. Kevin A. Shields, our Chairman and President, is also the President, Chief Compliance Officer and sole stockholder of our dealer manager. See “Management — Affiliated Companies” for more information on our dealer manager. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by our dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in us will be diluted as we issue additional shares.

Our stockholders will not have preemptive rights to any shares issued by us in the future. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock (currently 900,000,000 shares), increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors. Therefore, as we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of restricted common stock or stock options to our independent directors, (5) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (6) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of our operating partnership, existing stockholders and investors purchasing shares in this offering will experience dilution of their equity investment in us. Because the limited partnership interests of our operating partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between our operating partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. As of September 30, 2009, we had approximately 207,800 shares of common stock issued and outstanding, and we own 9.2% of the limited partnership units of our operating partnership and the Griffin affiliates own 90.8% of the limited partnership units of our operating partnership. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution.

Our advisor and its affiliates will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, and the management of our properties. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to stockholders. For a more detailed discussion of these fees, see the “Management Compensation” section of this prospectus.

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations. The amount of cash available for distribution will be affected by many factors, such as our ability to buy properties as offering proceeds become available, and our operating expense levels, as well as many other variables. Actual cash available for distribution may vary substantially from estimates. We cannot assure you that we will be able to pay or maintain distributions or that distributions will increase over time. Nor can we give any assurance that rents from the properties will increase, or that future acquisitions of real properties will increase our cash available for distribution to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see “Description of Shares — Distribution Policy and Distributions.”

We are uncertain of our sources of debt or equity for funding our future capital needs. If we cannot obtain funding on acceptable terms, our ability to make necessary capital improvements to our properties may be impaired or delayed.

The gross proceeds of the offering will be used to purchase real estate investments and to pay various fees and expenses. In addition, to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our taxable income each year, excluding capital gains. Because of this distribution requirement, it is not likely that we will be able to fund a significant portion of our future capital needs from retained earnings. We have not identified any sources of debt or equity for future funding, and such sources of funding may not be available to us on favorable terms or at all. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, pay other expenses or expand our business.

Recent accounting pronouncements may impact our results of operations.

In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141 (revised 2007),“Business Combinations,” or SFAS 141(R), which replaced SFAS No. 141, “Business Combinations,” or SFAS 141. SFAS 141(R) significantly changes the accounting for acquisitions involving business combinations, including our acquisition of properties with existing leases in place, as it requires that the assets and liabilities of all business combinations be recorded at fair value, with limited exceptions. SFAS 141(R) requires that all fees and expenses related to an acquisition be expensed as incurred, rather than capitalized into the cost of the acquisition as had been the previous accounting under SFAS 141. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008. We estimate that approximately 3.0% of the total acquisition price (2.5% in acquisition fees plus actual acquisition related expenses, estimated to be approximately 0.5%) will be expensed as part of an acquisition. We expect the expensing of acquisition fees and expenses will lower our GAAP net income during 2009 and in future years in which we acquire new properties.

Risks Related to Investments in Single Tenant Net Lease Real Estate

Many of our properties will depend upon a single tenant for all or a majority of their rental income, and our financial condition and ability to make distributions may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant, including those caused by the current economic downturn.

We expect that many of our properties, including the Griffin properties, will be occupied by only one tenant or will derive a majority of their rental income from one tenant and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. The nation as a whole and our local economies are currently experiencing a severe economic slowdown affecting companies of all sizes and industries. A tenant at one or more of our properties may be negatively affected by the current economic slowdown. Lease payment defaults by tenants, including those caused by the current economic downturn, could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us and the potential resulting vacancy would cause us to lose the revenue from the property and force us to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated or an existing tenant elects not to renew a lease upon its expiration, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions.

Until we acquire a diversified portfolio of properties, we will be substantially reliant upon Chicago Bridge & Iron, Co. and Renfro Corporation.

All of our current rental income is derived from Chicago Bridge & Iron, Co. and Renfro Corporation. The revenues generated by the properties these tenants occupy are substantially reliant upon the financial condition of these tenants or their parent companies and, accordingly, any event of bankruptcy, insolvency or a general downturn in the business of either of these tenants or their parent companies may result in the failure or delay of such tenant’s rental payments which may have a substantial adverse effect on our financial performance. See “Our Real Estate Investments – The Griffin Properties.”

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. Such an event could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

Net leases may not result in fair market lease rates over time.

We expect a large portion of our rental income to come from net leases and net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

Our real estate investments may include special use single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

We focus our investments on commercial and industrial properties, a number of which may include manufacturing facilities and special use single tenant properties. These types of properties are relatively illiquid compared to other types of real estate and financial assets. This illiquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. With these properties, if the current lease is terminated or not renewed or, in the case of a mortgage loan, if we take such property in foreclosure, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or re-lease properties and adversely affect returns to you.

A high concentration of our properties in a particular geographic area, or that have tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We expect that our properties will be diverse according to geographic area and industry of our tenants. However, in the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately effects that geographic area would have a magnified adverse effect on our portfolio. Similarly, if our tenants are concentrated in a certain industry or industries, any adverse effect to that industry generally would have a disproportionately adverse effect on our portfolio.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

General Risks Related to Investments in Real Estate

Adverse economic conditions may negatively affect our property values, returns and profitability.

Recent geopolitical events have exacerbated the general economic slowdown that has affected the nation as a whole and the local economies where our properties may be located. Economic weakness and higher unemployment, combined with higher costs, especially for energy, food and commodities, has put considerable pressure on consumer spending, which, along with the lack of available debt financing, has resulted in many U.S. companies experiencing poorer financial and operating performance over the past twelve months than in prior periods. As a result, this slowdown has reduced demand for space and removed support for rents and property values. The following market and economic challenges may adversely affect our property values or operating results:

•	poor economic times may result in a tenant’s failure to meet its obligations under a lease or bankruptcy;

•	re-leasing may require reduced rental rates under the new leases; and

•

increased insurance premiums, resulting in part from the increased risk of terrorism, may reduce funds available for distribution, or, to the extent we are able to pass such increased insurance premiums on to our tenants, may increase tenant defaults.

A continuing environment of declining prices could further weaken real estate markets. We do not know how long the slowdown will last, or when, or even if, real estate markets will return to more normal conditions. Since we cannot predict when real estate markets may recover, the value of our properties may decline if market conditions persist or worsen. Further, the results of operations for a property in any one period may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. The already weak conditions in the real estate markets could be further exacerbated by a deterioration of national or regional economic conditions. Our property values and operations could be negatively affected to the extent that the current economic downturn is prolonged or becomes more severe.

Disruptions in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

Domestic and international financial markets currently are experiencing significant disruptions which have been brought about in large part by failures in the U.S. banking system. These disruptions have severely impacted the availability of credit and have contributed to rising costs associated with obtaining credit. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If these disruptions in the credit markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing, including the Renfro Line of Credit (defined below), which matures on January 29, 2010, and the Renfro Term Debt (defined below), which matures on January 31, 2012. If interest rates are higher when the properties are refinanced, our income could be reduced. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of companies seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments.

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	changes in property tax assessments and insurance costs; and

•	increases in interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

We may obtain only limited warranties when we purchase a property.

The seller of a property will often sell such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Also, many sellers of real estate are single purpose entities without significant other assets. The purchase of properties with limited warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from that property.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Real estate generally cannot be sold quickly. Also, the tax laws applicable to REITs require that we hold our properties for investment, rather than for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to dispose of properties promptly, or on favorable terms, in response to economic or other market conditions, and this may adversely impact our ability to make distributions to you.

In addition, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would also restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such properties, which may lead to a decrease in the value of our assets.

We may be purchasing our properties at a time when cap rates are at historically low levels and purchase prices are high. Therefore, the value of our properties may not increase over time, which may restrict our ability to sell our properties, or in the event we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the properties.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions are provisions that generally prohibit repayment of a loan balance for a certain number of years following the origination date of a loan. Such provisions are typically provided for by the Internal Revenue Code or the terms of the agreement underlying a loan. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distribution to you. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in your best interests and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in your best interests.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. In addition, we may decide not to obtain any or adequate earthquake or similar catastrophic insurance coverage because the premiums are too high even in instances where it may otherwise be available. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that will have adequate coverage for such losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Delays in the acquisition, development and construction of properties may have adverse effects on our results of operations and returns to you.

Delays we encounter in the selection, acquisition and development of real properties could adversely affect your returns. Although we expect that we will invest primarily in properties that have operating histories or whose construction is complete, from time to time we may acquire unimproved real property, properties that are in need of redevelopment, or properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgets and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control.

Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and lease available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular real properties. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. We also must rely on rental income and expense projections and estimates of the fair market value of a property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for distribution.

All real property we acquire, and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions to you and may reduce the value of your investment.

Further, we may not obtain an independent third-party environmental assessment for every property we acquire. In addition, we cannot assure you that any such assessment that we do obtain will reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist in the future. We cannot assure you that our business, assets, results of operations, liquidity or financial condition will not be adversely affected by these laws, which may adversely affect cash available for distribution, and the amount of distributions to you.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distribution.

Our properties will be subject to the Americans with Disabilities Act of 1990, or ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the ADA or place the burden on the seller or other third party to ensure compliance with the ADA. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for ADA compliance may affect cash available for distribution and the amount of distributions to you.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to you.

Increases in interest rates may adversely affect the demand for our shares.

One of the factors that influences the demand for purchase of our shares is the annual rate of distributions that we pay on our shares, as compared with interest rates. An increase in interest rates may lead potential purchasers of our shares to demand higher annual distribution rates, which could adversely affect our ability to sell our shares and raise proceeds in this offering, which could result in higher leverage or a less diversified portfolio of real estate.

We will be subject to risks associated with the co-owners in our co-ownership arrangements that otherwise may not be present in other real estate investments.

We may enter into joint ventures or other co-ownership arrangements with respect to a portion of the properties we acquire. Ownership of co-ownership interests involves risks generally not otherwise present with an investment in real estate such as the following:

•	the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;

•	the risk that a co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•

the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-owner owning interests in the property;

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the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the mortgage loan financing documents applicable to the property and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

•

the risk that a co-owner could breach agreements related to the property, which may cause a default under, or result in personal liability for, the applicable mortgage loan financing documents, violate applicable securities law and otherwise adversely affect the property and the co-ownership arrangement; or

•

the risk that a default by any co-owner would constitute a default under the applicable mortgage loan financing documents that could result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-owner.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce the amount available for distribution to our stockholders.

In the event that our interests become adverse to those of the other co-owners, we may not have the contractual right to purchase the co-ownership interests from the other co-owners. Even if we are given the opportunity to purchase such co-ownership interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-ownership interests from the co-owners.

We might want to sell our co-ownership interests in a given property at a time when the other co-owners in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-ownership interests in a property than it would be to find a buyer for a property we owned outright.

Risks Associated with Debt Financing

If we our unable to make our debt payments when required, a lender could foreclose on the property or properties securing such debt, which could reduce the amount of distributions we pay to you and decrease the value of your investment.

We may have a significant amount of acquisition indebtedness secured by first priority mortgages on our properties. In addition, the Griffin properties contain, and any future acquisitions we make will likely contain, mortgage financing. If we are unable to make our debt payments when required, a lender could foreclose on the property or properties securing such debt. In any such event, we could lose some or all of our investment in these properties, which would reduce the amount of distributions we pay to you and decrease the value of your investment.

In connection with the contribution of the Renfro property, we assumed the Renfro Line of Credit (defined below), which matures on January 29, 2010. If we are unable to extend or refinance the Renfro Line of Credit prior to its maturity, we will be required to repay the remaining balance using operating cash flow, funds generated from this offering or other potential sources, including potentially funds advanced by our sponsor.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace our advisor. These or other limitations may adversely affect our flexibility and limit our ability to make distributions to you.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to you.

We expect that we will incur indebtedness in the future. Interest we pay will reduce cash available for distribution. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Although, technically, our board may approve unlimited levels of debt, our charter generally limits us to incurring debt no greater than 300% of our net assets before deducting depreciation or other non-cash reserves (equivalent to 75% leverage), unless any excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions as we will incur additional tax liabilities.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, our legal counsel, has rendered its opinion that we will qualify as a REIT, based upon our representations as to the manner in which we are and will be owned and our investment in assets and manner of operation, among other things. However, our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific stockholder rules, the various tests imposed by the Code. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC will not review these operating results or compliance with the qualification standards on an ongoing basis. This means that we may fail to satisfy the REIT requirements in the future. Also, this opinion represents Baker, Donelson, Bearman, Caldwell & Berkowitz, PC’s legal judgment based on the law in effect as of the date of this prospectus. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC’s opinion is not binding on the IRS or the courts and we will not apply for a ruling from the IRS regarding our status as a REIT. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the distributions paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. See “Federal Income Tax Considerations — Failure to Qualify as a REIT” for more information on the consequences of failing to qualify as a REIT.

To qualify as a REIT, and to avoid the payment of federal income and excise taxes and maintain our REIT status, we may be forced to borrow funds, use proceeds from the issuance of securities (including this offering), or sell assets to pay distributions, which may result in our distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income, and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds, use proceeds from the issuance of securities (including this offering) or sell assets in order to distribute enough of our taxable income to maintain our REIT status and to avoid the payment of federal income and excise taxes. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the “Federal Income Tax Considerations” section of this prospectus.

If our operating partnership fails to maintain its status as a partnership for federal income tax purposes, its income would be subject to taxation and our REIT status would be terminated.

We intend to maintain the status of our operating partnership as a partnership for federal income tax purposes. However, if the IRS were to successfully challenge the status of our operating partnership as a partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our operating partnership could make to us. This would also result in our losing REIT status and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the return on your investment. In addition, if any of the entities through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our operating partnership. Such a recharacterization of our operating partnership or an underlying property owner could also threaten our ability to maintain REIT status. See the “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership” section of this prospectus.

You may have tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the operating partnership or at the level of the other companies through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

We may be required to pay some taxes due to actions of our taxable REIT subsidiary which would reduce our cash available for distribution to you.

Any net taxable income earned directly by our taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes, which are wholly-owned by our taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. We filed an election to treat The GC Net Lease REIT TRS, Inc. as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities follow the federal income tax treatment of REITs. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

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Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

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Part of the income and gain recognized by a tax exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and

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Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

See the “Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders” section of this prospectus for further discussion of this issue if you are a tax-exempt investor.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Legislative or regulatory action could adversely affect investors.

The tax rate applicable to qualifying corporate distributions received by individuals prior to 2011 has been reduced to a maximum rate of 15% for federal income tax purposes. This special tax rate is generally not applicable to distributions paid by a REIT, unless such distributions represent earnings on which the REIT itself has been taxed or in the case where REIT has received a taxable dividend from a regular “C” corporation such as from our taxable REIT subsidiary. As a result, distributions (other than capital gain distributions) we pay to individual investors generally will be subject to the tax rates that are otherwise applicable to ordinary income, which currently are as high as 35%. This change in law may make an investment in our shares comparatively less attractive to individual investors than an investment in the shares of non-REIT corporations, and could have an adverse effect on the value of our common stock. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our common stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock. You should also note that our counsel’s tax opinion assumes that no legislation will be enacted after the date of this prospectus that will be applicable to an investment in our shares.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence.

We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder.”

ERISA and Related Risks for Employee Benefit Plans, IRAs, and Other Tax-Favored Benefit Accounts

There are special considerations that apply to employee benefit plans, IRAs or other tax-favored benefit accounts investing in our shares which could cause an investment in our shares to be a prohibited transaction which could result in additional tax consequences.

ERISA and the Code impose certain restrictions on (i) employee benefit plans (as defined in Section 3(3) of ERISA), (ii) plans described in Code Section 4975(e)(1), including IRAs and Keogh plans, (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and (iv) persons who have certain specified relationships to such plans, i.e., parties-in-interest under ERISA and disqualified persons under the Code. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that, among other things:

•	your investment is consistent with your fiduciary obligations under ERISA, the Code, or other applicable law;

•	your investment is made in accordance with the documents and instruments governing your IRA, plan or other account, including any applicable investment policy;

•	your investment satisfies the prudence and diversification requirements of ERISA or other applicable law;

•	your investment will not impair the liquidity of the IRA, plan or other account;

•	your investment will not produce UBTI for the IRA, plan or other account;

•	you will be able to value the assets of the plan annually in accordance with the requirements of ERISA or other applicable law, to the extent applicable; and

•

your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or constitute a violation of analogous provisions under other applicable law, to the extent applicable.

For a more complete discussion of the foregoing issues and other risks associated with an investment in shares by retirement plans, please see the “Considerations for Investment by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts” section of this prospectus.

Persons investing the assets of employee benefit plans, IRAs, and other tax-favored benefit accounts should consider ERISA and related risks of investing in our shares.

ERISA and Code Section 4975 prohibit certain transactions that involve a “party-in-interest” (under ERISA) or a “disqualified person” (under the Code) and any of the following: (i) employee benefit plans (as defined in Section 3(3) of ERISA), (ii) plans described in Code Section 4975(e)(1), including individual retirement accounts and Keogh plans, (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and (iv) persons who have certain specified relationships to such plans, i.e., parties-in-interest under ERISA and disqualified persons under the Code. For example, based on the reasoning of the U.S. Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in-interest or disqualified person with respect to a plan by virtue of such investment. Consequently, the fiduciary of a plan or trustee or custodian of an account contemplating an investment in our shares should consider whether we, any other person associated with the issuance of the shares, or any of their affiliates is or might become a “party-in-interest” or “disqualified person” with respect to the IRA, plan or other account and, if so, whether an exception from such prohibited transaction rules is applicable.

In addition, the DOL plan asset regulations as modified by ERISA Section 3(42) provide that, subject to certain exceptions, the assets of an entity in which an IRA, plan or other account holds an equity interest may be treated as assets of an investing IRA, plan or other account, in which event the underlying assets of such entity (and transactions involving such assets) would be subject to the prohibited transaction provisions. Furthermore, if an employee benefit plan invests in our shares and we have significant participation by benefit plan investors (as defined in the DOL plan asset regulations), the standards of prudence and other provisions of ERISA could extend to us with respect to the Company’s investments and the trustee or other fiduciary of such plan may be deemed to have improperly delegated fiduciary responsibilities to us in violation of ERISA. We intend to take such steps as may be necessary to qualify us for one or more of the exceptions available, and thereby prevent our assets from being treated as assets of any investing IRA, plan or other account.

For further discussion of issues and risks associated with an investment in the shares by IRAs, employee benefit plans and other benefit plan investors, see “Considerations for Investments by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth above, as well as general economic, business and market conditions, changes in federal and local laws and regulations and increased competitive pressures. In addition, any forward-looking statements are subject to unknown risks and uncertainties including those discussed in the “Risk Factors” section of this prospectus.

ESTIMATED USE OF PROCEEDS

The following table estimates the use of the proceeds raised in our primary offering assuming that we sell the midpoint of 37,500,000 shares and the maximum of 75,000,000 shares. We have not given effect to any special sales or volume discounts that could reduce the sales commissions or dealer manager fees for sales pursuant to our primary offering. Reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price, but will not affect the amounts available to us for investment. See “Plan of Distribution” for a description of the special sales.

The following table assumes that we do not sell any shares in our distribution reinvestment plan. As long as our shares are not listed on a national securities exchange, we anticipate that all or substantially all of the proceeds from the sale of shares pursuant to our distribution reinvestment plan will be used to fund repurchases of shares under our share redemption program. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. If we sell the maximum offering, we estimate that approximately 88.25% of the money you invest will be used to primarily invest in single tenant net lease properties in accordance with our investment objectives and to pay real estate related acquisition fees and expenses. The remaining 11.75% will be used to pay sales commissions, dealer manager fees and other organization and offering expenses. We expect our acquisition fees and acquisition expenses to constitute approximately 2.57% of our gross offering proceeds, which will allow us to invest approximately 85.68% in real estate investments.

	Midpoint Offering (37,500,000 Shares)		Maximum Offering (75,000,000 Shares)
	Amount	Percent	Amount	Percent
Gross Offering Proceeds	$375,000,000	100.00%	$750,000,000	100.00%
Less Offering Expenses:
Sales Commissions	26,250,000	7.00%	52,500,000	7.00%
Dealer Manager Fee	11,250,000	3.00%	22,500,000	3.00%
Organization and Offering Expenses (1)	7,500,000	2.00%	13,125,000	1.75%

Net Proceeds(2)	330,000,000	88.00%	661,875,000	88.25%
Acquisition Fees(3)	8,010,000	2.14%	16,065,000	2.14%
Acquisition Expenses(4)	1,602,000	0.43%	3,213,000	0.43%

Amount Available for Investment(5)	320,388,000	85.43%	642,597,000	85.68%

(1)

Organization and offering expenses consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing and registration fees, and other accountable offering expenses including, but not limited to: (a) costs and expenses of conducting educational conferences and seminars; (b) costs and expenses of attending broker-dealer sponsored conferences; (c) amounts to reimburse our advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares, including but not limited to, the senior management team and various other accounting and finance employees and administrative overhead allocated to these employees; (d) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and to facilitate the marketing of our shares; and (e) payment or reimbursement of bona fide due diligence expenses. These expenses may be paid by our advisor and reimbursed by us with proceeds raised from the offering. In no event will the issuer’s organization and offering expenses (excluding sales commissions and dealer manager fees) exceed 3.5% of the gross offering proceeds from our terminated or completed offering. If the organization and offering expenses exceed such limits, within 60 days after the end of the month in which the offering terminates or is completed, our advisor must reimburse us for any excess amounts. In the event we raise the maximum offering, we estimate that our organization and offering expenses will be 1.75% of gross offering proceeds raised in our primary offering.

(2)

Until we use our net proceeds to make investments, substantially all of the net proceeds of the offering may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

(3)

We will pay our advisor an acquisition fee equal to 2.5% of the contract purchase price for each property or real estate investment we acquire, which for purposes of this table we have assumed is an aggregate amount equal to our estimated amount available for investment. For purposes of this table, we have assumed that no debt is used to acquire our properties or other real estate investments. In the event we raise the maximum offering of $750,000,000 pursuant to this offering and utilize 60% leverage to acquire our properties or make other real estate investments pursuant to our acquisition strategy, we will pay our advisor acquisition fees in excess of $40,160,000 and in excess of $64,260,000 if we utilize 75% leverage.

(4)

Acquisition expenses include customary third-party acquisition expenses such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition of real estate and reserves for capital improvements and maintenance and repairs of properties. For purposes of this table, we have assumed acquisition expenses of 0.5% of the purchase price of our properties, which we have assumed is our estimated amount available for investment. Notwithstanding the foregoing, pursuant to our charter, the total of all acquisition fees and acquisition expenses shall be reasonable, and shall not exceed an amount equal to 6% of the contract purchase price of the property. In the event we raise the maximum offering of $750,000,000 pursuant to this offering and utilize 60% leverage, we will incur acquisition expenses in excess of $8,032,000 and in excess of $12,852,000 if we use 75% leverage.

(5)

Although a substantial portion of the amount available for investment presented in this table is expected to be invested in properties, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities, (ii) to establish reserves if we or a lender deems appropriate, or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders, or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these organizational and offering expenses may not exceed the limitation of organizational and offering expenses pursuant to our charter and FINRA rules. If we use any net offering proceeds for any purposes other than making investments in properties or reducing debt, it may negatively impact the value of your investment.

OUR REAL ESTATE INVESTMENTS

The Griffin Properties

On June 18, 2009, certain affiliates of our sponsor, including our President and Chairman, Kevin A. Shields, and our Vice President – Acquisitions, Don Pescara, contributed the Griffin properties to our operating partnership, which properties consist of two single tenant net lease properties containing an aggregate of 743,000 gross rentable square feet having a $54.36 million total valuation with approximately $20.2 million of equity, in exchange for 2.02 million operating partnership units. We entered into the contribution transactions for, among others, the following reasons:

•	the Griffin affiliates invested $20.2 million of their own equity with us, which is unique in the non-traded REIT industry and will result in an alignment of interest with our stockholders;

•

the Griffin properties are generating approximately $4.2 million in annual base rental revenues, on a cash basis and annual net operating income of approximately $3.7 million, which includes property tax reimbursement from the tenant of approximately $375,000 and annual operating costs of approximately $929,000, which will help defray the significant start-up costs associated with forming a public non-traded REIT and provide cash flows for the payment of distributions to stockholders;

•	the Griffin properties are completely consistent with our investment strategy; and

•	the tenants occupying the Griffin properties are strong, creditworthy tenants.

The Renfro property and the Chicago Bridge & Iron property were acquired by the Griffin affiliates in 1998 and 2001, respectively. At the time of the contribution transactions, the total amount invested by the Griffin affiliates in the properties was (i) approximately $16.7 million in the Renfro property, which includes the original cost to the Griffin affiliates of approximately $11.1 million, approximately $3.2 million in tenant equity contributions which contributions were paid back to the tenant by the Griffin affiliates over the initial ten years of the holding period and approximately $2.4 million in renovation and capitalized refinancing expenses, and (ii) approximately $28.9 million in the Chicago Bridge & Iron property, which includes the original cost to the Griffin affiliates of approximately $15.2 million, approximately $5.5 million in tenant equity contributions also which contributions will be paid back to the tenant by the Griffin affiliates over the initial ten years of the holding period and approximately $8.2 million in renovation and capitalized refinancing expenses. The difference of approximately $8.76 million between the total assigned valuation of $54.36 million and the total amount invested of approximately $45.6 million represents the net gain associated with the Renfro property and the Chicago Bridge & Iron property since acquired by the Griffin affiliates.

The total valuation assigned to the Griffin properties for accounting purposes under GAAP was $54.36 million. This valuation was based on an internal valuation prepared by our management, which was based in part on the independent appraisals obtained by lenders and prospective lenders in connection with the refinancing activities related to the Griffin properties, which occurred in October 2007 for the Chicago Bridge & Iron property and January 2009 for the Renfro property. The total valuation was further supported by a fairness opinion obtained from Robert A. Stanger & Co., Inc. (Stanger), an independent appraiser, which stated that the total consideration paid by us for the Griffin properties (i.e., the 2.02 million operating partnership units having an equity value of $20.2 million) was fair to us from a financial point of view. See “Conflicts of Interest – Contribution Transactions.” The valuation assigned to the Renfro property for purposes of the contribution was $21.7 million ($19.7 million for the value of the property and $2.0 million of cash held by the entity owning the Renfro property which was contributed to us). The value assigned to the Chicago Bridge & Iron property for purposes of the contribution was $32.66 million. As required by our charter because the Griffin properties were acquired from our affiliates, the purchase price for the Griffin properties did not exceed their fair market value as determined by a competent independent appraiser and was approved by a majority of our directors who have no financial interest in the contribution transactions, including a majority of our independent directors. Additionally, as required by our charter, because the purchase price exceeds the cost paid by the Griffin affiliates, our board of directors determined that there was substantial justification for the excess cost based upon, among others, the following factors:

•	the amount of time that has elapsed since the purchase dates;

•	the recent long-term lease extensions by the tenants;

•	the terms of the mortgage debt related to the Griffin properties, including maturity dates, interest rates and prepayment provisions, among other terms;

•	the independent appraisal obtained in connection with refinancing the Chicago Bridge & Iron property;

•	the independent appraisal obtained in connection with refinancing the Renfro property; and

•	the fairness opinion obtained by Stanger, which reviewed the terms of the related mortgage debt in the course of rendering its opinion.

In connection with the contribution transactions, we assumed approximately $34.16 million of mortgage debt. See “Our Acquisition Indebtedness - Griffin Mortgage Debt” below. Our advisor received approximately $1.36 million in acquisition fees, plus reimbursement of $272,000 in acquisition expenses in connection with the acquisition of the Griffin properties. In addition, we entered into a tax protection agreement obligating our operating partnership to reimburse the Griffin affiliates (or their partners) in the event that the operating partnership (i) disposes of any of the Griffin properties, (ii) refinances any of its indebtedness, or (iii) takes other actions with respect to the Griffin properties, the result of which causes the recognition of income or gain by any of the Griffin affiliates with respect to any of the Griffin properties prior to November 11, 2017 for tax liabilities resulting from the recognition of such income or gain.

The market and demographic data contained in the following descriptions of the Renfro property and the Chicago Bridge & Iron property was primarily obtained from the appraisals of each property. Although we believe these independent sources are reliable as of their dates of issuance, the market and demographic information contained therein has not been independently verified and we cannot ensure the accuracy or completeness of this information. As a result, you should be aware that the market and demographic data contained in the following descriptions, and beliefs and estimates based on such data, may not be reliable.

Renfro

The Renfro property is a single-story warehouse/distribution property containing approximately 565,000 rentable square feet located at 1702 Springdale Drive, Clinton, South Carolina, part of the

Greenville, South Carolina regional market. The property was built in 1986 and is located on an approximately 42.2 acre tract of land in Laurens County, approximately 45 miles southeast of Greenville. The Renfro property consists of a warehouse/distribution building, a small office building, a surface parking lot and a truck maintenance facility. The Renfro property is adjacent to U.S. Highway 76, which provides access to Interstate 26. The Greenville regional market is home to a number of Fortune 500 companies and includes a large percentage of international investment. Clinton is a community that is ideally situated within a one-hour drive of the metropolitan centers of Columbia, Greenville and Spartanburg, South Carolina.

The Renfro property is leased in its entirety to Renfro Corporation under a triple-net lease. Renfro utilizes the property as its principal regional distribution center, which serves Renfro’s largest domestic manufacturing facility, located in nearby Whitmire, South Carolina. Renfro is a privately-held corporation, founded and headquartered in North Carolina since 1921. Renfro is the largest manufacturer of socks in the U.S. and the second largest manufacturer of all hosiery products in the world, with total disclosed annual revenues of approximately $350 million. Renfro manufactures socks under the Fruit of the Loom, Nike, Ralph Lauren, Dr. Scholl’s and Starter brands, among others, and is the largest supplier of hosiery products to Wal-Mart. Renfro employs over 4,500 people worldwide and operates manufacturing facilities in North Carolina, South Carolina, Alabama, India, Turkey, Pakistan and Mexico. The proximity of the Renfro property to the Whitmire manufacturing facility combined with the relatively low occupancy cost and immediate access to the regional transportation network, by virtue of the property’s location at the confluence of four state highways and two interstate highways, make the Renfro property and its location critical to maintaining the low cost structure that Renfro desires and requires to maintain its competitive posture in the hosiery industry.

The Renfro lease originally commenced on July 24, 1998 and terminates on January 31, 2021. The rent schedule for the extended term of the Renfro lease is as follows:

Month Commencing	Approximate Annual Base Rent	$/Square Foot
February 2009	$1,863,000	$3.30
February 2014	$2,078,000	$3.68

In connection with a lease amendment with Renfro, Renfro Properties, LLC, our property owning entity, is required to expend $2.0 million in cash reserves obtained in connection with the Renfro refinancing described below in “Our Acquisition Indebtedness – Renfro Mortgage Debt” for tenant improvements, including repair of the roof. There are no known environmental issues associated with the Renfro property. In the opinion of management, the Renfro property is adequately covered by insurance.

Chicago Bridge & Iron

The Chicago Bridge & Iron property is an office/laboratory property containing a total of approximately 176,000 rentable square feet located at 1501 North Division Street, Plainfield, Illinois, part of the Chicago, Illinois regional market. The property was constructed between 1958 and 1991, with the buildings having a weighted average age of 27 years. The property sits on an approximately 29.1 acre tract of land in Will County, approximately 35 miles southwest of Chicago. The Chicago Bridge & Iron property consists of two office buildings and a laboratory. The Chicago Bridge & Iron property is located approximately three miles from Interstate 55 and is approximately 10 miles and 12 miles from Interstates 80 and 88, respectively. Plainfield and its adjacent suburban communities have experienced robust growth as of late because they constitute a relatively lower cost area in the Chicago regional market with excellent access to local and regional infrastructure.

The Chicago Bridge & Iron property is leased in its entirety to Chicago Bridge & Iron, Company (Delaware), under a triple-net lease. Chicago Bridge & Iron utilizes the property as the home office for its intellectual personnel, with the bulk of its engineers located at the property. Chicago Bridge & Iron N.V., the parent company of Chicago Bridge & Iron, is the guarantor of the Chicago Bridge & Iron lease.

Chicago Bridge & Iron N.V. is a publicly-traded corporation listed on the New York Stock Exchange, and is one of the world’s largest engineering, procurement and construction companies, with approximately 18,000 employees worldwide. Chicago Bridge & Iron N.V. has over 80 locations around the world, over 70 proprietary licensed technologies and over 1,500 patents and patent applications. The proximity of the Chicago Bridge & Iron property to the Chicago regional market’s many institutions of higher learning and the corresponding access to a consistent flow of new intellectual talent makes the Chicago Bridge & Iron property critical to maintaining Chicago Bridge & Iron’s competitive edge in the highly technical industry in which it competes.

Since the Chicago Bridge & Iron property is leased to a single tenant on a long-term basis under a net lease, we believe that financial information about the guarantor of the lease, is more relevant to investors than financial statements of the property acquired. Chicago Bridge & Iron N.V., the guarantor of the Chicago Bridge & Iron lease, is a public company which currently files its financial statements in reports filed with the Securities and Exchange Commission (SEC), and the following is summary financial data regarding Chicago Bridge & Iron N.V. taken from its previously filed public reports:

	For the Six Months Ended	For the Fiscal Year Ended
	6/30/2009	12/31/2008	12/31/2007	12/31/2006	12/31/2005
	(in thousands)
Consolidated Statements of Income
Revenues	2,508,089	5,944,981	4,363,492	3,125,307	2,257,517
Operating Income	162,657	35,210	205,566	145,639	50,235
Net Income (Loss)	92,236	(21,146)	165,640	116,968	15,977

	6/30/2009	12/31/2008	12/31/2007	12/31/2006	12/31/2005
	(in thousands)
Consolidated Balance Sheets
Total Assets	2,966,093	3,000,718	3,153,423	1,784,412	1,377,819
Long-Term Debt	120,000	120,000	160,000	0	25,000
Shareholders’ Equity	693,276	555,825	726,719	542,435	483,668

If you would like to review more detailed financial information regarding Chicago Bridge & Iron N.V., please refer to the financial statements of Chicago Bridge & Iron N.V., which are publicly available with the SEC at http://www.sec.gov.

The Chicago Bridge & Iron lease commenced on June 5, 2001 and terminates on October 31, 2022. Chicago Bridge & Iron has the right, at its option, to extend the initial term of the lease for four additional five-year periods. As part of the lease, in addition to the annual base rent, Chicago Bridge & Iron must contribute $100,000 annually toward a reserve fund that is escrowed for any unforeseen capital expenditures. The rent schedule for the remaining term of the Chicago Bridge & Iron lease is as follows:

Month Commencing	Approximate Annual Base Rent	$/Square Foot
October 2007	$2,415,000	$13.72
July 2011	$2,587,000	$14.69
July 2016	$2,776,000	$15.77
July 2021	$2,986,000	$16.96

Chicago Bridge & Iron also has the right to terminate the lease, provided no instance of default by Chicago Bridge & Iron has occurred and is continuing under the lease which would create a default under our loan documents related to the Chicago Bridge & Iron property, if Chicago Bridge & Iron provides notice that it intends to cease operations on the Chicago Bridge & Iron property. Upon giving such notice, Chicago Bridge & Iron would be required to assist in marketing the Chicago Bridge & Iron property for a period up to 15 months, in an effort to obtain the maximum sale price, taking into account all pertinent factors. Chicago Bridge & Iron would have a right of first refusal on any offer to purchase the Chicago Bridge & Iron property during such period. After a period of one year from the date Chicago

Bridge & Iron provided notice of its intention to cease operations, the highest offer, if any, received during such one-year period would be deemed accepted for purposes of calculating the liability of Chicago Bridge & Iron due to its termination of the lease, as described below.

Upon the earlier of the closing of a sale of the Chicago Bridge & Iron property or the end of the 15-month period commencing upon the date of Chicago Bridge & Iron’s notice, Chicago Bridge & Iron would be required to pay a termination price that amounts to the positive differential between the actual sale price or deemed sale price (pursuant to a “deemed” acceptance described above) and the combination of the following: (1) a threshold amount (defined in the lease as a certain amount decreasing over time from $21.5 million to $18.6 million); (2) certain prepayment premiums; and (3) certain yield maintenance payments, defeasance or similar fees and costs. Upon Chicago Bridge & Iron’s payment of this termination price, the lease would terminate. If Chicago Bridge & Iron provides notice of its intention to cease operations and subsequently exercises its right of first refusal to purchase the Chicago Bridge & Iron property, yet fails to voluntarily cease its operations on the Chicago Bridge & Iron property within 15 months following its notice, then Chicago Bridge & Iron would be required to pay, in addition to the termination price, a purchase price differential (defined in the lease as a certain amount increasing over time from $11.5 million to $37.5 million). This obligation for the purchase price differential would survive the termination of the lease upon payment of the termination fee.

In connection with a lease amendment dated October 30, 2007, Plainfield Partners, LLC, our property owning entity, provided Chicago Bridge & Iron with a $7.4 million tenant improvement allowance to pay, in part, for the $8.35 million of budgeted expenses the tenant intends to spend on substantial tenant improvements, including installation of a new HVAC system, new roof, new electrical systems and new ceiling grids and lighting. There are no known environmental issues associated with the Chicago Bridge & Iron property. In the opinion of management, the Chicago Bridge & Iron property is adequately covered by insurance.

As part of the contribution transactions, our sponsor assigned to us all of its interest in an option to purchase from Chicago Bridge & Iron an additional 3.2 acre plot adjacent to the Chicago Bridge & Iron property for $1.00. This option expires upon the earlier of July 1, 2041 or the expiration or termination, other than termination as a result of an instance of default by Chicago Bridge & Iron, of the underlying lease with Chicago Bridge & Iron.

Our Acquisition Indebtedness

In connection with the contribution transactions, we acquired certain indebtedness related to the Renfro property and the Chicago Bridge & Iron property. If our cash flow from operations is insufficient to cover our debt service obligations, we may need to use proceeds from this offering to meet such obligations. As of June 30, 2009, we were in compliance with all covenants related to the indebtedness on the Renfro property and the Chicago Bridge & Iron property.

Renfro Mortgage Debt

On January 29, 2009, Renfro Properties, LLC refinanced the prior loan on the Renfro property with Inland Bank & Trust (“Inland”) in an aggregate amount of $13.0 million to fund the following: (1) $8.0 million to partially pay off the prior Renfro debt (the “Renfro Term Debt”); and (2) $5.0 million as a revolving line of credit to be used to pay off the balance of the prior Renfro debt and the balance of approximately $2.0 million to fund tenant improvements in connection with a lease amendment (the “Renfro Line of Credit”).

The Renfro Term Debt has a term of three years and expires on January 31, 2012. The Renfro Term Debt bears a floating interest rate of Prime plus 1.00% per annum, with a minimum interest rate of 6.50%, during the term of the loan. The Renfro Term Debt provides for monthly, interest-only payments during the tenant improvement period, with monthly, principal and interest payments, based upon a 25-year amortization schedule, thereafter for the remaining term of the Renfro Term Debt.

The Renfro Line of Credit has an initial term of one year and shall be reviewed by Inland for annual renewal thereafter. We intend to request an extension or renewal of the Renfro Line of Credit. In the event that we cannot extend or renew the Renfro Line of Credit, we may be required to use net offering proceeds, operating cash flow, or other sources, including potentially funds advanced by our sponsor, to pay this debt. See “Risk Factors – Risks Associated with Debt Financing.” The Renfro Line of Credit bears a floating interest rate of Prime plus 1.00% per annum, with a minimum interest rate of 6.50%, during its initial one-year term. In addition, the Renfro Line of Credit provides for monthly, interest-only payments, with the entire principal balance outstanding due upon the expiration of the initial one-year term, or January 29, 2010.

The Renfro Term Debt and the Renfro Line of Credit are secured by a first mortgage and assignment of rents and leases on the Renfro property. In addition, Kevin A. Shields, our President, serves as a guarantor of both the Renfro Term Debt and the Renfro Line of Credit. Lender fees on the Renfro Term Debt and the Renfro Line of Credit were approximately $48,500. Renfro Properties LLC also paid a loan brokerage fee to Cohen Financial in the amount of $65,000 or 0.60% of the total balance of $13.0 million. The Renfro debt documents contain a number of customary representations, warranties, covenants and indemnities.

Chicago Bridge & Iron Mortgage Debt

Upon our acquisition of the Griffin properties, in connection with the contribution transactions, we assumed the obligations of Plainfield Partners, LLC under a secured loan with Artesia Mortgage Capital Corporation evidenced by that certain Fixed Rate Note dated October 30, 2007 in the principal amount of $21.16 million (the “Chicago Bridge & Iron Mortgage Debt”). The Chicago Bridge & Iron Mortgage Debt note is secured by a first mortgage and security agreement on our interest in the underlying Chicago Bridge & Iron property, a fixture filing, and an assignment of leases, rents, income and profits. The Chicago Bridge & Iron Mortgage Debt has an initial term of approximately ten years and matures November 11, 2017.

The Chicago Bridge & Iron Mortgage Debt bears a fixed interest rate of 6.65% per annum for the term of the loan. The Chicago Bridge & Iron Mortgage Debt provides for principal and interest payments due on the 11th day of each calendar month, with such payments having commenced under the loan on December 11, 2007. If we default on the Chicago Bridge & Iron Mortgage Debt, for any reason, the lender may accelerate the entire balance then-outstanding under the loan and impose certain late fees and/or default penalties. If certain conditions are met, we may elect to prepay a portion or the entire outstanding balance of the Chicago Bridge & Iron Mortgage Debt upon no less than 30 days and no more than 60 days written notice to the lender, without a prepayment penalty, but only at certain times in the last two months prior to the maturity date of the loan. Otherwise, any prepayment by us is subject to a prepayment premium. The Chicago Bridge & Iron Mortgage Debt documents contain a number of customary representations, warranties, covenants and indemnities.

INVESTMENT OBJECTIVES AND RELATED POLICIES

Overview

If we sell the maximum offering, we estimate that approximately 88.25% of the money you invest will be available for investment. We may also use net offering proceeds to pay down debt or make distributions if our cash flows from operations are insufficient. The remaining 11.75% will be used to pay sales commissions, dealer manager fees and other organization and offering expenses and to pay real estate related acquisition fees and expenses. We expect our acquisition fees and actual acquisition expenses to constitute approximately 2.57% of our gross offering proceeds, which will allow us to invest approximately 85.68% in real estate investments. Such net offering proceeds will be used to primarily invest in single tenant net lease properties in accordance with our investment objectives. Our investment objectives and policies may be amended or changed at any time by our board of directors. Although we have no plans at this time to change any of our investment objectives, our board of directors may change any and all such investment objectives, including our focus on single tenant net lease properties, if they believe such changes are in the best interests of our stockholders. In addition, we may invest in real estate properties other than single tenant net lease properties if our board deems such investments to be in the best interests of our stockholders. We cannot assure you that our policies or investment objectives will be attained or that the value of our common stock will not decrease.

Primary Investment Objectives

Our primary investment objectives are to:

•	invest in income-producing real property in a manner that allows us to qualify as a REIT for federal income tax purposes;

•	provide regular cash distributions to our stockholders;

•	preserve and protect your invested capital; and

•	achieve appreciation in the value of our properties over the long term.

We cannot assure you that we will attain these primary investment objectives.

Exchange Listing and Other Liquidity Events

Our board will determine when, and if, to apply to have our shares of common stock listed for trading on a national securities exchange, subject to satisfying then existing applicable listing requirements. Subject to then existing market conditions and the sole discretion of our board of directors, we intend to seek one or more of the following liquidity events within eight to 11 years after completion of this offering:

•	list our shares on a national securities exchange;

•	merge, reorganize or otherwise transfer our company or its assets to another entity with listed securities;

•	commence the sale of all of our properties and liquidate our company; or

•	otherwise create a liquidity event for our stockholders.

However, we cannot assure you that we will achieve one or more of the above-described liquidity events within the time frame contemplated or at all. This timeframe represents the Company’s best faith estimate of the time necessary to build a portfolio sufficient enough to effectuate one of the liquidity events listed above. Our board of directors has the sole discretion to continue operations beyond 11 years after completion of the offering if it deems such continuation to be in the best interests of our stockholders. Even if we do accomplish one or more of these liquidity events, we cannot guarantee that a public market will develop for the securities listed or that such securities will trade at a price higher than what you paid for your shares in our offering. At the time it becomes necessary for our board of directors to determine which liquidity event, if any, is in the best interests of us and our stockholders, we expect that the board will take all relevant factors at that time into consideration when making a liquidity event decision. We expect that the board will consider various factors including, but not limited to, costs and expenses related to each possible liquidity event and the potential subordinated fees paid to our advisor listed in the “Management Compensation” section of this prospectus. See “Conflicts of Interest — Receipt of Fees and Other Compensation by Our Advisor and its Affiliates” for a discussion of the potential conflicts of interest related to the fees paid to our advisor as a result of a liquidity event.

Investment Strategy

We will seek to acquire a portfolio of single tenant net lease properties throughout the United States diversified by corporate credit, physical geography, product type and lease duration. Although we have no current intention to do so, we may also invest a portion of the net proceeds in single tenant net lease properties outside the United States. We intend to acquire assets consistent with our single tenant acquisition philosophy by focusing primarily on properties:

•	mission critical to the business operations of the tenant;

•	located in primary, secondary and certain select tertiary markets;

•	leased to tenants with stable and/or improving credit quality; and

•	subject to long-term leases with defined rental rate increases or with short-term leases with high-probability renewal and potential for increasing rent.

Our sponsor has been acquiring single tenant net lease properties for well over a decade. Our sponsor’s positive acquisition and ownership experience with single tenant net lease properties of the type we intend to acquire stems from the following:

•	the credit quality of the lease payment is determinable and equivalent to the senior unsecured credit rating of the tenant;

•	the critical nature of the asset to the tenant’s business provides greater default protection relative to the tenant’s balance sheet debt;

•	the percentage recovery in the event of a tenant default is empirically greater than an unsecured lender; and

•	long-term leases provide a consistent and predictable income stream across market cycles while short-term leases offer income appreciation upon renewal and reset.

We will seek to provide investors the following benefits:

•	a cohesive management team experienced in all aspects of real estate investment with a track record of acquiring single tenant net lease assets;

•	a clear alignment of interests between management and investors, as the affiliates of our sponsor invested over $20 million in our portfolio by contributing the Griffin properties;

•	stable cash flow backed by a portfolio of single tenant net lease real estate assets;

•	minimal exposure to operating and maintenance expense increases given our focus on single tenant net lease properties;

•	contractual lease rate increases enabling distribution growth;

•	insulation from short-term economic cycles resulting from the long-term nature of underlying asset leases;

•	enhanced stability resulting from diversified credit characteristics of corporate credits; and

•	portfolio stability promoted through geographic and product type investment diversification.

General Acquisition and Investment Policies

We will seek to make investments that satisfy the primary investment objective of providing regular cash distributions to our stockholders. However, because a significant factor in the valuation of income-producing real property is its potential for future appreciation, we anticipate that some properties we acquire may have both the potential for growth in value and for providing regular cash distributions to our stockholders.

Our advisor has substantial discretion with respect to the selection of specific properties. However, each acquisition will be approved by our board of directors. In selecting a potential property for acquisition, we and our advisor consider a number of factors, including but not limited to the following:

•	tenant creditworthiness;

•

lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options;

•	projected demand in the area;

•	a property’s geographic location and type;

•	proposed purchase price, terms and conditions;

•	historical financial performance;

•	projected net cash flow yield and internal rates of return;

•	a property’s physical location, visibility, curb appeal and access;

•	construction quality and condition;

•	potential for capital appreciation;

•	demographics of the area, neighborhood growth patterns, economic conditions, and local market conditions;

•	potential capital and tenant improvements and reserves required to maintain the property;

•	prospects for liquidity through sale, financing or refinancing of the property;

•	the potential for the construction of new properties in the area;

•	treatment under applicable federal, state and local tax and other laws and regulations;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonable ascertainable risks such as environmental contamination.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in this offering. In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is ultimately purchased.

Description of Leases

We expect, in most instances, to acquire single tenant properties with existing net leases. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we anticipate entering into “net” leases. “Net” leases means leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance, common area maintenance charges, and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple-net or double-net. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term and/or that require the tenant to pay rent based upon a percentage of the tenant’s revenues. Percentage rent can be calculated based upon a number of factors. Triple-net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any. Double-net leases typically hold the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. To the extent we acquire multi-tenant properties, we expect to have a variety of lease arrangements with the tenants of these properties. Since each lease is an individually negotiated contract between two or more parties, each lease will have different obligations of both the landlord and tenant and we cannot predict at this time the exact terms of any future leases into which we will enter. We will weigh many factors when negotiating specific lease terms, including, but not limited to, the rental rate, creditworthiness of the tenant, location of the property and type of property. Many large national tenants have standard lease forms that generally do not vary from property to property. We will have limited ability to revise the terms of leases to those tenants.

We anticipate that many of our acquisitions will have lease terms of seven to 15 years at the time of the property acquisition. We may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is located in a desirable location, is difficult to replace, or has other significant favorable real estate attributes. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. As a precautionary measure, we may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one or more years of annual rent in the event of a rental loss.

Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our advisor on an annual basis. The insurance certificates will be tracked and reviewed for compliance by our property manager.

Our Borrowing Strategy and Policies

We may incur our indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately-placed debt instruments or financing from institutional investors or other lenders. We may obtain a credit facility or separate loans for each acquisition. Our indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. We may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of our shares or to provide working capital.

There is no limitation on the amount we can borrow for the purchase of any property. Our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and must be reviewed by our board of directors at least quarterly. We anticipate that we will utilize approximately 60% leverage in connection with our acquisition strategy. However, our charter limits our borrowing to 300% of our net assets (equivalent to 75% of the cost of our assets) unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders in our next quarterly report, along with the justification for such excess.

We may borrow amounts from our advisor or its affiliates only if such loan is approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, as fair, competitive, commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the circumstances.

Except as set forth in our charter regarding debt limits, we may re-evaluate and change our debt strategy and policies in the future without a stockholder vote. Factors that we could consider when re-evaluating or changing our debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.

Acquisition Structure

Although we are not limited as to the form our investments may take, our investments in real estate will generally constitute acquiring fee title or interests in joint ventures or similar entities that own and operate real estate.

We will make acquisitions of our real estate investments directly or indirectly through our operating partnership, The GC Net Lease REIT Operating Partnership, L.P. See “Prospectus Summary — Our Structure” and “Our Operating Partnership Agreement.” We will acquire interests in real estate either directly through our operating partnership or indirectly through limited liability companies or limited partnerships, or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with other owners of properties, affiliates of our advisor or other persons. See “Risk Factors — Risks Associated with Co-Ownership of Real Estate.”

Real Property Investments

Our advisor will be continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties for us and other Griffin Capital-sponsored programs. At such time while this offering is being conducted, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will also describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY CONSUMMATE SUCH ACQUISITION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED ACQUISITION WILL NOT CHANGE BETWEEN THE DATE OF THE SUPPLEMENT AND ANY ACTUAL PURCHASE. We intend to obtain what we believe will be adequate insurance coverage for all properties in which we invest. Some of our leases may require that we procure insurance for both commercial general liability and property damage; however, we expect that those leases will provide that the premiums will be fully reimbursable from the tenant. In such instances, the policy will list us as the named insured and the tenant as the additional insured. However, we may decide not to obtain any or adequate earthquake or similar catastrophic insurance coverage because the premiums are too high, even in instances where it may otherwise be available. See “Risk Factors – General Risks Related to Investments in Real Estate.”

Conditions to Closing Acquisitions

We will not purchase any property unless and until we obtain at least a Phase I environmental assessment and history for each property purchased and we are sufficiently satisfied with the property’s environmental status. In addition, we will generally condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or other independent professionals, including but not limited to, where appropriate:

•	property surveys and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, flood zone studies, if available;

•	licenses, permits, maps and governmental approvals;

•	tenant estoppel certificates;

•	historical financial statements and tax statement summaries of the properties;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Joint Venture Investments

We may acquire some of our properties in joint ventures, some of which may be entered into with affiliates of our advisor. We may also enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of owning and leasing real properties. See “Conflicts of Interest.” Among other reasons, we may want to acquire properties through a joint venture with third parties or affiliates in order to diversify our portfolio of properties in terms of geographic region or property type. Joint ventures may also allow us to acquire an interest in a property without requiring that we fund the entire purchase price. In addition, certain properties may be available to us only through joint ventures. In determining whether to recommend a particular joint venture, our advisor will evaluate the real property which such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus.

We may enter into joint ventures with affiliates of our advisor for the acquisition of properties, but only provided that:

•	A majority of our directors, including a majority of our independent directors, approve the transaction as being fair and reasonable to us; and

•	The investment by us and such affiliate are on substantially the same terms and conditions.

To the extent possible and if approved by our board of directors, including a majority of our independent directors, we will attempt to obtain a right of first refusal or option to buy if such venture partner elects to sell its interest in the property held by the joint venture. In the event that the venture partner were to elect to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the venture partner’s interest in the property held by the joint venture. Entering into joint ventures with affiliates of our advisor will result in certain conflicts of interest. See “Conflicts of Interest — Joint Ventures with Affiliates of our Advisor.”

Construction and Development Activities

From time to time, we may construct and develop real estate assets or render services in connection with these activities. We may be able to reduce overall purchase costs by constructing and developing a property versus purchasing a completed property. Developing and constructing properties would, however, expose us to risks such as cost overruns, carrying costs of projects under construction or development, availability and costs of materials and labor, weather conditions and government regulation. See “Risk Factors — General Risks Related to Investments in Real Estate” for additional discussion of these risks. To comply with the applicable requirements under federal income tax law, we intend to limit our construction and development activities to performing oversight and review functions, including reviewing the construction design proposals, negotiating and contracting for feasibility studies and supervising compliance with local, state or federal laws and regulations, negotiating contracts, overseeing construction, and obtaining financing. In addition, we may use “taxable REIT subsidiaries” or certain independent contractors to carry out these oversight and review functions. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” for a discussion of “taxable REIT subsidiaries.” We will retain independent contractors to perform the actual construction work.

Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Complying with the ADA requirements could require us to remove access barriers. Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of additional federal, state and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected. See “Risk Factors — General Risks Related to Investments in Real Estate” for additional discussion regarding compliance with the ADA.

Environmental Matters

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent units or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. See “Risk Factors — General Risks Related to Investments in Real Estate” for additional discussion regarding environmental matters.

Other Regulations

The properties we acquire likely will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We intend to acquire properties that are in material compliance with all such regulatory requirements. However, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

Disposition Policies

We generally intend to hold each property we acquire for an extended period. However, we may sell a property at any time if, in our judgment, the sale of the property is in the best interests of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including prevailing economic conditions, other investment opportunities and considerations specific to the condition, value and financial performance of the property. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.

We may sell assets to third parties or to affiliates of our advisor. Our nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, must review and approve all transactions between us and our advisor and its affiliates. Please see “Management — Committees of the Board of Directors — Nominating and Corporate Governance Committee,” and “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Investment Limitations in our Charter

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds, most of which are those typically required by various provisions of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (NASAA REIT Guidelines). So long as the NASAA REIT Guidelines apply to us, we will not:

•

Invest in equity securities unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

•

Invest in commodities or commodity futures contracts, except for future contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages.

•	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

•

Make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or our advisor and its affiliates, we will obtain an appraisal from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available to our stockholders for inspection and duplication. We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage or condition of the title.

•

Make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other loan underwriting criteria.

•	Make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, our advisor or their respective affiliates.

•	Make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets.

•	Issue equity securities on a deferred payment basis or other similar arrangement.

•	Issue debt securities in the absence of adequate cash flow to cover debt service.

•	Issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance.

•	Issue “redeemable securities” redeemable solely at the option of the holder, which restriction has no affect on our ability to implement our share redemption program.

•

When applicable, grant warrants or options to purchase shares to our advisor or its affiliates or to officers or directors affiliated with our advisor except on the same terms as options or warrants that are sold to the general public. Further, the amount of the options or warrants cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options.

•	Lend money to our directors, or to our advisor or its affiliates, except for certain mortgage loans described above.

Changes in Investment Policies and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interests of our stockholders. Each determination and the basis therefor is required to be set forth in the applicable meeting minutes. The methods of implementing our investment policies may also vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in our charter, may be altered by a majority of our directors, including a majority of our independent directors, without the approval of our stockholders. The determination by our board of directors that it is no longer in our best interests to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors. Investment policies and limitations specifically set forth in our charter, however, may only be amended by a vote of the stockholders holding a majority of our outstanding shares.

Investments in Mortgages

While we intend to emphasize equity real estate investments and, hence, operate as what is generally referred to as an “equity REIT,” as opposed to a “mortgage REIT,” we may invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate or other similar real estate loans consistent with our REIT status. We may make such loans to developers in connection with construction and redevelopment of real estate properties. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Administration or another third-party. We may also invest in participating or convertible mortgages if our directors conclude that we and our stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

Affiliate Transaction Policy

Our board of directors has established a nominating and corporate governance committee, which will review and approve all matters the board believes may involve a conflict of interest. This committee is composed solely of independent directors. Please see “Management — Committees of the Board of Directors — Nominating and Corporate Governance Committee.” This committee of our board of directors will approve all transactions between us and our advisor and its affiliates. Please see “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Investment Company Act and Certain Other Policies

We intend to operate in such a manner that we will not be subject to regulation under the Investment Company Act of 1940 (1940 Act). Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the 1940 Act. Among other things, our advisor will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the 1940 Act. If at any time the character of our investments could cause us to be deemed as an investment company for purposes of the 1940 Act, we will take all necessary actions to attempt to ensure that we are not deemed to be an “investment company.” Please see “Risk Factors — Risks Relating to this Offering and Our Corporate Structure.”

In addition, we do not intend to:

•	underwrite securities of other issuers; or

•	actively trade in loans or other investments.

Subject to the restrictions we must follow in order to qualify to be taxed as a REIT, we may make investments other than as previously described, although we do not currently intend to do so. We have authority to purchase or otherwise reacquire our common shares or any of our other securities. We have no present intention of repurchasing any of our common shares except pursuant to our share redemption program, and we would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board is responsible for the management and control of our affairs. Our board has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to our board’s supervision. Our advisor is also accountable to us and our stockholders as a fiduciary. Our charter has been reviewed and ratified by a majority of our board of directors, including a majority of our independent directors. This ratification by our board of directors was required by the NASAA REIT Guidelines.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than three nor more than 15. Currently, we have three directors, Kevin A. Shields, our President, and two independent directors, Gregory M. Cazel and Timothy J. Rohner. An “independent director” is a person who is not one of our officers or employees or an officer or employee of our advisor or its affiliates, has not otherwise been affiliated with such entities for the previous two years and does not serve as a director of more than three REITs organized by or advised by our advisor. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of the independent directors must have at least three years of relevant real estate experience.

During the discussion and analysis of proposed transactions, independent directors may offer suggestions for ways in which transactions may be structured to offer us the greatest value, and our management will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders or until his or her successor has been duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither our advisor, any member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director. In determining the requisite percentage in interest required to approve such a matter, any shares owned by such persons will not be included.

Vacancies on the board, whether created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director, may be filled only by a vote of a majority of the remaining directors. In cases of vacancies among the independent directors, the remaining independent directors shall nominate replacements for the vacant positions. If at any time we have no directors in office, our stockholders shall elect successor directors. Each of our directors will be bound by our charter and our bylaws.

Our directors are not required to devote all of their time to our business and we do not expect that our directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Our directors are only required to devote the time to our affairs as their duties require. At a minimum, our directors will meet quarterly, or more frequently if necessary. Consequently, in the exercise of their responsibilities, our directors will be relying heavily on our advisor. Our directors shall have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor.

Our board of directors will have written policies on investments and borrowing, the expected terms of which are set forth in this prospectus. See “Investment Objectives and Related Policies.” Our directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

Our board also will be responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of our stockholders. Our board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity. In addition, a majority of our directors, including a majority of the independent directors who are not otherwise interested in the transaction, must approve all transactions with our advisor or its affiliates. Our independent directors will also be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of our advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•	the success of our advisor in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure, and other investments by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor and the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by our advisor or its affiliates for its other clients.

If our independent directors determine that the performance of our advisor is unsatisfactory or that the compensation to be paid to our advisor is unreasonable, the independent directors may take such actions as they deem to be in the best interests of us and our stockholders under the circumstances, including potentially termination of the advisory agreement and retention of a new advisor.

Neither our advisor nor any of its affiliates will vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of our advisor, any non-independent director or any of their respective affiliates, or (2) any transaction between us and our advisor, any non-independent director or any of their respective affiliates.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)
Kevin A. Shields	51	Chairman of the Board of Directors and President
Michael J. Escalante	49	Vice President and Chief Investment Officer
Joseph E. Miller	46	Chief Financial Officer and Treasurer
Mary P. Higgins	49	Vice President, General Counsel and Secretary
Don G. Pescara	46	Vice President — Acquisitions
Julie A. Treinen	49	Vice President — Asset Management
Gregory M. Cazel	47	Independent Director
Timothy J. Rohner	47	Independent Director

Kevin A. Shields, our President and the Chairman of the board of directors, has been an officer and director since our initial formation. Mr. Shields is also the President and founder of our sponsor, which he founded in 1995, and has been the President of our advisor since August 2008. Additionally, Mr. Shields is the chief compliance officer and sole stockholder of our dealer manager and controls our advisor through his ownership of our sponsor. Before founding our sponsor, from 1993 to 1994, Mr. Shields was a Senior Vice President and head of the Structured Real Estate Finance Group at Jefferies & Company, Inc., a Los Angeles-based investment bank. During his tenure at Jefferies, Mr. Shields focused on originating structured lease bond product with a particular emphasis on sub-investment grade lessees. While there, he consummated the first securitized forward lease bond financing for a sub-investment grade credit tenant. From 1992 to 1993, Mr. Shields was the President and Principal of Terrarius Incorporated, a firm engaged in the restructuring of real estate debt and equity on behalf of financial institutions, corporations, partnerships and developers. Prior to founding Terrarius, from 1986 to 1992, Mr. Shields served as a Vice President in the Real Estate Finance Department of Salomon Brothers Inc. in both New York and Los Angeles. During his tenure at Salomon, Mr. Shields initiated, negotiated, drafted and closed engagement, purchase and sale and finance agreements. Mr. Shields holds a J.D. degree, an MBA, and a B.S. degree in Finance and Real Estate from the University of California at Berkeley. Mr.

Shields is a Registered Securities Principal of Griffin Capital Securities, Inc., our dealer manager, and holds Series 7, 63, 24 and 27 licenses, and is also a licensed California Real Estate Broker.

Michael J. Escalante is our Vice President and Chief Investment Officer, and has held these positions since our formation. Mr. Escalante is also Chief Investment Officer of our advisor and has served as our sponsor’s Chief Investment Officer since June 2006, where he is responsible for overseeing all acquisition and disposition activities. With 20 years of real estate related investment experience, he has been responsible for completing in excess of $4.0 billion of commercial real estate transactions throughout the Western U.S. Prior to joining our sponsor in June 2006, Mr. Escalante founded Escalante Property Ventures in March 2005, a real estate investment management company, to invest in value-added and development-oriented infill properties within California and other western states. From 1997 to March 2005, Mr. Escalante served eight years at Trizec Properties, Inc., one of the largest publicly-traded U.S. office REITs, with his final position being Executive Vice President – Capital Transactions and Portfolio Management. While at Trizec, Mr. Escalante was directly responsible for all capital transaction activity for the Western U.S., which included the acquisition of several prominent office projects. Mr. Escalante’s work experience at Trizec also included significant hands-on operations experience as the REIT’s Western U.S. Regional Director with bottom-line responsibility for asset and portfolio management of a 4.6 million square foot office/retail portfolio (11 projects / 23 buildings) and associated administrative support personnel (110 total / 65 company employees). Prior to joining Trizec, from 1987 to 1997, Mr. Escalante held various acquisitions, asset management and portfolio management positions with The Yarmouth Group, an international investment advisor. Mr. Escalante holds an MBA from the University of California at Los Angeles, and a B.S. in Commerce from the University of Santa Clara, which is located in California. Mr. Escalante is a full member of the Urban Land Institute and active in many civic organizations.

Joseph E. Miller is our Chief Financial Officer and Treasurer. Mr. Miller has been our Chief Financial Officer and Treasurer since our formation. Mr. Miller is also our advisor’s Chief Financial Officer and has served as our sponsor’s Chief Financial Officer since February 2007, where he is responsible for all of our sponsor’s and advisor’s accounting, finance, information technology systems and human resources functions. Mr. Miller has 20 years of real estate experience in public accounting and real estate investment firms. Prior to joining our sponsor, from 2001 to January 2007, Mr. Miller served as the Vice President and Corporate Controller, and later the Senior Vice President of Business Operations, for PS Business Parks, a publicly traded REIT. Mr. Miller initially served PS Business Parks as their Vice President and Corporate Controller, where he was responsible for SEC filings, property-level accounting, and all financial reporting. Upon assuming the role of Senior Vice President of Business Operations, Mr. Miller was responsible for the financial operations of the real estate portfolio, policies and procedures of the organization, and information technology systems. From 1997 to 2001, Mr. Miller was the Corporate Controller for Maguire Properties, formerly Maguire Partners, where he was responsible for the accounting operations, treasury functions, and information technology systems. Before joining Maguire, from 1994 to 1997, Mr. Miller was an audit manager with Ernst & Young LLP where he was responsible for attestation engagements for financial services and real estate companies, and he also worked on initial public offering teams for real estate investment companies going public. Mr. Miller also worked with KPMG, where he became a certified public accountant. Mr. Miller received a B.S. in Business Administration, Accounting from California State University and an MBA from the University of Southern California.

Mary P. Higgins is our Vice President, General Counsel and Secretary and has been with us since our formation. Ms. Higgins is also the Vice President, General Counsel and Secretary of our advisor and the Vice President, General Counsel and Secretary of our sponsor. Prior to joining our sponsor in January 2001, Ms. Higgins was a partner at the law firm of Wildman, Harrold, Allen & Dixon LLP in Chicago, Illinois. Ms. Higgins has been our sponsor’s primary real estate transaction counsel for more than eight years and has worked together with our sponsor’s principals on nearly all of that firm's acquisition, due diligence, leasing, financing and disposition activities during that time period. Ms. Higgins has over 20 years experience representing both public and private real estate owners, tenants and investors in commercial real estate matters, including development, leasing, acquisitions, dispositions, and securitized and non-securitized financings. Representative transactions include sales and dispositions of regional malls, including some of the premiere regional malls in the nation; sale of a golf course in an UPREIT structure; a $38 million credit tenant loan transaction; acquisition of various Florida office properties for a $150 million office property equity fund; representation of the ground lessor in a subordinated tenant development ground lease and a $350 million property roll up. Ms. Higgins additionally has extensive commercial leasing experience. Ms. Higgins is the author of the chapter entitled “Due Diligence on Commercial Leases” in the Real Estate Transactions volume published by the Illinois Institute for Continuing Legal Education, and she is active in many civic organizations. Ms. Higgins earned her undergraduate degree in Law Firm Administration from Mallinckrodt College (now part of Loyola University) and her J.D. degree from DePaul University College of Law, both of which are located in Illinois.

Don G. Pescara is our Vice President — Acquisitions and has been with us since our formation. Mr. Pescara is also the Managing Director — Acquisitions for our advisor and the Managing Director — Acquisitions for our sponsor. Mr. Pescara is responsible for our sponsor’s activities in the Midwestern U.S. and is based in the firm’s Chicago office. Prior to joining our sponsor in January 1997, Mr. Pescara was a Director at Cohen Financial in the Capital Markets Unit responsible for all types of real estate financing including private placements of both debt and equity, asset dispositions, and acquisitions on behalf of Cohen’s merchant banking group. Prior to joining Cohen, Mr. Pescara was a Director at CB Commercial Mortgage Banking Group. During his 23-year career, Mr. Pescara has been responsible for many innovative financing programs, including structuring corporate sale/leaseback transactions utilizing synthetic and structured lease bond financing. Formerly Co-Chairman of the Asian Real Estate Association, Mr. Pescara was responsible for creating a forum for idea exchange between Pacific Rim realty investors and their United States counterparts. An active member of the Urban Land Institute, Mortgage Bankers Association and the International Council of Shopping Centers, Mr. Pescara is a graduate of the University of Illinois at Urbana-Champaign with a B.A. in Economics and a minor in Finance and is a licensed Illinois Real Estate Broker.

Julie A. Treinen is our Vice President — Asset Management and has held that position since our formation. Ms. Treinen is also the Managing Director — Asset Management for our advisor and the Managing Director — Asset Management for our sponsor where she is responsible for all of the firms’ asset management activities. Before joining our sponsor in September 2004, Ms. Treinen was a Vice President at Cornerstone Real Estate Advisers, Inc., a Hartford-based, SEC-registered real estate investment and advisory firm with $4.6 billion of assets under management. During her five years at Cornerstone, Ms. Treinen managed the acquisition diligence of approximately 1.2 million square feet of existing assets totaling $238 million, the development of five apartment joint venture projects totaling $152 million, and the disposition of five properties totaling $125 million. Ms. Treinen was also the senior asset manager for a $400 million portfolio of office, industrial and apartment investments. Prior to joining Cornerstone, from 1996 to 1999, Ms. Treinen was Director, Field Production at Northwestern Mutual Life in Newport Beach where she initiated, negotiated, and closed three development projects totaling over $100 million and three mortgage originations totaling over $100 million, and acquired four existing assets totaling over $50 million. Prior to joining Northwestern, from 1989 to 1996, Ms. Treinen was a Vice President at Prudential Realty Group in Los Angeles. Over the course of her seven year tenure at Prudential, Ms. Treinen originated over $235 million in new commercial mortgage loans, structured and negotiated problem loan workouts, note sale and foreclosures totaling over $140 million and managed a portfolio of office, industrial and apartment investments totaling approximately $500 million. Prior to the real estate industry, Ms. Treinen spent several years in finance and as a certified public accountant. Ms. Treinen holds an MBA degree from the University of California at Berkeley, and a B.A. degree in Economics from the University of California at Los Angeles.

Gregory M. Cazel is one of our independent directors of our board of directors. Since October 2009, Mr. Cazel has served as Midwest Regional Director for Real Estate Disposition, LLC, a real estate auction marketing firm specializing in selling residential, commercial, multi-family and hospitality properties and land, as well as performing and non-performing notes and loan pools. Mr. Cazel is also President of Midwest Residential Partners, LLC, a private real estate investment firm, which he formed in July 2008. Mr. Cazel has more than 24 years of commercial real estate finance, acquisition, loan origination and securitization, mortgage banking, underwriting, analysis, and investment experience. Throughout his career, Mr. Cazel has been responsible for closing in excess of $4.0 billion of commercial real estate loans including fixed-rate, floating-rate, and mezzanine financings throughout the United States. From January 2009 to October 2009, Mr. Cazel was a Principal with Prairie Realty Advisors, Inc., a mortgage banking firm. From April 2007 to June 2008, Mr. Cazel was an Executive Director with Dexia Real Estate Capital Markets Company, a Division of Dexia Bank, a Belgium-based financial institution, where he was responsible for establishing the Chicago office and managing the Midwest presence for the CMBS loan program. From 1999 to April 2007, Mr. Cazel was a Vice President at JP Morgan Mortgage Capital (“JP Morgan”) where he ran a commercial loan production team that closed over $3.4 billion in permanent, floating, and mezzanine loans, representing the highest loan production volume in the country for JP Morgan during his tenure and earning Mr. Cazel the number one ranking throughout the JP Morgan branch office system. Mr. Cazel earned a B.A. in Finance with a concentration in Real Estate and Accounting from the University of Illinois.

Timothy J. Rohner is one of our independent directors of our board of directors. Mr. Rohner brings over 25 years of large business consulting and entrepreneurial experience to the board. Currently, he is a co-owner of Mpell Solutions where he is responsible for new business development, sales, and marketing. Mpell Solutions is a promotional marketing company that specializes in designing and operating consumer promotion programs for large and medium size companies. Prior to founding Mpell Solutions in September 2005, beginning in August 2002, Mr. Rohner was a founding partner of Leucadia Ventures, an investment and advisory firm. Mr. Rohner was a business consultant for Diamond Management and Technology Consultants (NASDAQ: DTPI), McKinsey & Co, and Accenture from 1984 to 2002. At each company he advised senior management on issues related to business strategy, technology strategy, operational efficiency, and organizational effectiveness. He is the co-author of The Venture Imperative, published by the Harvard Business School Press in 2002. Mr. Rohner is a certified public accountant and holds a B.S. in Finance from the University of Illinois.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including any property acquisitions. However, our bylaws provide that our board may establish such committees as the board believes appropriate. The board will appoint the members of such committees in the board’s discretion. Our charter requires that a majority of the members of each committee of our board be comprised of independent directors.

Audit Committee

Our audit committee is comprised of Messrs. Cazel and Rohner, both independent directors. Mr. Rohner currently serves as chairman of the audit committee; however, he is not an audit committee financial expert. The audit committee operates pursuant to a written charter adopted by our board of directors. The charter for the audit committee sets forth its specific functions and responsibilities. The primary responsibilities of the audit committee include:

•	selecting an independent registered public accounting firm to audit our annual financial statements;

•	reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	approving the audit and non-audit services provided by the independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm; and

•	considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Cazel and Rohner, both independent directors. Mr. Cazel currently serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee will operate pursuant to a written charter adopted by our board of directors. The charter for the nominating and corporate governance committee will set forth its specific functions and responsibilities. We anticipate that the primary responsibilities of the nominating and corporate governance committee will include:

•

identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	developing and recommending to our board of directors a set of corporate governance principles and policies;

•	periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board of directors; and

•

considering and acting on any conflicts-related matter required by our charter or otherwise permitted by the Maryland General Corporation Law (MGCL) where the exercise of independent judgment by any of our directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving our advisor or its affiliates.

Compensation Committee

Our board of directors will establish a compensation committee, which we expect will consist of Messrs. Cazel and Rohner, both independent directors. The compensation committee will operate pursuant to a written charter adopted by our board of directors. The charter for the compensation committee will set forth its specific functions and responsibilities. We anticipate that the primary responsibilities of the compensation committee will include:

•	reviewing and approving our corporate goals with respect to compensation of officers and directors, if applicable;

•	recommending to the board compensation for all non-employee directors, including board and committee retainers, meeting fees and other equity-based compensation;

•	administering and granting stock options to our advisor, employees of our advisor and affiliates based upon recommendations from our advisor; and

•	setting the terms and conditions of such options in accordance with our Employee and Director Long-Term Incentive Plan, which we describe further below.

We currently do not intend to hire any employees. We intend for our compensation committee to have authority to amend the Employee and Director Long-Term Incentive Plan or create other incentive compensation and equity-based plans. We did not pay any of our executive officers, all of whom are employees of our advisor, in 2008 and currently do not intend to pay our executive officers in the near future.

Compensation of Directors

We pay each of our independent directors a retainer of $30,000 per year plus $1,000 for each board or board committee meeting the director attends in person ($2,000 for attendance by the chairperson of the audit committee at each meeting of the audit committee and $1,500 for attendance by the chairperson of any other committee at each committee meeting) and $1,000 for each regularly scheduled meeting the director attends by telephone ($250 for special board meetings conducted by telephone). In the event there are multiple meetings of the board and one or more committees in a single day, the fees will be limited to $2,000 per day ($2,500 for the chairperson of the audit committee if there is a meeting of such committee). In addition, we have reserved 10,000,000 shares of common stock for future issuance under our Employee and Director Long-Term Incentive Plan (described below), including stock options that may be granted to our independent directors.

We expect to grant each of our independent directors either (1) options to purchase shares of common stock at an exercise price equal to fair market value (or greater, if such higher price is necessary so that such option shall not be considered a “nonqualified deferred compensation plan” under Section 409A of the Code), or (2) restricted stock, as of the date each independent director is elected as a director. We expect that the independent directors will receive additional equity awards on the date of each annual meeting of stockholders. We currently have no agreements or arrangements in place with any directors to issue such equity awards. We may not grant these equity awards at any time when the issuance of the equity awards, when combined with those issued or issuable to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares. No equity award issued will be exercised if such exercise would jeopardize our status as a REIT under the Code.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also an employee of our advisor or its affiliates, we do not pay compensation for services rendered as a director.

Employee and Director Long-Term Incentive Plan

Our board of directors adopted our Employee and Director Long-Term Incentive Plan, which will:

•	provide incentives to individuals who are granted stock awards because of their ability to improve our operations and increase profits;

•	encourage selected persons to accept or continue employment or service with us or with our advisor or its affiliates that we deem important to our long-term success; and

•	increase the interest of directors in our success through their participation in the growth in value of our stock.

Our incentive plan provides for the grant of awards to our directors and full-time employees (if we ever have employees), executive officers and full-time employees of our advisor and its affiliates that provide services to us and who do not have any beneficial ownership of our advisor and its affiliates, entities and full-time employees of entities that provide services to us, and certain consultants to us, our advisor and its affiliates that provide services to us. Awards granted under our incentive plan may consist of restricted stock, nonqualified stock options, incentive stock options, stock appreciation rights, and distribution equivalent rights.

The total number of shares of our common stock (or common stock equivalents) reserved for issuance under our incentive plan is equal to 10% of our outstanding shares of stock at any time, but not to exceed 10,000,000 shares. As of the date of this prospectus, no awards have been granted under our incentive plan. At this time, we have no plans to issue any awards under our incentive plan, except for the granting of restricted stock or stock options to our independent directors as described in “Compensation of Directors” immediately above.

The term of our incentive plan will be ten years. In the event of an “equity restructuring” (meaning a nonreciprocal transaction between us and our stockholders that causes the per-share fair market value of the shares of stock underlying an award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend), then the number of shares of stock and the class(es) of stock subject to the plan and each outstanding award and the exercise price (if applicable) of each outstanding award shall be proportionately adjusted. Upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our assets, that, in each case, is not an equity restructuring, appropriate adjustments as to the number and kind of shares and exercise prices will be made either by the compensation committee or by such surviving entity. Such adjustment may provide for the substitution of such awards with new awards of the successor entity or the assumption of such awards by such successor entity. Alternatively, rather than providing for the adjustment, substitution or assumption of awards, the compensation committee may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the compensation committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

Subject to the terms of the plan, the compensation committee will set the term of the awards in its discretion, but no award will have a term greater than ten years. The compensation committee will set the period during which the right to exercise an award vests. No award issued may be exercised, however, if such exercise would jeopardize our status as a REIT under the Code or other applicable law. In addition, no award may be sold, pledged, assigned or transferred by an award holder in any manner other than by will or the laws of descent or distribution. We, our advisor, and its affiliates may, on a discretionary basis, each provide one or more loans to such entity’s employees in connection with the exercise or receipt of an award granted under the plan, to the extent not prohibited by law or the terms of the plan.

Restricted Stock

Restricted stock entitles the recipient to an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by our compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or other service or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive distributions on the restricted stock. Although distributions are paid on all restricted stock, whether vested or not, at the same rate and on the same date as our shares of common stock, we intend to require that such distributions on any shares of restricted stock that have not vested be retained by us until such shares have vested, at which time the relevant distributions will be transferred without interest thereon. Holders of restricted stock are prohibited from selling such shares until the restrictions applicable to such shares have lapsed.

Options

Options entitle the holder to purchase shares of our common stock during a specified period and for a specified exercise price. We may grant options under our incentive plan that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (incentive stock options) or options that are not incentive stock options (nonqualified stock options). Incentive stock options and nonqualified stock options will generally have an exercise price that is not less than 100% of the fair market value of the common stock underlying the option on the date of grant and will expire, with certain exceptions, ten years after the grant date.

Stock Appreciation Rights

Stock appreciation rights entitle the recipient to receive from us, at the time of exercise, an amount in cash (or in some cases, shares of common stock) equal to the amount by which the fair market value of the common stock underlying the stock appreciation right on the date of exercise exceeds the price specified at the time of grant, which cannot be less than the fair market value of the common stock on the grant date.

Distribution Equivalent Rights

Distribution equivalent rights entitle the recipient to receive, for a specified period, a payment equal to the periodic distribution declared and made by us on one share of common stock. Distribution equivalent rights are forfeited to us upon the termination of the recipient’s employment or other relationship with us. Distribution equivalent rights will not reduce the number of shares of common stock available for issuance under our incentive plan.

Other Equity-Based Awards

Other equity-based awards include any awards other than restricted stock, options, stock appreciation rights or distribution equivalent rights which, subject to such terms and conditions as may be prescribed by the compensation committee, entitles a participant to receive shares of our common stock or rights or units valued in whole or in part by reference to, or otherwise based on, shares of common stock or dividends on shares of common stock. Awards settled in cash will not reduce the maximum aggregate number of shares of common stock that may be issued under our incentive plan.

Compliance with Section 409A

As part of our strategy for compensating our independent directors, we intend to issue restricted stock and/or options to purchase our common stock in our Employee and Director Long-Term Incentive Plan, which is described above.

In general, equity and equity-based awards granted to employees, directors, or other service providers of a company may be subject to the new rules governing deferred compensation under Section 409A of the Code. Awards that are subject to Section 409A must meet certain requirements regarding the timing and form of distributions or payments, the timing of elections to defer compensation, restrictions on the ability to change elections as to timing and form of distributions or elections to defer, and prohibitions on acceleration or deferral of distributions or payments, as well as certain other requirements. Violations of Section 409A’s requirements can result in additional income, additional taxes, and penalties being imposed on the employee, director, or other service provider who receives an equity award. If the affected individual is our employee, we would be required to withhold federal income taxes on this amount.

We expect that the awards we issue under the plan will either be exempt from or comply with Section 409A’s requirements. Options and stock appreciation rights granted under the plan are expected to be exempt from Section 409A because they are required to be granted with an exercise or base price that is not less than fair market value on the date of grant and they are denominated in our common stock. If, however, an option, or stock appreciation right is granted in connection with a distribution equivalent right or other equity-based award, it may lose its exemption and become subject to Section 409A. Distribution equivalent rights and other equity-based awards will generally be subject to Section 409A, unless they are structured to fit within a specific exemption from Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors, officers and other agents, and to indemnify them, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

•

in a proceeding by us or on our behalf, the director or officer was adjudged to be liable to us (although a court may order indemnification for expenses relating to an adverse judgment in a suit by or in the right of the corporation or a judgment of liability on the basis that personal benefit was improperly received).

Our charter provides that we will indemnify and hold harmless a director, an officer, an employee, an agent, our advisor or an affiliate against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances. We are in the process of obtaining director and officer liability insurance that may cover all or a portion of the losses and liabilities, if any, which may arise from such events.

In addition to the above provisions of the MGCL, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify and hold harmless our directors, our officers, our employees, our agents, our advisor and our affiliates for losses arising from our operation by requiring that the following additional conditions be met:

•

the directors, the officers, the employees, the agents, our advisor or our affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the directors, the officers, the employees, the agents, our advisor or our affiliates were acting on our behalf or performing services for us;

•	in the case of non-independent directors, our advisor or our affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

The Securities and Exchange Commission (SEC) takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, our officers, our employees, our agents, our advisor or our affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter provides that the advancement of our funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) our directors, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) our directors, officers, employees, agents, advisor or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•

dismisses the lawsuit with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Our Advisor

Our advisor is The GC Net Lease REIT Advisor, LLC. Our advisor was formed in Delaware on August 27, 2008 and is owned by Griffin Capital Corporation, our sponsor. Some of our officers and directors are also officers of our advisor. Our advisor has contractual responsibility to us and our stockholders pursuant to the advisory agreement.

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Kevin A. Shields	51	President
Michael J. Escalante	49	Chief Investment Officer
Joseph E. Miller	46	Chief Financial Officer
Mary P. Higgins	49	Vice President, General Counsel and Secretary
Don G. Pescara	46	Managing Director — Acquisitions
Julie A. Treinen	49	Managing Director — Asset Management

The backgrounds of Messrs. Shields, Escalante, Miller and Pescara and Mesdames Higgins and Treinen are described in the “Management — Executive Officers and Directors” section of this prospectus.

In addition to the directors and executive officers listed above, our advisor and its affiliates employ personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us.

The Advisory Agreement

The following is a summary of certain provisions of our amended and restated advisory agreement with our advisor. This summary is not complete and is qualified by the specific language in our advisory agreement. You may obtain a copy of our advisory agreement free of charge upon your request.

Many of the services to be performed by our advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect our advisor will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement, our advisor will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our advisor, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	review and analyze each property’s operating and capital budget;

•	arrange, structure and negotiate financing and refinancing of properties;

•	perform all operational functions for the maintenance and administration of our assets, including the servicing of mortgages;

•	consult with our officers and board of directors and assist the board of directors in formulating and implementing our financial policies;

•

prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations; and

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as our advisor deems necessary to the proper performance of its obligations under the advisory agreement.

The term of the advisory agreement will end on its first anniversary and may be renewed for an unlimited number of successive one-year periods. However, a majority of our independent directors must approve the advisory agreement and the fees thereunder annually prior to any renewal, and the criteria for such renewal shall be set forth in the applicable meeting minutes. Additionally, either party may terminate the advisory agreement without penalty upon 60 days’ written notice. Upon a termination of the advisory agreement, unless such termination is made by us because of a material breach of the advisory agreement by our advisor as a result of willful or intentional misconduct or bad faith on behalf of our advisor, we may be required to pay our advisor substantial fees in the form of a subordinated performance fee due upon termination. See the “Management Compensation” section of this prospectus for a detailed discussion of the subordinated performance fee due upon termination of the advisory agreement. Further, we may terminate the advisory agreement immediately upon the occurrence of various bankruptcy-related events involving the advisor. If we elect to terminate the agreement, we will be required to obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor will be required to cooperate with us and take all reasonable steps requested by us to assist our board in making an orderly transition of the advisory function.

Our advisor and its officers, employees and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, our advisor will be required to devote sufficient resources to our administration to discharge its obligations. Our advisor has the right to assign the advisory agreement to an affiliate subject to approval by our independent directors. We have the right to assign the advisory agreement to any successor to all of our assets, rights and obligations. Our board of directors shall determine whether any successor advisor possesses sufficient qualifications to perform the advisory function for us and whether the compensation provided for in its advisory agreement with us is justified. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

For a detailed discussion of the fees payable to our advisor under the advisory agreement, see the “Management Compensation” section of this prospectus. We also describe in that section our obligation to reimburse our advisor for organization and offering expenses, administrative and management services and payments made by our advisor to third parties in connection with potential acquisitions. Some of the expenses we may reimburse our advisor and its affiliates for include but are not limited to:

•

acquisition fees and expenses incurred by our advisor or its affiliates or expenses payable to unaffiliated persons incurred in connection with the selection and acquisition of properties (our advisor is permitted to have third parties find, evaluate and recommend investment opportunities, and our advisor may be entitled to both an acquisition fee and reimbursement for relevant third-party expenses in such a transaction);

•	actual out-of-pocket cost of goods and services we use and obtain from entities not affiliated with our advisor in connection with the purchase, operation and sale of assets;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income or property and taxes as an expense of doing business;

•

costs associated with insurance required in connection with our business (such as title insurance, property and general liability coverage, including customer goods legal liability coverage, or insurance covering losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters) or by our board (such as director and officer liability coverage);

•	expenses of managing and operating properties we own;

•	all expenses in connection with payments to our directors and meetings of our directors and our stockholders;

•	expenses connected with payments of distributions;

•	expenses associated with a listing or with the issuance and distributions of securities other than securities issued in connection with this offering or our private offering;

•	expenses of organizing, converting, modifying, merging, liquidating or dissolving us or of amending our charter or our bylaws;

•	expenses of maintaining communications with our stockholders;

•

administrative service expenses, including all direct and indirect costs and expenses incurred by our advisor in fulfilling its duties to us including certain personnel costs (including reasonable wages and salaries and other employee-related expenses of all employees of our advisor who are directly engaged in our operation, management, administration and marketing, including our president, chief financial officer and general counsel); provided, however, no reimbursement shall be made to the extent such personnel perform services in transactions for which the advisor receives the acquisition fee or disposition fee;

•

audit, accounting and legal fees, and other fees for professional services relating to our operations and all such fees incurred at the request, or on behalf of, our independent directors or any committee of our board;

•	out-of-pocket costs for us to comply with all applicable laws, regulations and ordinances; and

•	all other out-of-pocket costs necessary for our operation and our assets incurred by our advisor in performing its duties on our behalf.

As of September 30, 2009, we have paid our advisor approximately $1,632,000 in fees and reimbursable expenses and approximately $36,300 in organization and offering expense reimbursements under our advisory agreement.

Affiliated Companies

Our Sponsor and its Principals

Griffin Capital Corporation is the sponsor of this offering. Our sponsor, formed as a California corporation in 1995, is a privately-owned real estate investment company specializing in the acquisition, financing and management of institutional-quality property in the U.S. Led by senior executives, some of which have more than two decades of real estate experience, collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, our sponsor has acquired or constructed more than 11 million square feet of space since 1996. As principal, our sponsor has engaged in a full spectrum of transaction risk and complexity, ranging from ground-up development, opportunistic acquisitions requiring significant re-tenanting or asset re-positioning to structured single tenant acquisitions. Our sponsor currently owns and/or manages a portfolio consisting of 39 assets with 8.2 million square feet of space, located in 12 states, with an aggregate asset value of approximately $907 million. Our sponsor’s current portfolio of properties consists of approximately 72% office, 13% industrial, 9% retail and 6% hospitality. Approximately 39% of our sponsor’s portfolio consists of single tenant net lease assets.

Historically, our sponsor has consummated transactions either for its own account or with institutional equity partners. Commencing in 2004, our sponsor elected to pursue a strategy focused on attracting retail investment partners to participate in its acquisitions of real property. Our sponsor seeks to provide high quality services and products to its growing base of retail investment partners, and intends to continue to acquire institutional-quality assets and sell the equity through a network of established broker-dealers to individual real estate investors, whether such investment is made with “fresh” capital or pursuant to a tax-deferred exchange. Our sponsor typically seeks to acquire assets in primary markets throughout the United States that manifest: (i) strong physical property characteristics with sustaining “curb appeal”; (ii) a healthy and diverse mix of tenants, credit and rent roll exposure; and (iii) balanced or recovering supply and demand dynamics within the local product market. See “Prior Performance Summary.”

Our sponsor is the sole member of our advisor and indirectly owns our property manager. The officers and key personnel of our sponsor are as follows:

Name	Age	Position(s)
Kevin A. Shields	51	President and Sole Director
Michael J. Escalante	49	Chief Investment Officer
Joseph E. Miller	46	Chief Financial Officer
Mary P. Higgins	49	Vice President, General Counsel and Secretary
Don G. Pescara	46	Managing Director — Acquisitions
David W. Ford	55	Managing Director — Equity Sales
Julie A. Treinen	49	Managing Director — Asset Management
Louis K. Sohn	33	Vice President — Acquisitions
Travis W. Bushman	31	Vice President — Asset Management

The backgrounds of Messrs. Shields, Escalante, Miller and Pescara and Mesdames Higgins and Treinen are described in the “Management — Executive Officers and Directors” section of this prospectus.

David W. Ford joined Griffin Capital in 2008 as Managing Director, Equity Sales. Mr. Ford is responsible for Griffin Capital’s sales and marketing programs, broker-dealer relationships and broker-dealer operations and administration. Mr. Ford’s 25-year investment career includes roles as a financial advisor, regional wholesaler, marketing director, divisional sales manager, national sales manager and securities principal. During his career Mr. Ford has gained experience distributing a wide variety of investment products including REITS, equipment leasing programs, mutual funds, variable annuities and 401(k) products. From August 2007 to August 2008, Mr. Ford was the President and National Sales Manager of Carey Financial, the New York City based distributor of the CPA REIT for W.P. Carey. Prior to Carey, Mr. Ford served as Divisional Sales Manager for Hines Real Estate Securities, the distributor for Hines REIT, for two years; and the Executive Director for ATEL Securities, the distributor of ATEL equipment leasing programs. Mr. Ford began his sales management career with Aetna, Inc. where he was responsible for distributing Aetna variable annuities and mutual funds to independent broker-dealers, wire-houses and banks. As a wholesaler, Mr. Ford participated in the organization, launch and distribution of variable annuities and mutual funds for Integrated Resources, Monarch Life and Fidelity Investments. Mr. Ford earned B.A. from the University of Colorado and a M.S. from Colorado State University and is a registered securities principal, with Griffin Capital Securities, Inc., our dealer manager, and holds Series 7, 63 and 24 securities licenses.

Louis K. Sohn joined Griffin Capital in 2006 as Vice President, Acquisitions. Mr. Sohn is responsible for sourcing and underwriting acquisition opportunities for Griffin Capital. During Mr. Sohn’s 10 year career in real estate he has been responsible for over $2 billion of transactional volume including participating in numerous debt placement, investment sales and note sale assignments. Most recently and prior to joining Griffin Capital, Mr. Sohn was an Associate Director with Holliday Fenoglio Fowler where he was instrumental in launching the firm’s note sale advisory business. Prior to Holliday Fenoglio Fowler Mr. Sohn was an Associate with Secured Capital Corp in Los Angeles. Mr. Sohn began his real estate career as an Analyst with Column Financial, a securitized lender, in 1997. Mr. Sohn earned his B.S. in Economics from the Wharton School of the University of Pennsylvania.

Travis W. Bushman joined Griffin Capital in 2008 as Vice President, Asset Management. Prior to joining Griffin Capital, Mr. Bushman served as Vice President and Associate-Acquisitions for Argus Realty Investors, a real estate investment management company specializing in tenant-in-common investments, private exchange programs and real estate funds. During his four years at Argus, Mr. Bushman was involved in the acquisition and due diligence of over $800 million of commercial real estate transactions throughout the United States. Prior to Argus, Mr. Bushman was the Senior Information Manager for CB Richard Ellis in Orange County, California for five years. Mr. Bushman earned his B.A. in Economics from University of Southern California.

Our Property Manager

The GC Net Lease REIT Property Management, LLC, a Delaware limited liability company formed on August 28, 2008, is our property manager and will initially manage and lease our properties. Griffin Capital Property Management, LLC is the sole owner of the property manager. Our sponsor, Griffin Capital Corporation, is the sole owner of Griffin Capital Property Management, LLC. See “Conflicts of Interest.”

Our property manager was organized to manage the properties that we acquire. Our property manager will derive substantially all of its income from the property management services it performs for us. See “— Property Management Agreement” below and “Management Compensation” for a discussion of the fees and expense reimbursements payable to our property manager for the performance of such services. Our property manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager.

In the event that our property manager assists with development or redevelopment of a property, we may pay a separate market-based fee for such services. Our property manager will only provide these services if it does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under “Federal Income Tax Considerations” below.

Our property manager (or sub-property manager) will hire, direct and establish policies for employees who will have direct responsibility for the operations of each property we acquire, which may include but not be limited to on-site and off-site managers and building and maintenance personnel. Certain employees of our property manager may be employed on a part-time basis and also may be employed by our advisor or certain of its affiliates. Our property manager also will direct the purchase of equipment and supplies and will supervise all maintenance activity.

The principal office location of our property manager is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.

Property Management Agreement

Pursuant to the form of property management agreement into which we anticipate we shall enter with our property manager, we will pay the property manager up to 3% of the gross monthly revenues collected of each property it manages. Our property manager may pay some or all of these fees to third parties with whom it subcontracts to perform property management services. In the event that we contract directly with a non-affiliated third-party property manager with respect to a particular property, we will pay our property manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will we pay both a property management fee to the property manager and an oversight fee to our property manager with respect to a particular property.

In addition, we may pay our property manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. Further, although a substantial majority of the properties that we intend to acquire are leased under net leases in which the tenants are responsible for tenant improvements, we may also pay our property manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which we are responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. Our property manager shall also be entitled to a construction management fee of 5% of the cost of improvements.

All costs and expenses incurred by our property manager on our behalf in fulfilling its duties to us under the property management agreement are to be paid out of an account that is fully funded by us. Such costs and expenses may include, but are not limited to, reasonable wages and salaries of on-site and off-site employees of our property manager who are directly engaged in the operation, management, maintenance, leasing, construction, or access control of our properties, including taxes, insurance and benefits relating to such employees, along with the legal, travel and other out-of-pocket expenses that are directly related to the management and leasing of specific properties we own. Our property manager will also allocate a portion of its office, administrative and supplies expense to us to the extent directly related to the foregoing reasonable reimbursable expenses for the management of our properties.

We anticipate that the property management agreement with our property manager will have a term of one-year and shall be automatically extended for additional one-year periods unless we or our property manager give sixty (60) days prior written notice of such party’s intention to terminate the property management agreement. Under the property management agreement, our property manager is not prevented from engaging in other activities or business ventures, whether or not such other activities or business ventures are in competition with us or our business, including, without limitation, property management services for other parties, including other REITs, or for other programs advised, sponsored or organized by our sponsor or its affiliates. See “Conflicts of Interest.”

As of September 30, 2009, we had paid our property manager approximately $24,400 for services performed under our property management agreement.

Our Dealer Manager

Griffin Capital Securities, Inc., a California corporation and an affiliate of our advisor and our sponsor, serves as our dealer manager. Griffin Capital Securities, Inc. was formed in 1991 and became approved as a member of the Financial Industry Regulatory Authority (FINRA) in 1995. We will enter into a dealer manager agreement with our dealer manager in connection with this offering.

Our dealer manager will provide wholesaling, sales promotional and marketing services to us in connection with this offering. Specifically, our dealer manager will ensure compliance with SEC rules and regulations and FINRA rules relating to the sales process. In addition, our dealer manager will oversee participating broker-dealer relationships, assist in the assembling of prospectus kits, assist in the due diligence process and ensure proper handling of investment proceeds. See “Management Compensation” and “Plan of Distribution.”

As of September 30, 2009, we had paid our dealer manager approximately $96,800 for services performed under the dealer management agreement pertaining to our private placement offering, approximately $38,700 of which were reallowed to participating broker-dealers.

Investment Decisions

The primary responsibility for the investment decisions of our advisor and its affiliates, the negotiation of our investments, and the property management of our properties will reside with Kevin A. Shields, Michael J. Escalante, Joseph E. Miller, Mary P. Higgins, Don G. Pescara and Julie A. Treinen. Our advisor will seek to invest in commercial properties that satisfy our investment objectives. Our board of directors, including a majority of our independent directors, must approve all acquisitions of real estate properties.

MANAGEMENT COMPENSATION

We have no paid employees. Our advisor and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to our advisor, our property manager, our dealer manager and their affiliates, including amounts to reimburse their costs in providing services. The sales commissions may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible sales commissions and dealer manager fee.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering(1)
	Offering Stage(2)

Sales Commissions (3) (Participating Dealers)	We will pay to our dealer manager, Griffin Capital Securities, Inc., 7.0% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no sales commission is payable on shares sold under our distribution reinvestment plan. Our dealer manager will reallow 100% of commissions earned to participating broker-dealers.	$52,500,000

Dealer Manager Fee (3) (Dealer Manager)	We will pay to our dealer manager 3.0% of the gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our distribution reinvestment plan. Our dealer manager will reallow a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$22,500,000

Reimbursement of Other Organization and Offering Expenses (4) (Advisor)	Our advisor will incur or pay our organization and offering expenses (excluding sales commissions and the dealer manager fee). We will then reimburse our advisor for these amounts. In the event that we raise the maximum offering from our primary offering, we estimate that our organization and offering expenses will be approximately 1.75% of aggregate gross offering proceeds from our primary offering.	$13,125,000

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering(1)
Acquisition and Operational Stage

Acquisition Fees (5) (Advisor)	We will pay to our advisor up to 2.5% of the contract purchase price of each property or other real estate investment we acquire.	$16,065,000 (estimate without leverage) $40,160,000 (estimate assuming 60% leverage $64,260,000 (estimate assuming 75% leverage)

Acquisition Expenses (5) (Advisor)	We will reimburse our advisor for actual acquisition expenses incurred in the process of acquiring our properties. We estimate these expenses will be approximately 0.5% of the contract purchase price of each property.	$3,213,000 (estimate without leverage) $8,032,000 (estimate assuming 60% leverage) $12,852,000 (estimate assuming 75% leverage)

Asset Management Fee (6) (Advisor)	We will pay to our advisor a monthly fee up to 0.0625%, which is one-twelfth of 0.75%, of the average invested assets.	Actual amounts are dependent upon the asset value of our properties and, therefore, cannot be determined at the present time.

Operating Expenses (7) (Advisor)	We will reimburse the expenses incurred by our advisor in connection with its provision of administrative services, including related personnel costs.	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.

Property Management Fees (8) (Property Manager)	For supervising the management of our properties, we will pay aggregate property management fees of up to 3.0% of the gross monthly revenues received from the properties plus reimbursement of our property manager’s costs of managing the properties. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our properties, as well as certain allocations of office, administrative, and supply costs. Our property manager may enter into sub-property management agreements with third-party property managers to manage certain of our properties and our property manager may pay some or all of its property management fees to such third-party property manager. In the event that we contract directly with a non-affiliated third-party property manager with respect to a particular property, we will pay our property manager an oversight fee equal to 1% of the gross revenues of the property managed.	Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time.

Incentive Plan Compensation (Independent Directors)	We may issue stock based awards to our independent directors and to employees and affiliates of our advisor. The total number of shares of common stock we have reserved for issuance under our Employee and Director Long-Term Incentive Plan may not exceed 10% of our outstanding shares at any time. While our plan is broad in scope, we only intend to issue restricted stock and/or stock options to	Our board has not yet granted any stock based awards. Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering(1)
our independent directors at this time. See “Management — Employee and Director Long-Term Incentive Plan.”

Liquidation/Listing Stage

Disposition Fee (9) (Advisor)	Up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3.0% of the contract sale price for each property sold for substantial assistance in connection with the sale. The total disposition fees paid (including fees paid to third parties) may not exceed the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sale price of the property.	Not determinable at this time.

Subordinated Share of Net Sale Proceeds (payable only if we are not listed on a national securities exchange) (10) (11) (Advisor)

After we pay stockholders cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded return, we will pay our advisor a subordinated share of net sale proceeds equal to a percentage of net sale proceeds, which is cumulative and set-up in a three-tier format as set forth below:

•   5.0% of net sale proceeds remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 6.0% or more but less than 8.0%.

•   10.0% of net sale proceeds remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 8% or more but less than 10.0%.

•   15.0% of net sale proceeds remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 10.0%.

Not determinable at this time.

Subordinated Performance Fee Due Upon Termination of the Advisory Agreement (payable only if we are not listed on a national securities exchange) (10) (Advisor)

If we terminate the advisory agreement for any reason other than a material breach by our advisor as a result of willful or intentional misconduct or bad faith on behalf of our advisor or we fail to offer a renewal to our advisor on substantially similar terms as the year prior, or our advisor terminates the advisory agreement because of a material breach by us, the advisor will be entitled to a subordinated performance fee in accordance with the schedule below. The subordinated performance fee is based on the excess of the appraised value of our assets less liabilities secured by our assets plus the amount of all prior distributions we have paid through the termination date over the sum of stockholders’ invested capital plus total distributions required to be made to the stockholders in order to pay the stockholders a certain percentage (as defined below) cumulative, non-compounded annual return from inception through the termination date.

We will pay our advisor an amount equal to the following:

•   5.0% of the amount, if any, by which (a) the appraised value of our properties, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay our stockholders an investor return of 6.0% or more but less than 8.0%; or

•   10.0% of the amount, if any, by which (a) the appraised value of our properties, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital

Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering(1)

invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8.0% or more but less than 10.0%; or

•   15.0% of the amount, if any, by which (a) the appraised value of our properties, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 10.0%.

Such fee is reduced by any prior payment to our advisor of a subordinated share of net sale proceeds.

This subordinated performance fee will be paid in the form of a promissory note at an interest rate of LIBOR plus 200 basis points. Payment of this note will be deferred until we receive net proceeds from the sale or refinancing of properties held at the termination date. If the promissory note has not been paid in full within three years from the termination date, then our advisor may elect to convert the balance of the fee into shares of our common stock.

Subordinated Incentive Listing Fee (payable only if we are listed on a national securities exchange) (10) (11) (12) (Advisor)

In the event we list our stock for trading, we are required to pay our advisor a subordinated incentive listing fee. This fee equals a percentage of the amount by which the average “market value” of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a national securities exchange plus all distributions we made before listing exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate a specified percentage cumulative, non-compounded annual return to investors. We will pay our advisor an amount equal to the following:

•   5.0% of the amount, if any, by which (a) our market value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 6.0% or more but less than 8.0%; or

•   10.0% of the amount, if any, by which (a) our market value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8.0% or more but less than 10.0%; or

•   15.0% of the amount, if any, by which (a) our market value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 10.0%.

This subordinated incentive listing fee will be paid in the form of a promissory note at an interest rate of LIBOR plus 200 basis points. Payment of this note will be deferred until we receive net proceeds from the sale or refinancing of

Not determinable at this time.

Type of Compensation (Recipient)	Determination of Amount	Estimated Amount for Maximum Offering(1)
properties held after the listing date. If the promissory note has not been paid in full within three years from the listing date, then the advisor may elect to convert the balance of the fee into shares of our common stock.

(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 75,000,000 shares in our primary offering.

(2)

In no event may the total organization and offering expenses (including sales commissions and dealer manager fees) exceed 15% of the aggregate gross proceeds raised in this offering when terminated or completed.

(3)	The sales commissions and, in some cases, the dealer manager fee will not be charged with regard to stock sold to or for the account of certain categories of purchasers. See “Plan of Distribution.”

(4)

Includes all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing and registration fees, and other accountable offering expenses including, but not limited to: (a) costs and expenses of conducting educational conferences and seminars; (b) costs and expenses of attending broker-dealer sponsored conferences; (c) amounts to reimburse our advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares, including but not limited to, the senior management team and various other accounting and finance employees and administrative overhead allocated to these employees; (d) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and to facilitate the marketing of our shares; and (e) payment or reimbursement of bona fide due diligence expenses. Our advisor has agreed to pay or reimburse us to the extent our organization and offering expenses exceed 3.5% of the gross offering proceeds from this offering, upon termination or completion. If the organization and offering expenses exceed such limits, within 60 days after the end of the month in which this offering terminates or is completed, our advisor must reimburse us for any excess amounts. In the event we raise the maximum offering, we estimate that our organization and offering expenses will be 1.75% of gross offering proceeds raised in our primary offering.

(5)

We will pay our advisor an acquisition fee up to 2.5% of the contract purchase price, which is the amount actually paid or allocated in respect to the purchase, development, construction, or improvement of each property or real estate-related investment we acquire (exclusive of acquisition fees and acquisition expenses). Actual amounts are dependent upon the purchase price we pay for our properties. In addition, we will reimburse our advisor for direct costs our advisor incurs and amounts it pays to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired. Our charter provides that the total of all acquisition fees and acquisition expenses payable with respect to a particular investment shall be reasonable and shall not exceed 6.0% of the contract purchase price, unless such excess fees and expenses are approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, if they determine the transaction is commercially competitive, fair and reasonable to us. Our board of directors is responsible for determining whether our acquisition fees and acquisition expenses are reasonable. These maximum estimates assume all acquisitions are made either (a) only with net offering proceeds from this offering, (b) assuming a 60% leverage to acquire our properties or (c) assuming a 75% leverage to acquire our properties. Since the acquisition fees we pay our advisor are a percentage of the purchase price of an investment, the acquisition fees will be greater than that shown to the extent we also fund acquisitions through (i) the incurrence of debt, (ii) retained cash flow from operations, (iii) issuances of equity in exchange for properties and (iv) proceeds from the sale of shares under our distribution reinvestment plan to the extent not used to fund stock repurchases under our share redemption program.

(6)

The asset management fee we pay to our advisor is a monthly fee equal to one-twelfth of 0.75% of the sum of the aggregate GAAP basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured, directly or indirectly, by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. The asset management fee is payable for asset management services, including, but not limited to the following: negotiating and servicing our debt facilities and other financings; monitoring applicable markets and obtaining reports where appropriate, concerning the value of our investments;

monitoring and evaluating the performance of our investments; providing daily management services to us and performing and supervising the various management and operational functions related to our investments; coordinating with the property manager on its duties under any property management agreement and assisting in obtaining all necessary approvals of major property transactions as governed by the applicable property management agreement; coordinating and managing relationships between us and any joint venture partners; consulting with our officers and directors and providing assistance with the evaluation and approval of potential property dispositions, sales or refinancings; and providing our officers and directors periodic reports regarding prospective investments in properties. The use of leverage would have the effect of increasing the asset management fee as a percentage of the amount of equity contributed by investors because the asset management fee is calculated as a percentage of average invested assets, which includes amounts invested in real estate using borrowed funds.

(7)

Commencing four fiscal quarters after the acquisition of our first real estate asset, our operating expenses shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive, and our advisor must reimburse us in the event our total operating expenses for the 12 months then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless a majority of our independent directors has determined that such excess expenses were justified based on unusual and non-recurring factors that they deem sufficient. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. “Average invested assets” means, for a specified period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period. “Total Operating Expenses” means all costs and expenses incurred by us, as determined under generally accepted accounting principles, which in any way are related to our operation of our business, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) reasonable incentive fees based on the gain in the sale of our assets, (vi) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that we do not close) and (vii) real estate commissions on the sale of property, and other expenses connected with the acquisition, disposition, ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(8)

Our charter does not impose a specific cap on property management fees. However, if we retain our advisor or an affiliate to manage some of our properties, our charter requires that the management fee be a market-based fee which is what other management companies generally charge for the management or leasing of similar properties, which may include reimbursement for some or all the costs and expenses our advisor or its affiliates incur in managing the properties. Our property manager will be entitled to leasing fees not to exceed one month of rent for leasing new construction, and commissions that are customarily charged by others rendering the service. In addition, our property manager will be entitled to a construction management fee equal to 5.0% of the cost of improvements.

(9)

Although we are most likely to pay disposition fees to our advisor or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage. We will only pay disposition fees to our advisor or its affiliate in connection with the disposition of a property if our advisor or its affiliate provides a substantial amount of the services (as determined by a majority of our directors, including a majority of our independent directors). Disposition fees for a property will be paid to our advisor or its affiliate at the time the property is sold, but in no event will the amount we pay to our advisor or its affiliate when added to the sums paid to unaffiliated parties for real estate commissions in connection with the sale of a property exceed the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sale price of such property or properties.

(10)	The annual return on invested capital is calculated on an aggregate weighted-average daily basis. In calculating the subordinated share of net sale proceeds, the subordinated performance fee due upon termination of the advisory agreement and the subordinated incentive listing fee, we ignore distributions made to redeem shares under any share redemption program and distributions on such redeemed shares. “Net sale proceeds” generally means the net proceeds of any sale transaction less the amount of all real estate commissions, selling expenses, legal fees and other closing costs paid by us or our operating partnership. In the case of a sale transaction involving a property we owned in a joint venture, “net sale proceeds” means the net proceeds of any sale transaction actually distributed to our operating partnership from the joint venture less any expenses incurred by the operating partnership in connection with such transaction. Net sale proceeds shall not include any amounts used to repay outstanding indebtedness secured by the asset disposed of in the sale. We cannot predict what, if any, fees our board of directors will authorize upon a business combination with another entity in connection with a future liquidity event.

(11)	Our advisor cannot earn both the subordinated share of net sale proceeds and the subordinated incentive listing fee.

(12)	The market value of our outstanding stock for purposes of calculating the subordinated incentive listing fee due upon listing is measured by taking the average closing price or average of bid and asked price, as the case may be, during the consecutive 30-day period commencing 180 days following listing. This fee will be reduced by any prior payment to our advisor of a subordinated share of net sale proceeds. If we pay this subordinated incentive listing fee to our advisor following a listing of our common stock, we will have no obligation to pay any other performance fee to our advisor.

If at any time our stock becomes listed on a national securities exchange, we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. A majority of our independent directors must approve the new fee structure negotiated with our advisor. In negotiating a new fee structure, our independent directors must consider all of the factors they deem relevant, including but not limited to:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of our advisor in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by our advisor through its relationship with us;

•	the quality and extent of service and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital;

•	frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by our advisor for the account of other clients.

Since our advisor and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the subordinated share of net sale proceeds, our advisor has the ability to affect the nature of the compensation it receives by recommending different transactions. However, as our fiduciary, our advisor is obligated to exercise good faith in all its dealings with respect to our affairs. Our board of directors also has a responsibility to monitor the recommendations of our advisor and review the fairness of those recommendations. See “Management — The Advisory Agreement.”

STOCK OWNERSHIP

The following table shows, as of October 20, 2009, the amount of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5.0% of our outstanding shares, (2) members of our board of directors and proposed directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(2)

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
The GC Net Lease REIT Advisor, LLC	100	*
Kevin A. Shields, Chairman of the Board of Directors and President	100	*
Michael J. Escalante, Vice President and Chief Investment Officer	—	—
Joseph E. Miller, Chief Financial Officer and Treasurer	—	—
Mary P. Higgins, Vice President, General Counsel and Secretary	—	—
Don G. Pescara, Vice President — Acquisitions	—	—
Julie A. Treinen, Vice President — Asset Management	—	—
Gregory M. Cazel, Independent Director	—	—
Timothy J. Rohner, Independent Director	11,050	4.95%
All directors and executive officers as a group	11,150	5.00%
Gary Collins	20,000	9.60%
Vance Masci	129,032	57.81%

*	Less than 1% of our outstanding common stock as of October 20, 2009.

(1)

The address of each beneficial owner listed, other than Messrs. Masci and Collins, is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245. Mr. Masci’s address is                                                              . Mr. Collins’ address is Gary Collins, c/o Ivan West, 1031 Property Watch, 12513 S. 150 East, Draper, UT 84020.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. The GC Net Lease REIT Advisor, LLC is directly or indirectly owned and controlled by Kevin A. Shields.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, including conflicts related to the arrangements pursuant to which our advisor and its affiliates will be compensated by us. The agreements and compensation arrangements between us and our advisor and its affiliates were not determined by arm’s-length negotiations. See the “Management Compensation” section of this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor adopted to address these conflicts, are described below.

Our advisor and its affiliates will try to balance our interests with their duties to other programs sponsored by our advisor. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries. For a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders. See “Risk Factors — Risks Related to Conflicts of Interest.”

Contribution Transactions

Certain Griffin affiliates, including our President and Chairman, Kevin A. Shields, and our Vice President — Acquisitions, Don Pescara, were parties to contribution agreements with our operating partnership, pursuant to which the Griffin affiliates contributed their interests in two limited liability companies owning the Griffin properties in exchange for a total of 2.02 million operating partnership units reflecting an equity valuation of $20.2 million. See “Our Real Estate Investments — The Griffin Properties.” We have assumed or succeeded to all of the contributors’ rights, obligations and responsibilities (including the related mortgage indebtedness) with respect to the equity interests contributed and the Griffin properties. As a result of the contribution transactions:

•

Mr. Shields beneficially received approximately 1.73 million operating partnership units (approximately 77.5% of the total outstanding operating partnership units as of September 30, 2009) having a value of approximately $17.3 million;

•

Mr. Pescara received 201,250 operating partnership units (approximately 9.0% of the total outstanding operating partnership units as of September 30, 2009) having a value of approximately $2.0 million;

•

David Rupert, formerly an officer of our sponsor, received the remaining 86,250 operating partnership units (approximately 3.9% of the total outstanding operating partnership units as of September 30, 2009) having a value of approximately $0.9 million.

In addition, we entered into a tax protection agreement obligating our operating partnership to reimburse the Griffin affiliates contributing the Griffin properties to the operating partnership for tax liabilities resulting from the recognition of income or gain in the event that our operating partnership (i) disposes of any of the Griffin properties, (ii) refinances any of its indebtedness, or (iii) takes other actions with respect to the Griffin properties, the result of which causes the recognition of income or gain by any of the Griffin affiliates with respect to any of the Griffin properties prior to November 11, 2017.

Concurrently with the contribution of the Griffin properties, we amended and restated our operating partnership agreement to admit the contributors as limited partners of our operating partnership. See “Our Operating Partnership Agreement.” We are the sole general partner of our operating partnership. As of September 30, 2009, we own approximately 9.2% of the operating partnership units and the contributors own approximately 90.8% of the operating partnership units.

As a result of these transactions, the Griffin affiliates will continue to own a significant ownership interest in our operating partnership until we raise substantial offering proceeds in this offering. Therefore, the Griffin affiliates have certain conflicts of interest relating to the Griffin properties, including deciding when and if to ultimately sell the Griffin properties.

On April 21, 2009, at a joint meeting of the board of directors and the nominating and corporate governance committee, the contribution transactions, including the contribution agreements and tax protection agreement, were approved by the two independent directors, with Kevin Shields, director and President, abstaining from voting as an interested director. At this meeting, the independent directors determined that the contribution of the Griffin properties was fair and reasonable to us, that substantial justification exists for us to purchase the Griffin properties for purchase prices in excess of the cost of the Griffin properties to the Griffin affiliates and that the purchase prices did not exceed the then-current appraised values for the Griffin properties, as determined by an independent expert. In this regard, the nominating and corporate governance committee obtained and relied upon, in addition to the internal valuation prepared by our management, which was based, in part, on the independent appraisals obtained on the Griffin properties, a fairness opinion from Robert A. Stanger & Co., Inc. stating that the consideration paid by us (i.e., the $20.2 million net equity contribution) for the Griffin properties was fair to us from a financial point of view.

Interests in Other Real Estate Programs

As described in the “Prior Performance Summary” section of this prospectus, affiliates of our advisor have sponsored or are sponsoring 18 other real estate programs, including nine programs having investment objectives and legal and financial obligations similar to ours. Affiliates of our advisor and entities owned or managed by such affiliates also may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our advisor and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, some of which may have similar investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Although our advisor and its affiliates are not obligated under our charter to present to us any particular investment opportunity that comes to their attention, even if such opportunity is of a character that might be suitable for investment by us, our sponsor has agreed to present all single tenant net lease investment opportunities that fit our investment objectives to us first, prior to presenting such opportunities to any other programs sponsored by or affiliated with our sponsor. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of our properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire a property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

Other Activities of Our Advisor and its Affiliates

We will rely on our advisor for the day-to-day operation of our business pursuant to an advisory agreement. As a result of the interests of members of our advisor’s management in other programs and the fact that they have also engaged and will continue to engage in other business activities, our advisor and its affiliates will have conflicts of interest in allocating their time between us and other programs and other activities in which they are involved. However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of such programs and other ventures in which they are involved.

In addition, each of our executive officers also serves as an officer of our advisor, our property manager or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders.

We may purchase properties or interests in properties from affiliates of our advisor. The prices we pay to affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a competent independent appraiser. In addition, the price must be approved by a majority of our directors who have no financial interest in the transaction, including a majority of our independent directors. If the price to us exceeds the cost paid by our affiliate, our board of directors must determine that there is substantial justification for the excess cost. Additionally, we may sell properties or interests in properties to affiliates of our advisor. The prices we receive from affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the dispositions may be on terms less favorable to us than those negotiated with unaffiliated parties. There are no limitations on the sale price in such transactions.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire properties in the same geographic areas where properties owned by other programs sponsored by our advisor are located. In such a case, a conflict could arise in the leasing of properties in the event that we and another program sponsored by our advisor were to compete for the same tenants, or a conflict could arise in connection with the resale of properties in the event that we and another program sponsored by our advisor were to attempt to sell similar properties at the same time. Conflicts of interest may also exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Our advisor will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, our advisor will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since Griffin Capital Securities, Inc., our dealer manager, is an affiliate of our sponsor, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the “Plan of Distribution” section of this prospectus.

Affiliated Property Manager

We anticipate that properties we acquire will be managed by our affiliated property manager, The GC Net Lease REIT Property Management, LLC, pursuant to property management agreements for each property we acquire. It is the duty of our board to evaluate the performance of our property manager. We expect affiliates of our property manager will serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties. Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the “Management Compensation” section of this prospectus.

Lack of Separate Representation

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC acts, and may in the future act, as counsel to us, our advisor, our sponsor, our property manager, our dealer manager and their affiliates in connection with this offering or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC may be precluded from representing any one or all of such parties. In the event that a dispute were to arise between us, our advisor, our sponsor, our property manager, our dealer manager or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of Our Advisor

We expect to enter into joint ventures with other programs sponsored by our advisor (as well as other parties) for the acquisition, development or improvement of properties. See “Investment Objectives and Related Policies — Joint Venture Investments.” Our advisor and its affiliates may have conflicts of interest in determining which program sponsored by our advisor should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by Our Advisor and its Affiliates

Our advisor and its affiliates will receive substantial fees from us. See “Management Compensation.” Some of these fees will be paid to our advisor and its affiliates regardless of the success or profitability of the property. Specifically, our advisor and its affiliates will receive:

•	acquisition fees upon any acquisition, regardless of whether the property will be profitable in the future; and

•

asset management fees based on the aggregate GAAP basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured, directly or indirectly, by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, and not based on performance of our properties.

Although these fees will be paid regardless of success or profitability of a property, our independent directors must approve all acquisitions as being in the best interests of us and our stockholders. Further, if our independent directors determine that the performance of our advisor is unsatisfactory or that the compensation to be paid to our advisor is unreasonable, the independent directors may take such actions as they deem to be in the best interests of us and our stockholders under the circumstances, including potentially terminating the advisory agreement and retaining a new advisor.

The compensation arrangements between us and our advisor and its affiliates could influence our advisor’s advice to us, as well as the judgment of the affiliates of our advisor who may serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement;

•

subsequent offerings of equity securities by us, which may entitle our dealer manager to earn sales commissions and dealer manager fees and may entitle our advisor to additional acquisition and asset management fees;

•	property sales, which may entitle our advisor to disposition fees and possible success-based share of net sale proceeds;

•

property acquisitions from other programs sponsored by affiliates of our advisor which may entitle such affiliates to disposition fees and possible incentive-based sale fees in connection with its services for the seller, as well as acquisition fees for our advisor;

•

property sales to other programs sponsored by affiliates of our advisor which may entitle such affiliates to acquisition fees and expenses for its services to the buyer, as well as disposition fees and subordinated share of net sale proceeds to our advisor;

•

whether and when we seek to list our stock on a national securities exchange, which listing could entitle our advisor to an incentive-based listing fee or a fee as a result of a merger with our advisor prior to any listing but could also adversely affect its sales efforts for other programs depending on the price at which our stock trades; and

•

whether and when we seek to sell our assets and liquidate, which sale may entitle our advisor to an incentive-based fee but could also adversely affect its sales efforts for other programs depending upon the sales price.

Certain Conflict Resolution Procedures

Every transaction that we enter into with our advisor or its affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates. In order to reduce or eliminate certain potential conflicts of interest, we will address any conflicts of interest in two distinct ways.

First, the nominating and corporate governance committee will consider and act on any conflicts-related matter required by our charter or otherwise permitted by the MGCL where the exercise of independent judgment by any of our directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving our advisor and its affiliates.

Second, our charter contains a number of restrictions relating to (1) transactions we enter into with our advisor and its affiliates, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities. These restrictions include, among others, the following:

•

We will not purchase or lease properties in which our advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our advisor, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, determines that the transaction is fair and reasonable to us.

•

We will not make any loans to our advisor, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, our advisor, any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•

Our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, our advisor must reimburse us for the amount, if any, by which our total operating expenses, including advisory fees, paid during the previous 12 months then ended exceeded the greater of: (i) 2% of our average invested assets for that 12 months then ended; or (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.

•

In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by our advisor, for both us and one or more other entities affiliated with our sponsor, our sponsor has agreed to present such investment opportunities to us first, prior to presenting such opportunities to any other programs sponsored by or affiliated with our sponsor. In determining whether or not an investment opportunity is suitable for more than one program, our advisor, subject to approval by our board of directors, shall examine, among others, the following factors:

•	anticipated cash flow of the property to be acquired and the cash requirements of each program;

•	effect of the acquisition on diversification of each program’s investments;

•	policy of each program relating to leverage of properties;

•	income tax effects of the purchase to each program;

•	size of the investment; and

•	amount of funds available to each program and the length of time such funds have been available for investment.

•

If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another program affiliated with our advisor or its affiliates will make the investment. Our board has a duty to ensure that the method used by our advisor for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.

•

We will not accept goods or services from our advisor or its affiliates or enter into any other transaction with our advisor or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The following chart shows our ownership structure and entities that are affiliated with our advisor.

*	The address of all of these entities is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.
**	Griffin Capital Corporation is owned by Kevin A. Shields, our President and Chairman.

PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheet and the notes thereto as of December 31, 2008 contained in the prospectus.

Overview

The GC Net Lease REIT, Inc. was formed on August 28, 2008 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in single tenant net lease properties. We are newly formed and are subject to the general risks associated with a start-up enterprise, including the risk of business failure. Our year end is December 31.

Our advisor was formed on August 27, 2008. Our sponsor is the sole member of our advisor. Our advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement. The officers of our advisor are also officers of our sponsor.

On August 28, 2008, our advisor purchased 100 shares of common stock for $1,000 and became our initial stockholder. Our charter authorizes 700,000,000 shares of common stock with a par value of $0.001 and 200,000,000 shares of preferred stock with a par value of $0.001. On February 20, 2009, we commenced a private placement offering to accredited investors of up to 10,000,000 shares of common stock, which includes shares for sale pursuant to our distribution reinvestment plan pursuant to a confidential private placement memorandum. Pursuant to this offering, we are registering an offering of a maximum of 82,500,000 shares of common stock, consisting of 75,000,000 shares for sale to the public and 7,500,000 shares for sale pursuant to our distribution reinvestment plan.

As of December 31, 2008, we had engaged only in organizational and offering activities, and no shares had been sold in the private offering. Our dealer manager is one of our affiliates. Our dealer manager is responsible for marketing our shares.

We expect to use a substantial amount of the net proceeds from this offering to invest in single tenant net lease properties.

Our property manager was formed in August 2008 to manage our properties. Our property manager will derive substantially all of its income from the property management services it will perform for us.

Our operating partnership was formed in August 2008. On December 26, 2008, our advisor purchased a 99% limited partnership interest in our operating partnership for $200,000 and on December 26, 2008, we contributed the initial $1,000 capital contribution we received to our operating partnership in exchange for a 1% general partner interest. Our operating partnership will own, directly or indirectly through one or more special purpose entities, all of the properties that we acquire.

We will conduct certain activities through our taxable REIT subsidiary, The GC Net Lease REIT TRS, Inc., a Delaware corporation formed on September 2, 2008, which is a wholly owned subsidiary of our operating partnership. Our financial statements and the financial statements of our operating partnership are consolidated in the accompanying consolidated financial statement. All significant intercompany accounts and transactions have been eliminated in consolidation.

We have no paid employees and are externally advised and managed by our advisor.

We have not entered into any arrangements to acquire any specific properties with the net proceeds from this offering. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties.

Our advisor may, but will not be required to, establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of non-liquidating net sale proceeds from the sale of our properties. Working capital reserves are typically utilized for non-operating expenses such as major repairs, tenant improvements or capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves. We do not anticipate establishing a general working capital reserve out of the proceeds of this offering.

The net proceeds of this offering will provide funds to enable us to purchase properties. We may acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, or we may selectively encumber all or certain properties, if favorable financing terms are available, in connection with or following acquisition in accordance with our financing strategy. In the event that this offering is not fully sold, our ability to diversify our investments may be diminished.

Summary of Critical Accounting Policies

Real Estate Purchase Price Allocation

We will account for all acquisitions in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard No. 141, “Business Combinations” (“FAS 141”). Upon the acquisition of real properties, it will be our policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values. We will utilize independent appraisals to determine the fair values of the tangible assets of an acquired property (which includes land and building).

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining terms of the respective leases.

The aggregate fair value of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated using methods similar to those used by independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included as intangible lease assets in the consolidated balance sheet and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid, including real estate taxes, insurance, and other operating expenses, pursuant to the in-place leases over a market lease-up period for a similar lease. Customer relationships are valued based on management’s evaluation of certain characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics management will consider in allocating these values include the nature and extent of our existing business relationships with tenants, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. These intangibles will be included in intangible lease assets in the balance sheet and are amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of our reported net income.

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 141(R), “Business Combinations” (“SFAS 141R”), to create greater consistency in the accounting and financial reporting of business combinations. SFAS 141R requires a company to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. SFAS 141R also requires companies to recognize the fair value of assets acquired, liabilities assumed and any noncontrolling interest in acquisitions of less than a 100% interest when the acquisition constitutes a change in control of the acquired entity. In addition, SFAS 141R requires that acquisition-related costs and restructuring costs be recognized separately from the business combination and expensed as incurred. SFAS 141R is effective for business combinations for when the acquisition date is on or after January 1, 2009. Early adoption was prohibited. The adoption of SFAS 141R on January 1, 2009 had an impact on our financial results as acquisition fees and expenses were expensed as incurred in the current period.

Valuation of Real Estate Assets

We will continually monitor events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and the eventual disposition. If based on this analysis we do not believe that it will be able to recover the carrying value of the asset, we will record an impairment loss to the extent the carrying value exceeds the estimated fair value of the asset as defined by SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets.

Projections of expected future undiscounted cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Consolidation Considerations for our Investments in Joint Ventures

The FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. Before concluding that it is appropriate to apply the ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). We will evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. We will record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” we will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred.

Depreciation of Real Property Assets

Real estate costs related to the acquisition, development, construction, and property improvements will be capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of the real estate asset and will be charged to expense as incurred. We consider the period of future benefit of an asset to determine the appropriate useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building Improvements	5-20 years
Land Improvements	15-25 years
Tenant Improvements	Shorter of the lease term or the estimated useful life

Organizational and Offering Costs

Organizational and offering costs of this offering may be paid by our sponsor, on behalf of our advisor, for us and may be reimbursed from the proceeds of this offering. Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges from the escrow holder and other accountable offering expenses, including, but not limited to: (i) amounts to reimburse our advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares; (ii) technology costs associated with this offering of our shares; (iii) costs of conducting training and education meetings; (iv) costs of attending seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

Our advisory agreement, dated February 20, 2009, requires us to pay directly or reimburse our advisor for all organizational and offering expenses related to our private offering. Pursuant to the amended and restated advisory agreement, which will be executed in connection with this offering, we will reimburse our advisor for the issuer’s organizational and offering expenses (excluding sales commissions and dealer manager fees) incurred in connection with this offering in an amount not to exceed 3.5% of gross offering proceeds of the terminated or completed offering. In addition, pursuant to the amended and restated advisory agreement, organization and offering expenses (including sales commissions and dealer manager fees and bona fide due diligence expenses) may not exceed 15% of gross offering proceeds of the terminated or completed offering. If the organization and offering expenses exceed such limits discussed above, within 60 days after the end of the month in which the offering terminates or is completed, our advisor must reimburse us for any excess amounts.

Noncontrolling Interests in Consolidated Subsidiary

Due to our control through the general partnership interest in our operating partnership and the limited rights of the limited partners, our operating partnership, including its wholly owned subsidiary, is consolidated with us and the limited partner interest is reflected as minority interest in the accompanying consolidated balance sheet.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and requires all entities to report noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent shareholders’ equity. SFAS 160 also requires any acquisitions or dispositions of noncontrolling interests that do not result in a change of control to be accounted for as equity transactions. In addition, SFAS 160 requires that a parent company recognize a gain or loss in net income when a subsidiary is deconsolidated upon a change in control. The Company adopted SFAS 160 on January 1, 2009 and has retrospectively reflected the presentation and the disclosures in the accompanying balance sheet and related notes. The adoption of SFAS 160 resulted in a reclassification of minority interest to a separate component of total equity and net income attributable to noncontrolling interest will no longer be treated as a reduction to net income but will be shown as a reduction from net income in calculating net income available to common stockholders. Additionally, upon adoption, any future purchase or sale of interest in an entity that results in a change of control may have a material impact on our financial statements as our interest in the entity will be recognized at fair value with gains and losses included in net income.

As a result of the issuance of SFAS 160, the guidance in Emerging Issues Task Force Abstract, Topic D-98, “Classification and Measurement of Redeemable Securities” (“EITF D-98”) was amended to include noncontrolling interests within its scope. If noncontrolling interests are determined to be redeemable, they are classified as temporary equity and reported at their redemption value as of the balance sheet date. We adopted SFAS 160 effective January 1, 2009. Pursuant to the transition provisions of SFAS 160, the presentation and disclosure requirements have been applied retrospectively to prior periods. The retrospective application of the presentation and disclosure requirements of SFAS 160 resulted in a reclassification of noncontrolling interests determined not to be redeemable to a separate component of total equity and net income attributable to non controlling interests is shown as a reduction from net income in calculating net income attributable to our common stockholders.

Share-Based Compensation

We have adopted an employee and director long-term incentive plan pursuant to which we may issue awards to our independent directors and to affiliates of our advisor. We will account for such incentive plan in accordance with SFAS No. 123R, “Share-Based Payment”, which covers a wide range of stock-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. The stock-based payment is measured at fair value and recognized as compensation expense over the vesting period.

Income Taxes

We expect to make an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and expect to be taxed as such commencing not later than our taxable year ending December 31, 2009. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

We will monitor the various qualification tests that we must meet to maintain our status as a REIT. Ownership of our shares will be monitored to ensure that no more than 50% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time after the first taxable year for which we make an election to be taxed as a REIT. We will also determine, on a quarterly basis, that the gross income, asset and distribution tests as described in the section of this prospectus entitled “Federal Income Tax Considerations — Requirements for Qualification as a REIT” are met.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We have elected to treat the TRS as a taxable REIT subsidiary. In general, the TRS may perform additional services for tenants of the Company and generally may engage in any real estate or non-real estate related business. The TRS will be subject to corporate federal and state income tax. The TRS will follow SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities. As of the date of this prospectus, the TRS has not commenced operations.

Use of Estimates

The preparation of the consolidated financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could materially differ from those estimates.

Results of Operations

We expect we will meet our short-term operating liquidity requirements from advances from our advisor and its affiliates, proceeds received in this offering and operating cash flows generated from the Griffin properties and other properties we acquire in the future. Any advances from our advisor will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in the “Management Compensation” section of this prospectus. Our advisory agreement provides that expenses advanced to us by our advisor shall be reimbursed no less frequently than monthly. The offering and organizational costs associated with this offering will be initially paid by our advisor and will be reimbursed by us, up to (i) 3.5% of the gross offering proceeds raised by us in the terminated or completed offering for the issuer’s organizational and offering costs (excluding sales commissions and dealer manager fees), or (ii) 15.0% of the gross offering proceeds raised by us in the terminated or completed offering for all organizational and offering costs, including sales commissions and dealer manager fees. Operating cash flows are expected to increase as properties are added to our portfolio.

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness and other investments. Generally, cash needs for items, other than property acquisitions, will be met from operations and proceeds received from this offering. However, there may be a delay between the sale of our shares and our purchase of properties that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor will evaluate potential additional property acquisitions and engage in negotiations with sellers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed acquisition will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Our board of directors will determine the amount and timing of distributions to our stockholders and will base such determination on a number of factors, including funds available for payment of distributions, financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code.

Potential future sources of capital include proceeds from this offering, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. Currently, we do not have a credit facility or other third party source of liquidity. To the extent we do not secure a credit facility or other third party source of liquidity, we will be dependent upon the proceeds of this offering and income from operations in order to meet our long term liquidity requirements and to fund our distributions. This includes repayment of the Renfro Line of Credit, in the event we are unable to successfully refinance the debt.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of certain real estate programs sponsored by Griffin Capital Corporation, our sponsor, and other affiliates of our advisor, including certain officers and directors of our advisor. You should not assume that you will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

The information in this section and in the Prior Performance Tables included in this prospectus as Appendix A shows relevant summary information regarding programs sponsored by our sponsor. Some programs, remaining in operation, may acquire additional properties in the future. Our sponsor intends to continue to sponsor private offerings of real estate programs. To the extent that such future offerings or programs remaining in operation share the same or similar investment objectives or acquire properties in the same or nearby markets, such programs may be in competition with the investments made by us. See the “Conflicts of Interest” section of this prospectus for additional information. Programs that list substantially the same investment objectives as we do in the private offering memorandum are considered to have investment objectives similar to ours, regardless of the particular emphasis that a program places on each objective. As described in “Investment Objectives and Related Policies – Investment Strategy,” we believe that only those single tenant net lease private programs previously sponsored by our sponsor have similar investment objectives to ours because of, among other things, the reliance on the creditworthiness of single tenants, the net lease nature and duration of the leases, the predictability of the cash flows, and the focus on assets that are mission critical to the business operations of the tenant.

The information in this summary represents the historical experience of Griffin Capital Corporation sponsored programs. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to: (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of prior real estate programs (Table III); and (4) certain additional information relating to properties acquired by the prior real estate programs (Table VI). The results of completed programs (Table IV) and sale or disposals of properties by prior real estate programs (Table V) are not applicable to the existing investments and have been excluded from this presentation. The purpose of this prior performance information is to enable you to evaluate accurately our sponsor’s experience with like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Private Programs — Overview

The prior privately-offered programs sponsored by our sponsor include eight single tenant real estate tenant-in-common offerings, eight multi-tenant real estate tenant-in-common offerings, one Delaware Statutory Trust offering consisting of nine assets, and one hotel asset tenant-in-common offering. Investors in these offerings (other than the Delaware Statutory Trust offering) acquired an undivided interest in the property that was the subject of such offering. Beginning in 2004, these 18 privately-offered programs have raised approximately $268.9 million of gross offering proceeds from approximately 524 investors. With a combination of debt and offering proceeds, these 18 privately-offered programs invested approximately $753.9 million (including acquisition costs and funded reserves) in 29 properties.

See Tables I and II of the Prior Performance Tables for more detailed information about the experience of the affiliates of our advisor in raising and investing funds for private offerings closed during the previous three years and compensation paid to the sponsors of these programs.

Based on the aggregate amount of acquisition costs, the assets in these 18 programs can be categorized as indicated in the chart below.

As a percentage of acquisition costs, the diversification of these 18 programs by geographic area is as follows:

As a percentage of acquisition costs, the allocation of financing proceeds for these 18 programs is as follows:

See Table III of the Prior Performance Tables for more detailed information as to the operating results of such programs whose offerings closed during the previous five years.

The percentage of these programs with investment objectives similar to ours is approximately 39% and contain an aggregate of approximately 2.5 million square feet of gross leasable space. For more detailed information regarding acquisitions of properties by such programs during the previous three years, see Table VI contained in Part II of the registration statement which is not a part of this prospectus. Copies of Table VI will be provided to prospective investors upon request at no charge. Below is a summary of the nine private programs previously sponsored by our sponsor that we believe have similar investment objectives to The GC Net Lease REIT.

Single Tenant Net Lease Programs

The seven single tenant single-asset real estate tenant-in-common offerings, the one single tenant two-asset real estate tenant-in-common offering and the one single tenant nine-asset Delaware Statutory Trust are presented individually in the Prior Performance Tables in Appendix A, as these assets are considered to have similar investment objectives to The GC Net Lease REIT. These nine privately-offered programs have raised approximately $104.2 million of gross offering proceeds from 246 investors. With a combination of debt and offering proceeds, these nine privately-offered programs having similar investment objectives invested approximately $305.8 million (including acquisition costs and funded reserves) in 18 properties.

Will Partners Investors, LLC

Will Partners Investors, LLC (Will Partners) is a privately-offered real estate tenant-in-common offering. Will Partners completed its offering in January 2005 and raised approximately $6.34 million of gross offering proceeds from a total of four investors. With a combination of debt and offering proceeds, Will Partners has invested approximately $24.0 million (including acquisition costs) in the following asset:

Tenant:	World Kitchen, LLC
Location:	5800 Industrial Drive, Monee, Illinois 60449
Square Footage:	700,200 square feet
Land Area:	34.2 acres
Asset Class:	Industrial; Warehouse Distribution Facility
No. of Stories:	Single-Story
Lease Type:	Absolute Triple-Net

The property is a 700,200 square foot, Class A industrial building, located in Monee (suburban Chicago), Illinois. The property is 100% leased to and occupied by World Kitchen, LLC and serves as their Midwest distribution center, pursuant to a long-term, bond-type triple-net lease. World Kitchen manufactures bakeware, dinnerware, kitchen and household tools, range top cookware and cutlery products sold under well-known brands including CorningWare, Pyrex, Corelle, Revere, EKCO, Baker’s Secret, Magnalite, Chicago Cutlery, and Olfa. The company employs approximately 2,900 people, and has major manufacturing and distribution operations in the United States, Canada, and Asia-Pacific regions. Their products are sold through multiple channels, including mass merchants, department stores, specialty retailers, retail food stores, and catalog showrooms.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Griffin Capital (Carlsbad Pointe) Investors, LLC

Griffin Capital (Carlsbad Pointe) Investors, LLC (Carlsbad Pointe) is a privately-offered real estate tenant-in-common offering. Carlsbad Pointe completed its offering in February 2006 and raised approximately $15.5 million of gross offering proceeds from a total of 29 investors. With a combination of debt and offering proceeds, Carlsbad Pointe has invested approximately $52.5 million (including acquisition costs) in the following asset:

Tenant:	Invitrogen Corporation
Location:	5781 Van Allen Way, Carlsbad, California 92008
Square Footage:	328,655 square feet
Land Area:	27.91 acres
Asset Class:	Office (Bio-Medical Facility)
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The property is located in the northern San Diego County market of Carlsbad, California, in Carlsbad Research Center, considered by many the most prestigious business park in San Diego. The property is leased to Invitrogen Corporation, a very successful and profitable biotech company, and serves as its worldwide headquarters, main research, development and manufacturing facility, and is the core of the tenant’s long term corporate campus plan.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Griffin Capital (Shellmound) Investors, LLC

Griffin Capital (Shellmound) Investors, LLC (Shellmound) is a privately-offered real estate tenant-in-common offering. Shellmound completed its offering in June 2006 and raised approximately $7.4 million of gross offering proceeds from a total of 18 investors. With a combination of debt and offering proceeds, Shellmound has invested approximately $17.9 million (including acquisition costs) in the following asset:

Tenant:	Ex’pression College for Digital Arts
Location:	6601-6603 Shellmound Street, Emeryville, California 94608
Square Footage:	63,273 square feet
Land Area:	2.20 acres
Asset Class:	Office (Flex)
No. of Stories:	Single-Story
Lease Type:	Triple-Net

The property is 100% leased to and occupied by Ex’pression College for Digital Arts pursuant to a 10-year, 10 month triple-net lease expiring in November 2016. Ex’pression is a rapidly growing, profitable and accredited media arts college. The property serves as its main campus.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Griffin Capital (Puente Hills) Investors, LLC

Griffin Capital (Puente Hills) Investors, LLC (Puente Hills) is a privately-offered real estate tenant-in-common offering. Puente Hills completed its offering in November 2006 and raised approximately $9.15 million of gross offering proceeds from a total of 27 investors. With a combination of debt and offering proceeds, Puente Hills has invested approximately $24.75 million (including acquisition costs) in the following asset:

Tenant:	Vacant
Location:	17320 Gale Avenue, Puente Hills, California 91748
Square Footage:	76,109 square feet
Land Area:	3.41 acres
Asset Class:	Retail (Car Dealership)
No. of Stories:	Single-Story
Lease Type:	TBD

The property is located in City of Industry (suburban Los Angeles), California. The property, previously leased to Superior Chrysler of Puente Hills, LLC pursuant to a long-term triple-net lease, is currently vacant. Superior Chrysler of Puente Hills was part of the Superior Auto Group, LLC.

Due to the current strained circumstances of the economy over the past several months, and the additional stress the economy has had on the automotive industry and the financial industry, Superior Auto Group LLC, the parent of Superior Chrysler, has been beset with a severe liquidity crisis. In late February, Superior Automotive Group’s principal lender elected to cease its funding of Superior’s operations, and Superior was forced to shut down all of its remaining dealerships, including Superior Chrysler, leaving the property vacant.

Our sponsor received an indication of interest from a prospective, replacement tenant. This prospective tenant is currently in negotiations with a national automobile manufacturer and dealer for the rights to a franchise. While the prospective tenant toured the property in late June 2009, the Puente Hills property is not the only property available in the market for this prospective tenant to consider. Our sponsor communicated to the lender the interest of and discussions with the prospective tenant. Our sponsor is focused on maximizing the value of this asset.

The loan on this property is in a monetary default, and a receiver has been appointed to assume control over the property. The appointment of the receiver included an order restraining our sponsor from taking any action regarding this property without the lender or receiver’s consent. The lender has not communicated its valuation analysis of the property, but our sponsor expects that the asset value of the property will be well below the current debt balance. The lender has delivered notice of its intent to foreclose and a foreclosure suit has been filed.

On June 26, 2009, the lender filed suit against our sponsor in Los Angeles County Superior Court alleging breach of the sponsor’s non-recourse carve-out guaranty of the debt related to the property and that the transfer provisions of the mortgage were violated, specifically that our sponsor’s failure to pay the property taxes related to the property constitutes waste under the guaranty and could create a lien on the property. In the suit, the lender is seeking reimbursement from our sponsor for the property taxes, any penalties, applicable interest and legal fees. Our sponsor believes that this suit is frivolous and without merit, but has retained counsel to vigorously defend itself in the suit.

The Superior Chrysler lease was personally guaranteed by the president and majority owner of Superior Auto Group, LLC, but the lender has delayed enforcement of the guaranty, waiting until our sponsor can assess the market response and therefore the potential loan shortfall. Distributions have currently ceased to investors as a result of these events, and it is expected that recovery under the guaranty will be limited because a substantial portion of the guarantor’s net worth is subject to claims from various creditors associated with dealerships indirectly owned by the guarantor. In addition, our sponsor believes, given the financial condition of the guarantor, that a recovery under the personal guaranty is not likely.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Griffin Capital (ARG Restaurants) Investors, DST

Griffin Capital (ARG Restaurants) Investors, DST (ARG Restaurants) is a privately-offered real estate Delaware Statutory Trust offering. ARG Restaurants completed its offering in October 2007 and raised approximately $12.9 million of gross offering proceeds from a total of 58 investors. With a combination of debt and offering proceeds, ARG Restaurants has invested approximately $39.9 million (including acquisition costs) in the following assets:

Tenant:	American Restaurant Group, Inc. operating as Black Angus Steakhouse Restaurants
Locations:	1625 Watt Avenue, Sacramento, California 95864
1011 Blossom Hill Road, San Jose, California 95123
1000 Graves Avenue, El Cajon, California 92021
707 E Street, Chula Vista, California 91910
1616 Sisk Road, Modesto, California 95350
3610 Park Sierra Boulevard, Riverside, California 92505
7111 Beach Boulevard, Buena Park, California 90621
23221 Lake Center Drive, El Toro, California 92630
3601 Rosedale Highway, Bakersfield, California 93308
Square Footage:	88,686 Square Feet in total
Asset Class:	Retail (Free Standing Restaurants)
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The portfolio consists of nine Black Angus Steakhouse restaurants located throughout California. The properties are all well-located, freestanding restaurants situated throughout in-fill locations entirely in major metropolitan areas. The properties are leased to American Restaurant Group, Inc. (“ARG, Inc.”), which operates under the Black Angus Steakhouse brand name, pursuant to a long-term, bond-type, triple-net lease.

On January 15, 2009, ARG, Inc. filed for Chapter 11 bankruptcy protection in Delaware. Since that time, ARG, Inc. has moved and successfully rejected 13 out of 82 locations, which restaurants had already been shut down. While ARG, Inc. is in bankruptcy, and until such time as it rejects its lease, it is obligated to continue to pay rent on its properties.

In addition, ARG, Inc. recently filed a motion in bankruptcy court seeking to reject the leases on six of the nine locations in this DST. Our sponsor filed an objection to this motion, but subsequently determined that such objection would cause ARG, Inc. to reject the entire master lease. As such, ARG, Inc. has rejected four of the leases, affirmed three of the leases and restructured two of the leases. ARG, Inc. had filed a motion allowing it to reject the two leases to the extent it failed to reach terms with our sponsor. ARG, Inc.’s bankruptcy filing created a non-monetary event of default under the loan with the current lender on the property. A loan default provided the lender with the right to sweep all of the excess cash flow above and beyond the mortgage payment. Given the rejection of the four leases, as of April 1, 2009, there was insufficient cash flow necessary to support the monthly debt service.

In order to cover the remaining debt service or pay down the loan to reduce the debt service, our sponsor must sublease or sell the four properties that ARG, Inc. has closed. Our sponsor has engaged a retail brokerage firm in an effort to market the four properties, specifically working with two senior leasing specialists with extensive restaurant leasing experience. Our sponsor is currently in negotiations with prospective purchasers to purchase the Modesto property, and has entered into a purchase and sale agreement with a purchaser for the sale of the El Toro property. Neither the Riverside property nor the Sacramento property has garnered any definitive interest.

Our sponsor is concerned that the two properties under the restructured leases will continue to experience negative sales growth which will likely result in a lease termination at the end of the shortened lease term. Our sponsor has been in communications with the lender regarding restructuring the loan. In an effort to maintain an ongoing ownership of the properties, the sponsor will be submitting a proposal which would bifurcate the loan into a performing loan and a non-performing loan. Distributions have currently ceased to investors on ARG Restaurants as a result of these events.

As a percentage of acquisition costs, the allocation of financing proceeds for these properties is as follows:

Griffin Capital (Redwood) Investors, LLC

Griffin Capital (Redwood) Investors, LLC (Redwood) is a privately-offered real estate tenant-in-common offering. Redwood completed its offering in March 2007 and raised approximately $11.38 million of gross offering proceeds from a total of 27 investors. With a combination of debt and offering proceeds, Redwood has invested approximately $26.88 million (including acquisition costs) in the following asset:

Tenant:	DPR Construction, Inc
Location:	1450 Veterans Boulevard, Redwood City, California 94063
Square Footage:	53,000 Square Feet
Land Area:	1.81 acres
Asset Class:	Office
No. of Stories:	Three-Story
Lease Type:	Triple-Net

The property is a 53,000 square foot, Class A office building, located in Redwood City, California. The property is 100% leased to and occupied by DPR Construction, Inc. and serves as its headquarters facility, pursuant to a long-term, triple-net lease. DPR Construction, Inc. is a privately-held national commercial contractor and construction manager which specializes in technically-challenging and environmentally-complex developments. For the past 10 years, DPR has ranked among the top 50 general contractors in the country and is in the top 4% of general contractors based upon its four core markets: advanced technology, biopharmaceutical, corporate office and healthcare.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Griffin Capital (Independence) Investors, LLC

Griffin Capital (Independence) Investors, LLC (Independence) is a privately-offered real estate tenant-in-common offering. Independence completed its offering in June 2007 and raised approximately $13.4 million of gross offering proceeds from a total of 22 investors. With a combination of debt and offering proceeds, Independence has invested approximately $39.8 million (including acquisition costs) in the following asset:

Tenant:	L.D. Kichler Company
Location:	7711 East Pleasant Valley Road, Independence, Ohio 44131
Square Footage:	630,000 square feet
Land Area:	38.83 acres
Asset Class:	Industrial (Office/Warehouse-Distribution Facility)
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The property is an office/warehouse-distribution center 100% leased pursuant to a long-term, bond-type triple-net lease to L. D. Kichler Company. Located in Independence, Ohio just 15 minutes south of Cleveland’s central business district, the property serves as Kichler’s headquarters and Midwest distribution center. Founded in 1938 in Cleveland, Ohio, and privately-held, Kichler is one of the world’s leading designers and distributors of decorative lighting fixtures. Over the past 15 years, Kichler has doubled in size, adding over 200 employees in Cleveland, Las Vegas and Atlanta. This growth has propelled Kichler to more than $246 million in annual sales, making Kichler the second largest residential lighting wholesaler in the U.S.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Griffin Capital (Bolingbrook) Investors, LLC

Griffin Capital (Bolingbrook) Investors, LLC (Bolingbrook) is a privately-offered real estate tenant-in-common offering. Bolingbrook completed its offering in October 2007 and raised approximately $11.05 million of gross offering proceeds from a total of 26 investors. With a combination of debt and offering proceeds, Bolingbrook has invested approximately $35.26 million (including acquisition costs) in the following assets:

Tenant:	Quantum Foods, Inc
Locations:	750 South Schmidt Road & 525 Crossroads Pkwy, Bolingbrook, Illinois 60440
Square Footage:	265,870 square feet in total
Land Area:	One (1) 10.0 acre site and one (1) 4.30 acre site
Asset Class:	Industrial/Office; Freezer/Cooler Warehouse Distribution Facility
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The Quantum Foods properties are two single-story, freezer-cooler production and distribution properties consisting of 265,870 square feet leased in its entirety pursuant to a long-term, bond-type triple-net lease to Quantum Foods, LLC. The properties house Quantum’s headquarters and main production operations. Founded in 1990, headquartered in 750 Schmidt Road and privately-held, Quantum Foods is one of the world’s leading and most technologically advanced providers of portion-controlled steaks and multiple protein food products. Over the past 17 years, Quantum has grown from 15 employees to over 1,000, and is on pace to surpass $480 million in annual sales, making Quantum one of the top 25 portion-controlled protein suppliers in the U.S.

As a percentage of acquisition costs, the allocation of financing proceeds for these properties is as follows:

Griffin Capital (Westmont) Investors, LLC

Griffin Capital (Westmont) Investors, LLC (Westmont) is a privately-offered real estate tenant-in-common offering. Westmont completed its offering in February 2008 and raised approximately $17.1 million of gross offering proceeds from a total of 25 investors. With a combination of debt and offering proceeds, Westmont has invested approximately $44.8 million (including acquisition costs) in the following asset:

Tenant:	SIRVA, Inc
Location:	700 Oakmont Lane, Westmont, Illinois 60559
Square Footage:	269,715 square feet
Land Area:	17.93 acres
Asset Class:	Office
No. of Stories:	Multi-Story
Lease Type:	Triple-Net

The property is a 269,715 square foot, Class A office building located in Westmont, Illinois. The property is leased in its entirety pursuant to a triple-net lease to North American Van Lines, a subsidiary of SIRVA, Inc. SIRVA is the world’s largest moving and relocation services company with nearly $4 billion in revenues and an international workforce of approximately 5,700 employees, spanning more than 40 countries. In addition to SIRVA’s core relocation services business, other business services include transferee counseling, home purchase programs, mortgage originations, expense management and the provision of destination “settling in” services. SIRVA conducts more than 300,000 relocations every year. SIRVA markets these services under several, well-recognized, brand names including SIRVA, North American Van Lines, Allied Worldwide, Global Van Lines, and Pickfords.

On February 5, 2008, SIRVA filed for bankruptcy protection. In the time since the bankruptcy filing, the tenant executed a lease amendment that called for SIRVA to affirm its lease in exchange for the landlord reimbursing SIRVA for a substantial portion of its letter of credit fees. The bankruptcy plan was successfully confirmed on May 7, 2008. SIRVA is required to maintain an evergreen letter of credit in the amount of $4 million, which will decrease by $500,000 each year in conjunction with the contractual rent increase. Further, SIRVA agreed to maintain the letter of credit in the minimum amount of $2.0 million for the balance of its lease term. SIRVA is currently paying a letter of credit facility fee in the amount of 6.5% of the stated amount of the letter of credit. Our sponsor agreed to reimburse SIRVA all but 1% of the actual cost to maintain the letter of credit (the ‘normal’ letter of credit fee), not to exceed 5.5%. As a part of the lease amendment, our sponsor was able to secure a right to terminate SIRVA’s lease upon 12-months’ advance notice, which will allow our sponsor to continually seek a replacement tenant, which process our sponsor commenced in the first quarter 2009. As a result of the extra and unforeseen cost to the investors, the original pro forma distribution has been adjusted and will remain lower than pro forma for the remainder of the projected holding period.

As a percentage of acquisition costs, the allocation of financing proceeds for this property is as follows:

Other Private Programs and Sponsor Investments

In addition to the programs having similar investment objectives to The GC Net Lease REIT, which were previously mentioned, our sponsor has sponsored privately-offered programs we do not view as having similar investment objectives to The GC Net Lease REIT. These offerings include one hotel and eight multi-tenant asset real estate tenant-in-common offerings. These nine privately-offered programs have raised approximately $164.7 million of gross offering proceeds from 278 investors. With a combination of debt and offering proceeds, these privately-offered programs have invested approximately $448.1 million (including acquisition costs) in 11 properties. The properties are located in California, Georgia, Illinois and Minnesota.

The investments of the above mentioned programs have all occurred during the previous four years. There were no investments made by these programs prior to this four year period and our sponsor did not sponsor any programs prior to the four year period. See Tables I, II and III of the Prior Performance Tables for aggregated performance of these nine privately-offered programs.

Certain of these nine privately-offered programs have experienced tenant vacancies due to bankruptcies, mergers or lease expirations or other similar adverse developments. Since these programs are each tenant-in-common offerings made primarily to investors exchanging properties in a tax-deferred manner pursuant to Section 1031 of the Internal Revenue Code, it is impractical for these investors to make additional capital contributions to fund tenant improvements or other required capital expenditures. Therefore, our sponsor is compelled to take a very conservative approach to preserving capital to address the leasing needs at each of these properties and, accordingly, has suspended or reduced distributions for most of these programs.

In the five years prior to our sponsor’s first private offering, our sponsor focused on acquiring, developing and re-developing single tenant net lease assets for its own account. The assets acquired were leased to tenants of varying credit quality, in a broad section of geographical locations, with lease durations of 15 years (an average lease duration of six years remains on these assets). The acquisitions focused mainly on industrial (warehouse and manufacturing) and office properties and consisted of nine properties with approximately 3.71 million square feet and entailed an aggregate investment of over $153 million (including acquisition costs). The following seven investment examples consist of and demonstrate the breadth and depth of our sponsor’s ability to source, structure, negotiate, finance and close new opportunities.

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A warehouse/distribution facility located in University Park, Illinois consisting of 186,560 square feet, leased in its entirety to Anvil International. A subsidiary of Muller Water Products, Anvil International is a manufacturer and marketer of a broad range of water infrastructure and flow control products for use in water distribution networks and treatment facilities. Anvil operates 12 manufacturing facilities in the United States and Canada and five regional distribution facilities. Anvil employs approximately 2,000 employees.

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A warehouse/distribution facility located in Wadesboro, North Carolina consisting of 327,785 square feet, leased in its entirety to Broder Brothers Company. Founded in 1919 and headquartered in Trevose, Pennsylvania Broder Brothers is a leading distributor of imprintable sportswear and accessories in the United States and are the exclusive or near-exclusive distributor for several well established brands such as Adidas Golf, Columbia Sportswear and Champion. Broder Brothers operates the largest distribution network in its industry, which consists of 16 facilities strategically located throughout the United States, one of which is located in Wadesboro, North Carolina. Broder Brothers employs approximately 2,000 employees worldwide.

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A manufacturing facility located in Jefferson City, Missouri consisting of 660,000 square feet, and in a second transaction, a four property industrial manufacturing portfolio located in Georgia, Tennessee and Virginia consisting of 1,480,703 square feet, combining to a total 2.14 million square feet with all five properties leased to ABB Power T&D Company, Inc. Headquartered in Zurich, Switzerland with its North American operations headquartered in Norwalk, Connecticut, ABB is a global leader in power and automation technologies. The company serves customers in more than 30 industries including the automotive, building, chemical, electrical, marine, metal, mineral, paper, power and water industries. ABB employs approximately 120,000 employees in 100 countries.

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A manufacturing facility located in Emporia, Kansas consisting of 320,764 square feet, leased in its entirety to Hopkins Manufacturing Corporation. Headquartered in Emporia, Kansas, Hopkins is a leading manufacturer and marketer of specialized towing products and functional accessories for the automotive and recreational vehicle aftermarkets, as well as industrial products for automobile manufacturers, dealers, repair shops and safety inspection facilities. Hopkins employs approximately 650 people over 500,000 square feet of production, warehousing, shipping and receiving space in the United States and Mexico.

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A warehouse/distribution facility located in Clinton, South Carolina consisting of 565,000 square feet, leased in its entirety to Renfro Corporation under a triple-net lease. Founded in 1921 and located in Mount Airy, North Carolina Renfro Corporation is the largest manufacturer of socks in the United States. Renfro has an exclusive license for Fruit of the Loom, Ralph Lauren and Dr. Scholl’s and is one of only three suppliers to Nike. Renfro employs approximately 4,500 employees worldwide. Our sponsor contributed this property to The GC Net Lease REIT, Inc. See “Our Real Estate Investments — The Griffin Properties — Renfro.”

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An office/laboratory property located in Plainfield, Illinois consisting of 176,000 square feet, leased in its entirety to Chicago Bridge & Iron under a triple-net lease. Chicago Bridge & Iron is a publicly-traded corporation and is one of the world’s largest engineering, procurement and construction companies, with approximately 18,000 employees worldwide. Our sponsor contributed this property to The GC Net Lease REIT, Inc. See “Our Real Estate Investments — The Griffin Properties — Chicago Bridge & Iron.”

FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes all of the material federal income tax considerations associated with an investment in shares of our common stock. This summary does not constitute tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers.

The provisions of the Code governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

We urge you, as a prospective investor, to consult your own tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT. These consequences include the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election.

Opinion of Counsel

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC has acted as our counsel, has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations addressed that are material to our stockholders. It is also the opinion of our counsel that we have been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code beginning with the Company’s taxable year ending December 31, 2009, and our organization and proposed method of operation will enable us to meet the qualifications and requirements for taxation as a REIT under the Code for our taxable year ending December 31, 2009 and thereafter, provided that we have operated and will continue to operate in accordance with various assumptions and the factual representations we made to counsel concerning our business, properties and operations. We must emphasize that all opinions issued by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC are based on various assumptions and are conditioned upon the assumptions and representations we made concerning certain factual matters related to our business and properties. Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. See “Risk Factors — Federal Income Tax Risks.” The statements made in this section of the prospectus and in the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinion. Moreover, an opinion of counsel is not binding on the IRS, and we cannot assure you that the IRS will not successfully challenge our status as a REIT.

Taxation as a REIT

We plan to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ending December 31, 2009. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in their sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. However, our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT.

Although we currently intend to operate so as to be taxed as a REIT, changes in the law could affect that decision. For example, in 2003, Congress passed major federal tax legislation that illustrates the changes in tax law that could affect that decision. One of the changes reduced the tax rate on recipients of distributions paid by corporations to individuals to a maximum of 15%. REIT distributions generally do not qualify for this reduced rate. The tax changes did not, however, reduce the corporate tax rates. Therefore, the maximum corporate tax rate of 35% has not been affected. Even with the reduction of the rate of tax on distributions received by individuals, the combined maximum corporate and individual federal income tax rate is 44.75% and with the effect of state income taxes, the combined tax rate can exceed 50%. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. Thus, REIT status generally continues to result in substantially reduced tax rates when compared to the taxation of corporations.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under some circumstances, we will be subject to alternative minimum tax;

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if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

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if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), that net income will be subject to a 100% tax;

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if we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100% tax on an amount equal to the greater of the amount by which we fail the 75% or 95% test multiplied by a fraction calculated to reflect our profitability;

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if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

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if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS;

•	if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined below), we will be subject to a 100% tax on the amount of our non-arm’s length income;

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if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000, or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification);

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if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure; and

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if we should fail to comply with the record-keeping requirements in ascertaining the actual ownership of the outstanding shares of our stock, we may be subject to a $25,000 or a $50,000 penalty for each failure.

Requirements for Qualification as a REIT

In order for us to qualify, and continue to qualify, as a REIT, we must meet, generally on a continuing basis, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we are required to:

•	be a taxable domestic corporation but for Sections 856 through 860 of the Code;

•	be managed by one or more trustees or directors;

•	have transferable shares;

•	not be a financial institution or an insurance company;

•	have at least 100 stockholders for at least 335 days of each taxable year of twelve months;

•	not be closely held;

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elect to be a REIT, or make such election for a previous taxable year, and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

•	use a calendar year for federal income tax purposes and comply with the recordkeeping requirements of the federal tax laws; and

•	meet certain other tests, described below, regarding the nature of our income and assets.

As a Maryland corporation, we satisfy the first requirement, and we intend to file an election to be taxed as a REIT with the IRS. In addition, we are managed by a board of directors, we have transferable shares and we do not intend to operate as a financial institution or insurance company. We utilize the calendar year for federal income tax reporting purposes. We would be treated as closely held only if five or fewer individuals or certain tax-exempt entities own, directly or indirectly, more than 50% (by value) of our shares at any time during the last half of our taxable year. For purposes of the closely held test, the Code generally permits a look-through for pension funds and certain other tax-exempt entities to the beneficiaries of the entity to determine if the REIT is closely held. We anticipate issuing sufficient shares with sufficient diversity of ownership pursuant to this offering to allow us to satisfy these requirements after our 2009 taxable year. In addition, our charter provides for restrictions regarding transfer of shares that are intended to assist us in continuing to satisfy these share ownership requirements. Such transfer restrictions are described in “Description of Shares — Restrictions on Ownership and Transfer.” These provisions permit us to refuse to recognize certain transfers of shares that would tend to violate these REIT provisions. We can offer no assurance that our refusal to recognize a transfer will be effective. However, based on the foregoing, we should currently satisfy the organizational requirements, including the share ownership requirements, for qualifying as a REIT under the Code. Notwithstanding compliance with the share ownership requirements outlined above, tax-exempt stockholders may be required to treat all or a portion of their distributions from us as unrelated business taxable income (UBTI) if tax-exempt stockholders, in the aggregate, exceed certain ownership thresholds set forth in the Code. See “ — Treatment of Tax-Exempt Stockholders” below.

Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to have earned its allocable share of partnership income. Also, if a REIT owns a qualified REIT subsidiary, which is defined as a corporation wholly owned by a REIT that does not elect to be taxed as a taxable REIT subsidiary under the Code, the REIT will be deemed to own all of the subsidiary’s assets and liabilities and it will be deemed to be entitled to treat the income of that subsidiary as its own. In addition, the character of the assets and gross income of the partnership or qualified REIT subsidiary shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and asset tests set forth in the Code.

Operational Requirements — Gross Income Tests

To maintain our qualification as a REIT, we must, on an annual basis, satisfy the following gross income requirements:

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At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. Such dispositions are referred to as “prohibited transactions.” This is known as the 75% Income Test.

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At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from dividends, interest and gains from the sale or disposition of stock or securities that do not constitute dealer property or from any combination of the foregoing. This is known as the 95% Income Test.

For purposes of the 75% Income Test and 95% Income Test, the following special rules apply with respect to “hedging transactions”:

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For taxable years beginning on or after January 1, 2005, income from “hedging transactions” (as defined in (ii) and (iii) of Section 1221(b)(2)(A) of the Code) and clearly identified pursuant to Section 1221(a)(7) of the Code that hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% Income Test.

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Income from “hedging transactions” (as defined above) that are entered into on or after July 31, 2008, and clearly identified pursuant to Section 1221(a)(7) of the Code that hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 75% Income Test.

The rents we receive, or that we are deemed to receive, qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

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the amount of rent received from a tenant generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

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rents received from a tenant will not qualify as “rents from real property” if we or a direct or indirect owner of 10% or more of the REIT directly or constructively owns 10% or more of the tenant or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified) except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if the REIT owns more than a 10% interest in the subsidiary;

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if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property;” and

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the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to that property. Services (or management or operation) generally are deemed not to be provided by the REIT if they are provided through (i) an “independent contractor” who is adequately compensated and from whom the REIT does not derive revenue or (ii) a taxable REIT subsidiary.

A “taxable REIT subsidiary” is a subsidiary of a REIT that makes a joint election with the REIT to be treated as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a “qualified REIT subsidiary” as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a taxable REIT subsidiary is generally subject to corporate income tax on its earnings, which may reduce the cash flow generated by such entity. Because a parent REIT does not include the assets and income of a taxable REIT subsidiary in determining the parent’s compliance with the REIT qualification requirements, a taxable REIT subsidiary may be used by the parent REIT to undertake activities indirectly that the REIT might otherwise be precluded from undertaking directly or through pass-through subsidiaries. Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities and their parent REITs will be subject to appropriate levels of U.S. federal income taxation. The GC Net Lease REIT TRS, Inc., our wholly-owned subsidiary, will be our taxable REIT subsidiary. We may make similar elections with respect to other corporate subsidiaries that we might acquire in the future.

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers, in the ordinary course of business, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by a “qualified REIT subsidiary” and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the 75% Income Test and the 95% Income Test for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Prior to the making of investments in properties, we may satisfy the 75% Income Test and the 95% Income Test by investing in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% Income Test only for one year from the receipt of proceeds. Accordingly, to the extent that offering proceeds have not been invested in properties prior to the expiration of this one-year period, in order to satisfy the 75% Income Test, we may invest the offering proceeds in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares in other REITs. We expect to receive proceeds from the offering periodically over the offering period and to trace those proceeds for purposes of determining the one-year period for “new capital investments.” No rulings or regulations have been issued under the provisions of the Code governing “new capital investments” however, so there can be no assurance that the IRS will agree with this method of calculation.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% Income Test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% Income Test and 95% Income Test. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, a repossession action. Property acquired by a repossession action will not be considered foreclosure property if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take repossession action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered foreclosure property unless the REIT makes a proper election to treat the property as such.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee in possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% Income Test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% Income Test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above. We can give no assurance in this regard however. Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of our income sources to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on this income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “ — General — Taxation as a REIT,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets:

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First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items, and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

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Third, of the investments included in the 25% asset class (other than stock of a taxable REIT subsidiary), the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of any one issuer’s outstanding securities (based on either voting rights or value).

•	Finally, the value of all of the securities of our taxable REIT subsidiaries may not exceed 25% of the value of our total assets.

The 5% test and the 10% test (vote or value) must generally be met at the end of each quarter. Further, if we meet the asset tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the asset tests at the end of a later quarter if such failure occurs solely because of changes in asset values. If our failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter. We maintain, and will continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests and will take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

There are special rules with respect to foreign currency transactions which may arise from investing in property outside of the United States or from investing in foreign currency. We are not currently involved in any foreign real property or currency transactions, and to the extent we engage in such transactions in the future, we intend to comply with the applicable rules for purposes of the income and asset tests.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income, which is computed without regard to the dividends paid deduction and our capital net gain, and is subject to certain other potential adjustments.

While we must generally make distributions in the taxable year to which they relate, we may also pay distributions in the following taxable year if they are (1) declared before we timely file our federal income tax return for the taxable year in question, and if (2) made on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions made to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% excise tax on the excess of the amount of such required distributions over amounts actually distributed during such year.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

In such circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on certain undistributed income. We may find it necessary in such circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements, or we may pay taxable stock distributions to meet the distribution requirement.

If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the IRS, we may be able to pay “deficiency distributions” in a later year and include such distributions in our deductions for distributions paid for the earlier year. In such event, we may be able to avoid being taxed on amounts distributed as deficiency distributions, but we would be required in such circumstances to pay penalties and interest to the IRS based upon the amount of any deduction taken for deficiency distributions for the earlier year.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the tax on these gains;

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our stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by us; and

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the basis of a stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our REIT taxable income, we will use the accrual method of accounting and compute depreciation under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our advisor and its affiliates.

If the IRS were to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay penalties and interest thereon to the IRS, as provided by the Code. A deficiency distribution cannot be used to satisfy the distribution requirement however, if the failure to meet the requirement is not due to a later adjustment to our income by the IRS.

Operational Requirements — Recordkeeping

In order to continue to qualify as a REIT, we must maintain records as specified in applicable Treasury Regulations. Further, we must request, on an annual basis, information designed to disclose the ownership of our outstanding shares. We intend to comply with such requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. See “Risk Factors — Federal Income Tax Risks.”

Taxation of U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of shares that for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source;

•

is a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	is a person or entity otherwise subject to federal income taxation on a net income basis.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income, which, in the case of an individual, will be taxed currently at graduated rates of up to 35% in 2009. Individuals receiving “qualified dividends,” dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to a lower rate on such dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, individuals receiving distributions from us, a REIT, will generally not be eligible for the new lower rates on distributions except with respect to the portion of any distribution which (a) represents distributions being passed through to us from a regular “C” corporation (such as our taxable REIT subsidiary) in which we own shares (but only if such distributions would be eligible for the new lower rates on distributions if paid by the corporation to its individual stockholders), (b) is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transactions, less any taxes paid by us on these items during our previous taxable year. These distributions are not eligible for the dividends received deduction generally available to corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the U.S. stockholder has held his or her shares. With certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations, may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

Passive Activity Loss and Investment Interest Limitations

Our distributions and any gain you realize from a disposition of shares will not be treated as passive activity income, and stockholders may not be able to utilize any of their “passive losses” to offset this income on their personal tax returns. Our distributions (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the limitations on the deduction of investment interest. Net capital gain from a disposition of shares and capital gain distributions generally will be included in investment income for purposes of the investment interest deduction limitations only if, and to the extent, you so elect, in which case any such capital gains will be taxed as ordinary income.

Certain Dispositions of the Shares

In general, any gain or loss realized upon a taxable disposition of shares by a U.S. stockholder who is not a dealer in securities, including any disposition pursuant to our share redemption program, will be treated as long-term capital gain or loss if the shares have been held for more than one year and as short-term capital gain or loss if the shares have been held for one year or less. If, however, a U.S. stockholder has received any capital gains distributions with respect to his shares, any loss realized upon a taxable disposition of shares held for six months or less, to the extent of the capital gains distributions received with respect to his shares, will be treated as long-term capital loss. Also, the IRS is authorized to issue Treasury Regulations that would subject a portion of the capital gain a U.S. stockholder recognizes from selling his shares or from a capital gain distribution to a tax at a 25% rate, to the extent the capital gain is attributable to depreciation previously deducted.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

Under some circumstances, U.S. stockholders may be subject to backup withholding at a rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares. Backup withholding will apply only if the stockholder:

•	fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number;

•	furnishes an incorrect tax identification number;

•	is notified by the IRS that he or she has failed properly to report payments of interest and distributions, or is otherwise subject to backup withholding; or

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under some circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct tax identification number and that he or she has (a) not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and distribution payments or (b) been notified by the IRS that he or she is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the IRS.

U.S. stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities such as employee pension benefit trusts, individual retirement accounts and charitable remainder trusts generally are exempt from federal income taxation. Such entities are subject to taxation, however, on any UBTI as defined in the Code. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute UBTI when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (i) is not an entity described in the next paragraph, (ii) has not held its stock as “debt financed property” within the meaning of the Code and (iii) does not hold its stock in a trade or business, the dividend income received by such tax-exempt stockholder with respect to the stock will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of our stock will not constitute UBTI unless the tax-exempt stockholder has held the stock as “debt financed property” within the meaning of the Code or has used the stock in an unrelated trade or business.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the stockholder in question is able to deduct amounts “set aside” or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

In the event that we were deemed to be “predominately held” by qualified employee pension benefit trusts that each hold more than 10% (in value) of our shares, such trusts would be required to treat a certain percentage of the distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (i) one employee pension benefit trust owns more than 25% in value of our shares, or (ii) any group of such trusts, each owning more than 10% in value of our shares, holds in the aggregate more than 50% in value of our shares. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10% in value of our shares would be subject to tax on that portion of our distributions made to it which is equal to the percentage of our income that would be UBTI if we were a qualified trust, rather than a REIT (unless such percentage of UBTI income is less than five percent). We will attempt to monitor the concentration of ownership of employee pension benefit trusts in our shares, and we do not expect our shares to be deemed to be “predominately held” by qualified employee pension benefit trusts, as defined in the Code, to the extent required to trigger the treatment of our income as to such trusts.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (non-U.S. stockholders) are complex. The following discussion is intended only as a summary of these rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in our shares, including any reporting requirements.

Income Effectively Connected with a U.S. Trade or Business

In general, non-U.S. stockholders will be subject to regular U.S. federal income taxation with respect to their investment in our shares if the income derived therefrom is “effectively connected” with the non-U.S. stockholder’s conduct of a trade or business in the United States. A non-U.S. stockholder that is a corporation and receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to a branch profits tax under Section 884 of the Code, which is payable in addition to the regular U.S. federal corporate income tax.

The following discussion will apply to non-U.S. stockholders whose income derived from ownership of our shares is deemed to be not “effectively connected” with a U.S. trade or business.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

A distribution to a non-U.S. stockholder that is not attributable to gain realized by us from the sale or exchange of a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (FIRPTA), and that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to ordinary income dividends to non-U.S. stockholders unless this tax is reduced by the provisions of an applicable tax treaty. Any such distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce each non-U.S. stockholder’s basis in its shares (but not below zero) and then as gain from the disposition of those shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

Distributions to a non-U.S. stockholder that are attributable to gain from the sale or exchange of a United States real property interest by the REIT will be taxed to a non-U.S. stockholder under Code provisions enacted by FIRPTA. Under FIRPTA, such distributions are taxed to a non-U.S. stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption.

Withholding Obligations With Respect to Distributions to Non-U.S. Stockholders

Although tax treaties may reduce our withholding obligations, based on current law, we will generally be required to withhold from distributions to non-U.S. stockholders, and remit to the IRS:

•	35% of designated capital gain dividends or, if greater, 35% of the amount of any dividends that could be designated as capital gain dividends; and

•	30% of ordinary income dividends (i.e., dividends paid out of our earnings and profits).

In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax we withhold with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. tax liability with respect to that distribution, the non-U.S. stockholder may file a claim with the IRS for a refund of the excess.

Sale of Our Shares by a Non-U.S. Stockholder

A sale of our shares by a non-U.S. stockholder will generally not be subject to U.S. federal income taxation unless our shares constitute a United States real property interest. Our shares will not constitute a United States real property interest if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by non-U.S. stockholders. We currently anticipate that we will be a domestically controlled REIT. Therefore, sales of our shares should not be subject to taxation under FIRPTA. However, we do expect to sell our shares to non-U.S. stockholders and we cannot assure you that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our shares were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us. Our shares currently are not “regularly traded” on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of shares and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption. Under FIRPTA, the purchaser of our shares may be required to withhold 10% of the purchase price and remit this amount to the IRS.

Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

Our non-U.S. stockholders should consult their tax advisors concerning the effect, if any, of these Treasury Regulations on an investment in our shares.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders. Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. We also must maintain, within the Internal Revenue Service District in which we are required to file, our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

State and Local Taxation

We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, the operating partnership, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from the federal income tax treatment described above.

Tax Aspects of Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in our operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of our operating partnership’s income and to deduct our distributive share of our operating partnership’s losses only if our operating partnership is classified for federal income tax purposes as a partnership, rather than as an association taxable as a corporation. Under applicable Treasury Regulations known as Check-the-Box-Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership will be treated as a partnership for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. However, even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under Section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95% Income Test applicable to REITs (called the 90% Passive-Type Income Exception). See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above.

Under applicable Treasury Regulations known as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the Private Placement Exclusion), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, such as a partnership, grantor trust or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through is attributable to the flow-through entity’s interest, direct or indirect, in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. Our operating partnership should qualify for the Private Placement Exclusion. There can be no assurance, however, that we will not issue partnership interests (i) in a transaction required to be registered under the Securities Act, or (ii) issue partnership interests to more than 100 partners. However, even if our operating partnership were considered a publicly traded partnership under the PTP Regulations, we believe our operating partnership should not be treated as a corporation because we expect it would be eligible for the 90% Passive-Type Income Exception described above.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC is of the opinion, however, that based on certain factual assumptions and representations, our operating partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation, or as a publicly traded partnership. Unlike a tax ruling, however, an opinion of counsel is not binding upon the IRS, and we can offer no assurance that the IRS will not challenge the status of our operating partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, our operating partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason our operating partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” and “— Operational Requirements — Asset Tests” above. In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of our Operating Partnership and Its Partners

Partners, Not a Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership’s income, gains, losses, deductions and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership.

Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the partnership agreement for our operating partnership, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under Section 704(c) of the Code to use a method for allocating depreciation deductions attributable to contributed properties that results in the contributing partner receiving a disproportionately large share of such deductions when compared to the tax basis of such property. In this case, the contributing partner may be allocated (1) lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to such contributing partner if each such property were to have a tax basis equal to its fair market value at the time of contribution, and/or (2) taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to such contributing partner as a result of such sale. These allocations may cause the contributing partner to recognize taxable income in excess of cash proceeds received by the contributing partner, which might require such partner to utilize cash from other sources to satisfy his or her tax liability or, if the REIT happens to be the contributing partner, adversely affect our ability to comply with the REIT distribution requirements.

We anticipate that the REIT primarily will be contributing cash to the partnership, in which case we do not anticipate that these rules will adversely impact the allocations of income and gain from the operating partnership to the REIT. However, we (us and the operating partnership) have entered into contribution agreements with certain Griffin affiliates pursuant to which the operating partnership acquired real properties having a lower basis than the fair market value of these properties. Accordingly, the tax principles discussed in this section could require lower allocations of depreciation expense and, in the event of a sale of one or more of these properties, higher allocations of income or gain to those contributing partners. While the application of these tax principles would not ordinarily have an adverse impact on any allocations of income, deduction, and/or gain to us as a REIT, the operating partnership also has entered into a tax protection agreement with the contributing partners that generally limits the operating partnership’s ability to dispose of these properties during specified periods. Further, if the operating partnership were to dispose of one (or more) of these properties, the operating partnership could be obligated to make certain payments to the contributing partners to compensate them for the additional taxes payable as a result of the gains that are recognized prematurely and allocated to the contributing partners under these tax principles. As a result, the net proceeds available for distribution to us by the operating partnership after making any such tax payments to the contributing partners would be reduced.

The foregoing principles also could affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in the above paragraphs may result in a higher portion of our distributions being taxed as a dividend if we acquire properties in exchange for units of our operating partnership than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of a partner’s interest in the operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the operating partnership by the partner, (2) increased by the partner’s (a) allocable share of the operating partnership’s income and (b) allocable share of indebtedness of the operating partnership, and (3) reduced, but not below zero, by (a) the partner’s allocable share of the operating partnership’s loss and (b) the amount of cash distributed to the partner, including constructive cash distributions resulting from a reduction in the partner’s share of indebtedness of the operating partnership.

If the allocation of a partner’s distributive share of the operating partnership’s loss would reduce the adjusted tax basis of such partner’s partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce an adjusted tax basis below zero. If a distribution from the operating partnership or a reduction in a partner’s share of the operating partnership’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce such partner’s adjusted tax basis below zero, any such distribution, including a constructive distribution, would constitute taxable income to such partner. The gain realized by the partner upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if the partner’s partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently more than one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership

Our operating partnership will use a portion of contributions made by us from offering proceeds to acquire interests in properties. To the extent that our operating partnership acquires properties for cash, our operating partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership for the properties. Our operating partnership plans to depreciate each such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation. Under this system, our operating partnership generally will depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. To the extent that our operating partnership acquires properties in exchange for units of our operating partnership, our operating partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of Our Operating Partnership’s Property

Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by our operating partnership upon the disposition of a property acquired by our operating partnership for cash will be allocated among the partners in accordance with their respective percentage interests in our operating partnership.

The REIT’s share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for maintaining our REIT status. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above. We, however, do not currently intend to acquire or hold or allow our operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our, or our operating partnership’s, trade or business.

C ONSIDERATIONS FOR INVESTMENT BY EMPLOYEE BENEFIT PLANS AND CERTAIN

TAX-FAVORED BENEFIT ACCOUNTS

General

The following is a summary of some additional considerations associated with an investment in our shares by certain Plans or Accounts. “Plans” include tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) of ERISA, and annuities described in Section 403(a) or (b) of the Code. “Accounts” include an individual retirement account or annuity described in Sections 408 or 408A of the Code (also known as IRAs), an Archer MSA described in Section 220(d) of the Code, a health savings account described in Section 223(d) of the Code, and a Coverdell education savings account described in Section 530 of the Code. This discussion may also be relevant for any other plan or arrangement subject to Title 1 of ERISA or Code Section 4975. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF A PLAN OR ACCOUNT IN US AND TO MAKE THEIR OWN INDEPENDENT DECISIONS. This summary is based on provisions of ERISA and the Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor (DOL) and the IRS through the date of this prospectus. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and Accounts. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Code, ERISA or other law applicable to such Plan or Account. While each of the ERISA and Code issues discussed below may not apply to all Plans and Accounts, individuals involved with making investment decisions with respect to Plans and Accounts should carefully review the rules and exceptions described below, and determine their applicability to their situation.

In general, individuals making investment decisions with respect to Plans and Accounts should, at a minimum, consider:

•	whether your investment is consistent with your fiduciary obligations under ERISA, the Code, or other applicable law;

•	whether your investment is in accordance with the documents and instruments governing your Plan or Account, including any applicable investment policy;

•	whether your investment satisfies the diversification requirements of ERISA Section 404(a)(1)(C) or other applicable law;

•

whether under Section 404(a)(1)(B) of ERISA or other applicable law, the investment is prudent or permissible, considering the nature of an investment in us and our compensation structure and the fact that there is not expected to be a market created in which the fiduciary can sell or otherwise dispose of the shares;

•	whether your investment will impair the liquidity of the Plan or Account;

•	whether your investment will produce UBTI under the Code for the Plan or Account;

•	whether you will be able to value the assets of the Plan annually in accordance with the requirements of ERISA or other applicable law;

•	whether our assets are considered Plan Assets (as defined below) under ERISA and the Code;

•	whether we or any affiliate is a fiduciary or a party in interest or disqualified person with respect to the Plan or Account; and

•

whether the investment in or holding of the shares may result in a prohibited transaction under ERISA or the Code or constitute a violation of analogous provisions under other applicable law, to the extent applicable.

Additionally, individuals making investment decisions with respect to Plans and Accounts must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust, and that the trustee, or a duly authorized named fiduciary or investment manager, must have authority and discretion to manage and control the assets of an employee benefit plan.

Minimum Distribution Requirements — Plan Liquidity

Potential Plan or Account investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the Plan’s or Account’s ability to make distributions when they are due including pursuant to the minimum distribution requirements under the Code, if applicable. If the shares are held in an Account or Plan and, before we sell our properties, distributions are required to be made to the participant or beneficiary of such Account or Plan, then this distribution requirement may require that a distribution of the shares be made in kind to such participant or beneficiary, which may not be permissible under the terms and provisions of such Account or Plan. Even if permissible, a distribution of shares in kind must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See “Risk Factors — Federal Income Tax Risks.” The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See “Annual Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there may not be a market for such shares. There may also be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual Valuation Requirement

Fiduciaries of Plans are required to determine the fair market value of the assets of such Plans on at least an annual basis. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an Account must provide an Account participant and the IRS with a statement of the value of the Account each year. However, currently, neither the IRS nor the DOL has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and Account trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including Account trustees and custodians) who identify themselves to us and request the reports. Until 18 months after the completion of any subsequent offerings of our shares (excluding offerings under our distribution reinvestment plan), we intend to use the offering price of shares in our most recent offering as the per share net asset value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of net asset value, in which case we will use the offering price less the per share amount of the special distribution). Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (1) to Account trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;

•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or

•	that the value, or method used to establish value, would comply with ERISA or Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan incurs duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between Plans or Accounts and “parties-in-interest” or “disqualified persons” are prohibited by ERISA and/or the Code. Generally, ERISA also requires that the assets of Plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the Plan.

In the event that our properties and other assets were deemed to be assets of a Plan or Account, referred to herein as “Plan Assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or Accounts investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions” by ERISA or the Code. Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us, and the requirement that Plan Assets be held in trust could be deemed to be violated.

Plan Assets — Definition

The Code does not define Plan Assets. The DOL has issued regulations (29 C.F.R. §2510.3-101) concerning the definition of what constitutes the assets of an Plan or Account, or the “Plan Asset Regulation.” The Plan Asset Regulation was modified in 2006 by the enactment of Section 3(42) of ERISA. This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan or Account purchases an “equity interest” will be deemed, for purposes of ERISA, to be assets of the investing Plan or Account unless certain exceptions apply. The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our shares offered hereby should be treated as “equity interests” for purposes of the Plan Asset Regulation. Generally, the exceptions to the Plan Asset Regulation require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the 1940 Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Plan Assets — Publicly Offered Securities Exception

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act or (ii) sold to the Plan or Account as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer and of one another. We anticipate that this requirement will be easily met. Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely held,” the “freely transferable”

requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company) as to which the entity has or obtains direct management rights. We do not anticipate that our investments will qualify as a venture capital investment for purposes of the Plan Asset Regulation and therefore we do not believe we will qualify for the venture capital operating company exception.

To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. Since most, if not all of our properties will be subject to long-term net leases, we do not anticipate that we or our operating partnership will qualify as a real estate operating company under the Plan Asset Regulation.

However, changes in the law or in the structure or objectives of our business may make the operating company exception available. If the operating company exception becomes available, and if another exception does not apply, our board of directors may decide to structure our business such that we fit within the operating company exception.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. “Benefit plan investors” are defined to include (i) employee benefit plans (as defined in Section 3(3) of ERISA, subject to Title I, Part 4 of ERISA), (ii) plans described in Code Section 4975(e)(1), (iii) entities whose assets include Plan Assets by reason of a Plan’s or Account’s investment in the entity (including but not limited to an insurance company’s general account), and (iv) an entity that otherwise constitutes a benefit plan investor (for example, a fund, and the assets of that fund, are deemed to be Plan Assets under the Plan Asset Regulations by application of the “look through” rule under the

Plan Asset Regulations). However, the following are not “benefit plan investors”: (i) governmental plans (as defined in Section 3(32) of ERISA), (ii) church plans (defined in Section 3(33) of ERISA) that have not made an election under Section 410(d) of the Code, (iii) plans maintained solely for the purpose of complying with applicable workmen’s compensation laws or unemployment compensation or disability insurance laws, (iv) plans maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, and (v) excess benefit plans (defined in Section 3(36) of ERISA) that are unfunded.

For purposes of determining if benefit plan investors hold 25% of each class of equity interests, (i) equity interests held by a person who has discretionary authority or control over the entity’s assets or who provides investment advice for a fee (direct or indirect) with respect to the entity’s assets, and affiliates of such persons, are disregarded, and (ii) only the proportion of an insurance company’s general account’s equity investment in the entity that represents Plan Assets is taken into account.

Our board of directors intend to take such steps as may be necessary to qualify for one or more of the exceptions available under the Plan Asset Regulations and thereby prevent our assets from being treated as assets of any investing Plan or Account.

Whether the 25% limit is violated is determined without regard to the value of any such interests held by our advisor, property manager, or affiliates of our advisor or property manager, or other persons with discretionary authority or control with respect to our assets or who provide investment advice for a fee with respect to our assets or their affiliates (other than benefit plan investors).

In the event we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we may be required to restrict the sale of our shares to benefit plan investors so that less than 25% of our shares are owned by benefit plan investors at any time (determined without regard to our shares which are held by our advisor, property manager, or affiliates of our advisor or property manager, other persons with discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets, or their affiliates). In such event, and unless and until such time as we comply with another exception under the Plan Asset Regulations, the sale, transfer or disposition of our shares may only be made if, immediately after such transaction, less than 25% of the value of such shares is held by benefit plan investors (determined without regard to the value of our shares which are held by our advisor, property manager, or affiliates of our advisor or property manager, other persons with discretionary authority or control over our assets or who provide investment advise for a fee with respect to our assets, or their affiliates).

Consequences of Holding Plan Assets

In the event that our underlying assets were treated by the DOL as Plan Assets, the assets of any Plan or Account investing in our equity interests would include an interest in a portion of the assets held by us. In such event, (i) such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Code Section 4975, and we cannot assure you that any statutory or administrative exemption from the application of such rules would be available, (ii) our assets could be subject to ERISA’s reporting and disclosure requirements, (iii) the fiduciary causing the Plan or Account to make an investment in our shares could be deemed to have delegated his, her, or its responsibility to manage the assets of such Plan or Account, (iv) an investment in our shares might expose the fiduciaries of the Plan or Account to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA, and (v) an investment by a Plan or Account in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or Account stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or Account stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions Involving Assets of Plans or Accounts

Generally, both ERISA and the Code prohibit Plans and Accounts from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leases of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Plan or Account, as well as employer sponsors of the Plan or Account, fiduciaries and other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or Account for these purposes if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets. Under DOL regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or Account pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or Account based on its particular needs. Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans and Accounts. Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or Account investor, we might be considered a disqualified person or party-in-interest with respect to such Plan or Account investor, resulting in a prohibited transaction merely upon investment by such Plan or Account in our shares.

Any Plan fiduciary or Account trustee or custodian that proposes to cause a Plan or Account to purchase shares should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the shares is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio. The sale of our shares is in no respect a representation by our sponsor, us or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans or Accounts generally or that such an investment is appropriate for any particular Plan or Account.

In addition, certain Plans not subject to ERISA, such as governmental plans (as defined in Section 3(32) of ERISA) and church plans (defined in Section 3(33) of ERISA) that have not made an election under Section 410(d) of the Code, may be subject to state, local, or other applicable law or regulatory requirement that imposes restrictions similar to those imposed on Plans subject to ERISA. Any person investing the assets of such a Plan in our stock should satisfy himself, herself, or itself that the investment of such assets in our stock will not violate any provision of applicable law or regulatory requirement.

Prohibited Transactions Involving Assets of Plans or Accounts — Consequences

ERISA and the Code forbid Plans and Accounts from engaging in prohibited transactions with respect to such Plan or Account. Fiduciaries of a Plan that allow such a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the DOL or the IRS that such a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. For Accounts, if an Account engages in a prohibited transaction, the tax-exempt status of the Account may be lost. The same may be true for Plans depending upon the provisions of such Plans. Additionally, the Code requires that a disqualified person involved with a prohibited transaction with a Plan or Account must pay an excise tax equal to a percentage of the “amount involved” in such transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the prohibited transaction is not corrected promptly.

DESCRIPTION OF SHARES

We were formed under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our common stock is only a summary, and you should refer to the Maryland General Corporation Law, or MGCL, and our charter and bylaws for a full description. You may obtain a copy of our charter and bylaws free of charge upon your request. See “Where You Can Find More Information.”

Our charter authorizes us to issue up to 900,000,000 shares of stock, of which 700,000,000 shares are designated as common stock at $0.001 par value per share and 200,000,000 shares are designated as preferred stock at $0.001 par value per share. As of September 30, 2009, approximately 207,800 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders.

Our charter also contains a provision permitting our board of directors, with the approval of a majority of the board of directors and without any action by our stockholders, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Risk Factors — Risks Related to this Offering and Our Corporate Structure.”

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of common stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, cumulative, sinking fund, redemption or appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. The issuance of one or more series or classes of preferred stock must be approved by a majority of our board of directors. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.

We currently have no preferred stock issued or outstanding. Our board has no present plans to issue shares of preferred stock.

Meetings and Special Voting Requirements

Subject to our charter restrictions on transfers of our stock, and subject to the express terms of any series of preferred stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve or liquidate, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

However, under the MGCL and our charter, the following events do not require stockholder approval:

•	stock exchanges in which we are the successor;

•

mergers with or into a 90% or more owned subsidiary, provided that the charter of the successor is not amended and that the contract rights of any stock issued in the merger are identical to those of the stock that was exchanged;

•	mergers in which we do not:

•	reclassify or change the terms of any of shares that are outstanding immediately before the effective time of the merger;

•	amend our charter; and

•	issue more than 20% of the number of shares of any class or series of shares outstanding immediately before the merger; and

•	transfers of less than substantially all of our assets.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders; provided, however, the merger or sale of all or substantially all of the operating assets held by our operating partnership will require the approval of our stockholders.

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president, the chief executive officer or upon the written request of stockholders holding at least 10% of our outstanding shares. Upon receipt of a written request of stockholders holding at least 10% of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting within ten days of such request. The meeting must be held not less than 15 nor more than 60 days after the distribution of the notice of meeting. The presence of stockholders, either in person or by proxy, entitled to cast fifty percent (50%) of all the votes entitled to be cast at a meeting constitutes a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Stockholders and their representatives shall also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•

five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

See “Federal Income Tax Considerations” for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of our outstanding shares of stock or more than 9.8% of the number or value (in either case as determined in good faith by our board of directors) of any class or series of our outstanding shares of common stock. The 9.8% ownership limit must be measured in terms of the more restrictive of value or number of shares.

Our board of directors, in its sole discretion, may waive this ownership limit if evidence satisfactory to our board is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter further prohibits the transfer or issuance of our stock if such transfer or issuance:

•	with respect to transfers only, results in our common stock being owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Code;

•	results in our owning, directly or indirectly, more than 9.9% of the ownership interests in any tenant or subtenant; or

•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (1) violation of the ownership limit discussed above, (2) in our being “closely held” under Section 856(h) of the Code, (3) our owning (directly or indirectly) more than 9.9% of the ownership interests in any tenant or subtenant, or (4) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. Such shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the shares, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all shares held in trust.

The trustee of the beneficial trust may select a transferee to whom the shares may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on transfer. Upon sale of the shares held in trust, the intended transferee (the transferee of the shares held in trust whose ownership would violate the 9.8% ownership limit or the other restrictions on transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the shares (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any shares held in trust at the lesser of (1) the price per share paid in the transfer that created the shares held in trust, or (2) the current market price, until the shares held in trust are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution we pay to an intended transferee on shares held in trust prior to our discovery that such shares have been transferred in violation of the provisions of our charter. If any legal decision, statute, rule, or regulation deems or declares the transfer restrictions included in our charter to be void or invalid, then we may, at our option, deem the intended transferee of any shares held in trust to have acted as an agent on our behalf in acquiring such shares and to hold such shares on our behalf.

Any person who (1) acquires or attempts to acquire shares in violation of the foregoing ownership restriction, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a charitable trust, or (2) proposes or attempts any of the transactions in clause (1), is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Distribution Policy and Distributions

We commenced making distributions to our stockholders on June 15, 2009, and we intend to continue to pay regular distributions to our stockholders. We currently calculate our monthly distributions on a daily record and declaration date. Therefore, new investors will be entitled to distributions immediately upon the purchase of their shares. Because substantially all of our operations will be performed indirectly through our operating partnership, our ability to pay distributions depends in large part on our operating partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and there are no current limits on the amount of distributions to be paid from such funds.

On September 11, 2009, our board of directors declared distributions for the fourth quarter of 2009 in the amount of $0.00184932 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 6.75% assuming the share was purchased for $10) payable to stockholders of record at the close of business on each day during the period from October 1, 2009 through December 31, 2009. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as our President may determine. Our board of directors intends to continue this distribution policy for so long as it decides this policy is in the best interests of our stockholders.

All distributions related to the second and third quarters of 2009 were paid from proceeds raised in the private offering of our shares and operating revenues generated from the Griffin properties contributed to our operating partnership. The following table shows the distributions we have declared and paid through September 30, 2009:

Quarter	Total Distributions Paid to Limited Partners (1)	Total Distributions Declared and Paid to Stockholders (1)	Distributions Declared per Common Share (2)		Annualized Percentage Return

2nd Quarter 2009	$44,827	$17,120	$.18	(3)	6.75%
3rd Quarter 2009	$231,608	$23,477	$.18		6.75%
4th Quarter	N/A	N/A	$.18		6.75%

(1)

Declared distributions are paid monthly in arrears. All distributions declared have been paid, including distributions made to limited partners, except for distributions declared for the fourth quarter, a portion of which will first to be paid on or about November 15, 2009.

(2)	Distributions declared per common share amounts are rounded to the nearest $.01.

(3)	The monthly payment of distributions began on June 15, 2009 for the period from May 6, 2009 through May 31, 2009.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We expect to continue to pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	tenant improvements, capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a distribution and reduce the stockholders’ basis in our common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, it will generally be treated as a capital gain. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the “Federal Income Tax Considerations — Requirements For Qualification as a REIT — Operational Requirements — Annual Distribution Requirement” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT.”

Stockholder Liability

The MGCL provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with those affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our charter contains a provision opting out of the business combination statute.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by the MGCL, our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Our charter provides that, if we become subject to the NASAA REIT Guidelines, we may not take advantage of the following permissive provisions of Subtitle 8: (1) we may not elect to be subject to a two-thirds voting requirement for removing a director; (2) we may not elect to be subject to a majority voting requirement for the calling of a special meeting of stockholders; and (3)  we may not elect to adopt a classified board.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors, or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (A) pursuant to our notice of the meeting, (B) by the board of directors, or (C) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Distribution Reinvestment Plan

Our distribution reinvestment plan allows you to have distributions otherwise distributable to you invested in additional shares of our common stock. We are offering 7,500,000 shares of stock under our distribution reinvestment plan. The sale of these shares has been registered on the registration statement for this offering and are in addition to the 75,000,000 shares being sold in our primary offering. The following discussion summarizes the principal terms of our distribution reinvestment plan. The full text of our distribution reinvestment plan is included as Appendix C to this prospectus.

Eligibility

Participation in our distribution reinvestment plan is limited to investors who have purchased stock in this offering or any prior offering. See “Plan of Distribution — Compensation of Dealer Manager and Participating Broker-Dealers” below for other restrictions on eligibility to purchase stock under our distribution reinvestment plan. We may elect to deny your participation in our distribution reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

Election to Participate

Assuming you are eligible, you may elect to participate in our distribution reinvestment plan by completing the purchaser questionnaire and subscription agreement or other approved enrollment form available from our dealer manager or a participating broker-dealer. Your participation in our distribution reinvestment plan will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may continue to purchase stock under our distribution reinvestment plan until we have terminated our distribution reinvestment plan. You can choose to have all or a portion of your distributions reinvested through our distribution reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose. Any election to increase your level of participation must be made through your participating broker-dealer or, if you purchased your stock in this offering other than through a participating broker-dealer, through our dealer manager.

Stock Purchases

Stock will be purchased under our distribution reinvestment plan on our distribution payment dates. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under our distribution reinvestment plan.

During our primary offering, the purchase price per share will be $9.50 per share of our common stock. The offering price for shares purchased under our distribution reinvestment plan may increase after the closing of our primary offering. Fees are included in the price. We will not charge you any other fees in connection with your purchase of shares under our distribution reinvestment plan. The price for shares purchased under our distribution reinvestment plan bears little relationship to, and will likely exceed, what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. Purchase of our stock under our distribution reinvestment plan may effectively lower the total return on your investment with us. Our board reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan.

Account Statements

Our dealer manager or a participating broker-dealer will provide a confirmation of your periodic purchases under our distribution reinvestment plan. Within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned, and the amount of distributions made in the prior year. We will send to all participants in the plan, without charge, all supplements to and updated versions of this prospectus which we are required to provide under applicable securities laws.

Fees and Commissions

We will not pay a commission in connection with your purchase of stock in our distribution reinvestment plan. No dealer manager fees or due diligence expense allowance will be paid on stock sold under the plan. We will not receive a fee for selling stock under our distribution reinvestment plan. See “Plan of Distribution.”

Voting

You may vote all shares of stock acquired through our distribution reinvestment plan.

Tax Consequences of Participation

If you elect to participate in our distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to our distribution reinvestment plan.

Specifically, you will be treated as if you have received the distribution in cash and then applied such distribution to the purchase of additional stock. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Distributions Generally.” We will withhold 28% of the amount of distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Information Reporting Requirements and Backup Withholding for U.S. Stockholders.”

Termination of Participation

You may terminate your participation in our distribution reinvestment plan at any time by providing us with written notice. Any transfer of your stock will effect a termination of the participation of those shares of stock in our distribution reinvestment plan. You must promptly notify us should you no longer meet the minimum income and net worth standards described above at “Suitability Standards” immediately following the cover page of this prospectus or cannot make the other representations or warranties set forth in the subscription agreement at any time prior to the listing of the stock on a national securities exchange. We will terminate your participation to the extent that a reinvestment of your distributions in our stock would cause you to exceed the ownership limitation contained in our charter.

Amendment or Termination of Plan

We may amend or terminate our distribution reinvestment plan for any reason at any time upon ten days prior written notice to participants; provided, however, no such amendment shall add compensation to the plan or remove the opportunity for you to terminate your participation in the plan, as specified above.

Share Redemption Program

Our board of directors has adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances. Our share redemption program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

Our common stock is currently not listed on a national securities exchange, and we will not seek to list our stock until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a portion consisting of at least 25%, of the holder’s shares to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our board of directors, our advisor or their affiliates any fees to complete any transactions under our share redemption program.

The redemption price per share will depend on the length of time you have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•	after one year from the purchase date — 92.5% of the Redemption Amount (as defined below);

•	after two years from the purchase date — 95.0% of the Redemption Amount;

•	after three years from the purchase date — 97.5% of the Redemption Amount; and

•	after four years from the purchase date — 100% of the Redemption Amount.

At any time we are engaged in an offering of shares, the Redemption Amount for shares purchased under our share redemption program will always be equal to or lower than the applicable per share offering price. As long as we are engaged in an offering at $10 per share, the Redemption Amount shall be the lesser of the amount you paid for your shares or $10 per share. If at any time we are engaged in an offering of shares at a different amount than $10 per share, the Redemption Amount shall be the per share price of the current offering of shares. We do not intend to calculate the net asset value per share for our shares until 18 months after the completion of our last offering of shares (excluding offerings under our distribution reinvestment plan), and during such time the Redemption Amount shall be the per share price of such offering. Thereafter the per share Redemption Amount will be based on the then-current net asset value of the shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). See “Considerations for Investment by Employee Benefit Plans and Certain Tax-Favored Benefit Accounts — Annual Valuation Requirement.” Our board will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. At any time the redemption price is determined by any method other than the net asset value of the shares, if we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date as a result of the sale of such property in the special distribution. Our board will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds.

You generally have to hold your shares for one year before selling your shares to us under the program; however, we may waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder. Shares redeemed in connection with the death or disability of a stockholder may be repurchased at a purchase price equal to the price actually paid for the shares.

During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year. The cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

We will redeem our shares on the last business day of the month following the end of each quarter. Requests for redemption would have to be received on or prior to the end of the quarter in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares redeemed at any time prior to the last day of the applicable quarter.

If we could not purchase all shares presented for redemption in any quarter, based upon insufficient cash available and the limit on the number of shares we may redeem during any calendar year, we would attempt to honor redemption requests on a pro rata basis. We would treat the unsatisfied portion of the redemption request as a request for redemption the following quarter. At such time, you may then (1) withdraw your request for redemption at any time prior to the last day of the new quarter or (2) ask that we honor your request at such time, if, any, when sufficient funds become available. Such pending requests will generally be honored on a pro rata basis. We will determine whether we have sufficient funds available as soon as practicable after the end of each quarter, but in any event prior to the applicable payment date. The redemption price per share will be determined on the date of redemption, as will the Redemption Amount.

Our board of directors may choose to amend, suspend or terminate our share redemption program upon 30 days notice at any time. Additionally, we will be required to discontinue sales of shares under our distribution reinvestment plan on the earlier of                 , 2011, which is two years from the effective date of this offering, or the date we sell 7,500,000 shares under the plan, unless we file a new registration statement with the SEC and applicable states. Because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under our distribution reinvestment plan, the discontinuance or termination of our distribution reinvestment plan will adversely affect our ability to redeem shares under our share redemption program. We would notify you of such developments (1) in the annual or quarterly reports mentioned above or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under federal securities laws.

Our share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of our shares on a national securities exchange, or our merger with a listed company. Our share redemption program will be terminated if our shares become listed on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we redeem under our share redemption program will be cancelled and return to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

Restrictions on Roll-up Transactions

A roll-up transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (roll-up entity) that is created or would survive after the successful completion of a roll-up transaction. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or

•

a transaction involving our conversion to trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to our advisor or our investment objectives.

In connection with any roll-up transaction involving the issuance of securities of a roll-up entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering.

In connection with a proposed roll-up transaction, the sponsor of the roll-up transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or

(2)	one of the following:

(a)    remaining as holders of our common stock and preserving their interests therein on the same terms and conditions as existed previously, or

(b)    receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any roll-up transaction that would result in the stockholders having voting rights in a roll-up entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution:

•

that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;

•

in which our investor’s rights to access of records of the roll-up entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or

•	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is not approved by the stockholders.

OUR OPERATING PARTNERSHIP AGREEMENT

General

The GC Net Lease REIT Operating Partnership, L.P., our operating partnership, was formed in August 2008 to acquire, own and operate properties on our behalf. It will be an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as the operating partnership, will be deemed to be assets and income of the REIT.

A property owner may contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis. In addition, our operating partnership is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in our operating partnership may later exchange his or her limited partnership units in our operating partnership for shares of our common stock in a taxable transaction at our sole discretion.

The First Amended and Restated Agreement of Limited Partnership of our operating partnership, or our operating partnership agreement, which was executed at the time of the contribution of the Griffin properties to our operating partnership, contains provisions that would allow, under certain circumstances, other persons, including other Griffin Capital-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of our operating partnership. In the event of such a merger, exchange or conversion, our operating partnership would issue additional limited partnership interests, which would be entitled to the same exchange rights as other limited partnership interests of our operating partnership. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We intend to hold substantially all of our assets through our operating partnership or in single purpose entity subsidiaries of our operating partnership. We are the sole general partner of our operating partnership. Our advisor has contributed $200,000 to our operating partnership. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership.

Concurrently with the contribution of the Griffin properties to our operating partnership, the contributors, including the Griffin affiliates, were issued 2.02 million operating partnership units and initially owned approximately 92.0% of the operating partnership units. See “Conflicts of Interest –

Contribution Transactions.” Even if we raise the maximum offering, we will own approximately 97.3% of the operating partnership units and the contributors and their affiliates will own approximately 2.7% of the operating partnership units.

The following is a summary of certain provisions of our operating partnership agreement. This summary is not complete and is qualified by the specific language in our operating partnership agreement. You may obtain a copy of our operating partnership agreement free of charge upon your request.

Capital Contributions

As we accept subscriptions for shares, we will transfer the net proceeds of the offering to our operating partnership as a capital contribution. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Our operating partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by our advisor and us (which are minimal in amount), or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of our operating partnership and us.

Operations

Our operating partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership — Classification as a Partnership.”

Distributions and Allocations of Profits and Losses

Our operating partnership agreement provides that our operating partnership will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts we, as general partner, determine. The effect of these distributions will be that a holder of one operating partnership unit will receive the same amount of annual cash flow distributions as the amount of annual distributions made to the holder of one of our shares.

Similarly, our operating partnership agreement provides that profits and taxable income are allocated to the partners of our operating partnership in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one operating partnership unit will be allocated, to the extent possible, taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership.

If our operating partnership liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we would be obligated to contribute cash to our operating partnership equal to such negative balance for distribution to other partners, if any, having positive balances in such capital accounts.

Rights, Obligations and Powers of the General Partner

As our operating partnership’s general partner, we generally have complete and exclusive discretion to manage and control our operating partnership’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our operating partnership with another entity.

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, our operating partnership will pay or cause our advisor or property manager to be reimbursed for all of our administrative and operating costs and expenses, and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;

•	all expenses relating to this offering of securities;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or redemption of partnership interests; and

•

all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of our operating partnership (including reimbursements to our advisor and property manager for personnel costs; provided, however, no reimbursement shall be made to the extent such personnel perform services in transactions for which the advisor receives the acquisition fee or disposition fee).

Exchange Rights

The limited partners of our operating partnership, including our advisor and the Griffin affiliates, have the right to cause their operating partnership units to be redeemed by our operating partnership or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the operating partnership units were exchanged for our shares based on the conversion ratio set forth in our operating partnership agreement. Alternatively, at our sole discretion, we may elect to purchase the operating partnership units by issuing shares of our common stock for operating partnership units exchanged based on the conversion ratio set forth in our operating partnership agreement. The conversion ratio is initially one to one, but is adjusted based on certain events including: (i) if we declare or pay a distribution in shares on our outstanding shares, (ii) if we subdivide our outstanding shares, or (iii) if we combine our outstanding shares into a smaller number of shares. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Code, or (4) cause us to own 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code.

Subject to the foregoing, limited partners of our operating partnership may exercise their exchange rights at any time after one year following the date of issuance of their operating partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 operating partnership units, unless such limited partner holds less than 1,000 units, in which case, it must exercise his exchange right for all of its units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of the operating partnership in exchange for their operating partnership units. Rather, in the event a limited partner of our operating partnership exercises its exchange rights, and we elect to purchase the operating partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Amendments to Our Operating Partnership Agreement

Our consent, as the general partner of our operating partnership, is required for any amendment to our operating partnership agreement. We, as the general partner of our operating partnership, and without the consent of any limited partner, may amend our operating partnership agreement in any manner, provided, however, that the consent of partners holding more than 50% of the partnership interests (other than partnership interests held by us, our advisor, the Griffin affiliates and other affiliates of our sponsor) is required for the following:

•	any amendment affecting the conversion factor or the exchange right in a manner adverse to the limited partners;

•

any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them pursuant to our operating partnership agreement (other than the issuance of additional limited partnership interests);

•	any amendment that would alter the allocations of our operating partnership’s profit and loss to the limited partners (other than the issuance of additional limited partnership interests);

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership; and

•	any amendment pursuant to a plan of merger, plan of exchange or plan of conversion.

Termination of Our Operating Partnership

Our operating partnership will have perpetual duration, unless it is dissolved earlier upon the first to occur of the following:

•	we declare for bankruptcy or withdraw from the partnership, provided, however, that the remaining partners may decide to continue the business;

•	90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the exchange of all limited partnership interests (other than such interests we, or are affiliates, hold); or

•	we elect, as the general partner, to dissolve our operating partnership.

Transferability of Interests

We may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of the general partner of our operating partnership. We may also enter into in any merger, consolidation or other business combination upon the receipt of the consent of partners holdings more than 50% of the partnership interests, including partnership interests held by us, our advisor, the Griffin affiliates and other affiliates of our sponsor. If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner. With certain exceptions, a limited partner may not transfer its interests in our operating partnership, in whole or in part, without our written consent as general partner. In addition, our advisor may not transfer its interest in our operating partnership as long as it is acting as our advisor.

PLAN OF DISTRIBUTION

General

We are publicly offering a maximum of 82,500,000 shares through Griffin Capital Securities, Inc., our dealer manager, a registered broker-dealer affiliated with our sponsor. Of this amount, we are offering 75,000,000 shares in our primary offering at a price of $10.00 per share (except as noted below) on a “best efforts” basis, which means that our dealer manager must use only its best efforts to sell the stock and has no firm commitment or obligation to purchase any of the stock. We are offering the remaining 7,500,000 shares through our distribution reinvestment plan at a purchase price of $9.50 per share. Our primary offering of 75,000,000 shares will terminate on or before                     , 2011 (two years after the effective date of this prospectus); provided, however, that the amount of shares of our common stock registered pursuant to this offering is the amount which, we reasonably expect to be offered and sold within two years from the initial effective date of this offering and, to the extent permitted by applicable law, we may extend this offering for an additional year. We reserve the right to reallocate shares between our primary offering and our distribution reinvestment plan. We also reserve the right to terminate the primary offering or the distribution reinvestment plan offering at any time.

Compensation of Dealer Manager and Participating Broker-Dealers

Except as provided below, our dealer manager will receive sales commissions of up to 7.0% of the gross offering proceeds for shares sold in our primary offering. Except for shares sold under our distribution reinvestment plan, for which there will be no dealer manager fee, and in other instances described below, our dealer manager will receive up to 3.0% of the gross offering proceeds from our primary offering as compensation for managing and coordinating the offering, working with participating broker-dealers and providing sales and marketing assistance. Our dealer manager will pay all wholesaling costs, including but not limited to the salaries and commissions of its wholesalers, out of the dealer manager fee. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the stock.

Our dealer manager will enter into participating dealer agreements with certain other broker-dealers which are members of FINRA, referred to as participating broker-dealers, to authorize them to sell our shares. Upon sale of our shares by such participating broker-dealers, our dealer manager will re-allow all of the sales commissions paid in connection with sales made by these participating broker-dealers.

Our dealer manager may re-allow to participating broker-dealers a portion of the 3.0% dealer manager fee earned on the proceeds raised by the participating broker-dealers as marketing fees, reimbursement of the costs and expenses of attending training and education meetings sponsored by our dealer manager, payment of attendance fees required for employees of our dealer manager or other affiliates to attend retail seminars sponsored by participating broker-dealers, or to defray other distribution-related expenses. The marketing fees portion of the re-allowance will be paid to any particular participating broker-dealer based upon the projected volume of sales, the amount of marketing assistance and level of marketing support we expect such participating broker-dealer to provide in this offering.

We expect to pay an additional amount of gross offering proceeds as reimbursements to participating broker-dealers (either directly or through our dealer manager) for bona fide due diligence expenses incurred by our dealer manager and such participating broker-dealers in discharging their responsibility to ensure that all material facts pertaining to this offering are adequately and accurately disclosed in the prospectus. Such reimbursement of due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting our office to verify information relating to us and this offering and, in some cases, reimbursement of actual costs of third-party professionals retained to provide due diligence services to our dealer manager and participating broker-dealers. We or our dealer manager shall have the right to require that any participating broker-dealer provide a detailed and itemized invoice for any such due diligence expenses. If the due diligence bill cannot be justified, any excess over actual due diligence expenses that is paid is considered by FINRA to be a non-accountable expense, will be considered underwriting compensation and will be included within the 10% compensation guideline under FINRA Rule 2310 and reflected on the participating broker-dealer’s books and records. Such amounts, when aggregated with all other non-accountable expenses may not exceed 3% of gross offering proceeds.

We may sell shares in our primary offering to participating broker-dealers, their retirement plans, their representatives and their family members, IRAs and qualified plans of their representatives for $9.30 per share, reflecting that sales commissions in the amount of $0.70 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares.

Our shares will also be distributed through registered investment advisors who are generally compensated on a fee-for-service basis by the investor. In the event of the sale of shares in our primary offering through an investment advisor compensated on a fee-for-service basis by the investor, our dealer manager will waive its right to a commission and we may waive in our discretion a portion of the dealer manager fee.

Our directors and officers, as well as directors, officers and employees of our advisor or its affiliates, including sponsors and consultants, may purchase shares in our primary offering at a reduced price. The purchase price for such shares shall be $9.00 per share reflecting the fact that sales commissions and dealer manager fees in the aggregate amount of $1.00 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Our advisor and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution. Sales to our affiliates will not count toward the minimum offering amount.

Any reduction in commissions in instances where lesser or no commissions or dealer manager fees are paid by us in connection with the sale of our shares will reduce the effective purchase price per share of shares to the investor involved but will not alter the net proceeds payable to us as a result of such sale. Distributions will be the same with respect to all shares whether or not the purchaser received a discount. Investors for whom we pay reduced commissions or dealer manager fees will receive higher returns on their investments in our shares as compared to investors for whom we do not pay reduced commissions and dealer manager fees.

Underwriting Compensation and Organization and Offering Expenses

The following table shows the estimated maximum compensation payable to our dealer manager and participating broker-dealers, and estimated organization and offering expenses in connection with this offering, including amounts deemed to be underwriting compensation under applicable FINRA rules.

Type of Compensation and Expenses	Maximum Amount(1)	Percentage of Maximum (excluding DRP Shares)
Sales Commissions(2)	$52,500,000	7.00%
Dealer Manager Fee(3)	$22,500,000	3.00%
Organization and Offering Expenses(4)	$13,125,000	1.75%

Total	$88,125,000	11.75%

(1)	Assumes the sale of the maximum offering in our primary offering of 75,000,000 shares of common stock, excluding shares sold under our distribution reinvestment plan.

(2)

For purposes of this table, we have assumed no volume discounts or waived commissions as discussed elsewhere in this “Plan of Distribution” section. We will not pay commissions for sales of shares pursuant to our distribution reinvestment plan.

(3)

For purposes of this table, we have assumed no waived dealer manager fees as discussed elsewhere in this “Plan of Distribution” section. We will not pay a dealer manager fee for sales of shares pursuant to our distribution reinvestment plan.

(4)

Organization and offering expenses consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing and registration fees, and other accountable offering expenses including, but not limited to: (a) costs and expenses of conducting educational conferences and seminars; (b) costs and expenses of attending broker-dealer sponsored conferences; (c) amounts to reimburse our advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our advisor and its affiliates in connection with registering and marketing of our shares, including but not limited to, the senior management team and various other accounting and finance employees and administrative overhead allocated to these employees; (d) facilities and technology costs, insurance expenses and other costs and expenses associated with the offering and to facilitate the marketing of our shares; and (e) payment or reimbursement of bona fide due diligence expenses. Of the total estimated organization and offering expenses, it is estimated that approximately $75,000,000 of this amount would be considered underwriting compensation under applicable FINRA rules, and that approximately $13,125,000 of this amount would be treated as issuer or sponsor costs or bona fide due diligence expenses and, accordingly, would not be treated as underwriting compensation under applicable FINRA rules.

Our dealer manager employs wholesalers who attend local, regional and national conferences of the participating broker-dealers and who contact participating broker-dealers and their registered representatives to make presentations concerning us and this offering and to encourage them to sell our shares. The wholesalers receive base salaries and bonuses as compensation for their efforts. Our dealer manager sponsors training and education meetings for broker-dealers and their representatives. Our dealer manager will pay the travel, lodging and meal costs of invitees. The other costs of the training and education meetings will be borne by programs sponsored by our advisor, including us. Our estimated costs associated with these training and education meetings are included in our estimates of our organization and offering expenses. All of these dealer manager costs will be paid out of the dealer manager fee.

In accordance with FINRA rules, in no event will our total underwriting compensation, including but not limited to sales commissions, the dealer manager fee and expense reimbursements to our dealer manager and participating broker-dealers, exceed 10% of our gross offering proceeds, in the aggregate. We expect to pay an additional amount of gross offering proceeds for bona fide accountable due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to the above 10% limitation and, when aggregated with all other non-accountable expenses may not exceed 3% of gross offering proceeds. We may also reimburse our advisor for all expenses incurred by our advisor and its affiliates in connection with this offering and our organization, but in no event will such amounts exceed (i) 3.5% of the gross offering proceeds raised by us in the terminated or completed offering (excluding sales commissions and dealer manager fees), or (ii) 15.0% of the gross offering proceeds raised by us in the terminated or completed offering (including sales commissions and dealer manager fees). If the organization and offering expenses exceed such limits, within 60 days after the end of the month in which the offering terminates or is completed, our advisor must reimburse us for any excess amounts. FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds.

We will indemnify the participating broker-dealers and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the participating dealer agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities.

Volume Discounts

We are offering, and participating broker-dealers and their registered representatives will be responsible for implementing, volume discounts to investors who purchase $250,000 or more in shares from the same participating broker-dealer, whether in a single purchase or as the result of multiple purchases. Any reduction in the amount of the sales commissions as a result of volume discounts received may be credited to the investor in the form of the issuance of additional shares.

The volume discounts operate as follows:

Amount of Shares Purchased	Commission Percentage	Price Per Share to the Investor	Amount of Commission Paid Per Share	Net Offering Proceeds Per Share
Up to $249,999	7.0%	$10.00	$0.70	$9.30
$250,000 to $499,999	6.0%	$9.90	$0.60	$9.30
$500,000 to $749,999	5.0%	$9.80	$0.50	$9.30
$750,000 to $999,999	4.0%	$9.70	$0.40	$9.30
$1,000,000 to $1,249,999	3.0%	$9.60	$0.30	$9.30
$1,250,000 to $1,499,999	2.0%	$9.50	$0.20	$9.30
$1,500,000 and over	1.5%	$9.45	$0.15	$9.30

For example, if you purchase $600,000 in shares, the sales commissions on such shares will be reduced to 5.0%, in which event you will receive 61,225 shares instead of 60,000 shares, the number of shares you would have received if you had paid $10.00 per share. The net offering proceeds we receive from the sale of shares are not affected by volume discounts.

If you qualify for a particular volume discount as the result of multiple purchases of our shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases. For this purpose, if you purchased shares issued and sold in our initial public offering, you will receive the benefit of such share purchases in connection with qualifying for volume discounts in future offerings.

As set forth below, a “single purchaser” may combine purchases by other persons for the purpose of qualifying for a volume discount, and for determining commissions payable to participating broker-dealers. You must request that your share purchases be combined for this purpose by designating such on your subscription agreement. For the purposes of such volume discounts, the term “single purchaser” includes:

•

an individual, his or her spouse and their parents or children under the age of 21 who purchase the common shares for his, her or their own accounts; a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Code; and

•	all commingled trust funds maintained by a given bank.

Any request to combine purchases of our shares will be subject to our verification that such purchases were made by a “single purchaser.”

Requests to combine subscriptions as part of a combined order for the purpose of qualifying for volume discounts must be made in writing by the participating broker-dealer, and any resulting reduction in commissions will be pro rated among the separate subscribers. As with volume discounts provided to qualifying single purchasers, the net proceeds we receive from the sale of shares will not be affected by volume discounts provided as a result of a combined order.

Regardless of any reduction in any commissions for any reason, any other fees based upon gross proceeds of the offering will be calculated as though the purchaser paid $10.00 per share. An investor qualifying for a volume discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Notwithstanding the foregoing, after you have acquired our common shares and if you are a participant in our distribution reinvestment plan, you may not receive a discount greater than 5% on any subsequent purchase of our shares. This restriction may limit the amount of the volume discounts available to you after your initial investment.

California and Minnesota residents should be aware that volume discounts will not be available in connection with the sale of shares made to such investors to the extent such discounts do not comply with the laws of California and Minnesota. Pursuant to this rule, volume discounts can be made available to California or Minnesota residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•	all purchasers of the shares must be informed of the availability of volume discounts;

•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and

•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California and Minnesota residents will be available in accordance with the foregoing table of uniform discount levels based on dollar amount of shares purchased for single purchasers. However, no discounts will be allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

For sales of $10,000,000 or more, our dealer manager may agree to waive all or a portion of the dealer manager fee such that shares purchased in any such transaction may be at a discount of up to 8.5% or $9.15 per share, reflecting a reduction in selling commissions from 7.0% to 1.5% as the result of volume discounts and an additional reduction of 3.0% due to the dealer manager’s waiver of its fee. The net offering proceeds we receive will not be affected by any such waiver of the dealer manager fee.

You should ask your financial advisor and broker-dealer about the ability to receive volume discounts through any of the circumstances described above.

Subscription Procedures

General

To purchase shares in this offering, you must complete the subscription agreement, a sample of which is contained in this prospectus as Appendix B. You should pay for your shares by check payable to “The GC Net Lease REIT, Inc.” or as otherwise instructed by your participating broker-dealer. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name under the joint authorization of our dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within ten business days thereafter. If accepted, the funds will be transferred into our general account. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. You will receive a confirmation of your subscription. We generally accept investments from stockholders on a daily basis.

Subscription proceeds received from residents of Pennsylvania will be placed in a separate interest-bearing account with the escrow agent until subscriptions aggregating at least $41.1 million have been received and accepted by us. See “—Special Notice to Pennsylvania Investors.”

Automatic Investment Plan

Investors who desire to purchase shares during the offering period at regular intervals may be able to do so through their participating broker-dealer or, if they are investing in this offering other than through a participating broker-dealer, through our dealer manager by completing the appropriate section in the subscription agreement or by completing an automatic investment plan enrollment form. Participation in the automatic investment plan is limited to investors who have already met the minimum purchase requirement in this offering of $1,000. The minimum periodic investment is $100 per month.

The opportunity to make periodic investments under the automatic investment plan is available only during the offering period. The automatic investment plan is not available to residents of Alabama or Ohio.

We will provide a confirmation of your monthly purchases under the automatic investment plan within five business days after the end of each month. The confirmation will disclose the following information:

•	the amount of the investment;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

We will pay the same commissions, dealer manager fees and other offering expenses in connection with sales made under the automatic investment plan that we pay in connection with all other sales made in our primary offering of 75,000,000 shares, of which shares issued under the automatic investment plan are included. For this reason, at the time you complete your enrollment in the automatic investment plan, you must still be associated with a participating broker-dealer and identify your registered representative and participating broker-dealer as part of your enrollment. For purchases made after you enroll, unless we are notified in writing that you have changed your broker-dealer firm, we will continue to pay sales commissions and dealer manager fees to the broker-dealer you identified through your initial enrollment.

You may terminate your participation in the automatic investment plan at any time by providing us with written notice. Your participation in the plan will also terminate should you no longer meet the suitability standards described above in the “Suitability Standards” section immediately following the cover page of this prospectus.

Subscription Agreement

The general form of subscription agreement that investors will use to subscribe for the purchase of shares in this offering is included as Appendix B to this prospectus. The subscription agreement requires all investors subscribing for shares to make the following certifications or representations:

•	your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;

•	you received a copy of this prospectus;

•	you meet the minimum income, net worth and any other applicable suitability standards established for you, as described in the “Suitability Standards” section of this prospectus;

•	you are purchasing the shares for your own account; and

•	you acknowledge that there is no public market for the shares and, thus, your investment in shares is not liquid.

The above certifications and representations are included in the subscription agreement in order to help satisfy the responsibility of participating broker-dealers and our dealer manager to make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any shares to you unless you are able to make the above certifications and representations by executing the subscription agreement. By executing the subscription agreement, you will not, however, be waiving any rights you may have under the federal securities laws.

Determination of Suitability

Our sponsor and participating broker-dealers and others selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. In making this determination, our sponsor or those selling shares on our behalf have a responsibility to ascertain that the prospective stockholder:

•	meets the applicable minimum income and net worth standards set forth in the “Suitability Standards” section immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our common stock based on the prospective stockholder’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and

•	has apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that the stockholder may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor and its affiliates; and

•	the tax consequences of an investment in our common stock.

Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective stockholder, as well as any other pertinent factors. Our sponsor or those selling shares on our behalf must maintain, for a six-year period, records of the information used to determine that an investment in stock is suitable and appropriate for each stockholder.

Special Notice to Pennsylvania Investors

Because the minimum offering of our shares is less than $82.1 million, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. We will not issue any shares to Pennsylvania investors unless we raise a minimum of $41.1 million in gross offering proceeds (including sales made to residents of other jurisdictions). Pending satisfaction of this condition, all Pennsylvania subscription payments will be placed in an account held by an escrow agent in trust for Pennsylvania subscribers’ benefit, pending release to us. If we have not reached this $41.1 million threshold within 120 days of the date that we first accept a subscription payment from a Pennsylvania investor, we will return the Pennsylvania investors’ funds within 15 calendar days of the end of the escrow period or notify the Pennsylvania investors in writing by certified mail or any other means whereby a receipt of delivery is obtained within 10 calendar days after the end of each escrow period that they have a right to have their investment returned to them. If an investor requests the return of such funds within 10 calendar days after receipt of notification, we must return such funds within 15 calendar days after receipt of the investor’s request. No interest is payable to an investor who requests a return of his funds at the end of the initial escrow period. Any Pennsylvania investor who requests a return of his funds at the end of any subsequent escrow period will be entitled to receive interest for the time his funds remain in escrow commencing with the first day after the initial escrow period.

Minimum Purchase Requirements

For your initial purchase, you must invest at least $1,000 (except for New York and Tennessee), which is the same minimum requirement for IRAs, Keoghs and tax-qualified retirement plans. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code.

If you are an investor who resides in the State of New York, you must invest at least $2,500, except for IRAs which only require a minimum of $1,000. If you are an investor who resides in the State of Tennessee, you must invest at least $2,500. After you have purchased the minimum investment, any additional purchases must be in increments of at least $500, except for purchases of shares pursuant to our distribution reinvestment plan or our automatic investment plan, which may be in lesser amounts.

Until our shares are listed on a national securities exchange, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares of stock required for the minimum purchase described above, except in the following circumstances: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law.

HOW TO SUBSCRIBE

Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock. If you want to purchase shares, you must proceed as follows:

(1) Receive a copy of the prospectus and the current supplement(s), if any, accompanying this prospectus.

(2) Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix B.

(3) Deliver a completed subscription agreement and a check to Griffin Capital Securities, Inc. or its designated agent for the full purchase price of the shares being subscribed for, payable to “The GC Net Lease REIT, Inc.” or as otherwise instructed by your participating broker-dealer. Certain participating broker-dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable as described herein for the purchase price of your subscription. The name of the participating dealer appears on the subscription agreement.

(4) Execute the subscription agreement and pay the full purchase price for the shares subscribed for, attest that you meet the minimum income and net worth standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement and accept the terms of the subscription agreement.

An approved trustee must process through us and forward us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If you want to purchase shares through an IRA, SEP or other tax-deferred account, Sterling Trust Company has agreed to serve as IRA custodian for such purpose. Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. We will pay the fees related to the establishment of investor accounts with Sterling Trust Company that exceed $5,000, and we will also pay the fees related to the maintenance of any such account for the first year following its establishment.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering, the past performance of our advisor, and its affiliates, property brochures and articles and publications concerning the commercial real estate industry or real estate in general. In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

The offering of shares is made only by means of this prospectus. Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC will pass upon the legality of the common stock and legal matters in connection with our status as a REIT for federal income tax purposes. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC does not purport to represent our stockholders or potential investors, who should consult their own counsel. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC also provides legal services to our advisor as well as certain of our affiliates and may continue to do so in the future.

EXPERTS

The Balance Sheet of The GC Net Lease REIT, Inc. as of December 31, 2008, appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The Statement of Revenue and Certain Expenses of the Renfro Property for each of the three years ended December 31, 2008, included in the prospectus and registration statement, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC in connection with our initial public offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. You can read our registration statement and the exhibits thereto and our future SEC filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference

Room at 100 F Street, N.E., Room 1580, Washington D.C. Please call the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

After commencement of the offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

In addition, you may request and obtain a copy of these filings, our charter or our bylaws, at no cost to you, by writing or telephoning us at the following address:

Griffin Capital Securities, Inc.

Attention: David W. Ford

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

Telephone: (310) 606-5900

dford@griffincapital.com

We maintain an Internet site at www.griffincapital.com, at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

E LECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (“documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have Internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our Internet web site. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The GC Net Lease REIT, Inc.:

We have audited the accompanying consolidated balance sheet of The GC Net Lease REIT, Inc. (the “Company”) as of December 31, 2008. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of The GC Net Lease REIT, Inc., as of December 31, 2008 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, as a result of the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (codified in FASB ASC Topic 810, Consolidation) on January 1, 2009, the Company retrospectively adjusted its consolidated financial statements to reflect the presentation and disclosure requirements of these new accounting standard.

/s/ Ernst & Young LLP
Los Angeles, California April 28, 2009 except for the consolidated balance sheet and footnote 2, Noncontrolling Interests section, and footnote 3 as to which the date is September 17, 2009

THE GC NET LEASE REIT, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2008

ASSETS
Cash and cash equivalents	$201,000

Total assets	$201,000

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities	$—

Commitments and contingencies (Note 4)

Stockholder’s Equity:

Common stock, $0.001 par value; 30,000 shares authorized; 100 shares issued and outstanding	1
Additional paid-in capital	999

Total GC Net Lease REIT, Inc. stockholder’s equity	1,000

Noncontrolling interests	200,000

Total equity	201,000

Total liabilities and stockholder’s equity	$201,000

See accompanying notes

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

1.	Organization

The GC Net Lease REIT, Inc., a Maryland corporation (the “Company”), was formed on August 28, 2008 under the Maryland General Corporation Law and intends to qualify as a real estate investment trust (“REIT”). The Company was organized primarily with the purpose of acquiring single tenant net lease properties, and expects to use a substantial amount of the net proceeds from the Private Offering and the Public Offering to invest in these properties. The Company’s year end is December 31.

Griffin Capital Corporation, a California corporation (the “Sponsor”), is the sponsor of the Company’s initial public offering. The Company’s Sponsor was formed in 1995 to principally engage in acquiring and developing office and industrial properties.

The GC Net Lease REIT Advisor, LLC, a Delaware limited liability company (the “Advisor”) was formed on August 27, 2008. The Sponsor is the sole member of the Advisor. The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and identifying and making acquisitions and investments on behalf of the Company under the terms of an advisory agreement. The officers of the Advisor are also officers of the Sponsor.

As of December 31, 2008 the Company’s Articles of Incorporation authorized 30,000 shares of common stock. On August 28, 2008, the Advisor purchased 100 shares of common stock for $1,000 and became the initial stockholder. The Company’s Articles of Amendment and Restatement (as amended), dated February 12, 2009, authorize 700,000,000 shares of common stock with a par value of $0.001 and 200,000,000 shares of preferred stock with a par value of $0.001. On February 20, 2009, the Company began to offer a maximum of 10,000,000 shares of common stock, which includes shares for sale pursuant to the distribution reinvestment plan pursuant to a private placement offering to accredited investors (the “Private Offering”). The minimum offering for the Private Offering is $1,000,000. The Company is also registering an offering of a maximum of 82,500,000 shares of common stock, consisting of 75,000,000 shares for sale to the public (the “Primary Public Offering”) and 7,500,000 shares for sale pursuant to the distribution reinvestment plan (collectively, the “Public Offering”).

As of December 31, 2008, the Company engaged only in organizational and offering activities, and no shares had been sold in the Private Offering. Griffin Capital Securities, Inc. (the “Dealer Manager”), is one of the Company’s affiliates. The Dealer Manager is responsible for marketing the Company’s shares being offered pursuant to the Private Offering and the Public Offering.

The Company’s property manager is The GC Net Lease REIT Property Management, LLC, a Delaware limited liability company (the “Property Manager”), which was formed on August 28, 2008 to manage our properties. The Property Manager will derive substantially all of its income from the property management services it will perform for us.

The GC Net Lease REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), was formed on August 29, 2008. On December 26, 2008, The Advisor purchased a 99% limited partnership interest in the Operating Partnership for $200,000 and on December 26, 2008, the Company contributed the initial $1,000 capital contribution we received to our operating partnership in exchange for a 1% general partner interest. The Operating Partnership will own, directly or indirectly, all of the properties acquired. The Operating Partnership will conduct certain activities through our taxable REIT subsidiary, The GC Net Lease REIT TRS, Inc., a Delaware corporation (the “TRS”) formed on September 2, 2008, which is a wholly owned subsidiary of the Operating Partnership.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying financial statement of the Company is prepared on the accrual basis of accounting and in accordance with principles generally accepted in the United States (“GAAP”). The consolidated financial statement includes accounts of the Company and the Operating Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. There are no restrictions on the use of the Company’s cash balance, as of December 31, 2008.

The Company maintains its cash accounts with major financial institutions. The cash balances consist of business checking accounts. These accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 at each institution. The Company has not experienced any losses with respect to cash balances in excess of government provided insurance. Management believes there was no significant concentration of credit risk with respect to these cash balances at December 31, 2008.

Real Estate Assets

Real Estate Purchase Price Allocation

The Company will account for all acquisitions in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard No. 141, “Business Combinations” (“FAS 141”). Upon the acquisition of real properties the purchase price of the property(ies) acquired will be allocated to (i) tangible assets, consisting of land and building, and (ii) identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values. The Company will utilize independent appraisals to determine the fair values of the tangible assets of an acquired property (which includes land and building).

The fair value of above-market and below-market in-place lease values will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management’s estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining terms of the respective leases.

The aggregate fair value of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease,

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated using methods similar to those used by independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included as intangible lease assets in the consolidated balance sheet and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid, including real estate taxes, insurance, and other operating expenses, pursuant to the in-place leases over a market lease-up period for a similar lease. Customer relationships are valued based on management’s evaluation of certain characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics management will consider in allocating these values include the nature and extent of the Company’s existing business relationships with tenants, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. These intangibles will be included in intangible lease assets in the balance sheet and are amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income.

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 141(R), “Business Combinations” (“SFAS 141R”), to create greater consistency in the accounting and financial reporting of business combinations. SFAS 141R requires a company to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. SFAS 141R also requires companies to recognize the fair value of assets acquired, liabilities assumed and any noncontrolling interest in acquisitions of less than a 100% interest when the acquisition constitutes a change in control of the acquired entity. In addition, SFAS 141R requires that acquisition-related costs and restructuring costs be recognized separately from the business combination and expensed as incurred. SFAS 141R is effective for business combinations for when the acquisition date is on or after January 1, 2009. Early adoption is prohibited. The adoption of SFAS 141R on January 1, 2009 could materially impact our future financial results to the extent that we acquire significant amounts of real estate, as related acquisition cost will be expensed as incurred compared to our practice prior to adoption of SFAS 141R to capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.

Depreciation of Real Property Assets

Real estate costs related to the acquisition, development, construction, and property improvements will be capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of the real estate asset and will be charged to expense as incurred. The Company considers the period of future benefit of an asset to determine the appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years

Building Improvements	5-20 years

Land Improvements	15-25 years

Tenant Improvements	Shorter of the lease term or estimated useful life

Tenant Origination and Absorption Cost	Shorter of the lease term or estimated useful life

Deferred Rent Lease Valuation	Shorter of the lease term or estimated useful life

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

Impairment of Real Estate and Related Intangible Assets and Liabilities

The Company will continually monitor events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and the eventual disposition. If based on this analysis the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment loss to the extent the carrying value exceeds the estimated fair value of the asset as defined by SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets.

Projections of expected future undiscounted cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of the Company’s real estate and related intangible assets and net income.

Consolidation Considerations for our Investments in Joint Ventures

The FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. Before concluding that it is appropriate to apply the ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). We will evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease, or certain minimum rent payments are abated. The Company will record rental revenue for the full term of each lease on a straight-line basis. The term of acquired lease is considered to commence as of the acquisition date for the purposes of the straight-line rent calculation. In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” the Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. The Company will record any operating expense reimbursement due from the tenant, including real estate taxes and insurance, in the period the related expenses are incurred.

Organizational and Offering Costs

Organizational and offering costs of the Private Offering and the Public Offering are being paid by the Sponsor, on behalf of the Advisor, for the Company and will be reimbursed from the proceeds of the Private Offering and Public Offering. Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by the Company in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges from the escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse the Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of the Advisor and its affiliates in connection with registering and marketing the Company’s shares; (ii) technology costs associated with the offering of the Company’s shares; (iii) costs of conducting

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

training and education meetings; (iv) costs of attending seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

In no event will the Company have any obligation to reimburse the Advisor for organizational and offering costs in the Public Offering totaling in excess of (i) 3.5% (excluding sales commissions and the dealer manager fee) of the gross proceeds raised in the Public Offering (excluding gross proceeds from the distribution reinvestment plan), and (ii) 15% (including sales commission and the dealer manager fee) of the gross proceeds raised in the Public Offering. As of December 31, 2008, approximately $12,000 of organization and offering costs had been incurred. The Advisor and its affiliates funded these costs on the Company’s behalf for the Private Offering and the Primary Public Offering. These costs are not recorded in the accompanying balance sheet because such costs are not a liability of the Company until the minimum amount of shares in the Private Offering is sold. Offering costs will be recorded as an offset to additional paid-in capital, and organization costs will be recorded as an expense at the time we become liable for the payment of these amounts.

Noncontrolling Interests

On December 26, 2008 the Operating Partnership issued limited partnership interests to the Advisor in exchange for an initial contribution of $200,000.

Due to the Company’s control through the general partnership interest in the Operating Partnership and the limited rights of the limited partner, the Operating Partnership, including its wholly owned subsidiary, is consolidated with the Company and the limited partner interest is reflected as noncontrolling interests in the accompanying consolidated balance sheet.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and requires all entities to report noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent shareholders’ equity. SFAS 160 also requires any acquisitions or dispositions of noncontrolling interests that do not result in a change of control to be accounted for as equity transactions. In addition, SFAS 160 requires that a parent company recognize a gain or loss in net income when a subsidiary is deconsolidated upon a change in control. The Company adopted SFAS 160 on January 1, 2009 and has retrospectively reflected the presentation and the disclosures in the accompanying balance sheet and related notes. The adoption of SFAS 160 requires the reclassification of minority interest to a separate component of total equity and net income attributable to noncontrolling interest will no longer be treated as a reduction to net income but will be shown as a reduction from net income in calculating net income available to common stockholders. Additionally, upon adoption, any future purchase or sale of interest in an entity that results in a change of control may have a material impact on our financial statements as our interest in the entity will be recognized at fair value with gains and losses included in net income.

As a result of the issuance of SFAS 160, the guidance in Emerging Issues Task Force Abstract, Topic D-98, “Classification and Measurement of Redeemable Securities” (“EITF D-98”) was amended to include noncontrolling interests within its scope. If noncontrolling interests are determined to be redeemable, they are classified as temporary equity and reported at their redemption value as of the balance sheet date. The Company adopted SFAS 160 effective January 1, 2009. Pursuant to the transition provisions of SFAS 160, the presentation and disclosure requirements have been applied retrospectively to the accompanying balance sheet. The retrospective application of the presentation and disclosure requirements of SFAS 160 resulted in noncontrolling interests determined not to be redeemable be classified to a separate component of total equity and net income attributable to noncontrolling

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

interests, if presented, is shown as a reduction from net income in calculating net income attributable to common stockholders.

Share-Based Compensation

The Company intends to adopt an Employee and Independent Director Stock Plan (the “Plan”) pursuant to which the Company may issue stock-based awards to its independent directors and to affiliates of the Advisor. The Company will account for such stock plan in accordance with SFAS No. 123R, “Share-Based Payment”, which covers a wide range of stock-based compensation arrangements including stock options, restricted share plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. The stock-based payment is measured at fair value and recognized as compensation expense over the vesting period.

Income Taxes

The Company expects to make an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and expect to be taxed as such commencing not later than our taxable year ending December 31, 2009. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed to stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will then be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants the Company relief under certain statutory provisions. Such an event could materially adversely affect net income and net cash available for distribution to stockholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner that it will remain qualified as a REIT for federal income tax purposes.

The Company could engage in certain business activities that could have an adverse effect on its REIT qualification. The Company has elected to isolate these business activities in the books and records of a taxable REIT subsidiary (the “TRS”). In general, the TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate related business. The TRS will be subject to corporate federal and state income tax. The TRS will follow SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities. As of December 31, 2008, the TRS has not commenced operations.

Significant Accounting Pronouncements

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), the objective of which is to improve financial reporting by indentifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernment entities. Prior to the issuance of SFAS 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statements on Auditing Standards 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles” (“SAS 69”). SAS 69 has been criticized because it is not directed to the entity, but directed to the entity’s independent public accountants. SFAS 162 addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not its independent public accountants) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 was effective 60 days following the Securities and Exchange

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

Commission’s approval on September 16, 2008 of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The adoption of SFAS 162 did not have an impact on our consolidated financial statements.

3.	Noncontrolling Interests

Noncontrolling interests represent limited partnership interests in the operating partnership in which the Company is the general partner. The operating partnership issued 20,000 limited partnership units on December 26, 2008 in exchange for the initial capitalization of the operating partnership. As of December 31, 2008, noncontrolling interest was approximately 99.5% of total shares outstanding (assuming limited partnership units were converted to common stock).

SFAS 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirement, which were applied retrospectively for all periods presented. The Company has evaluated the terms of the limited partnership interest in the operating partnership and, as a result of the adoption of SFAS 160, the Company classified noncontrolling interests to permanent equity in the accompanying consolidated balance sheet. In periods subsequent to the adoption of SFAS 160, the Company will periodically evaluate individual noncontrolling interest for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheet. Any noncontrolling interest that fails to qualify will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

The limited partners of the Operating Partnership will have the right to cause the Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of shares, or, at the Company’s option, may purchase their limited partnership units by issuing one share of common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances which could cause the Company to lose its REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. The limited partnership units are reported in the consolidated financial statements as noncontrolling interests.

4.	Related Party Transactions

Advisory and Dealer Manager Agreements

The Company does not expect to have any employees. The Advisor will be primarily responsible for managing the business affairs and carrying out the directives of the Company’s board of directors. The Company has executed an advisory agreement with the Advisor and a dealer manager agreement with the dealer manager for the Private Offering and the Company expects to execute an amended and restated advisory agreement with the Advisor and a new dealer manager agreement with the dealer manager for the Public Offering. Each of the agreements entitles the Advisor and the dealer manager to specified fees and incentives upon the provision of certain services with regard to the Private Offering and the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor on the Company’s behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to the Company.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

Dealer Manager Agreement

Griffin Capital Securities, Inc., (the “Dealer Manager”), will be entitled to receive a sales commission of up to 7% of gross proceeds from sales in the Private Offering and the Primary Public Offering and a dealer manager fee up to 3% of gross proceeds from sales in the Private Offering and the Primary Public Offering. The Dealer Manager has entered into participating dealer agreements with certain other broker-dealers to authorize them to sell shares of the Company in the Private Offering, and will enter into new participating dealer agreements with certain other broker-dealers to authorize them to sell shares of the Company in the Public Offering. Upon sale of shares of the Company by such broker-dealers, the Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers. The Dealer Manager may also re-allow to these broker-dealers a portion of the 3.0% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by the Dealer Manager, payment of attendance fees required for employees of the Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. The Dealer Manager is also entitled to receive a reimbursement of bona fide due diligence expenses up to 0.5% of the gross proceeds from sales in the Private Offering and the Primary Public Offering.

Organization and Offering Expenses

As discussed above, the Company is required under the amended and restated advisory agreement to reimburse the Advisor for organization and offering costs up to 3.5%. The amended and restated advisory agreement also requires the Advisor to reimburse the Company to the extent that offering expenses including sales commissions, dealer manager fees and organization and offering expenses are in excess of 15% of gross proceeds from the Primary Public Offering.

Acquisition and Disposition Fees

Under both the advisory agreement and the amended and restated advisory agreement the Advisor receives acquisition and advisory fees equal to 2.5% of the Contract Purchase Price, as defined therein, of each property acquired by the Company, and reimbursement of actual acquisition expenses. Under both the advisory agreement and the amended and restated advisory agreement, the Advisor receives fees in an amount up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3.0% of the contract sale price for each property the Company sells as long as the Advisor provides substantial assistance in connection with the sale. The total disposition fees paid (including fees paid to third parties) may not exceed the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sale price of the property. In addition, the Advisor is entitled to receive a Subordinated Share of Net Sales Proceeds, if the Company’s stockholders are paid their return of capital plus an annual cumulative, non-compounding return. The Subordinated Share of Net Sales Proceeds is as follows: (1) 5.0% if the stockholders are paid return of capital plus a 6.0% to 8.0% annual cumulative, non-compounding return; (2) 10.0% if the stockholders are paid return of capital plus a 8.0% to 10.0% annual cumulative, non-compounding return; or (3) 15.0% if the stockholders are paid return of capital plus a 10.0% or more annual cumulative, non-compounding return.

Asset Management Fee

The Advisor will also receive an annual asset management fee for managing the Company’s assets equal to 0.75% of the aggregate asset value of its assets. The fee will be paid monthly.

Property Management Agreement

The Property Manager, will be entitled to receive a fee for its services in managing the Company’s properties up to 3% of the gross revenues from the properties plus reimbursement of the direct costs of

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

managing the properties. In the event that the Property Manager assists with the development or redevelopment of a property, the Company may pay a separate market-based fee for such services. In the event that the Company contracts directly with a non-affiliated third-party property manager with respect to a particular property, the Company will pay the Property Manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will the Company pay both a property management fee to the Property Manager and an oversight fee to the Property Manager with respect to a particular property.

In addition, the Company may pay the Property Manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. The Company may also pay the Property Manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which the Company is responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. The Property Manager shall also be entitled to a construction management fee of 5% of the cost of improvements.

Subordinated Performance Fee Due Upon Termination of Advisory Agreement and Subordinated Incentive Listing Fee

The Advisor may be entitled to various subordinated fees if the Company (1) lists its shares of common stock on a national exchange, or (2) in the alternative the Company terminates the amended and restated advisory agreement or liquidates the portfolio. The structure for both fees is as follows: (1) 5.0% if the stockholders are paid return of capital plus a 6.0% to 8.0% annual cumulative, non-compounding return; (2) 10.0% if the stockholders are paid return of capital plus a 8.0% to 10.0% annual cumulative, non-compounding return; or (3) 15.0% if the stockholders are paid return of capital plus a 10.0% or more annual cumulative, non-compounding return.

Employee and Director Long-Term Incentive Plan

On February 12, 2009, the Company’s board of directors adopted the Plan, which provides for the grant of awards to directors and full-time employees (should the Company ever have employees), directors and full-time employees of the Advisor, affiliate entities and full-time employees of such entities that provide services, and certain consultants and to the Advisor or to affiliate entities that provide services. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights, distribution equivalent rights and other equity-based awards. The term of the Plan is ten years. The total number of shares of common stock reserved for issuance under the Plan is equal to 10% of the outstanding shares of stock at any time. No awards have been granted under the Plan as of December 31, 2008.

Conflicts of Interest

All of the Company’s executive officers and one of the directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in the Advisor, the Dealer Manager, and other affiliates of the Company. The director and these executive officers, managers, and/or holders of a direct or indirect controlling interest have a fiduciary responsibility to all affiliated entities.

Some of the material conflicts that the Advisor, the Dealer Manager or its affiliates will face are (1) competing demand for time of the Advisor’s executive officers and other key personnel from the Sponsor and other affiliated entities; (2) determining if a certain investment opportunity should be recommended to the Company or another program of the Sponsor; and (3) influence of the fee structure under the advisory agreement that could result in actions not necessarily in the long-term best interest of the stockholders.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

Economic Dependency

The Company will be dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue, the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other resources.

5.	Commitments and Contingencies

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan that allows stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of common stock. The Company registered 7,500,000 shares of common stock pursuant to the distribution reinvestment plan. The plan will become effective on the effective date of the Company’s initial public offering. The purchase price per share is to be the higher of $9.50 per share or 95% of the fair market value of a share of the Company’s common stock as estimated by the Company’s board of directors or a firm chosen by the Company’s board of directors, until the earliest to occur (A) the date that all DRP shares have been issued or (B) all offerings terminate and the Company elects to deregister with the SEC any unsold public DRP shares, if any. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. The Company may amend or terminate the distribution reinvestment plan for any reason at any time upon ten days prior written notice to stockholders.

Share Redemption Program

The Company has adopted a share redemption program that will enable stockholders to sell their stock to the Company in limited circumstances. As long as the common stock is not listed on a national securities exchange or over-the-counter market, stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by the Company. The Company may redeem the shares of stock presented for redemption for cash to the extent that there are sufficient funds available to fund such redemptions. In no event shall the Company redeem more than 5.0% of the weighted average shares outstanding during the prior calendar year, and the cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan. The amount paid to redeem stock is expected to be the redemption price set forth in the following table which is based upon the number of years the stock is held:

Number Years Held	Redemption Price
Less than 1	No Redemption Allowed
1 or more but less than 2	92.5% of redemption amount
2 or more but less than 3	95.0% of redemption amount
3 or more but less than 4	97.5% of redemption amount
4 or more	100.0% of redemption amount

For 18 months after the most recent offering of shares, the redemption amount shall be the per share price of the most recent offering. Thereafter, the per share redemption amount will be based on the then-current net asset value. The redemption amount is subject to adjustment as determined from time to time by the board of directors. As of December 31, 2008 no issued and outstanding shares were eligible for redemption.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2008

Redemption Rights

The limited partners of the Operating Partnership will have the right to cause the Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of shares, or, at the Company’s option, may purchase their limited partnership units by issuing one share of common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances which could cause the Company to lose its REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year.

6.	Subsequent Events (Unaudited)

On April 21, 2009, affiliates of the Sponsor signed contribution agreements whereby they agreed to contribute to the Operating Partnership two single tenant net lease properties (the “Griffin Properties”) in exchange for units of limited partnership interest in the Operating Partnership. The Griffin Properties will be contributed upon reaching the minimum offering, among other events, in our Private Offering. In connection with this transaction, we will assume approximately $34.16 million of mortgage debt. Our Advisor will receive approximately $1.36 million in acquisition fees, plus reimbursement of all acquisition expenses in connection with the acquisition of the Griffin Properties. In addition, the Company entered into a tax protection agreement obligating the Operating Partnership to reimburse the affiliates of the Sponsor for tax liabilities incurred in connection with certain dispositions in connection with the Griffin Properties.

On May 6, 2009, the Company received the first subscription for sale of the common stock for $1.2 million. As a result, the Company achieved the minimum offering requirement under the Private Offering and commenced operations and were entitled to release the first escrow proceeds. Upon achieving the minimum offering requirement the Company became obligated to the Advisor for organizational and offering costs funded by the Advisor.

THE GC NET LEASE REIT, INC.

CONSOLIDATED BALANCE SHEET

	June 30, 2009 (Unaudited)	December 31, 2008
ASSETS
Cash and cash equivalents	$786,560	$201,000
Restricted cash reserves for property improvements	3,765,115	-
Real Estate:
Land	5,108,916	-
Building and improvements	37,849,890	-
Tenant origination and absorption cost	8,289,273	-

Total Real Estate	51,248,079	-

Less: accumulated depreciation and amortization	(48,636)	-

Total Real Estate, net	51,199,443	-
Above market leases, net	106,398	-
Deferred rent receivable and other accounts receivable	238,347	-

Total assets	56,095,863	$201,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage payable	$34,314,452	-
Accounts payable and other liabilities	618,570	-
Due to affiliates	1,199,068	-
Below market leases, net	603,715	-

Total liabilities	36,735,805	-

Commitments and contingencies (Note 7)

Common stock subject to redemption	1,475	-

Stockholders’ equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; no shares outstanding, as of December 31, 2008 and June 30, 2009, respectively	-	-
Common Stock, $0.001 par value; 30,000 and 700,000,000 shares authorized; 1,000 and 204,593 shares outstanding, as of December 31, 2008 and June 30, 2009, respectively	2,046	1
Additional paid-in-capital	920,734	999
Distributions	(17,120)	-
Accumulated deficit	(460,677)	-

Total GC Net Lease REIT, Inc. stockholders’ equity	444,983	1,000

Noncontrolling interests	18,913,600	200,000

Total equity	19,358,583	201,000

Total liabilities and stockholders’ equity	$56,095,863	$201,000

See accompanying notes

THE GC NET LEASE REIT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

Six Months ended June 30, 2009
Revenues:
Rental income	$157,940
Property tax recovery	18,746
Interest income	2,293

Total revenue	178,979

Expenses:
Asset management fees paid to affiliates	13,589
Property management fees paid to affiliates	4,278
Property tax expense	18,746
General and administrative expenses	290,232
Acquisition fees and expenses paid to affiliates	1,630,684
Depreciation and amortization	48,636
Interest expense	75,063

Total expenses	2,081,228

Net loss	(1,902,249)
Net loss attributable to noncontrolling interests	(1,441,572)

Net loss attributable to The GC Net Lease REIT, Inc. common stockholders	(460,677)

Net loss per share, basic and diluted, year to date June 30, 2009	$(8.73)
Weighted average number of common shares outstanding, basic and diluted, year to date June 30, 2009	52,755

See accompanying notes

THE GC NET LEASE REIT, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Distributions	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE DECEMBER 31, 2008	100	1	999	-	-	1,000	200,000	201,000

Gross proceeds from Issuance of common stock	204,493	2,045	2,042,888	-	-	2,044,933	-	2,044,933

Discount on issuance of common stock	-	-	(106,933)	-	-	(106,933)	-	(106,933)

Offering costs	-	-	(1,016,220)	-	-	(1,016,220)	-	(1,016,220)

Distributions	-	-		(15,645)	-	(15,645)	-	(15,645)

Issuance of shares for distribution reinvestment plan	155	1	1,474	(1,475)	-	-	-	-

Additions to common stock subject to redemption	(155)	(1)	(1,474)	-	-	(1,475)	-	(1,475)

Contribution of noncontrolling interest	-	-	-	-	-	-	20,200,000	20,200,000

Distributions for noncontrolling interest	-	-	-	-	-	-	(44,828)	(44,828)

Net Loss for six months ended June 30, 2009	-	-	-	-	(460,677)	(460,677)	(1,441,572)	(1,902,249)

BALANCE JUNE 30, 2009	204,593	2,046	920,734	(17,120)	(460,677)	444,983	18,913,600	19,358,583

See accompanying notes

THE GC NET LEASE REIT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Operating Activities:
Net Loss	$(1,902,249)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	48,636
Amortization of above and below market leases	(1,425)
Deferred rent	(13,927)
Change in operating assets and liabilities:
Accounts receivable	(224,420)
Accounts payable and other liabilities	618,570
Due to affiliates	1,199,068

Net cash used by operating activities	$(275,747)

Financing Activities:
Issuance of common stock, net	$921,780
Distributions to noncontrolling interests	(44,828)
Distributions to common stockholders	(15,645)

Net cash provided by financing activities	861,307

Net increase in cash and cash equivalents	585,560
Cash and cash equivalents at the beginning of the period	$201,000
Cash and cash equivalents at the end of the period	786,560

Supplemental disclosures:
Cash paid for interest	$-
Contribution of real estate assets by affiliates	$50,749,336
Restricted cash – assumed upon contribution of real estate assets by affiliates	$3,606,782
Restricted cash – ongoing improvement reserve paid by tenant	$158,333
Mortgage debt assumed in conjunction with the contribution of the real estate assets by affiliates	$34,156,119
Limited partnership units of the operating partnership issued in conjunction with the contribution of real estate assets by affiliates	$20,200,000
Common stock issued pursuant to the distribution reinvestment plan	$1,475

See accompanying notes

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

1.	Organization

The GC Net Lease REIT, Inc., a Maryland corporation (the “Company”), was formed on August 28, 2008 under the Maryland General Corporation Law and intends to qualify as a real estate investment trust (“REIT”). The Company was organized primarily with the purpose of acquiring single tenant net lease properties, and expects to use a substantial amount of the net proceeds from the Private Offering and the Public Offering to invest in these properties. The Company’s year end is December 31.

Griffin Capital Corporation, a California corporation (the “Sponsor”), is the sponsor of the Company’s initial public offering. The Company’s Sponsor was formed in 1995 to principally engage in acquiring and developing office and industrial properties.

The GC Net Lease REIT Advisor, LLC, a Delaware limited liability company (the “Advisor”) was formed on August 27, 2008. The Sponsor is the sole member of the Advisor. The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and identifying and making acquisitions and investments on behalf of the Company under the terms of an advisory agreement. The officers of the Advisor are also officers of the Sponsor.

As of December 31, 2008 the Company’s Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001. On August 28, 2008, the Advisor purchased 100 shares of common stock for $1,000 and became the initial stockholder. The Company’s Articles of Amendment and Restatement (as amended), dated February 12, 2009, authorize 700,000,000 shares of common stock with a par value of $0.001 and 200,000,000 shares of preferred stock with a par value of $0.001. On February 20, 2009, the Company began to offer a maximum of 10,000,000 shares of common stock, which includes shares for sale pursuant to the distribution reinvestment plan pursuant to a private placement offering to accredited investors (the “Private Offering”). The minimum offering for the Private Offering was $1,000,000. The Company is also registering an offering of a maximum of 82,500,000 shares of common stock, consisting of 75,000,000 shares for sale to the public (the “Primary Public Offering”) and 7,500,000 shares for sale pursuant to the distribution reinvestment plan (collectively, the “Public Offering”).

As of December 31, 2008, the Company engaged only in organizational activities, and the Company had not yet commenced the Private Offering. As of June 30, 2009, the Company had 204,748 shares outstanding, of which 155 shares were issued through the distribution reinvestment plan and are classified as common stock subject to redemption. Griffin Capital Securities, Inc. (the “Dealer Manager”), is one of the Company’s affiliates. The Dealer Manager is responsible for marketing the Company’s shares being offered pursuant to the Private Offering and the Public Offering.

The Company’s property manager is The GC Net Lease REIT Property Management, LLC, a Delaware limited liability company (the “Property Manager”), which was formed on August 28, 2008 to manage our properties. The Property Manager will derive substantially all of its income from the property management services it will perform for us.

The GC Net Lease REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), was formed on August 29, 2008. On December 26, 2008, the Advisor purchased a 99% limited partnership interest in the Operating Partnership for $200,000 and on December 26, 2008, the Company contributed the initial $1,000 capital contribution received to our operating partnership in exchange for a 1% general partner interest. The Operating Partnership will own, directly or indirectly, all of the properties acquired. The Operating Partnership will conduct certain activities through our taxable REIT subsidiary, The GC Net Lease REIT TRS, Inc., a Delaware corporation (the “TRS”) formed on September 2, 2008, which is a wholly owned subsidiary of the Operating Partnership.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying interim financial statements of the Company are prepared by management on the accrual basis of accounting and in accordance with principles generally accepted in the United States (“GAAP”), and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The consolidated financial statements include accounts and related adjustments, which are, in the opinion of management, of normal recurring nature and necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim period. Operating results for the six months ended June 30, 2009, are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. The consolidated financial statements include accounts of the Company and the Operating Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value. There were no restrictions on the use of the Company’s operating cash balance, as of December 31, 2008, and for the six months ended June 30, 2009.

In conjunction with the contribution of the real estate assets, see Note 3, the Company assumed certain reserves, held by the lender, to be used for specific property improvements. As of June 30, 2009, the balance of these reserves, reported as restricted cash, was approximately $3.6 million. An on-going replacement reserve is funded by the tenant pursuant to the lease. The amount of the on-going replacement reserve funded by the tenant was approximately $158,000, as of June 30, 2009, and is included as part of mortgage payable.

The Company maintains its cash accounts with major financial institutions. The cash balances consist of business checking accounts. These accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 at each institution. The Company has not experienced any losses with respect to cash balances in excess of government provided insurance. Management believes there was no significant concentration of credit risk with respect to these cash balances at December 31, 2008, and for the six months ended June 30, 2009.

Real Estate Assets

Real Estate Purchase Price Allocation

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard No. 141(R), “Business Combinations” (“SFAS 141R”), to create greater consistency in the accounting and financial reporting of business combinations. SFAS 141R requires a

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

company to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date, on an “as if vacant” basis. SFAS 141R also requires companies to recognize the fair value of assets acquired, liabilities assumed and any noncontrolling interest in acquisitions of less than a 100% interest when the acquisition constitutes a change in control of the acquired entity. In addition, SFAS 141R requires that acquisition-related costs and restructuring costs be recognized separately from the business combination and expensed as incurred. The Company adopted SFAS 141R on January 1, 2009, and all future acquisitions will be accounted for on this bases.

SFAS 141R requires the fair value of above-market and below-market in-place leases to be measured and recorded as of the date of acquisition. The valuation is measured based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management’s estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. (See Note 3, Real Estate Assets, net).

The aggregate fair value of in-place leases includes direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated using methods similar to those used by independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included as intangible lease assets in the consolidated balance sheet and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid, including real estate taxes, insurance, and other operating expenses, pursuant to the in-place leases over a market lease-up period for a similar lease. Customer relationships are valued based on management’s evaluation of certain characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics management will consider in allocating these values include the nature and extent of the Company’s existing business relationships with tenants, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. These intangibles will be included in intangible lease assets in the balance sheet and are amortized to expense over the remaining term of the respective leases. (See Note 3, Real Estate Assets, net).

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net income.

Depreciation of Real Property Assets

Real estate costs related to the acquisition, development, construction, and property improvements will be capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of the real estate asset and will be charged to expense as incurred. The Company considers the period of future benefit of an asset to determine the appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years

Building Improvements	5-20 years

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

Land Improvements	15-25 years

Tenant Improvements	Shorter of the lease term or estimated useful life

Tenant origination and absorption cost	Shorter of the lease term or estimated useful life

Deferred rent lease valuation	Shorter of the lease term or estimated useful life

Impairment of Real Estate and Related Intangible Assets and Liabilities

The Company will continually monitor events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and the eventual disposition. If based on this analysis the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment loss to the extent the carrying value exceeds the estimated fair value of the asset as defined by SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets.

Projections of expected future undiscounted cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of the Company’s real estate and related intangible assets and net income.

Consolidation Considerations for Investments in Joint Ventures

The FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. Before concluding that it is appropriate to apply the ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). We will evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Revenue Recognition

With the contribution of the real estate assets, see Note 3, the leases have minimum rent payment increases during the term of the lease. The Company will record rental revenue for the full term of each lease on a straight-line basis. The term of the lease commenced as of the contribution date for the purposes of the straight-line rent calculation. In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements,” if a lease provides for contingent rental income, the Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Currently, there are no leases that provide for contingent rental income. The Company records an estimate for real estate tax reimbursement each month. At the end of the calendar year the Company will reconcile the estimated real estate tax reimbursement to the actual amount incurred.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

Organizational and Offering Costs

Organizational and offering costs of the Private Offering and the Public Offering are being paid by the Sponsor, on behalf of the Advisor, for the Company and will be reimbursed from the proceeds of the Private Offering and Public Offering. Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by the Company in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges from the escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse the Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of the Advisor and its affiliates in connection with registering and marketing the Company’s shares; (ii) technology costs associated with the offering of the Company’s shares; (iii) costs of conducting training and education meetings; (iv) costs of attending seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

The Advisory Agreement, dated February 20, 2009, requires the Company to pay directly or reimburse the Advisor for all organizational and offering expenses related to the Private Offering. Pursuant to the amended and restated advisory agreement, which will be executed in connection with the Public Offering, the Company will reimburse the Advisor for organizational and offering expenses incurred in connection with the Primary Public Offering in an amount not to exceed 3.5% of gross offering proceeds of the terminated or completed Primary Public Offering for issuer costs (excluding sales commissions and dealer manager fees). In addition, pursuant to the amended and restated advisory agreement, organization and offering expenses (including sales commissions and dealer manager fees and non-accountable due diligence expense allowance but excluding acquisition fees and expenses) may not exceed 15% of gross offering proceeds of the terminated or completed Public Offering. If the organization and offering expenses exceed such limits discussed above, within 60 days after the end of the month in which the Public Offering terminates or is completed, the Advisor must reimburse the Company for any excess amounts. As long as the Company is subject to the NASAA Guidelines, such limitations discussed above will also apply to any future public offerings.

As of December 31, 2008, approximately $12,000 of organization and offering costs had been incurred. The Advisor and its affiliates funded these costs on the Company’s behalf for the Private Offering and the Primary Public Offering. As of December 31, 2008, these costs were not recorded in the balance sheet because such costs were not a liability to the Company until the minimum amount of shares in the Private Offering were sold. Offering costs will be recorded as an offset to additional paid-in capital, and organization costs will be recorded as an expense at the time we become liable for the payment of these amounts.

On May 6, 2009, the Company sold the minimum amount of shares and thereby became obligated to the Advisor for offering and organizational costs incurred. As of June 30, 2009, combined offering and organizational costs were approximately $1.23 million, of which (1) approximately $832,000 was incurred and due to the Advisor, and approximately $289,000 of the cost incurred was expensed to the period as organizational related costs and is included in general and administrative expense; and (2) approximately $399,000 of offering and organizational costs represent legal fees accrued and to be paid by the Company. (See Note 6, Related Party Transactions.)

Noncontrolling Interests

Due to the Company’s control through the general partner interest in the Operating Partnership and the limited rights of the limited partners, the Operating Partnership, including its wholly owned subsidiary, is consolidated with the Company and the limited partners’ interest are reflected as noncontrolling interests in the accompanying consolidated balance sheet. (See Note 5, Noncontrolling Interests.)

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, and requires all entities to report noncontrolling interests in subsidiaries within equity in the consolidated financial statements, but separate from the parent shareholders’ equity. SFAS 160 also requires any acquisitions or dispositions of noncontrolling interests that do not result in a change of control to be accounted for as equity transactions. In addition, SFAS 160 requires that a parent company recognize a gain or loss in net income when a subsidiary is deconsolidated upon a change in control. SFAS 160 applies to the Company beginning January 1, 2009 and will be adopted prospectively. The presentation and disclosure requirements shall be applied to all periods presented retroactively. Early adoption is prohibited. The adoption of SFAS 160 will result in a reclassification of minority interest to a separate component of total equity and net income attributable to noncontrolling interest will no longer be treated as a reduction to net income but will be shown as a reduction from net income in calculating net income available to common stockholders. Additionally, upon adoption, any future purchase or sale of interest in an entity that results in a change of control may have a material impact on our financial statements as our interest in the entity will be recognized at fair value with gains and losses included in net income.

As a result of the issuance of SFAS 160, the guidance in Emerging Issues Task Force Abstract, Topic D-98, “Classification and Measurement of Redeemable Securities” (“EITF D-98”) was amended to include noncontrolling interests within its scope. If noncontrolling interests are determined to be redeemable, they are classified as temporary equity and reported at their redemption value as of the balance sheet date. The Company adopted SFAS 160 effective January 1, 2009. Pursuant to the transition provisions of SFAS 160, the presentation and disclosure requirements have been applied retrospectively to prior periods. The retrospective application of the presentation and disclosure requirements of SFAS 160 resulted in a reclassification of noncontrolling interests determined not to be redeemable to a separate component of total equity and net income attributable to non controlling interests is shown as a reduction from net income in calculating net income attributable to The GC Net Lease REIT, Inc.’s common stockholders.

Share-Based Compensation

The Company adopted an Employee and Independent Director Stock Plan (the “Plan”) pursuant to which the Company may issue stock-based awards to its independent directors and to affiliates of the Advisor. The Company will account for such stock plan in accordance with SFAS No. 123R, “Share-Based Payment”, which covers a wide range of stock-based compensation arrangements including stock options, restricted share plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. The stock-based payment is measured at fair value and recognized as compensation expense over the vesting period.

Income Taxes

The Company expects to make an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and expects to be taxed as such commencing not later than our taxable year ending December 31, 2009. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed to stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will then be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants the Company relief under certain statutory provisions. Such an event could materially adversely affect net income and net cash available for distribution to stockholders. However, the Company believes that it will be organized and

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner that it will remain qualified as a REIT for federal income tax purposes.

The Company could engage in certain business activities that could have an adverse effect on its REIT qualification. The Company has elected to isolate these business activities in the books and records of a taxable REIT subsidiary (the “TRS”). In general, the TRS may perform additional services for the Company’s tenants and generally may engage in any real estate or non-real estate related business. The TRS will be subject to corporate federal and state income tax. The TRS will follow SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities. As of December 31, 2008 and June 30, 2009, the TRS has not commenced operations.

Per Share Data

The Company reports earnings per share pursuant to SFAS No. 128, “Earnings Per Share.” Basic earnings per share attributable for the period presented is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding, including common stock equivalents.

Significant Accounting Pronouncements

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), the objective of which is to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernment entities. Prior to the issuance of SFAS 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statements on Auditing Standards 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles” (“SAS 69”). SAS 69 has been criticized because it is not directed to the entity, but directed to the entity’s independent public accountants. SFAS 162 addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not its independent public accountants) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 was effective 60 days following the Securities and Exchange Commission’s approval on September 16, 2008 of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The adoption of SFAS 162 did not have an impact on our consolidated financial statements.

In June 2009 the FASB issued statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This statement replaces Statement No. 162 and establishes the FASB Accounting Standards Codification™ (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. This statement becomes effective for the Company for the third fiscal quarter of 2009. The Company does not expect that the adoption of this statement will have a material effect on the Company’s financial statements.

Statement of Financial Accounting Standards No. 165, Subsequent Events, (“SFAS 165”) is effective for financial statements ending after June 15, 2009. SFAS 165 establishes general standards of accounting for and disclosure of subsequent events that occur after the balance sheet date. Entities are

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

also required to disclose the date through which subsequent events have been evaluated and the basis for that date.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”) which extends the disclosure requirements of Statement of Financial Accounting Standards No. 107, “Disclosure about Fair Value of Financial Instruments,” (“SFAS 107”) to interim financial statements of publicly traded companies. SFAS 107 requires annual disclosures of the fair value of all financial instruments (recognized or unrecognized), other than those specifically exempted by the standard, when practicable to do so. FSP FAS 107-1 is effective for interim reporting periods ending after June 15, 2009. As of June 30, 2009, the Company’s financial instruments consisted of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued expenses, and mortgage payable. The amounts of the financial instruments presented in the financial statements substantially approximate their fair value.

3.	Real Estate Assets, net

On June 18, 2009, affiliates of the Sponsor contributed membership interests in two entities, Plainfield Partners, LLC, a single member limited liability company which owns an office/laboratory property located in Plainfield, Illinois (“Plainfield”) and Renfro Properties, LLC, a single member limited liability company which owns a single-story warehouse/distribution property located in Clinton, South Carolina (“Renfro”), collectively (“the Properties”), to the Operating Partnership in exchange for 2.02 million operating partnership units, or $20.2 million. The combined fair market value of the assets contributed was approximately $54.36 million. The Properties are occupied by Chicago Bridge & Iron (“CB&I”) and Renfro Corporation (“Renfro Corp”), respectively, and are full net leases, obligating the tenant for all expenses and costs of operating and maintaining the property, including capital expenditures. As of the contribution date, the CB&I lease had a remaining lease term of approximately 13 years, and the Renfro Corp lease had a remaining lease term of approximately 12 years.

The contribution value of Renfro and Plainfield was allocated as follows:

Land	$5,108,916
Building and improvements	37,849,890
Tenant origination and absorption cost	8,289,273
In place lease valuation	(498,742)
Restricted improvement reserve assumed	3,606,782
Mortgage payable assumed	(34,156,119)
Limited partnership units issued	$20,200,000

The following condensed operating information is presented as if the contributed properties were included in operations at the beginning of the period:

	For the six months ended June 30, 2009	For the year ended December 31, 2008
Revenue	$2,467,112	$5,045,068
Net (Loss)	$(1,783,106)	$(1,570,864)
Net loss attributable to common stockholders	$(114,848)	$(93,516)
Earnings per share, basic and diluted, year to date June 30, 2009	$(0.82)	$(0.72)

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

The Company allocated a portion of the contributed real estate asset value to in-place lease valuation, as discussed above. The Renfro contractual, in-place lease was considered above market which resulted in a deferred rent asset of approximately $106,000. The CB&I lease was considered below market which resulted in a deferred rent liability of approximately $605,000. Both leases were measured against comparable leasing information, and the present value of the difference between the contractual, in-place rent and the fair market rent was calculated using a 9.50% discount rate. The in-place lease valuation will be amortized into rental revenue over the remaining term of the lease as discussed above. The Company will amortize approximately $43,000, net, into rental revenue each year, totaling $214,000 over the five year period. In addition, the Company allocated approximately $4.9 million and $3.3 million of the Renfro and Plainfield contributed value, respectively, to tenant origination and absorption cost. These amounts will be amortized over the remaining term of each respective lease. The Company will amortize approximately $659,000 into depreciation expense each year, totaling $3.5 million over the five year period.

Included in building and improvements is approximately $5.8 million of in progress building and tenant improvements. As part of the real estate asset contribution the Company assumed the remaining reserve for the balance of the improvements, or $3.6 million, which is presented as restricted cash reserves for property improvements. These improvements will be amortized over the remaining term of the respective lease once completed and put into service.

4.	Mortgage Payable

In conjunction with the contribution on June 18, 2009 the Company assumed approximately $34.16 million of existing debt. The Renfro Partners, LLC property debt was refinanced. The aggregate loan amount is $13.0 million and consists of: (i) $8.0 million (the “Term Debt”) to partially pay off the prior loan, and (ii) $5.0 million as a revolving line of credit (the “Line of Credit”) to pay off the remaining balance of the prior loan and approximately $2.0 million to fund the tenant improvement allowance. The Term Debt has a three year term, and expires on January 31, 2012. The interest rate on the Term Debt is prime plus 1.0%, with a minimum of 6.50% for the term of the loan. The Term Debt calls for monthly, interest only payments during the tenant improvement period, then monthly payments of principal and interest, based on a 25 year amortization schedule, for the remainder of the term. The Line of Credit has an initial term of one year, expires on January 29, 2010, and is to be reviewed by the lender for annual renewal thereafter. Upon expiration, the Company intends to negotiate an extension with the lender, refinance the Line of Credit or pay off the line of credit. If the Company is unable to negotiate an extension or refinance the Line of Credit, the Company will pay off the Line of Credit by using operating cash flow, funds generated from the Private Offering and the Public Offering and other potential sources, including funds advanced by the Sponsor. The interest rate on the Line of Credit is prime plus 1.0%, with a minimum of 6.50%, during the one year term. The Line of Credit provides for monthly, interest only payments, with the balance due upon the expiration of the initial one year term. Both loans are guaranteed by an affiliate, and are secured by a first mortgage and assignment of rents and leases on the Property.

The Plainfield Partners, LLC property debt had an original loan amount of $21.5 million, and a fixed rate of interest of 6.65%. The terms of the loan require monthly principal and interest payments. The loan is secured by a first mortgage and security agreement on the Company’s interest in the underlying property, fixture, filing, and assignment of leases, rents, income and profits. The loan had an initial term of 10 years and matures in November 2017. As of June 30, 2009 the unamortized loan principal was approximately $21.16 million.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

The following summarizes the future principal repayments pursuant to the loan terms discussed above:

	Renfro	Plainfield	Total
July to December 2009	$-	$110,735	$110,735
2010	5,114,984	245,326	5,360,310
2011	132,606	258,327	390,933
2012	140,137	280,354	420,491
2013	151,134	299,851	450,985
2014 and thereafter	7,461,139	19,961,526	27,422,665
Total	$13,000,000	$21,156,119	$34,156,119

5.	Noncontrolling Interests

Noncontrolling interests represent limited partnership interests in the operating partnership in which the Company is the general partner. The operating partnership issued 20,000 limited partnership units on December 26, 2008 in exchange for the initial capitalization of the operating partnership. On June 18, 2009, 2.02 million limited partnership units were issued in exchange for the two contributed properties. As of June 30, 2009, noncontrolling interest was approximately 91.0% of total shares outstanding (assuming limited partnership units were converted to common stock), and approximately 76.0% of weighted average shares outstanding (assuming limited partnership units were converted to common stock).

SFAS 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirement, which were applied retrospectively for all periods presented. The Company has evaluated the terms of the limited partnership interest in the operating partnership and, as a result of the adoption of SFAS 160, the Company reclassified noncontrolling interests to permanent equity in the accompanying consolidated balance sheet. In periods subsequent to the adoption of SFAS 160, the Company will periodically evaluate individual noncontrolling interest for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheet. Any noncontrolling interest that fails to qualify will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

The limited partners of the Operating Partnership will have the right to cause the Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of shares, or, at the Company’s option, may purchase their limited partnership units by issuing one share of common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances which could cause the Company to lose its REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. The limited partnership units are reported in the consolidated financial statements as noncontrolling interests.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

6.	Related Party Transactions

Pursuant to the agreements discussed below, the following summarizes the related party costs incurred and due to affiliates as of June 30, 2009:

	Amounts incurred through June 30, 2009	Six Months Ended June 30, 2009 Paid	Six Months Ended June 30, 2009 Payable

Advisor and Property Manager Fees
Reimbursement of organizational and offering costs	$831,979	$31,462	$800,517
Acquisition fees and expenses	1,630,684	1,250,000	380,684
Asset management fees	13,589	-	13,589
Property management fees	4,278	-	4,278

	$2,480,530	$1,281,462	$1,199,068

Total Fees Paid to Dealer Manager	$74,935	$74,935	$-
Amount reallowed to participating dealers	(24,000)	(24,000)	-

Net amount paid to dealer manager	$50,935	$50,935	-

Advisory and Dealer Manager Agreements

The Company does not expect to have any employees. The Advisor will be primarily responsible for managing the business affairs and carrying out the directives of the Company’s board of directors. The Company has executed an advisory agreement with the Advisor and a dealer manager agreement with the dealer manager for the Private Offering and the Company expects to execute an amended and restated advisory agreement with the Advisor and a new dealer manager agreement with the dealer manager for the Public Offering. Each of the agreements entitles the Advisor and the dealer manager to specified fees and incentives upon the provision of certain services with regard to the Private Offering and the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor on the Company’s behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to the Company.

Dealer Manager Agreement

Griffin Capital Securities, Inc., (the “Dealer Manager”), will be entitled to receive a sales commission of up to 7% of gross proceeds from sales in the Private Offering and the Primary Public Offering and a dealer manager fee up to 3% of gross proceeds from sales in the Private Offering and the Primary Public Offering. The Dealer Manager has entered into participating dealer agreements with certain other broker-dealers to authorize them to sell shares of the Company in the Private Offering, and will enter into new participating dealer agreements with certain other broker-dealers to authorize them to sell shares of the Company in the Public Offering. Upon sale of shares of the Company by such broker-dealers, the Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers. The Dealer Manager may also re-allow to these broker-dealers a portion of the 3.0% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by the Dealer Manager, payment of attendance fees required for employees of the Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. The Dealer Manager

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

is also entitled to receive a reimbursement of bona fide due diligence expenses up to 0.5% of the gross proceeds from sales in the Private Offering and the Primary Public Offering.

Organization and Offering Expenses

As discussed above, the Company is required under the amended and restated advisory agreement to reimburse the Advisor for organization and offering costs up to 3.5%. The amended and restated advisory agreement also requires the Advisor to reimburse the Company to the extent that offering expenses including sales commissions, dealer manager fees and organization and offering expenses are in excess of 15% of gross proceeds from the Primary Public Offering. (See Note 2, Summary of Significant Accounting Policies, Organizational and Offering Costs)

Acquisition and Disposition Fees

Under both the advisory agreement and the amended and restated advisory agreement the Advisor receives acquisition and advisory fees equal to 2.5% of the Contract Purchase Price, as defined therein, of each property acquired by the Company, and reimbursement for actual acquisition expenses incurred as defined in the agreements. The acquisition fee and acquisition expenses paid by the Company shall be reasonable and in no event exceed an amount equal to 6.0% of the Contract Purchase Price, unless approved by a majority of the independent directors. Under both the advisory agreement and the amended and restated advisory agreement, the Advisor receives fees in an amount up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3.0% of the contract sale price for each property the Company sells as long as the Advisor provides substantial assistance in connection with the sale. The total disposition fees paid (including fees paid to third parties) may not exceed the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sale price of the property. In addition, the Advisor is entitled to receive a Subordinated Share of Net Sales Proceeds, if the Company’s stockholders are paid their return of capital plus an annual cumulative, non-compounding return. The Subordinated Share of Net Sales Proceeds is as follows: (1) 5.0% if the stockholders are paid return of capital plus a 6.0% to 8.0% annual cumulative, non-compounding return; (2) 10.0% if the stockholders are paid return of capital plus a 8.0% to 10.0% annual cumulative, non-compounding return; or (3) 15.0% if the stockholders are paid return of capital plus a 10.0% or more annual cumulative, non-compounding return. The Advisor earned an acquisition fee and was reimbursed for acquisition related expenses of $1.36 million and $272,000, respectively, for the contribution of Renfro and Plainfield. As of June 30, 2009, the Company had paid the Advisor $1.25 million of the acquisition fees and reimbursable expenses.

Asset Management Fee

The Advisor will also receive an annual asset management fee for managing the Company’s assets equal to 0.75% of the Average Invested Assets, defined as the aggregate carrying value of the assets invested. The fee will be computed based on the average of these values at the end of each month. The asset management fee is paid monthly.

Property Management Agreement

The Property Manager will be entitled to receive a fee for its services in managing the Company’s properties up to 3% of the gross monthly revenues from the properties plus reimbursement of the direct costs of managing the properties. In the event that the Property Manager assists with the development or redevelopment of a property, the Company may pay a separate market-based fee for such services. In the event that the Company contracts directly with a non-affiliated third-party property manager with respect to a particular property, the Company will pay the Property Manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will the Company pay both a property management fee to the Property Manager and an oversight fee to the Property Manager with respect to a particular property. In addition, the Company may pay the Property Manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

area. The Company may also pay the Property Manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which the Company is responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. The Property Manager shall also be entitled to a construction management fee of 5% of the cost of improvements.

Subordinated Performance Fee Due Upon Termination of Advisory Agreement and Subordinated Incentive Listing Fee

The Advisor may be entitled to various subordinated fees if the Company (1) lists its shares of common stock on a national exchange, or (2) in the alternative the Company terminates the amended and restated advisory agreement or liquidates the portfolio. The structure for both fees is as follows: (1) 5.0% if the stockholders are paid return of capital plus a 6.0% to 8.0% annual cumulative, non-compounding return; (2) 10.0% if the stockholders are paid return of capital plus a 8.0% to 10.0% annual cumulative, non-compounding return; or (3) 15.0% if the stockholders are paid return of capital plus a 10.0% or more annual cumulative, non-compounding return.

Employee and Director Long-Term Incentive Plan

On February 12, 2009, the Company’s board of directors adopted the Employee and Director Long-Term Incentive Plan, (the “Plan”), which provides for the grant of awards to directors and full-time employees (should the Company ever have employees), directors and full-time employees of the Advisor, affiliate entities and full-time employees of such entities that provide services, and certain consultants and to the Advisor or to affiliate entities that provide services. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights, distribution equivalent rights and other equity-based awards. The term of the Plan is ten years. The total number of shares of common stock reserved for issuance under the Plan is equal to 10% of the outstanding shares of stock at any time. No awards have been granted under the Plan as of December 31, 2008, or for the six months ended June 30, 2009.

Conflicts of Interest

All of the Company’s executive officers and one of the directors are also executive officers, managers and/or holders of a direct or indirect controlling interest in the Advisor, the Dealer Manager, and other affiliates of the Company. The director and these executive officers, managers, and/or holders of a direct or indirect controlling interest have a fiduciary responsibility to all affiliated entities.

Some of the material conflicts that the Advisor, the Dealer Manager or its affiliates will face are (1) competing demand for time of the Advisor’s executive officers and other key personnel from the Sponsor and other affiliated entities; (2) determining if a certain investment opportunity should be recommended to the Company or another program of the Sponsor; and (3) influence of the fee structure under the advisory agreement that could result in actions not necessarily in the long-term best interest of the stockholders.

Economic Dependency

The Company will be dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock available for issue, the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other resources.

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

7.	Commitments and Contingencies

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan that allows stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of common stock. The Company is currently offering shares of common stock pursuant to a distribution reinvestment plan in the Private Offering. The Company is registering 7,500,000 shares of common stock pursuant to the distribution reinvestment plan for the Public Offering. The distribution reinvestment plan in the Public Offering will become effective on the effective date of the Company’s Public Offering. The purchase price per share will be the higher of $9.50 per share or 95% of the fair market value of a share of the Company’s common stock as estimated by the Company’s board of directors or a firm chosen by the Company’s board of directors, until the earliest to occur (A) the date that all DRP shares have been issued or (B) all offerings terminate and the Company elects to deregister with the SEC any unsold public distribution reinvestment plan shares, if any. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. The Company may amend or terminate the distribution reinvestment plan for any reason at any time upon ten days prior written notice to stockholders. As of June 30, 2009, approximately 155 shares had been issued under the distribution reinvestment plan in the Private Offering.

Share Redemption Program

The Company has adopted a share redemption program that will enable stockholders to sell their stock to the Company in limited circumstances. As long as the common stock is not listed on a national securities exchange, stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by the Company. The Company may redeem, on a quarterly basis, the shares of stock presented for redemption for cash to the extent that there are sufficient funds available to fund such redemptions. In no event shall the Company redeem more than 5.0% of the weighted average shares outstanding during the prior calendar year, and the cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan. The amount paid to redeem stock is expected to be the redemption price set forth in the following table which is based upon the number of years the stock is held:

Number Years Held	Redemption Price
Less than 1	No Redemption Allowed
1 or more but less than 2	92.5% of redemption amount
2 or more but less than 3	95.0% of redemption amount
3 or more but less than 4	97.5% of redemption amount
4 or more	100.0% of redemption amount

For 18 months after the most recent offering of shares, the redemption amount shall be the per share price of the most recent offering. Thereafter, the per share redemption amount will be based on the then-current net asset value. The redemption amount is subject to adjustment as determined from time to time by the board of directors. As of June 30, 2009, $1,475 in shares of common stock subject to redemption were eligible towards redemptions (See Note 5, Noncontrolling Interests, for discussion on the noncontrolling interests that are eligible for redemption).

As the use of the proceeds from the distribution reinvestment plan for redemptions is outside the Company’s control, the net proceeds from the distribution reinvestment plan are considered to be temporary equity under EITF Topic No. D-98 Classification and Measurement of Redeemable Securities and Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

Stock, and are, therefore, presented as common stock subject to redemption in the accompanying consolidated balance sheets. The cumulative proceeds from the distribution reinvestment plan, net of any redemptions, will be computed at each reporting date and will be classified as temporary equity in our balance sheet. As noted above the redemption is limited to proceeds from new permanent equity from the sale of shares pursuant to our distribution reinvestment plan.

8.	Subsequent Events (Unaudited)

The Company has completed an evaluation of all transactions subsequent to the date of the financial statements and through August 19, 2009, which is the issuance date of these consolidated financial statements and concluded no subsequent events occurred that required recognition or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The GC Net Lease REIT, Inc.:

We have audited the accompanying statement of revenues and certain expenses (the “Statement”) of the Renfro Property (the “Property”) for each of the three years ended December 31, 2008. This statement of revenues and certain expenses is the responsibility of management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. We were not engaged to perform an audit of the Property’s internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. Certain revenues and expenses (described in Note 2) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

In our opinion, the statement of revenues and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as described in Note 2, of the Property for each of the three years ended December 31, 2008, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Los Angeles, California
April 28, 2009

STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR RENFRO PROPERTY

Renfro Property Statement of Revenues and Certain Expenses
	For the Years Ended December 31,			For the Period Ended June 30,
	2006	2007	2008	2009
				(Unaudited)
Revenues:
Rentals	$1,315,000	$1,315,000	$1,397,000	$902,000
Property Tax Recovery	132,000	139,000	150,000	75,000
Total Revenue	1,447,000	1,454,000	1,547,000	977,000

Property Tax Expense	(132,000)	(139,000)	(150,000)	(75,000)
Excess of Revenue Over Certain Expense	$1,315,000	$1,315,000	$1,397,000	$902,000

See accompanying notes

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

FOR THE YEARS ENDED

DECEMBER 31, 2006, 2007 AND 2008

1. Organization

Affiliates of The GC Net Lease REIT, Inc. (the “Company”) will contribute a property (the “Property”) leased to Renfro Corporation (“Renfro”) to The GC Net Lease REIT Operating Partnership, L.P. (the “Operating Partnership”) upon the Company fulfilling its minimum offering in its private placement offering, in exchange for limited partnership interests. The Company will assume the existing financing of approximately $13.0 million, with an interest rate of 6.50%. The Property is located in Clinton, South Carolina and fully occupied by Renfro. The Property is a single-story facility consisting of a warehouse/distribution building, a small office building, a surface parking lot, and a truck maintenance facility. The lease associated with the Property is a full net lease in that Renfro is responsible for all expenses and costs of operating and maintaining the Property, including capital expenditures.

2. Significant Accounting Policies

Basis of Presentation

The accompanying statement has been prepared to comply with the Regulation S-X Rule 3-14 of the Securities and Exchange Commission. The accompanying statement of revenue and certain expenses includes only those costs for which the Company would be responsible.

The Property is not a legal entity and the accompanying statement is not representative of the actual operations for the period presented, as certain revenue and expenses that may not be comparable to the revenue and expense the Company expects to incur in the future operations of the Property have been excluded. Excluded items consist of interest income, straight-line rent, certain operating expenses as a result of the type of lease, depreciation and amortization, management fees, and interest costs associated with the in-place debt. See Note 4 below.

An audited statement is being presented for the three most recent years due to the Property being contributed by affiliates of the Company. Management is not aware of any factors related to the Property that would cause this financial information not to be indicative of future operating results.

Revenue Recognition

The lease of the Property is accounted for as an operating lease. Revenue is recognized based on the contractual provisions of the lease. Property taxes are paid directly by Renfro. Property tax recovery, however, is reflected in the statement as the Company has ultimate responsibility for these expenses.

Use of Estimates

The preparation of the financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

3. Related Party Transactions

The Property is being contributed to the Company, through the Operating Partnership, by affiliates of the Company. The affiliates will receive limited partnership units in exchange for the Property.

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

FOR THE YEARS ENDED

DECEMBER 31, 2006, 2007 AND 2008

4. Subsequent Events

Secured Debt Financing

On January 29, 2009 the affiliates of the Company refinanced the prior debt of the Property. The aggregate loan amount is $13.0 million and consists of: (i) $8.0 million (“term debt”) to partially pay off the prior loan, and (ii) $5.0 million as a revolving line of credit (“line of credit”) to pay off the remaining balance of the prior loan and approximately $2.0 million to fund the tenant improvement allowance. The term debt has a three year term, and expires on January 31, 2012. The interest rate on the term debt is prime plus 1.0%, with a minimum of 6.5%, for the term of the loan. The term debt calls for monthly, interest only payments during the tenant improvement period, then monthly payments of principal and interest, based on a 25 year amortization schedule, for the remainder of the term. The line of credit has an initial term of one year, expires on January 29, 2010, and is to be reviewed by the lender for annual renewal thereafter. The interest rate on the line of credit is prime plus 1.0%, with a minimum of 6.5%, during the one year term. The line of credit provides for monthly, interest only payments, with the balance due upon the expiration of the initial one year term. Both loans are guaranteed by an affiliate, and are secured by a first mortgage and assignment of rents and leases on the Property.

The scheduled principal repayments for the combined term debt and line of credit are as follows:

2009	$-
2010	5,114,984
2011	132,606
2012	7,752,410

Total	$13,000,000

Lease Renewal

In conjunction with the refinancing of the prior debt, the Renfro lease was amended to, among other terms, extend the lease term from the original lease expiration, July, 2013, to a date twelve (12) years from the date the refinance was complete, or January 29, 2021. In consideration for extending the lease term Renfro was provided an allowance of $2.0 million for certain tenant improvements. The tenant improvement allowance was financed in the aggregate loan amount as part of the refinance. The future minimum lease payments to be received under the noncancelable operating lease upon renewal are as follows:

2009	$1,707,750
2010	1,863,000
2011	1,863,000
2012	1,863,000
2013	1,863,000
Thereafter	14,701,250

Total	$23,861,000

Contribution of Renfro (Unaudited)

On June 18, 2009, affiliates of the Company contributed Renfro to The GC Net Lease REIT Operating Partnership, LP in exchange for 2.02 million limited partnership units, or $20,200,000. As part of the contribution the Company assumed the $13.0 million in debt described above.

THE GC NET LEASE REIT, INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2009

(Unaudited)

The following unaudited pro forma condensed consolidated financial statements are presented to reflect (1) the contribution of two single-tenant, full net lease properties by affiliates of the Company, on June 18, 2009; (2) the related secured mortgage debt assumed by the Company; and (3) the issuance of 2.02 million limited partnership units of The GC Net Lease REIT Operating Partnership, LP, in exchange. The historical, June 30, 2009, balance sheet and the unaudited pro forma condensed consolidated balance sheet are the same at the end of the period.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the unaudited Consolidated Balance Sheet of The GC Net Lease REIT, Inc. and accompanying notes thereto, as of June 30, 2009.

THE GC NET LEASE REIT, INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2009

(Unaudited)

June 30, 2009
Assets:
Rental properties, net	$51,199,443
Deferred rent – above market leases	106,398
Cash and cash equivalents	786,560
Restricted cash	3,765,115
Deferred rent receivable and other accounts receivables	238,347

Total Assets	$56,095,863

Liabilities:
Mortgage payable, including restricted cash reserves	$34,314,452
Deferred rent – below market leases	603,715
Due to affiliates	1,199,068
Accounts payable and other liabilities	618,570

Total Liabilities	$36,735,805

Common stock subject to redemption	1,475

Stockholders’ Equity:
Preferred Stock, $0.001 par value, 200,000,000 shares authorized, 0 shares issued and outstanding	$-
Common Stock, $0.001 par value, 700,000,000 shares authorized, 204,593 shares issued and outstanding	2,046
Additional paid-in capital	920,734
Distributions	(17,120)
Accumulated deficit	(460,677)

Total GC Net Lease REIT, Inc. stockholders’ equity	444,983

Noncontrolling interests	18,913,600

Total equity	19,358,583
Total liabilities and stockholders’ equity	$56,095,863
Book value per share, including noncontrolling interests	$8.62

See accompanying notes

THE GC NET LEASE REIT, INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

The following unaudited pro forma condensed consolidated statements of operations of The GC Net Lease REIT, Inc., (the “Company”), as of December 31, 2008 and June 30, 2009 are presented as if (1) affiliates of the Company contributed two single-tenant, full net lease properties; (2) the Company assumed the related secured mortgage debt in conjunction with the contribution (the unaudited pro forma condensed consolidated statements of operations reflect the terms of the Renfro debt and the Renfro lease as if in place on January 1, 2008 and January 1, 2009, respectively); (3) the affiliates received 2.02 million limited partnership units of the Operating Partnership in exchange for the properties; and (4) the Company issued 129,032 shares at $9.30 per share and the receipt of cash. The pro forma condensed consolidated statement of operations for the year ended December 31, 2008 is presented as if the contribution of the properties and assumption of the debt occurred on January 1, 2008. The pro forma condensed consolidated statement of operations for the six months ended June 30, 2009, is presented as if the contribution of the properties and assumption of the debt occurred on January 1, 2009.

The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the Consolidated Balance Sheet of The GC Net Lease REIT, Inc. and accompanying notes thereto, as of December 31, 2008, and the financial statements of The GC Net Lease REIT and accompanying notes thereto, as of and for the six month period ended June 30, 2009. In the Company’s opinion, all adjustments necessary to reflect the effects of the properties contributed, the secured mortgage debt assumed, and the issuance of the Company’s shares and limited partnership units have been made.

The pro forma condensed consolidated statements of operations are not necessarily indicative of what the actual operating results would have been had the properties been contributed on January 1, 2008 and January 1, 2009, respectively, nor do they purport to represent our future operating results.

THE GC NET LEASE REIT, INC.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

December 31, 2008

(Unaudited)

	Historical	Renfro Historical	Plainfield Historical	Pro Forma Adjustments		Pro Forma
Revenue:	-
Rent revenue	-	$1,397,428	$2,415,000	$392,509	a	$4,204,937
Tenant recoveries – Property taxes	-	150,134	224,792	-		374,926
Total revenue	-					$4,579,863

Property tax expenses	-	150,134	224,792	-		374,926
Asset management fee	-	-	-	410,250	b	410,250
Property management fee	-	-	-	137,396	c	137,396
General and administrative	-	-	-	1,919,127	d	1,919,127
Interest expense	-	-	-	2,298,546	e	2,298,546
Depreciation and amortization expense	-	-	-	1,461,731	f	1,461,731
Total expenses	-					$6,601,976

Net income/(loss)	-					($2,022,113)
Minority interest	-				g	($1,901,733)
Net loss available to common stockholders	-					($120,380)

Net loss per share, basic and diluted, for the six months ended December 31, 2009	-					($0.93)

Weighted average shares - diluted	-				g	129,132

See accompanying notes

THE GC NET LEASE REIT, INC.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

June 30, 2009

(Unaudited)

	Historical	Renfro Historical	Plainfield Historical	Pro Forma Adjustment		Pro Forma
Revenue:
Rent revenue	$157,940	$840,052	$1,086,750	$192,615	a	$2,277,357
Tenant recoveries – Property taxes	18,746	67,560	101,156	-		187,462
Interest income	2,293	-	-	-		2,293

Total revenue	178,979					2,467,112

Property tax expenses	$18,746	67,560	101,156			$187,462
Asset management fee	13,589			190,246	b	203,835
Property management fee	4,278			68,644	c	72,922
General and administrative	290,232			-	d	290,232
Acquisition fees and expenses	1,630,684			-	d	1,630,684
Interest expense	75,063			1,059,243	e	1,134,306
Depreciation and amortization expense	48,636			682,141	f	730,777

Total expenses	2,081,228	-	-			$4,250,218

Net (loss)	(1,902,249)	-	-			$(1,783,106)
Net loss attributable to noncontrolling interest	(1,441,572)	-	-		g	$(1,668,258)
Net loss available to common stockholders	$(460,677)	-	-			$(114,848)

Net loss per share, basic and diluted, for the six months ended June 30, 2009	$(8.73)	-	-			$(0.82)
Weighted average shares - basic and diluted, for the quarter ended June 30, 2009	52,755	-	-		g	140,440

See accompanying notes

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

Rental Properties

On April 21, 2009, the board of directors approved the contribution of certain properties (the “Properties”) from Plainfield Partners, LLC and Renfro Partners, LLC, affiliates of The GC Net Lease REIT, Inc. (the “Company”), and the contribution was completed on June 18, 2009. The Properties are occupied by Chicago Bridge & Iron and Renfro Corporation, respectively, and are full net leases, obligating the respective tenant for all expenses and costs of operating and maintaining the Property, including capital expenditures. The Properties were contributed upon the Company fulfilling its minimum offering requirement, among other events, pursuant to the prospectus.

In accordance with Statement of Financial Accounting Standards No. 141(R), “Business Combinations”, (“FAS 141R”), the Company performs the following procedures when making an allocation of the contribution of real estate: (1) estimate the value of the real estate as of the contribution date on an “as if vacant basis”; (2) allocate the “as if vacant” value among land, building, and tenant improvements; (3) calculate the value of the intangible assets and liabilities as the difference between the “as if vacant” value and the contributed value; and (4) allocate the intangible value to the above, below and at market leases, leasing costs associated with in-place leases, tenant relationships and other intangible assets. The contributed real estate assets have been allocated, as of the date of contribution, in accordance with the methodology discussed above, and are presented in the unaudited pro forma condensed consolidated balance sheet.

The value allocated to building is depreciated and tenant improvements are amortized on a straight-line basis over an estimated useful life. The building is depreciated over a 40 year useful life and tenant improvements are amortized over the remaining contractual, non-cancelable term of the in-place lease. The value of above and below market leases are amortized over the remaining contractual, non-cancelable term of the in-place lease and recorded as either an increase (for below market leases) or a decrease (for above market leases) to rental income. Costs associated with originating these leases are amortized over the remaining contractual, non-cancelable term of the in-place lease, and are included in rental properties, net in the accompanying unaudited pro forma condensed consolidated balance sheet.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2009 reflects the following:

A. The unaudited pro forma condensed consolidated balance sheet includes the contribution of the properties to the operating partnership, in exchange for limited partnership units. The Properties are reflected in the unaudited pro forma condensed consolidated balance sheet of the Company at fair market value. Rental properties is comprised of:

Building and improvements	$37,849,890
Land at fair market value	5,108,916
Intangible leasing assets	8,289,273
In-place lease valuation	(498,743)
Less accumulated depreciation and amortization	(47,212)

Total	$50,702,124

The unaudited pro forma condensed consolidated balance sheet reflects the assumption of approximately $34.16 million of existing debt as part of the transaction. On January 29, 2009 the Renfro Partners, LLC property debt was refinanced. The aggregate loan amount is $13.0 million and consists of: (i) $8.0 million (“term debt”) to partially pay off the prior loan, and (ii) $5.0 million as a revolving line of credit (“line of credit”) to pay off the remaining balance of the prior

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

loan and approximately $2.0 million to fund the tenant improvement allowance. The term debt has a three year term, and expires on January 31, 2012. The interest rate on the term debt is prime plus 1.0%, with a minimum of 6.50% for the term of the loan. The term debt calls for monthly, interest only payments during the tenant improvement period, then monthly payments of principal and interest, based on a 25 year amortization schedule, for the remainder of the term. The line of credit has an initial term of one year, expires on January 29, 2010, and is to be reviewed by the lender for annual renewal thereafter. The interest rate on the line of credit is prime plus 1.0%, with a minimum of 6.50%, during the one year term. The line of credit provides for monthly, interest only payments, with the balance due upon the expiration of the initial one year term. Both loans are guaranteed by an affiliate, and are secured by a first mortgage and assignment of rents and leases on the Property.

The Plainfield Partners, LLC property debt had an original loan amount of $21.5 million, and a fixed rate of 6.65%. The terms of the loan require monthly principal and interest payments. The loan is secured by a first mortgage and security agreement on our interest in the underlying Chicago Bridge & Iron property, fixture, filing, and assignment of leases, rents, income and profits. The loan has an initial term of 10 years and matures in November 2017. As of December 31, 2008 the unamortized loan principal was approximately $21.16 million.

In exchange for the properties, the Operating Partnership issued 2.02 million limited partnership units.

Restricted cash consists of tenant improvement allowances, initially $2.0 million and $7.4 million for Renfro Corporation and Chicago Bridge & Iron, respectively. These allowances were funded in conjunction with the respective property debt. As of June 30, 2009, approximately $5.7 million had been expended, and is included as part of rental properties, and the remaining reserve is included in restricted cash. A replacement reserve for the Plainfield Partners, LLC property, which is funded monthly by the tenant, approximately $158,000 at June 30, 2009, comprises the difference.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The historical amounts for Renfro and Plainfield presented include operating revenues and certain operating expenses as required by regulation 3-14. Other property level expenses, such as depreciation, are presented as pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations based on the results of the contribution transaction, and are described as follows:

a.        The pro forma adjustments reflect the contribution of the properties as of January 1, 2008 and include adjustments to reflect the following:

The historical rent revenue represents the contractual rent amount for the period presented. The historical rent revenue is adjusted to present rent revenue on a straight-line basis for each of the Properties, as if the property was acquired on January 1, 2008. In addition, rent revenue includes the recognition of above and below market, in-place rent in accordance with SFAS 141. The following summarizes the adjustment made to rent revenue for the period presented:

	Renfro Corporation	Chicago Bridge & Iron	Total
Adjustment to Straight-line	$125,416	$230,881	$356,297
(Above)/Below market, in-place rent	(9,180)	45,392	36,212

Total Rent Revenue Adjustment	$116,236	$276,273	$392,509

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

The historical rent revenue represents the rent earned from the date of contribution and is presented in accordance with Generally Accepted Accounting Principles. The historical rent revenue for Renfro and Plainfield represents the contractual rent amounts for the period prior to contribution beginning January 1, 2009. The unaudited pro forma adjustment to rental revenue for the six months ended June 30, 2009 consisted of the following:

	Renfro Corporation	Chicago Bridge & Iron	Total
Adjustment to Straight-line	60,444	115,272	$175,716
(Above)/Below market, in-place rent	(4,284)	21,183	16,899

Total Base Rent	$56,160	$136,455	$192,615

The following are the explanations for other operating and property level expenses included in the December 31, 2008 and June 30, 2009 unaudited pro forma condensed consolidated statement of operations:

b.        Asset management fees are paid monthly to the Advisor at 0.0625%, or 0.75% annually, based on the aggregate book value of the properties, pursuant to the Advisory Agreement dated February 10, 2009. The aggregate book value for Renfro and Plainfield were $21.7 million and $32.66 million, respectively, at the beginning of each period.

c.        Property management fees will be paid to The GC Net Lease REIT Property Management, LLC monthly at 3.0% of gross property revenues, pursuant to the Property Management Agreement.

d.        General and administrative expenses consist of actual acquisition fees and expenses incurred in conjunction with the contribution of the properties and organizational costs the Company became obligated for pursuant to selling the required minimum amount of shares to release the escrow, $1,630,684 and $288,443, respectively.

e.        Interest expense related to the assumed property debt is reflected in the pro forma based on the interest rates and terms described in Note A. The interest rate used to compute pro forma interest expense is the minimum interest rate, 6.50%, as discussed in Note A. As of December 31, 2008 and June 30, 2009 the prime rate was 3.25%. The prime rate plus 1.00% would have yielded a rate of 4.25% at that time, which is below the minimum rate allowed under the loan agreement. The following table summarizes the interest expense adjustments to the unaudited pro forma condensed consolidated statement of operations:

	December 31, 2008	June 30, 2009
Renfro	$856,736	$396,680
Plainfield	1,441,810	662,563

Total	$2,298,546	$1,059,243

f.        Depreciation expense is reflected in the pro forma based on an estimated useful life of 40 years at the new contributed basis for building, and the remaining contractual, in-place lease term for intangible lease value. Amortization expense for tenant improvements is not reflected in the unaudited pro forma condensed consolidated statement of operations as the tenant improvement projects were not completed and in place at the end of the periods presented. Intangible lease costs are included and amortized over the remaining lease term. The following table summarizes the depreciation and amortization expense adjustment to the unaudited pro forma condensed consolidated statement of operations, by asset category:

THE GC NET LEASE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Unaudited)

For the year ended December 31, 2008:

	Renfro	Plainfield	Total
Building	$370,933	$431,598	$802,531
Tenant absorption and leasing costs	288,304	370,896	659,200

Total	$659,237	$802,494	$1,461,731

For the six month period ended June 30, 2009:

	Renfro	Plainfield	Total
Building	$173,102	$201,413	$374,515
Tenant absorption and leasing costs	134,542	173,084	307,626
Total	$307,644	$374,497	$682,141

g.        Net loss attributable to noncontrolling interest is derived as if the limited partnership units were issued as of January 1, 2008 and converted to common stock (approximately 94.0% of total shares as if converted), and January 1, 2009 (approximately 93.6% of total shares as if converted). Earnings per share of common stock is calculated based on the actual weighted average shares outstanding for the six month period ended June 30, 2009 and the 129,032 shares issued that met the minimum offering requirement as if outstanding on January 1, 2009. The following table summarizes the weighted average shares outstanding the end of each period and the allocable percentage of noncontrolling interest:

	For the year ended December 31, 2008	For the six month period ended June 30, 2009
Weighted average shares outstanding (initial capitalization of the Company)	100	100

Weighted average shares outstanding (initial issuance), as if outstanding at the beginning of the period	129,032	129,032

Weighted average shares outstanding (subsequent issuances)	-	11,308

Total weighted average shares outstanding	129,132	140,440

Operating partnership units issued in the initial capitalization of the operating partnership (W)	20,000	20,000

Operating partnership units issued in conjunction with the contribution of the assets, and as if converted to common stock (X)	2,020,000	2,020,000

Total outstanding shares (Y)	2,169,132	2,180,440

Percentage of operating partnership units (noncontrolling interests) to total outstanding shares (W+X)/(Y)	94.05%	93.55%

Net loss allocable to noncontrolling interest based on the percentage of operating partnership units outstanding to total outstanding shares	($1,901,733)	($1,668,258)

APPENDIX A

PRIOR PERFORMANCE OF OUR SPONSOR AND ITS AFFILIATES

The following Prior Performance Tables provide historical unaudited financial information relating to nine private real estate investment programs sponsored by Griffin Capital Corporation, our sponsor (Prior Real Estate Programs). These Prior Real Estate Programs, with similar investment objectives to ours, include seven single tenant single-asset real estate tenant-in-common offerings, one single tenant two-asset real estate tenant-in-common offering and one single tenant nine-asset Delaware Statutory Trust offering consisting of nine assets.

Our advisor is responsible for the acquisition, operation, maintenance and resale of our real estate properties. Griffin Capital Corporation is our sponsor and is the sponsor of the Prior Real Estate Programs and related companies. The Prior Real Estate Programs presented provide an overview of prior Griffin Capital Corporation-managed real estate programs and the performance of these programs. However, the general condition of the economy, as well as other factors, can affect the real estate market and operations and impact the financial performance significantly.

The following tables are included herein:

Table I – Experience in Raising and Investing Funds – Table I summarizes information of the prior performance of our sponsor in raising funds for the Prior Real Estate Programs, the offerings of which closed during the previous three years. The information in Table I is unaudited.

Table II – Compensation to Sponsor – Table II summarizes the compensation paid to our sponsor and affiliates for the Prior Real Estate Programs, the offerings of which closed during the previous three years. The information in Table II is unaudited.

Table III – Annual Operating Results of Prior Real Estate Programs – Table III summarizes the operating results for the Prior Real Estate Programs, the offerings of which closed during the previous five years. The information in Table III is unaudited.

Table IV – Results of Completed Prior Real Estate Programs – Table IV summarizes the results for the Prior Real Estate Programs that have completed operations during the previous five years. The information in Table IV is unaudited.

Table V – Sales or Disposals of Properties for Prior Real Estate Programs – Table V includes all sales or disposals of properties by Prior Real Estate Programs within the most recent three years. The information in Table V is unaudited.

Additional information is contained in Table VI — Acquisitions of Properties by Programs, which is included in Part II of the registration statement which we filed with the Securities and Exchange Commission (SEC) of which this prospectus is a part. Copies of Table VI will be provided to prospective investors at no charge upon request.

The investment objectives of the nine single tenant private programs described in the “Prior Performance Summary” section of this Prospectus and presented individually in the Prior Performance Tables are considered to have similar investment objectives as ours. We intend to invest in income producing properties and achieve appreciation in the value of our properties over the long-term with

Past performance is not necessarily indicative of future results

Appendix A

returns anticipated from income and any increase in the value of the properties. Our stockholders will not own any interest in any Prior Real Estate Program and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs. Please see “Risk Factors — General Risks Related to Investments in Real Estate.” Due to the risks involved in the ownership of and investment in real estate, there is no guarantee of any level of return on your investment in us and you may lose some or all of your investment.

These tables are presented on a tax basis rather than on a GAAP basis. Tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year. Income may be understated in the tables as compared to GAAP, as GAAP accounting would require certain amortization or leveling of rental revenue, the amount of which is undetermined at this time. Expenses may be understated by monthly operating expenses, which are typically paid in arrears.

Past performance is not necessarily indicative of future results

Appendix A

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of our sponsor in investing and raising funds in Prior Real Estate Programs for which the offerings have closed in the most recent three years through December 31, 2008. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.

	Griffin Capital (Shellmound) Investors, LLC		Griffin Capital (Puente Hills) Investors, LLC

	Dollar Amount	Percentage	Dollar Amount	Percentage

Dollar Amount Offered	$7,400,000		$9,150,000
Dollar Amount Raised	7,400,000	100.0%	9,150,000	100.0%
Less Offering Expenses:
Selling Commissions and Discounts by Affiliates [4]	592,000	8.0%	732,000	8.0%
Organizational Expenses [5]	148,000	2.0%	183,000	2.0%
Other [6]	148,000	2.0%	183,000	2.0%
Funded Reserves	250,000	3.4%	250,000	1.6%
Percent Available for Investment	88.0%		88.0%
Acquisition Costs:
Prepaid Items and Fees Related to Purchase of Property [3]	539,500	7.3%	558,750	6.1%
Cash Down Payment [1]	5,250,000	70.9%	6,675,000	73.0%
Acquisition Fees	472,500	6.4%	668,250	7.3%
Other [2]	250,000	3.4%	150,000	1.6%

Total Acquisition Costs	$6,512,000	88.0%	$8,052,000	88.0%
Percent Leveraged	66.7%		70.0%
Date Offering Commenced [7]	5/8/2006		9/8/2006
Length of Offering (mos.)	1		2
Months to Invest 90% of Amount Available for Investment	1		2

Past performance is not necessarily indicative of future results

Appendix A

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) – (Continued)

	Griffin Capital (ARG Restaurants) Investors, DST		Griffin Capital (Redwood) Investors, LLC		Griffin Capital (Independence) Investors, LLC

	Dollar Amount	Percentage	Dollar Amount	Percentage	Dollar Amount	Percentage

Dollar Amount Offered	$12,900,000		$11,375,000		$13,400,000
Dollar Amount Raised	12,900,000	100.0%	11,375,000	100.0%	13,400,000	100.0%
Less Offering Expenses:
Selling Commissions and Discounts by Affiliates [4]	1,032,000	8.0%	910,000	8.0%	1,072,000	8.0%
Organizational Expenses [5]	258,000	2.0%	227,500	2.0%	268,000	2.0%
Other [6]	258,000	2.0%	227,500	2.0%	268,000	2.0%
Funded Reserves	1,250,000	9.7%	-	0.0%	-	0.0%
Percent Available for Investment	88.0%		88.0%		88.0%
Acquisition Costs:
Prepaid Items and Fees Related to Purchase of Property [3]	352,000	2.7%	910,000	8.0%	1,584,250	11.8%
Cash Down Payment [1]	9,750,000	75.6%	8,500,000	74.7%	9,350,000	69.8%
Acquisition Fees	-	0.0%	600,000	5.3%	893,750	6.7%
Other [2]	1,250,000	9.7%	-	0.0%	-	0.0%

Total Acquisition Costs	$11,352,000	88.0%	$10,010,000	88.0%	$11,828,000	88.3%
Percent Leveraged	73.5%		64.6%		73.9%
Date Offering Commenced [7]	11/7/2006		1/11/2007		5/1/2007
Length of Offering (mos.)	12		2		2
Months to Invest 90% of Amount Available for Investment	12		2		2

Past performance is not necessarily indicative of future results

Appendix A

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) – (Continued)

	Griffin Capital (Bolingbrook) Investors, LLC		Griffin Capital (Westmont) Investors, LLC		Multi-Tenant Assets (in aggregate)[8]

	Dollar Amount	Percentage	Dollar Amount	Percentage	Dollar Amount	Percentage

Dollar Amount Offered	$11,050,000		$17,100,000		$164,705,000
Dollar Amount Raised	11,050,000	100.0%	17,100,000	100.0%	164,705,000	100.0%
Less Offering Expenses:
Selling Commissions and Discounts by Affiliates [4]	884,000	8.0%	1,368,000	8.0%	13,176,400	8.0%
Organizational Expenses [5]	221,000	2.0%	342,000	2.0%	3,294,100	2.0%
Other [6]	221,000	2.0%	342,000	2.0%	3,294,100	2.0%
Funded Reserves	250,000	2.3%	5,580,000	32.6%	27,300,000	16.6%
Percent Available for Investment	88.0%		88.0%		88.0%
Acquisition Costs:
Prepaid Items and Fees Related to Purchase of Property [3]	759,335	6.9%	568,000	3.3%	11,660,100	7.1%
Cash Down Payment [1]	8,069,134	73.0%	8,000,000	46.8%	94,710,000	57.5%
Acquisition Fees	645,531	5.8%	900,000	5.3%	11,270,300	6.8%
Other [2]	250,000	2.3%	5,580,000	32.6%	27,300,000	16.6%

Total Acquisition Costs	$9,724,000	88.0%	$15,048,000	88.0%	$145,000,400	88.0%
Percent Leveraged	75.0%		77.6%		74.3%
Date Offering Commenced [7]	8/13/2007		10/8/2007		Various
Length of Offering (mos.)	2		4		3
Months to Invest 90% of Amount Available for Investment	2		4		3

Past performance is not necessarily indicative of future results

Appendix A

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) – (Continued)

NOTES TO TABLE I

Acquisition Costs

1) Cash Down Payment: This is the net number, after deducting Griffin Capital’s acquisition fee and any initial funded reserves required by the lender for future tenant improvements and leasing commissions, which is applied to the contract purchase price.

2) Other: This consists of all initial lender required reserves for future tenant improvements and leasing commissions.

3) Prepaid Items and Fees Related to Purchase of Property: This represents fixed costs related to the following (i) lender and mortgage banker fees, (ii) transfer taxes, title charges, escrow fees, prorations, document preparation fees, legal fees, third party costs and recording fees and (iii) a lender required reserve for insurance and taxes. This number consists of the original offering’s “Loan Fees and Costs,” “Closing and Carrying Costs” and “Insurance and Tax Reserve.”

Offering Expenses

4) Selling Commissions and Discounts by Affiliates: Per each TIC offering, the “Selling Group,” which consists of multiple Broker-Dealers, was entitled to sales commissions for the sale of interests in the offering. This number consists of the original offering’s “Sales Commissions.”

5) Organizational Expenses: Per each TIC offering, the “Selling Group,” which consists of multiple Broker-Dealers, was entitled to a reimbursement for marketing, diligence and expenses in connection with the sale of interests in the offering. This number consists of the original offering’s “Organizational and Offering Expenses Allowance.”

6) Other Expenses: Per each TIC offering, Griffin Capital was to receive a non-accountable marketing and due diligence allowance in the amount of 2.00% of the Gross Proceeds. This number consists of the original offering’s “Marketing and Due Diligence Expenses.”

Other Notes

7) Date Offering Commenced: This is the date of original private offering memorandum.

8) Multi-Tenant Assets (in aggregate): This column summarizes privately-offered programs sponsored by our sponsor that we do not view as having similar investment objectives to us. These offerings include one hotel and eight multi-tenant asset real estate tenant-in-common offerings. These nine privately-offered programs have raised approximately $164.7 million of gross offering proceeds from 278 investors. With a combination of debt and offering proceeds, these privately-offered programs have invested approximately $448.1 million (including acquisition costs) in 11 properties. The properties are located in California, Georgia, Illinois and Minnesota.

Past performance is not necessarily indicative of future results

Appendix A

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED)

This table sets forth the compensation paid to our sponsor and its affiliates for Prior Real Estate Programs for which the offerings have closed in the most recent three years through December 31, 2008. The table includes compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs. Each of the Prior Real Estate Programs for which information is presented below has similar or identical investment objectives to this program.

	Griffin Capital (Shellmound) Investors, LLC	Griffin Capital (Puente Hills) Investors, LLC

Date Offering Commenced	5/8/2006	9/8/2006
Dollar Amount Raised	$7,400,000	$9,150,000
Amount Paid to Sponsor from Proceeds of Offering:
Selling Commissions [1]	592,000	732,000
Due Diligence Expense [2]	539,500	558,750
Marketing Fee [3]	148,000	183,000
Organizational and Offering Expenses [4]	148,000	183,000
Acquisition Fees:
Advisory Fees [5]	472,500	668,250
Acquisition Expenses	-	-
Other	-	-
Dollar Amount Generated from Operations Before Deducting Payments to Sponsor	1,631,885	1,391,595
Amount Paid to Sponsor from Operations:
Property Management Fees [6]	134,836	69,282
Partnership Management Fees	-	-
Reimbursements	-	-
Leasing Commissions	-	-
Other	-	-
Dollar Amount of Property Sales and Refinancing Before Deducting Payments to Sponsor:
Cash	-	-
Notes	-	-
Amount Paid to Sponsor from Property Sales and Refinancing:
Incentive Fees	-	-
Real Estate Commission	-	-
Other	-	-

Past performance is not necessarily indicative of future results

Appendix A

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

	Griffin Capital (ARG Restaurants) Investors, DST	Griffin Capital (Redwood) Investors, LLC	Griffin Capital (Independence) Investors, LLC

Date Offering Commenced	11/7/2006	1/11/2007	5/1/2007
Dollar Amount Raised	$12,900,000	$11,375,000	$13,400,000
Amount Paid to Sponsor from Proceeds of Offering:
Selling Commissions [1]	1,032,000	910,000	1,072,000
Due Diligence Expense [2]	352,000	910,000	1,548,250
Marketing Fee [3]	258,000	227,500	268,000
Organizational and Offering Expenses [4]	258,000	227,500	268,000
Acquisition Fees:
Advisory Fees [5]	-	600,000	893,750
Acquisition Expenses	-	-	-
Other	-	-	-
Dollar Amount Generated from Operations Before Deducting Payments to Sponsor	1,937,042	1,610,850	1,967,978
Amount Paid to Sponsor from Operations:
Property Management Fees [6]	85,292	85,675	119,418
Partnership Management Fees	-	-	-
Reimbursements	-	-	-
Leasing Commissions	-	-	-
Other	-	-	-
Dollar Amount of Property Sales and Refinancing Before Deducting Payments to Sponsor:
Cash	-	-	-
Notes	-	-	-
Amount Paid to Sponsor from Property Sales and Refinancing:
Incentive Fees	-	-	-
Real Estate Commission	-	-	-
Other	-	-	-

Past performance is not necessarily indicative of future results

Appendix A

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

	Griffin Capital (Bolingbrook) Investors, LLC	Griffin Capital (Westmont) Investors, LLC	Multi-Tenant Assets (in aggregate)[7]
Date Offering Commenced	8/13/2007	10/8/2007	Various
Dollar Amount Raised	$11,050,000	$17,100,000	$164,705,000
Amount Paid to Sponsor from Proceeds of Offering:
Selling Commissions [1]	884,000	1,368,000	13,176,400
Due Diligence Expense [2]	759,335	568,000	11,660,100
Marketing Fee [3]	221,000	342,000	3,284,100
Organizational and Offering Expenses [4]	221,000	342,000	3,284,100
Acquisition Fees:
Advisory Fees [5]	645,531	900,000	11,270,300
Acquisition Expenses	-	-	-
Other	-	-	-
Dollar Amount Generated from Operations Before Deducting Payments to Sponsor	1,439,657	967,812	32,650,415
Amount Paid to Sponsor from Operations:
Property Management Fees [6]	63,232	31,201	2,461,010
Partnership Management Fees	-	-	-
Reimbursements	-	-	-
Leasing Commissions	-	-	-
Other	-	-	-
Dollar Amount of Property Sales and Refinancing Before Deducting Payments to Sponsor:
Cash	-	-	-
Notes	-	-	-
Amount Paid to Sponsor from Property Sales and Refinancing:
Incentive Fees	-	-	-
Real Estate Commission	-	-	-
Other	-	-	-

Past performance is not necessarily indicative of future results

Appendix A

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

NOTES TO TABLE II

Amount Paid to Sponsor From Proceeds of Offering

1) Selling Commissions: Per each TIC offering, the “Selling Group,” which consists of multiple broker-dealers, was entitled to sales commissions for the sale of interests in the offering. This number consists of the original offering’s “Sales Commissions.”

2) Due Diligence Expenses: This represents third-party costs related to the following (i) lender and mortgage banker fees, (ii) transfer taxes, title charges, escrow fees, prorations, document preparation fees, legal fees, third party costs and recording fees and (iii) a lender required reserve for insurance and taxes. This number consists of the original offering’s “Loan Fees and Costs,” “Closing and Carrying Costs” and “Insurance and Tax Reserve.”

3) Marketing Fee: Per each TIC offering, Griffin Capital was to receive a non-accountable marketing and due diligence allowance in the amount of 2.00% of the Gross Proceeds. This number consists of the original offering’s “Marketing and Due Diligence Expenses.”

4) Organizational Expenses: Per each TIC offering, the “Selling Group,” which consists of multiple broker-dealers, was entitled to a reimbursement for marketing, diligence and expenses in connection with the sale of interests in the offering. This number consists of the original offering’s “Organizational and Offering Expenses Allowance.”

5) Advisory Fees: These are Griffin Capital’s acquisition fees.

Amount Paid to Sponsor From Operations

6) Property Management Fees: These are Griffin Capital’s asset management fee and non-recoverable management fee. Amounts reflected are from inception through December 31, 2008.

7) Multi-Tenant Assets (in aggregate): This column summarizes privately-offered programs sponsored by our sponsor that we do not view as having similar investment objectives to us. These offerings include one hotel and eight multi-tenant asset real estate tenant-in-common offerings. These nine privately-offered programs have raised approximately $164.7 million of gross offering proceeds from 278 investors. With a combination of debt and offering proceeds, these privately-offered programs have invested approximately $448.1 million (including acquisition costs) in 11 properties. The properties are located in California, Georgia, Illinois and Minnesota.

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by our sponsor, the offerings of which have closed in the most recent five years through December 31, 2008. The information relates only to programs with investment objectives similar to this program. All amounts are as of and for the year ended December 31 for the year indicated.

	Will Partners Investors, LLC

	2004	2005	2006	2007	2008

Gross Revenue	$-	$2,092,921	$2,278,472	$2,285,460	$2,279,976
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	67,385	75,252	75,398	65,462
Interest Expense	-	1,384,586	1,525,449	1,509,095	1,519,984
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$640,950	$677,771	$700,967	$694,530
Taxable Income
from operations	$-	$640,950	$677,771	$700,967	$694,530
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	640,950	677,771	700,967	694,530
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	640,950	677,771	700,967	694,530
Less: Cash Distributions to Investors
from operating cash flow	-	456,998	504,000	504,000	504,000
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) After Cash Distributions	-	183,952	173,771	196,967	190,530
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) After Cash Distributions and Special Items	$-	$183,952	$173,771	$196,967	$190,530

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$101.10	$106.90	$110.56	$109.55
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	72.08	79.50	79.50	79.50
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	72.08	79.50	79.50	79.50
Other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Carlsbad Pointe) Investors, LLC
	2004	2005	2006	2007	2008
Gross Revenue	$-	$-	$3,297,281	$3,755,097	$3,806,523
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	134,290	168,507	172,523
Interest Expense	-	-	1,746,370	2,144,567	2,122,825
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$1,416,621	$1,442,023	$1,511,175
Taxable Income
from operations	$-	$-	$1,416,621	$1,442,023	$1,511,175
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	1,416,621	1,442,023	1,511,175
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	1,416,621	1,442,023	1,511,175
Less: Cash Distributions to Investors
from operating cash flow	-	-	785,816	981,151	1,021,838
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	630,805	460,872	489,337
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$630,805	$460,872	$489,337

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$91.39	$93.03	$97.50
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	50.70	63.30	65.93
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	50.70	63.30	65.93
other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Shellmound) Investors, LLC
	2004	2005	2006	2007	2008
Gross Revenue	$-	$-	$723,462	$1,258,498	$1,287,222
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	26,031	54,249	55,831
Interest Expense	-	-	331,272	655,274	649,476
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$366,159	$548,975	$581,915
Taxable Income
from operations	$-	$-	$366,159	$548,975	$581,915
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	366,159	548,975	581,915
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	366,159	548,975	581,915
Less: Cash Distributions to Investors
from operating cash flow	-	-	231,496	481,929	488,708
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	134,663	67,047	93,207
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$134,663	$67,047	$93,207

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$49.48	$74.19	$78.64
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	31.28	65.13	66.04
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	31.28	65.13	66.04
other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Puente Hills) Investors, LLC
	2004	2005	2006	2007	2008
Gross Revenue	$-	$-	$447,526	$1,633,534	$1,496,247
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	4,542	33,150	34,044
Interest Expense	-	-	190,797	994,868	997,594
Depreciation	-	-		-	-

Net Income (Loss) - Tax Basis	$-	$-	$252,188	$605,516	$464,609
Taxable Income
from operations	$-	$-	$252,188	$605,516	$464,609
from gain on sale	-	-		-	-
Cash Generated
from operations	-	-	252,188	605,516	464,609
from sales	-	-	-	-	-
from refinancing	-	-		-	-

Cash Generated from operations, sales and refinancing	-	-	252,188	605,516	464,609
Less: Cash Distributions to Investors
from operating cash flow	-	-	85,677	617,487	589,844
from sales and refinancing	-	-		-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	166,511	(11,971)	(125,235)

Less: Special Items (not including sales and refinancing)	-	-	-	-	-
Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$166,511	$(11,971)	$(125,235)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$27.56	$66.18	$50.78
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	9.36	67.48	64.46
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	9.36	66.18	50.78
other	-	-	-	1.31	13.69
Amount (pct.) remaining Invested in Program Properties at The End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (ARG Restaurants) Investors, DST
	2004	2005	2006	2007	2008
Gross Revenue	$-	$-	$-	$2,749,638	$2,744,803
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	-	42,513	44,452
Interest Expense	-	-	-	1,692,726	1,863,000
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$-	$1,014,399	$837,351
Taxable Income
from operations	$-	$-	$-	$1,014,399	$837,351
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	-	1,014,399	837,351
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	-	1,014,399	837,351
Less: Cash Distributions to Investors
from operating cash flow	-	-	-	761,903	838,584
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	-	252,496	(1,233)
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$-	$252,496	$(1,233)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$-	$78.64	$64.91
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	-	59.06	65.01
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	-	59.06	64.91
other	-	-	-	-	0.10
Amount (pct.) remaining Invested in Program Properties at The End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Redwood) Investors, LLC
	2004	2005	2006	2007	2008

Gross Revenue	$-	$-	$-	$1,443,484	$1,785.523
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	-	35,556	50,119
Interest Expense	-	-	-	688,415	929,742
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$-	$719,513	$805,662
Taxable Income
from operations	$-	$-	$-	$719,513	$805,662
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	-	719,513	805,662
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	-	719,513	805,662
Less: Cash Distributions to Investors
from operating cash flow	-	-	-	565,540	786,771
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	-	153,973	18,891
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$-	$153,973	$18,891

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$-	$63.25	$70.83
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	-	49.72	69.17
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	-	49.72	69.17
other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Independence) Investors, LLC
	2004	2005	2006	2007	2008

Gross Revenue	$-	$-	$-	$1,414,719	$2,781,155
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	-	35,318	84,100
Interest Expense	-	-	-	665,808	1,562,088
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$-	$713,593	$1,134,967
Taxable Income
from operations	$-	$-	$-	$713,593	$1,134,967
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	-	713,593	1,134,967
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	-	713,593	1,134,967
Less: Cash Distributions to Investors
from operating cash flow	-	-	-	472,339	1,118,900
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	-	241,254	16,067
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$-	$241,254	$16,067

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$-	$53.25	$84.70
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	-	35.25	83.50
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	-	35.25	83.50
other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Bolingbrook) Investors, LLC
	2004	2005	2006	2007	2008
Gross Revenue	$-	$-	$-	$1,234,889	$2,432,445
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	-	8,782	57,500
Interest Expense	-	-	-	661,837	1,562,790
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$-	$564,270	$812,155
Taxable Income
from operations	$-	$-	$-	$564,270	$812,155
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	-	564,270	812,155
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	-	564,270	812,155
Less: Cash Distributions to Investors
from operating cash flow	-	-	-	113,218	773,500
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	-	451,052	38,655
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$-	$451,052	$38,655

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$-	$51.07	$73.50
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	-	10.25	70.00
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	-	10.25	70.00
other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table	-	-	-	-	100%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Westmont) Investors, LLC
	2004	2005	2006	2007	2008

Gross Revenue	$-	$-	$-	$482,770	$2,728,518
Profit (loss) on Sale of Property
Less:
Operating Expenses	-	-	-	-	269,660
Interest Expense	-	-	-	188,591	1,816,427
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$-	$-	$-	$294,180	$642,431
Taxable Income
from operations	$-	$-	$-	$294,180	642,431
from gain on sale	-	-	-	-	-
Cash Generated
from operations	-	-	-	294,180	642,431
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	-	-	-	294,180	642,431
Less: Cash Distributions to Investors
from operating cash flow	-	-	-	-	1,247,196
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	-	-	-	294,180	(604,765)
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$-	$-	$-	$294,180	$(604,765)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$-	$-	$-	$17.20	$37.57
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	-	-	-	-	72.94
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	-	-	-	-	37.57
other	-	-	-	-	35.37
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

	Multi-Tenant Assets (in aggregate)[6]
	2004	2005	2006	2007	2008

Gross Revenue	$1,465,830	$10,183,203	$28,052,628	$43,714,564	$45,998,639
Profit (loss) on Sale of Property
Less:
Operating Expenses	542,637	4,195,219	12,115,827	18,019,455	19,362,485
Interest Expense	254,764	3,014,295	9,459,058	15,463,374	16,405,225
Depreciation	-	-	-	-	-

Net Income (Loss) - Tax Basis	$668,429	$2,973,689	$6,117,383	$10,198,975	$10,230,929
Taxable Income
from operations	$668,429	$2,973,689	$6,117,383	$10,198,975	$10,230,929
from gain on sale	-	-	-	-	-
Cash Generated	-	-	-	-	-
from operations	668,429	2,973,689	6,117,383	10,198,975	10,230,929
from sales	-	-	-	-	-
from refinancing	-	-	-	-	-

Cash Generated from operations, sales and refinancing	668,429	2,973,689	6,117,383	10,198,975	10,230,929
Less: Cash Distributions to Investors
from operating cash flow	269,653	2,138,612	6,079,876	7,846,016	7,776,160
from sales and refinancing	-	-	-	-	-
from other	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions	398,776	835,077	37,508	2,352,959	2,454,769
Less: Special Items (not including sales and refinancing)	-	-	-	-	-

Cash Generated (deficiency) after Cash Distributions and Special Items	$398,776	$835,077	$37,508	$2,352,959	$2,454,769

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$4.06	$18.05	$37.14	$61.92	$62.12
from recapture	-	-	-	-	-
Capital Gain (Loss)	-	-	-	-	-
Cash Distributions to Investors:
Source (on tax basis)
investment income	1.64	12.98	36.91	47.64	47.21
return of capital	-	-	-	-	-
Source (on cash basis)
sales	-	-	-	-	-
refinancing	-	-	-	-	-
operations	1.64	12.98	36.91	47.64	47.21
other	-	-	-	-	-
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100.0%

Past performance is not necessarily indicative of future results

Appendix A

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) – (Continued)

NOTES TO TABLE III

1)        Griffin Capital Corporation maintains the books and records of each investment on a cash basis which approximates the reportable tax information for each tenant-in-common investor. Specifically, (1) tax accounting does not take into consideration certain income and expense accruals at the end of each calendar year; and (2) rental income is recognized for tax purposes when received rather then on a straight-line basis as required by generally accepted accounting principles. These differences typically create timing differences between years but total income over the life of the investment will not be significantly different between the two bases of accounting.

2)        Operating expenses, including real estate taxes and property insurance, are the responsibility of the tenant pursuant to the lease agreement.

3)        Griffin Capital Corporation does not calculate depreciation for the tenant-in-common and Delaware Statutory Trust investment due to the co-tenancy interests held by the individual investors.

4)        Griffin Capital Corporation has not disposed of a property since acquisition as these properties continue to be held within the original holding period. Further, Griffin Capital Corporation has not generated cash from the refinancing of debt associated with the investment.

5)        Distributions are made from cash flow generated from operations, which may also be funded from time to time with funds in a liquidity/working capital reserve that may have been established at close and/or funded over time with excess cash that exceeds investor distributions in prior periods.

6)        Multi-Tenant Assets (in aggregate): These columns summarize privately-offered programs sponsored by our sponsor that we do not view as having similar investment objectives to us. These offerings include one hotel and eight multi-tenant asset real estate tenant-in-common offerings. These nine privately-offered programs have raised approximately $164.7 million of gross offering proceeds from 278 investors. With a combination of debt and offering proceeds, these privately-offered programs have invested approximately $448.1 million (including acquisition costs) in 11 properties. The properties are located in California, Georgia, Illinois and Minnesota.

Past performance is not necessarily indicative of future results

Appendix A

APPENDIX B

THE GC NET LEASE REIT, INC.

SUBSCRIPTION AGREEMENT

1	YOUR INITIAL INVESTMENT

Make all checks* payable to: “THE GC NET LEASE REIT, INC.”

*Cash, cashier’s checks/official bank checks under $10,000, foreign checks, money orders, third party checks, or travelers checks are not accepted.

The minimum investment is $1,000**
Investment Amount: $
All additional investments must be for at least $100.

**	The minimum purchase for New York residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000).

The minimum purchase for Tennessee residents is 250 shares ($2,500).

☐ Waiver of Commission Please check this box if you are eligible for a waiver of commission. Waivers of commissions are available to: purchases through an affiliated investment advisor, participating Broker-Dealer or its retirement plan, or for a representative of a participating Broker-Dealer or his or her retirement plan or family member(s).

2	FORM OF OWNERSHIP

(Select only one)

☐       INDIVIDUAL OR

☐       JOINT TENANT

Type of Joint Tenancy

(Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)

☐       TRANSFER ON DEATH

(optional designation of beneficiaries for individual, joint owners with rights of survivorship, or tenants by the entireties)

☐ PENSION PLAN (Include Plan Documents) ☐ TRUST (Include title and signature pages) ☐ CORPORATION OR PARTNERSHIP (Include Corporate Resolution or Partnership Agreement) ☐ PROFIT SHARING
☐ UNIFORM GIFT/TRANSFER TO MINORS (UGMA/UTMA) Under the UGMA/UTMA of the State of ☐ IRA (Third Party Administered IRA)	☐ OTHER (Include title and signature pages)

3	INVESTOR & CUSTODIAL INFORMATION

Please print name(s) in which shares are to be registered. If establishing a retirement plan, include both custodian and investor names and Taxpayer ID numbers.

☐  U.S. Citizen    ☐   Resident Alien – Country of Origin                 ☐  Non-resident Alien – Country of Origin

Individual/Custodian/Trustee (All fields must be completed)

Custodial Name	Tax ID

First Name	(MI)	Last Name	Gender (M/F)

Social Security Number/Tax ID Number	Drivers License Number/State	Date of Birth (MM/DD/YYYY)

Joint Owner/Minor/Beneficial Owner/Co-Trustee (All fields must be completed)

First Name	(MI)	Last Name	Gender (M/F)

Social Security Number	Drivers License Number/State	Date of Birth (MM/DD/YYYY)

Transfer on Death Beneficiary Information (For Individual or Joint Tenant Accounts only)

First Name	(MI)	Last Name	Social Security Number	Primary %

First Name	(MI)	Last Name	Social Security Number	Primary Contingent %

Trust/Corporation/Partnership/Other (Trustee information must be provided above)

Entity Name	Tax ID Number	Date of Trust

Transfer Agent Use Only
Sub. #	Admit Date	Amount	Check #

Appendix B

4	ADDRESS INFORMATION

A.	Custodian (Section 4D must be completed if mailing address in Section 4A is a P.O. Box)

Street Address	Apt. #

City	State	Zip Code

B.	Individual/Trustee/Corporation (Section 4D must be completed if mailing address in Section 4B is a P.O. Box)

Street Address	Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-mail Address

C.	Joint Owner/Minor/Beneficial Owner/Co-Trustee (If different than address of record)

Street Address	Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-mail Address

D.	Residential Street Address (Section 4D must be completed if mailing address in Section 4A or 4B is a P.O. Box)

Street Address	Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number

5	DISTRIBUTIONS

Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive distributions by check mailed to you, by check mailed to a third-party or alternate address, or by direct deposit.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for shares of The GC Net Lease REIT, Inc. and elect the distribution option indicated below:

(Select each that apply – must equal 100%)

1. ☐ Participate in the Distribution Reinvestment Plan (see Prospectus for details)             %

2. ☐ Check mailed to the address set forth in Section 4A above             %

3. ☐ Check mailed to the address set forth in Section 4B above             %

4. ☐ Check Mailed to Third-Party/Alternate Address             %

    To direct distributions to a party other than the registered owner, please provide applicable information below.

5. ☐ Direct Deposit Please attach a pre-printed voided check. (Non-Custodian Investors Only)             %

I authorize The GC Net Lease REIT, Inc. or its agent to deposit my distribution to my checking or savings account. This authority will remain in force until I notify The GC Net Lease REIT, Inc. in writing to cancel it. In the event that The GC Net Lease REIT, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution	Mailing Address

City	State	Zip Code

Please Attach a Pre-printed Voided Check Here*

* The above services cannot be established without a pre-printed voided check.

For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

Signature
Your Bank’s ABA Routing Number	Your Bank Account Number ☐ Checking Account ☐ Savings Account

Appendix B

6	ACCOUNT OPTIONS (You may select more than one option)

A. ☐ Automatic Investment Plan. Electronic Funds Transfer from your bank account directly to your The GC Net Lease REIT, Inc. investment account ($100 Minimum). I authorize The GC Net Lease REIT, Inc. or its agent to draft from my checking or savings account. This authority will remain in force until I notify The GC Net Lease REIT, Inc. in writing to cancel it. In the event that The GC Net Lease REIT, Inc. drafts funds erroneously from my account, they are authorized to credit my account for an amount not to exceed the amount of the erroneous draft.*

*Automatic Investment Plan is not available to residents of Alabama, Nebraska or Ohio.

Name of Financial Institution	Mailing Address

City	State	Zip Code

Please Attach a Pre-printed Voided Check Here*

* The above services cannot be established without a pre-printed voided check.

For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

Signature
Your Bank’s ABA Routing Number	Your Bank Account Number ☐ Checking Account ☐ Savings Account

I Authorize The GC Net Lease REIT, Inc. or its agent to draft from my checking or savings account $ (MONTHLY AMOUNT) on the second day of each month, starting on / / (START DATE). MM / DD / YY

B. ☐ Electronic Delivery of Reports and Updates. I authorize The GC Net Lease REIT, Inc. to make available on its website at www.                                .com its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available in lieu of receiving paper documents. (You must provide an e-mail address if you choose this option)

E-mail address:

7	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The Financial Advisor must sign below to complete order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker-Dealer Name	BD Mailing Address

City	State	Zip Code

Broker-Dealer Number	Telephone Number	Fax Number

Financial Advisor Firm Name & Branch Number	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Advisor Number	Branch Number	Telephone Number

E-mail Address	Fax Number

☐	Registered Investment Advisor (RIA): All sales of securities must be made through a Broker-Dealer. If an RIA has introduced a sale, the sale must be conducted through (1) the RIA in his or her capacity as a Registered Representative of a Broker-Dealer, if applicable; (2) a Registered Representative of a Broker-Dealer which is affiliated with the RIA, if applicable; or (3) if neither (1) nor (2) is applicable, an unaffiliated Broker-Dealer. (Section 7 must be filled in.)

The undersigned confirm on behalf of the Broker-Dealer that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (2) have discussed such investor’s prospective purchase of shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares, (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

X			X
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker-Dealer)	Date

Appendix B

3	SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies that (1) the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien), unless I have otherwise indicated in Section 3 above.

I understand that I will not be admitted as a stockholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and depositing funds.

The GC Net Lease REIT, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, The GC Net Lease REIT, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce The GC Net Lease REIT, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

[ALL ITEMS MUST BE READ AND INITIALED.]		Owner	Joint Owner

(1)	I have received the final Prospectus of The GC Net Lease REIT, Inc.
		Initials	Initials
(2)

I have (x) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (y) a net worth (as described above) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional shares unless I meet those suitability requirements at the time of purchase.

		Initials	Initials
(3)	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.
		Initials	Initials
(4)	I am purchasing the shares for my own account.
		Initials	Initials

For Kansas Residents – It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other direct participation investments. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

		Initials	Initials

Your sale is not final for five (5) business days after your receipt of the final Prospectus. During that time you are entitled to request a refund of your subscription amount upon written request to The GC Net Lease REIT, Inc. Your sale is not final during that time. We will deliver a confirmation of sale to you after your purchase is completed.

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of The GC Net Lease REIT, Inc., including purchases made pursuant to our Automatic Investment Program, you agree that, if you fail to meet the suitability requirements for making an investment in shares or can no longer make the other representations or warranties set forth in this Section 8, you are required to promptly notify The GC Net Lease REIT, Inc. and your Broker-Dealer in writing.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X			X
	Signature of Owner or Custodian	Date		Signature of Joint Owner or Beneficial Owner (if applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN IS ADMINISTERED BY A THIRD PARTY)

    All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in The GC Net Lease REIT, Inc.

Overnight and Regular Mail Return to:

The GC Net Lease REIT, Inc., c/o Phoenix American Financial Services, Inc.,

Attn: Griffin Capital New Business Team, 2401 Kerner Boulevard, San Rafael, CA 94901-5529

Accepted by The GC Net Lease REIT, Inc.
By	Sub #

Appendix B

APPENDIX C

THE GC NET LEASE REIT, INC.

DISTRIBUTION REINVESTMENT PLAN

Effective As of                     , 2009

The GC Net Lease REIT, Inc., a Maryland corporation (the “Company”), has adopted a distribution reinvestment plan (the “DRP”), the terms and conditions of which are set forth below.

1.          Distribution Reinvestment.  As agent for the stockholders of the Company (“Stockholders”) who (A) purchase shares of the Company’s Common Stock (the “Shares”) through the private offering detailed in that certain private placement memorandum dated February 20, 2009 (the “Private Offering”), (B) purchase Shares pursuant to any potential future initial public offering of the Company (“Initial Public Offering”), or (C) purchase Shares pursuant to any potential future offering of the Company (a “Future Offering”) and who elect to participate in the DRP (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the dealer manager or participating dealers registered in the participating Stockholder’s state of residence (“Participating Dealers”).

2.          Effective Date.  The DRP became effective on February 20, 2009. Any amendment to the DRP shall be effective as provided in Section 12.

3.          Eligibility and Procedure for Participation.  Any Stockholder who purchases Shares pursuant to the Private Offering, an Initial Public Offering or any other Future Offering, and who has received a Memorandum in the Private Offering or a Prospectus, as contained in a registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the dealer manager or participating dealer. The Company may elect to deny a Stockholder participation in the DRP if the Stockholder resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes the Stockholder’s participation impracticable or inadvisable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s accepted subscription, enrollment or authorization.

Once enrolled, a Participant may continue to purchase stock under the DRP until all of the shares of stock registered have been sold, the Company has terminated a current offering, or the Company has terminated the DRP. A Participant can choose to have all or a portion of distributions reinvested through the DRP. A Participant may also change the percentage of distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. Any election to increase a Participant’s level of participation must be made through a participating dealer or, if purchased other than through a participating dealer, through the Company’s dealer manager. Shares will be purchased under the DRP on the date that Distributions are paid by the Company.

Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she fails to meet the minimum income and net worth standards for making an investment in the Company or cannot

Appendix C

make the other representations or warranties set forth in the Subscription Agreement, he or she will promptly so notify the Company in writing.

4.          Purchase of Shares.  Participants may acquire DRP Shares from Company at a price equal to the higher of $9.50 per share or 95% of the fair market value of a share of the Company’s common stock as estimated by the Company’s board of directors or a firm chosen by the Company’s board of directors, until the earliest of (A) the date that all of the DRP Shares have been issued or (B) all offerings terminate and the Company elects to deregister with the SEC any unsold public DRP Shares, if any. The DRP Share price was determined by the Company’s board of directors in its business judgment. The Company’s board of directors may set or change the DRP Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limit as set forth in the Company’s charter or otherwise would cause a violation of the share ownership restrictions set forth in the Company’s charter.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (A) the DRP Shares issued in connection with the Company’s Private Offering, (B) the DRP Shares registered with the SEC in connection with an Initial Public Offering of the Company, (C) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”), or (D) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a national securities exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be used for purposes of issuing Shares in the DRP. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the Share price which will be paid for the DRP Shares pursuant to the Initial Public Offering.

If the Company acquires Shares in any Secondary Market for use in the DRP, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

5.          No Commissions or Other Charges.  No dealer manager fee and no commissions will be paid with respect to the DRP Shares.

6.          Exclusion of Certain Distributions.  The board of directors of the Company reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from Distributions that may be reinvested in shares under the DRP.

7.          Taxation of Distributions.  The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

8.          Stock Certificates.  The ownership of the Shares purchased through the DRP will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

Appendix C

9.          Voting.  A Participant may vote all shares acquired through the DRP.

10.        Reports.  Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distribution payments and amounts of Distributions paid during the prior fiscal year.

11.        Termination by Participant.  A Participant may terminate participation in the DRP at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation for any reason, Distributions paid subsequent to termination will be distributed to the Stockholder in cash.

12.        Amendment or Termination of DRP by the Company.  The board of directors of the Company may by majority vote (including a majority of the independent directors) amend, modify, suspend or terminate the DRP for any reason upon 10 days’ written notice to the Participants; provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for a Participant to terminate participation in the DRP, as specified above.

13.        Liability of the Company.  The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (A) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, or (B) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

Appendix C

Until                     , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

The GC Net

Lease REIT, Inc.

Maximum Offering of

82,500,000 Shares

of Common Stock

PROSPECTUS

Griffin Capital Securities, Inc.

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.	Quantitative and Qualitative Disclosures about Market Risk

As a result of our expected use of debt, primarily to acquire properties, we will be exposed to interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily through a moderate level of overall borrowings. We will manage our ratio of fixed to floating rate debt with the objective of achieving a mix that we believe is appropriate. Our floating rate debt will be based on variable interest rates in order to provide the necessary financing flexibility; however, we are closely monitoring interest rates and will continue to consider the sources and terms of our future borrowing facilities to determine whether we have appropriately guarded ourselves against the risk of increasing interest rates in future periods.

We do not have any foreign operations or assets. As a result, we are not exposed to fluctuations in foreign currency rates.

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by us, other than the dealer manager fee and sales commissions, while issuing and distributing the common stock being registered. All amounts are estimates except the registration fee and the FINRA filing fee.

SEC Registration Fee	$45,826
FINRA Filing Fee	75,500
Printing Expenses	3,225,000
Legal Fees and Expenses	1,750,000
Accounting Fees and Expenses	750,000
Blue Sky Fees and Expenses	250,000
Educational Seminars and Conferences	700,000
Due Diligence Expenses	375,000
Advertising and Sales Literature	1,250,000
Miscellaneous	4,703,674

Total Expenses	$13,125,000

Item 32.	Sales to Special Parties

Not Applicable

Item 33.	Recent Sales of Unregistered Securities

In connection with our incorporation, we issued 100 shares of our common stock to The GC Net Lease REIT Advisor, LLC for $10 per share in a private offering on August 28, 2008. Such offering was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder.

We are engaged in a private placement offering of up to 10,000,000 shares of common stock at $10.00 per share (subject to discounts) to accredited investors (as defined in Rule 501 under the Act) pursuant to a confidential private placement memorandum dated February 20, 2009, as supplemented to date. From February 20, 2009 through September 30, 2009, we have received net offering proceeds of approximately $2.0 million from the sale of 207,700 shares of common stock in this private placement after commissions, fees and expenses.

Each of the purchasers of our common shares has represented to us that he or she is an accredited investor. Based upon these representations, we believe that the issuances of our common shares were exempt from the registration requirements pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

Item 34.	Indemnification of the Directors and Officers

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Act is against public policy and is unenforceable pursuant to Section 14 of the Act.

Subject to the significant conditions below, our charter provides that we shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

However, under our charter, we shall not indemnify our directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall we provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisor or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, subject to our limitations on indemnification.

Item 35.	Treatment of Proceeds from Stock Being Registered

Not Applicable

Item 36.	Financial Statements and Exhibits

(a) Financial Statements: The following financial statements are filed as part of this registration statement and included in the prospectus:

Consolidated Financial Statements:

Audited Financial Statements

(1)	Report of Independent Registered Public Accounting Firm
(2)	Consolidated Balance Sheet as of December 31, 2008
(3)	Notes to Consolidated Balance Sheet

Unaudited Financial Statements

(1)	Consolidated Balance Sheet as of June 30, 2009 and December 31, 2008
(2)	Consolidated Statement of Operations for the Six Months Ended June 30, 2009
(3)	Consolidated Statement of Stockholders’ Equity for the Six Months Ended June 30, 2009

(4)	Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2009
(5)	Notes to Consolidated Financial Statements

Financial Statements and Pro Forma Financial Information Related to Renfro Property:

Audited Financial Statements for Renfro Property

(1)	Report of Independent Registered Public Accounting Firm
(2)	Statement of Revenue and Certain Expenses for the Years Ended December 31, 2006, 2007 and 2008
(3)	Notes to Statement of Revenue and Certain Expenses for the Years Ended December 31, 2006, 2007 and 2008

Unaudited Pro Forma Financial Information Related to Renfro Property

(1)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2009
(2)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008
(3)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2009
(4)	Notes to Consolidated Financial Statements

(b) Exhibits:

Exhibit No.	Description
1.1	Dealer Manager Agreement and Participating Dealer Agreement
3.1	Third Articles of Amendment and Restatement of The GC Net Lease REIT, Inc.
3.2*	Bylaws of The GC Net Lease REIT, Inc.
4.1	Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix B to prospectus)
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to legality of securities
8.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to tax matters
10.1*	First Amended and Restated Limited Partnership Agreement of The GC Net Lease REIT Operating Partnership, L.P.
10.2*	Form of Amended and Restated Advisory Agreement
10.3*	The GC Net Lease REIT, Inc. 2009 Long Term Incentive Plan
10.4*	The GC Net Lease REIT, Inc. Distribution Reinvestment Plan (included as Appendix C to prospectus)
10.5*	Tax Protection Agreement by and among The GC Net Lease REIT, Inc., The GC Net Lease REIT Operating Partnership, L.P., Kevin A. Shields, Don G. Pescara and David C. Rupert
10.6*	Form of Master Property Management, Leasing and Construction Management Agreement
10.7*	Lease Agreement for Renfro Property
10.8*	Amendment to Lease Agreement for Renfro Property
10.9*	Lease Agreement for Chicago Bridge & Iron Property
10.10*	Amendment to Lease Agreement for Chicago Bridge & Iron Property
10.11*	Contribution Agreement for Renfro Property
10.12*	Contribution Agreement for Chicago Bridge & Iron Property
21.1	Subsidiaries of The GC Net Lease REIT, Inc.
23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC with respect to tax opinion (included in Exhibit 8.1)

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney

*Previously filed.

Item 37.	Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with our advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to our advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by our advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(g) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h) The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (UNAUDITED)

Table VI presents summary information on properties acquired in the previous three years through March 31, 2009 by Prior Real Estate Programs with similar investment objectives. This table provides information regarding the general type and location of the properties and the manner in which they were acquired.

	Griffin Capital (Shellmound) Investors, LLC	Griffin Capital (Puente Hills) Investors, LLC	Griffin Capital (ARG Restaurants) Investors, DST [4]
Name of property	Expressions College	Superior Nissan	Black Angus Steakhouse
Address	6601-6603 Shellmound Street	17320 Gale Avenue	1625 Watt Avenue
City, State, Zip Code	Emeryville, CA 94608	Puente Hills, CA 91748	Sacramento, CA 95864
Property Type	Office	Auto Dealership	Restaurant
Net Rentable Square Footage	63,273	76,109	9,584
Date Acquired (Closing Date) [1]	6/7/2006	11/8/2006	10/3/2007
Mortgage Financing	$10,500,000	$15,600,000	$3,105,000
Cash Down Payment	5,250,000	6,675,000	1,121,250
Acquisition Fee	472,500	668,250	—

Contract Purchase Price plus Acquisition Fee	16,222,500	22,943,250	4,226,250
Other Cash Expenditures Expensed [2]	1,427,500	1,656,750	218,500
Other Cash Expenditures Capitalized [3]	250,000	150,000	143,750

Total Acquisition Cost	$17,900,000	$24,750,000	$4,588,500

	Griffin Capital (ARG Restaurants) Investors, DST [4]	Griffin Capital (ARG Restaurants) Investors, DST [4]	Griffin Capital (ARG Restaurants) Investors, DST [4]
Name of property	Black Angus Steakhouse	Black Angus Steakhouse	Black Angus Steakhouse
Address	1011 Blossom Hill Road	1000 Graves Avenue	707 E Street
City, State, Zip Code	San Jose, CA 95123	El Cajon, CA 92021	Chula Vista, CA 91910
Property Type	Restaurant	Restaurant	Restaurant
Net Rentable Square Footage	10,215	10,300	10,300
Date Acquired (Closing Date) [1]	10/3/2007	10/3/2007	10/3/2007
Mortgage Financing	$3,240,000	$3,172,500	$3,240,000
Cash Down Payment	1,170,000	1,145,625	1,170,000
Acquisition Fee	—	—	—

Contract Purchase Price plus Acquisition Fee	4,410,000	4,318,125	4,410,000
Other Cash Expenditures Expensed [2]	228,000	223,250	228,000
Other Cash Expenditures Capitalized [3]	150,000	146,875	150,000

Total Acquisition Cost	$4,788,000	$4,688,250	$4,788,000

Past performance is not necessarily indicative of future results

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (ARG Restaurants) Investors, DST [4]	Griffin Capital (ARG Restaurants) Investors, DST [4]	Griffin Capital (ARG Restaurants) Investors, DST [4]
Name of property	Black Angus Steakhouse	Black Angus Steakhouse	Black Angus Steakhouse
Address	1616 Sisk Road	3610 Park Sierra Boulevard	7111 Beach Boulevard
City, State, Zip Code	Modesto, CA 95350	Riverside, CA 92505	Buena Park, CA 90621
Property Type	Restaurant	Restaurant	Restaurant
Net Rentable Square Footage	9,487	9,200	9,700
Date Acquired (Closing Date) [1]	10/3/2007	10/3/2007	10/3/2007
Mortgage Financing	$3,240,000	$2,902,500	$2,160,000
Cash Down Payment	1,170,000	1,048,125	780,000
Acquisition Fee	—	—	—

Contract Purchase Price plus Acquisition Fee	4,410,000	3,950,625	2,940,000
Other Cash Expenditures Expensed [2]	228,000	204,250	152,000
Other Cash Expenditures Capitalized [3]	150,000	134,375	100,000

Total Acquisition Cost	$4,788,000	$4,289,250	$3,192,000

	Griffin Capital (ARG Restaurants) Investors, DST [4]	Griffin Capital (ARG Restaurants) Investors, DST [4]	Griffin Capital (Redwood) Investors, LLC
Name of property	Black Angus Steakhouse	Black Angus Steakhouse	DPR Construction
Address	23221 Lake Center Drive	3601 Rosedale Highway	1450 Veterans Boulevard
City, State, Zip Code	Lake Forest, CA 92630	Bakersfield, CA 93308	Redwood City, CA 94063
Property Type	Restaurant	Restaurant	Office
Net Rentable Square Footage	9,700	10,200	53,000
Date Acquired (Closing Date) [1]	10/3/2007	10/3/2007	3/5/2007
Mortgage Financing	$2,430,000	$3,510,000	$15,500,000
Cash Down Payment	877,500	1,267,500	8,500,000
Acquisition Fee	—	—	600,000

Contract Purchase Price plus Acquisition Fee	3,307,500	4,777,500	24,600,000
Other Cash Expenditures Expensed [2]	171,000	247,000	2,275,000
Other Cash Expenditures Capitalized [3]	112,500	162,500	—

Total Acquisition Cost	$3,591,000	$5,187,000	$26,875,000

Past performance is not necessarily indicative of future results

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Independence) Investors, LLC	Griffin Capital (Bolingbrook) Investors, LLC [5]	Griffin Capital (Bolingbrook) Investors, LLC [5]
Name of property	Kichler Lighting	750 South Schmidt	525 West Crossroads
Address	711 E. Pleasant Valley Road	750 S. Schmidt Road	525 W. Crossroads Parkway
City, State, Zip Code	Independence, OH 44131	Bolingbrook, IL 60440	Bolingbrook, IL 60440
Property Type	Industrial	Industrial	Industrial
Net Rentable Square Footage	630,000	187,000	78,870
Date Acquired (Closing Date) [1]	6/28/2007	10/17/2007	10/17/2007
Mortgage Financing	$26,400,000	$17,344,287	$6,863,116
Cash Down Payment	9,350,000	5,781,429	2,287,705
Acquisition Fee	893,750	462,515	183,016

Contract Purchase Price plus Acquisition Fee	36,643,750	23,588,231	9,333,837
Other Cash Expenditures Expensed [2]	3,156,250	1,494,115	591,220
Other Cash Expenditures Capitalized [3]	—	179,122	70,878

Total Acquisition Cost	$39,800,000	$25,261,467	$9,995,936

	Griffin Capital (Westmont) Investors, LLC	Multi-Tenant Assets (in aggregate) [6]
Name of property	SIRVA Headquarters	Various
Address	700 Oakmont Lane
City, State, Zip Code	Westmont, IL 60559
Property Type	Office	Various
Net Rentable Square Footage	269,715	2,026,497
Date Acquired (Closing Date) [1]	2/8/2008	Various
Mortgage Financing	$27,700,000	$283,400,000
Cash Down Payment	8,000,000	94,710,000
Acquisition Fee	900,000	11,270,300

Contract Purchase Price plus Acquisition Fee	36,600,000	389,380,300
Other Cash Expenditures Expensed [2]	2,620,000	31,424,700
Other Cash Expenditures Capitalized [3]	5,580,000	27,300,000

Total Acquisition Cost	$44,800,000	$448,105,000

Past performance is not necessarily indicative of future results

TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS (UNAUDITED) – (Continued)

NOTES TO TABLE VI

1) The date acquired is defined as the date on which the last equity closing occurred.

2) Other Cash Expenditures Expensed:

(i) Third-party fixed cost related to the following (a) lender and mortgage banker fees, (b) transfer taxes, title charges, escrow fees, prorations, document preparation fees, legal fees, third party costs and recording fees and (c) a lender required reserve for insurance and taxes. This number consists of the original offering’s “Loan Fees and Costs,” “Closing and Carrying Costs” and “Insurance and Tax Reserve.”

(ii) Per each TIC offering, the “Selling Group,” which consists of multiple Broker-Dealers, was entitled to sales commissions for the sale of interests in the offering. This number consists of the original offering’s “Sales Commissions.”

(iii) Per each TIC offering, the “Selling Group,” which consists of multiple Broker-Dealers, was entitled to a reimbursement for marketing, diligence and expenses in connection with the sale of interests in the offering. This number consists of the original offering’s “Organizational and Offering Expenses Allowance.”

(iv) Per each TIC offering, Griffin Capital was to receive a non-accountable marketing and due diligence allowance in the amount of 2% of the Gross Proceeds. This number consists of the original offering’s “Marketing and Due Diligence Expenses.”

3) Other Cash Expenditures Capitalized: This consists of all initial lender required reserves for future tenant improvements and leasing commissions.

4) Griffin Capital (ARG Restaurants) Investors, DST: The original offering was a portfolio of nine assets; an allocation for debt, down payment, fees and expenses has been based on the “as is” appraised value at time of acquisition.

5) Griffin Capital (Bolingbrook) Investors, LLC: The original offering was a portfolio of two assets; an allocation for debt, down payment, fees and expenses has been based on the “as is” appraised value at time of acquisition.

6) Multi-Tenant Assets (in aggregate): This column summarizes privately-offered programs sponsored by the Registrant’s sponsor that the Registrant does not view as having similar investment objectives to the Registrant. These offerings include one hotel and eight multi-tenant asset real estate tenant-in-common offerings. These nine privately-offered programs have raised approximately $164.7 million of gross offering proceeds from 278 investors. With a combination of debt and offering proceeds, these privately-offered programs have invested approximately $448.1 million (including acquisition costs) in 11 properties. The properties are located in California, Georgia, Illinois and Minnesota.

Past performance is not necessarily indicative of future results

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 29th day of October, 2009.

THE GC NET LEASE REIT, INC.

By:	/s/ Kevin A. Shields
Kevin A. Shields President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Kevin A. Shields Kevin A. Shields	President and Director (Principal Executive Officer)	October 29, 2009

/s/ Joseph E. Miller Joseph E. Miller	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 29, 2009

/s/ Gregory M. Cazel Gregory M. Cazel*	Independent Director	October 29, 2009

/s/ Timothy J. Rohner Timothy J. Rohner*	Independent Director	October 29, 2009

*	By Joseph E. Miller as Attorney-in-fact, pursuant to Power of Attorney dated April 30, 2009 and included as Exhibit 24.1 herein.

EXHIBIT INDEX

Exhibit
No.	Description
1.1	Dealer Manager Agreement and Participating Dealer Agreement
3.1	Third Articles of Amendment and Restatement of The GC Net Lease REIT, Inc.
3.2*	Bylaws of The GC Net Lease REIT, Inc.
4.1	Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix B to prospectus)
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to legality of securities
8.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to tax matters
10.1*	First Amended and Restated Limited Partnership Agreement of The GC Net Lease REIT Operating Partnership, L.P.
10.2*	Form of Amended and Restated Advisory Agreement
10.3*	The GC Net Lease REIT, Inc. 2009 Long Term Incentive Plan
10.4*	The GC Net Lease REIT, Inc. Distribution Reinvestment Plan (included as Appendix C to prospectus)
10.5*	Tax Protection Agreement by and among The GC Net Lease REIT, Inc., The GC Net Lease REIT Operating Partnership, L.P., Kevin A. Shields, Don G. Pescara and David C. Rupert
10.6*	Form of Master Property Management, Leasing and Construction Management Agreement
10.7*	Lease Agreement for Renfro Property
10.8*	Amendment to Lease Agreement for Renfro Property
10.9*	Lease Agreement for Chicago Bridge & Iron Property
10.10*	Amendment to Lease Agreement for Chicago Bridge & Iron Property
10.11*	Contribution Agreement for Renfro Property
10.12*	Contribution Agreement for Chicago Bridge & Iron Property
21.1	Subsidiaries of The GC Net Lease REIT, Inc.
23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC with respect to tax opinion (included in Exhibit 8.1)
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney

*Previously filed.